                                                                  EXHIBIT 10.13

                         UNITED STATES BANKRUPTCY COURT
                         WESTERN DISTRICT OF LOUISIANA
                          LAFAYETTE-OPELOUSAS DIVISION

IN RE:                                 )
                                       )
WRT ENERGY CORPORATION                 )          CASE NO. 96BK-50212
                                       )               (CHAPTER 11)
DEBTOR.                                )

================================================================================
                   SECOND AMENDED DISCLOSURE STATEMENT UNDER
           11 U.S.C. SECTION  1125 IN SUPPORT OF DEBTOR'S AND DLBW'S
               SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER
                CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE
================================================================================

                                   IMPORTANT

THIS SECOND AMENDED DISCLOSURE STATEMENT HAS BEEN PREPARED BY WRT ENERGY CORPORATION ("DEBTOR") AND DLB OIL & GAS, INC. AND WEXFORD MANAGEMENT LLC, ON BEHALF OF ITS AFFILIATED INVESTMENT FUNDS (COLLECTIVELY "DLBW"), CO-PROPONENTS, AND DESCRIBES THE TERMS AND PROVISIONS OF THE DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE DATED MARCH 11, 1997 (THE "PLAN"). THE DEBTOR'S CHAPTER 11 CASE IS PENDING IN THE UNITED STATES BANKRUPTCY COURT FOR THE WESTERN DISTRICT OF LOUISIANA, LAFAYETTE-OPELOUSAS DIVISION (THE "BANKRUPTCY COURT"), UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE, TITLE 11 OF THE UNITED STATES CODE, AS AMENDED.

A COPY OF THE PLAN IS ATTACHED HERETO AS EXHIBIT "A" AND SHOULD BE REVIEWED CAREFULLY.

THE PLAN HAS BEEN PROPOSED WITH A VIEW TOWARD OBTAINING VOTES IN FAVOR OF THE PLAN BY CREDITORS WITHIN THE VARIOUS CLASSES SO AS TO CONFIRM A CONSENSUAL PLAN. IN THE EVENT THAT A CONSENSUAL PLAN CANNOT BE OBTAINED, HOWEVER, THE DEBTOR AND DLBW WILL PROCEED TO CONFIRMATION UNDER SECTION 1129(b) OF THE BANKRUPTCY CODE.

THE BANKRUPTCY COURT HAS APPROVED THIS DISCLOSURE STATEMENT FOR SOLICITATION PURPOSES AS CONTAINING ADEQUATE INFORMATION CONCERNING THE PLAN SO AS TO ENABLE HOLDERS OF CLAIMS AND EQUITY INTERESTS TO

MAKE AN INFORMED DECISION ABOUT VOTING FOR OR AGAINST THE PLAN. HOWEVER, SUCH APPROVAL DOES NOT CONSTITUTE AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE PLAN OR ANY PROVISIONS WITHIN THE PLAN. EACH HOLDER OF A CLAIM OR EQUITY INTEREST MUST REACH ITS OWN DECISION CONCERNING THE PLAN.

THE DEBTOR AND DLBW, AS WELL AS THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS THAT HAS BEEN APPOINTED IN THE CASE, URGE YOU TO VOTE IN FAVOR OF THE PLAN.


                                      Joel P. Kay, Esq.
                                      Edward Lee Morris, Esq.
                                      SHEINFELD, MALEY & KAY, P.C.
                                      1001 Fannin Street, Suite 3700
                                      Houston, Texas  77002-6797
                                      Telephone:  (713) 658-8881
                                      Telecopy:   (713) 658-9756

                                      ATTORNEYS FOR DEBTOR
                                      WRT ENERGY CORPORATION


                                      Jeffrey S. Sabin, Esq.
                                      Mark A. Broude, Esq.
                                      SCHULTE, ROTH & ZABEL LLP
                                      900 Third Avenue
                                      New York, New York  10022
                                      Telephone:  (212) 756-2000
                                      Telecopy:   (212) 593-5955

                                      ATTORNEYS FOR DLB OIL & GAS, INC.
                                      AND WEXFORD MANAGEMENT LLC

DATED:  March 11, 1997

                               TABLE OF CONTENTS

SUMMARY INFORMATION RELATIVE TO THE CHAPTER 11
REORGANIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

I.    INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

II.   VOTING PROCEDURES AND REQUIREMENTS  . . . . . . . . . . . . . . . . . . 10
      A.    Ballots and Voting Deadline . . . . . . . . . . . . . . . . . . . 10
      B.    Creditors Solicited to Vote . . . . . . . . . . . . . . . . . . . 12
      C.    Definition of Impairment  . . . . . . . . . . . . . . . . . . . . 12
      D.    Classes Impaired Under the Plan . . . . . . . . . . . . . . . . . 13
      E.    Vote Required for Class Acceptance  . . . . . . . . . . . . . . . 13
      F.    Distributions Only to Holders of Allowed Claims . . . . . . . . . 14

III.  CONFIRMATION OF THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . 14
      A.    Confirmation Hearing  . . . . . . . . . . . . . . . . . . . . . . 14
      B.    Requirements for Confirmation of the Plan . . . . . . . . . . . . 16
      C.    Cramdown  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

IV.   HISTORICAL AND BACKGROUND INFORMATION . . . . . . . . . . . . . . . . . 19
      A.    Corporate Information . . . . . . . . . . . . . . . . . . . . . . 19
      B.    The Business of WRT and Its Operations  . . . . . . . . . . . . . 19
                  1.    Introduction  . . . . . . . . . . . . . . . . . . . . 19
                  2.    Business Strategy . . . . . . . . . . . . . . . . . . 20
                  3.    Significant Oil and Gas Property Acquisitions . . . . 20
                  4.    Technology  . . . . . . . . . . . . . . . . . . . . . 21
                  5.    Regulation  . . . . . . . . . . . . . . . . . . . . . 21
      C.    Description of Assets of WRT  . . . . . . . . . . . . . . . . . . 24
                  1.    Principal Oil and Gas Properties  . . . . . . . . . . 24
                        a.  Abbeville Field . . . . . . . . . . . . . . . . . 25
                        b.  Bayou Penchant Field  . . . . . . . . . . . . . . 26
                        c.  Bayou Pigeon Field. . . . . . . . . . . . . . . . 26
                        d.  Deer Island Field . . . . . . . . . . . . . . . . 26
                        e.  East Hackberry Field  . . . . . . . . . . . . . . 27
                        f.  Golden Meadow Field . . . . . . . . . . . . . . . 27
                        g.  Lac Blanc Field . . . . . . . . . . . . . . . . . 27
                        h.  Napoleonville Field . . . . . . . . . . . . . . . 28
                        i.  West Hackberry Field  . . . . . . . . . . . . . . 28
                        j.  West Cote Blanche Bay Field . . . . . . . . . . . 28
                  2.    Acreage . . . . . . . . . . . . . . . . . . . . . . . 29
                  3.    Drilling and Recompletion Activities  . . . . . . . . 29
                  4.    Title to Oil and Gas Properties . . . . . . . . . . . 30

                  5.    Reserves  . . . . . . . . . . . . . . . . . . . . . . 31
                  6.    Production, Prices and Cost . . . . . . . . . . . . . 32
                  7.    Facilities and Equipment  . . . . . . . . . . . . . . 32
      D.    Events Leading to Chapter 11 Filing . . . . . . . . . . . . . . . 33
                  1.    Senior Note Offering and Credit Facility  . . . . . . 33
                  2.    1995 Development Plan . . . . . . . . . . . . . . . . 34
                  3.    Change in Strategy and Corporate Structure  . . . . . 34
                  4.    Impairment of Long-Lived Assets . . . . . . . . . . . 35
                  5.    Filing of Reorganization Case . . . . . . . . . . . . 36

V.    SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASE . . . . . . . . . . . . . 36
      A.    Employment of Key Professionals . . . . . . . . . . . . . . . . . 36
                  1.    Bankruptcy Counsel  . . . . . . . . . . . . . . . . . 36
                  2.    General Corporate and Oil and Gas Law Counsel;
                        Special Counsel for Securities Litigation . . . . . . 37
                  3.    Oil & Gas Engineers . . . . . . . . . . . . . . . . . 37
                  4.    Financial Advisors  . . . . . . . . . . . . . . . . . 37
                  5.    Accountants . . . . . . . . . . . . . . . . . . . . . 37
      B.    Approval of Cash Management System  . . . . . . . . . . . . . . . 37
      C.    Obtaining Authority to Use Cash Collateral  . . . . . . . . . . . 38
      D.    Employment Stabilization  . . . . . . . . . . . . . . . . . . . . 39
                  1.    Executive Salaries Approved . . . . . . . . . . . . . 39
                  2.    Reimbursement of Employee Expenses & Contributions
                        to 401K Plan  . . . . . . . . . . . . . . . . . . . . 39
                  3.    Stay Bonus  . . . . . . . . . . . . . . . . . . . . . 39
      E.    Appointment of Official Committee of Unsecured Creditors  . . . . 40
      F.    Denial of Request for Appointment of Lien Creditors Committee . . 40
      G.    Establishment of Claims Bar Date  . . . . . . . . . . . . . . . . 40
      H.    Compromise of Bear Stearns Litigation . . . . . . . . . . . . . . 41
      I.    Rejection of Tri-Deck Marketing Agreement and Suit for
            Turnover of Proceeds  . . . . . . . . . . . . . . . . . . . . . . 41
      J.    Oil & Gas Lease Dispute . . . . . . . . . . . . . . . . . . . . . 42
      K.    Motion to Compel Release of Escrowed Production Proceeds  . . . . 43
      L.    Adversary Proceeding to Enjoin Securities Litigation Against
            Officers and Directors  . . . . . . . . . . . . . . . . . . . . . 44
      M.    Post-Petition Financing . . . . . . . . . . . . . . . . . . . . . 44
      N.    Sale of Minor Oil and Gas Properties  . . . . . . . . . . . . . . 45
                  1.    Sale of Rankin Field Interests  . . . . . . . . . . . 45
                  2.    Sale of Bayou Henry Interests . . . . . . . . . . . . 45
      O.    Appointment of Examiner . . . . . . . . . . . . . . . . . . . . . 45
      P.    Motion to Prohibit Use of Production Proceeds from
            West Cote Blanche Bay Field . . . . . . . . . . . . . . . . . . . 46
      Q.    The Search for an M&A Candidate or Restructuring Partner  . . . . 46

      R.    Tricore Avoidance Action  . . . . . . . . . . . . . . . . . . . . 47

VI.   SUMMARY OF THE CLAIMS, CLASSIFICATIONS AND
      TREATMENT UNDER THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . 48
      A.    Introduction  . . . . . . . . . . . . . . . . . . . . . . . . . . 48
      B.    Classification of Creditors . . . . . . . . . . . . . . . . . . . 49
      C.    Treatment of Classes of Claims and Equity Interests . . . . . . . 51
                  1.    Treatment of Administrative Claims  . . . . . . . . . 51
                  2.    Treatment of Allowed Priority Tax Claims  . . . . . . 52
                  3.    Treatment of Allowed Priority Claims (Class A-1)  . . 53
                  4.    Treatment of Allowed Secured Claim of
                        GMAC (Class B-1)  . . . . . . . . . . . . . . . . . . 53
                  5.    Treatment of Allowed Secured Claim of
                        INCC (Class B-2). . . . . . . . . . . . . . . . . . . 53
                  6.    Treatment of Allowed Secured Claim of MC Bank &
                        Trust Company (Class B-3) . . . . . . . . . . . . . . 54
                  7.    Treatment of Allowed Secured Claim of
                        Tricore (Class B-4).  . . . . . . . . . . . . . . . . 54
                  8.    Treatment of Allowed Secured Claim of Woodforest
                        National Bank (Class B-5).  . . . . . . . . . . . . . 55
                  9.    Treatment of Allowed Secured Claim of The Woodlands
                        Corporation (Class B-6).  . . . . . . . . . . . . . . 55
                  10.   Treatment of Allowed Secured Claims of Oil & Gas
                        Lien Claimants (Classes C-1 through C-16).  . . . . . 55
                  11.   Treatment of Allowed Convenience
                        Claims (Class D-1). . . . . . . . . . . . . . . . . . 57
                  12.   Treatment of Allowed Tort Claims (Class D-2). . . . . 57
                  13.   Treatment of Allowed General Unsecured Claims
                        (Class D-3) . . . . . . . . . . . . . . . . . . . . . 58
                  14.   Treatment of Allowed Securities Litigation Claims
                        Based Upon Senior Note Ownership (Class D-4)  . . . . 60
                  15.   Treatment of Interests of Holders of Preferred
                        Stock (Class E-1) . . . . . . . . . . . . . . . . . . 61
                  16.   Treatment of Allowed Securities Litigation Claims
                        Based Upon Preferred Stock Ownership (Class E-2)  . . 61
                  17.   Treatment of Interests of Holders of Common Stock
                        and Allowed Securities Litigation Claims Based
                        Upon Common Stock Ownership (Class E-3) . . . . . . . 61
                  18.   Treatment of Interests of Holders of WRT
                        Warrants (Class E-4)  . . . . . . . . . . . . . . . . 62
                  19.   Treatment of Interest of Holders of WRT Stock
                        Options (Class E-5) . . . . . . . . . . . . . . . . . 62
      D.    Impaired Classes  . . . . . . . . . . . . . . . . . . . . . . . . 62
      E.    Disputed and Unliquidated Claims  . . . . . . . . . . . . . . . . 62
                  1.    Disputed Secured Claims (Other than Oil & Gas
                        Lien Claimants) . . . . . . . . . . . . . . . . . . . 62
                        a.    AFCO Credit Corporation . . . . . . . . . . . . 63

                        b.    Amerada Hess Corporation  . . . . . . . . . . . 63
                        c.    Baker Hughes Process Systems  . . . . . . . . . 63
                        d.    Costilla Petroleum Corporation  . . . . . . . . 63
                        e.    Floris Fay Forgey Driskill, et al . . . . . . . 63
                        f.    Duck Lake Acquisition Partners  . . . . . . . . 64
                        g.    First Premium Services, Inc . . . . . . . . . . 64
                        h.    Ford Motor Credit Company . . . . . . . . . . . 64
                        i.    Freeport-McMoRan Oil & Gas Co . . . . . . . . . 64
                        j.    GE Capital Corporation  . . . . . . . . . . . . 64
                        k.    Robert H. & Linda McGill Griffin  . . . . . . . 65
                        l.    Milam Royalty Corporation . . . . . . . . . . . 65
                        m.    Mobil Oil Exploration & Production  . . . . . . 65
                        n.    NationsBank of Texas  . . . . . . . . . . . . . 65
                        o.    Eugene W. Russell . . . . . . . . . . . . . . . 66
                        p.    Russell Resources, Inc  . . . . . . . . . . . . 66
                        q.    Tenneco Ventures Corporation  . . . . . . . . . 66
                        r.    Tricore Energy Venture, L.P . . . . . . . . . . 67
                        s.    Woodlands Corporation . . . . . . . . . . . . . 67
                  2.    Disputed Unsecured Claims . . . . . . . . . . . . . . 67
                        a.    Class Proof of Claim - Securities
                              Litigation.   . . . . . . . . . . . . . . . . . 67
                  3.    Unliquidated Claims.  . . . . . . . . . . . . . . . . 68

VII.  OTHER SIGNIFICANT PLAN PROVISIONS . . . . . . . . . . . . . . . . . . . 68
      A.    The Texaco West Cote Blanche Bay Transaction  . . . . . . . . . . 68
      B.    Treatment of Executory Contracts and Unexpired Leases . . . . . . 69
      C.    Royalty Provisions  . . . . . . . . . . . . . . . . . . . . . . . 69
      D.    State/LaFourche Settlement  . . . . . . . . . . . . . . . . . . . 70
      E.    Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
      F.    Discharge of the Debtor . . . . . . . . . . . . . . . . . . . . . 72
      G.    Amendment and Modification to the Plan  . . . . . . . . . . . . . 72
      H.    Retention of Jurisdiction . . . . . . . . . . . . . . . . . . . . 72

VIII.       MANAGEMENT OF NEW WRT . . . . . . . . . . . . . . . . . . . . . . 74
      A.    Organization and Management of New WRT  . . . . . . . . . . . . . 74
      B.    Identification of New WRT Directors and Officers  . . . . . . . . 75
      C.    Information about New WRT Directors and Officers  . . . . . . . . 75
                  Charles E. Davidson . . . . . . . . . . . . . . . . . . . . 75
                  Mike Liddell  . . . . . . . . . . . . . . . . . . . . . . . 75
                  Mark Liddell  . . . . . . . . . . . . . . . . . . . . . . . 75
                  Gary C. Hanna . . . . . . . . . . . . . . . . . . . . . . . 75
                  Ronald D. Youtsey . . . . . . . . . . . . . . . . . . . . . 76
                  Raymond P. Landry . . . . . . . . . . . . . . . . . . . . . 76
      D.    Employment Contract . . . . . . . . . . . . . . . . . . . . . . . 76

      E.    DLBW's Stake in New WRT and Experience in Operating
            Mineral Interests . . . . . . . . . . . . . . . . . . . . . . . . 76

IX.   FEASIBILITY OF THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . 78
      A.    Feasibility Requirements and Reorganization Value . . . . . . . . 78
      B.    Future Business Plan of Operations  . . . . . . . . . . . . . . . 79

X.    COMPARISON OF PLAN TO ALTERNATIVES  . . . . . . . . . . . . . . . . . . 80
      A.    Dismissal . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
      B.    Chapter 7 Liquidation . . . . . . . . . . . . . . . . . . . . . . 80
      C.    Alternative Plans . . . . . . . . . . . . . . . . . . . . . . . . 81

XI.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN . . . . . . . . . . 82
      A.    General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 82
                  1.    Statutory Overview  . . . . . . . . . . . . . . . . . 82
                  2.    Summary of Plan . . . . . . . . . . . . . . . . . . . 82
      B.    Tax Consequences to Debtor  . . . . . . . . . . . . . . . . . . . 83
                  1.    Existing Tax Attributes of Debtor . . . . . . . . . . 83
                  2.    Treatment of Debt Forgiveness Income Under
                        the Plan  . . . . . . . . . . . . . . . . . . . . . . 83
                  3.    Effect of Section 382 - General Rules . . . . . . . . 84
                  4.    Special Rules for Chapter 11 Cases  . . . . . . . . . 84
                  5.    Computation of Alternative Minimum Tax  ("AMT") . . . 85
      C.    Federal Income Tax Consequences to Claimants  . . . . . . . . . . 85
                  1.    General . . . . . . . . . . . . . . . . . . . . . . . 85
                  2.    Claimants Receiving Cash  . . . . . . . . . . . . . . 85
                  3.    Claimants Receiving Stock . . . . . . . . . . . . . . 85
                  4.    Tax Basis and Holding Period  . . . . . . . . . . . . 86
                  5.    Character of Gain or Loss . . . . . . . . . . . . . . 87
                  6.    Receipt of Interest . . . . . . . . . . . . . . . . . 87
                  7.    Backup Withholding  . . . . . . . . . . . . . . . . . 87
                  8.    Federal Income Tax Consequences to
                        Equity Interests  . . . . . . . . . . . . . . . . . . 87
      D.    Federal Income Tax Treatment of the Litigation Entity . . . . . . 88
                  1.    In General  . . . . . . . . . . . . . . . . . . . . . 88
                  2.    Advance Ruling Criteria . . . . . . . . . . . . . . . 88

XII.  SECURITIES LAW CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . 88
      A.    Issuance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 89
      B.    Resale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 89
      C.    Attributes of New WRT Common Stock  . . . . . . . . . . . . . . . 90
      D.    New WRT Warrants  . . . . . . . . . . . . . . . . . . . . . . . . 91

XIII.       EXISTING AND POTENTIAL LITIGATION . . . . . . . . . . . . . . . . 91
      A.    Pre-Petition Litigation . . . . . . . . . . . . . . . . . . . . . 91

                  1.    Employment Litigation . . . . . . . . . . . . . . . . 91
                  2.    Securities Litigation . . . . . . . . . . . . . . . . 92
                  3.    Tax Exemption Litigation  . . . . . . . . . . . . . . 92
      B.    Post-Petition Litigation  . . . . . . . . . . . . . . . . . . . . 92
                  1.    Tri-Deck/Perry Gas Litigation . . . . . . . . . . . . 92
                  2.    E. C. Energy Production, Inc. . . . . . . . . . . . . 93
                  3.    Tricore . . . . . . . . . . . . . . . . . . . . . . . 93
      C.    Potential Litigation  . . . . . . . . . . . . . . . . . . . . . . 93
                  1.    Examiner  . . . . . . . . . . . . . . . . . . . . . . 94
                  2.    Avoidable Preferences . . . . . . . . . . . . . . . . 95
                        a.    Trade Payables  . . . . . . . . . . . . . . . . 95
                        b.    Insiders  . . . . . . . . . . . . . . . . . . . 95
                  3.    Avoidable Fraudulent Transfers  . . . . . . . . . . . 95
                        a.    Oil and Gas Property Acquisitions . . . . . . . 95
                        b.    INCC's Lien on West Cote Property . . . . . . . 96
                        c.    Preferred Stock Dividend Payments . . . . . . . 96
                        d.    Professionals and Others Involved in Securities
                              Offering  . . . . . . . . . . . . . . . . . . . 97
                  4.    Other Potential Litigation  . . . . . . . . . . . . . 97
                        a.    Transactions Related to Reserve Reports . . . . 97
                        b.    Transactions Related to Securities Offerings  . 97
                        c.    Oil and Gas Property Acquisitions . . . . . . . 97

XIV.  MATERIAL UNCERTAINTIES AND RISK FACTORS . . . . . . . . . . . . . . . . 97
      A.    Competition and Markets . . . . . . . . . . . . . . . . . . . . . 97
                  1.    Availability of Markets.  . . . . . . . . . . . . . . 97
                  2.    Impact of Energy Price Changes  . . . . . . . . . . . 98
      B.    Environmental Risks; Governmental Actions . . . . . . . . . . . . 98
      C.    Operational Hazards and Insurance . . . . . . . . . . . . . . . . 99
      D.    Replacement of Reserves . . . . . . . . . . . . . . . . . . . . . 99
      E.    Uncertainty of Reserve Estimates  . . . . . . . . . . . . . . . . 99
      F.    Financial Projections . . . . . . . . . . . . . . . . . . . . .  100
      G.    Risks with Respect to the New Securities  . . . . . . . . . . .  100
                  1.    Uncertainty With Respect to the Trading Prices of the
                        New Securities  . . . . . . . . . . . . . . . . . .  100
                  2.    Possible Illiquidity of the New Securities  . . . .  100
      H.    Net Operating Loss Carryforward . . . . . . . . . . . . . . . .  101

XV.   CONCLUSION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  101

                                    EXHIBITS

Exhibit "A" -     Debtor's and DLBW's Second Amended Joint Plan of
                  Reorganization Under Chapter 11 of the United States
                  Bankruptcy Code

Exhibit "B" -     Estimated Liquidation Proceeds Assuming Conversion to Chapter
                  7

Exhibit "C" -     Examiner's Preliminary Report

Exhibit "D" -     Oil & Gas Liens (By Class)

Exhibit "E" -     Potential Preference Actions

Exhibit "F" -     Financial Analysis as of March 11, 1997

Exhibit "G" -     Administrative Services Agreement

Exhibit "H" -     Commitment Agreement

Exhibit "I" -     Term Sheet (ING (U.S.) Capital Corporation)

Exhibit "J" -     By-Laws (New WRT Energy Corporation)

Exhibit "K" -     Certificate of Incorporation (New WRT Energy Corporation)

Exhibit "L" -     Subscription Rights Agreement

Exhibit "M" -     Warrant Agreement

Exhibit "N" -     Material Terms to Purchase, Sale and Cooperation Agreement

                         UNITED STATES BANKRUPTCY COURT
                         WESTERN DISTRICT OF LOUISIANA
                          LAFAYETTE-OPELOUSAS DIVISION

IN RE:                                 )
                                       )
WRT ENERGY CORPORATION                 )             CASE NO. 96BK-50212
Taxpayer I.D. No. 71-1133320           )                  (CHAPTER 11)
                                       )
DEBTOR.                                )


================================================================================
                   SECOND AMENDED DISCLOSURE STATEMENT UNDER
           11 U.S.C. SECTION  1125 IN SUPPORT OF DEBTOR'S AND DLBW'S
               SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER
                CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE
================================================================================



      WRT Energy Corporation (the "Debtor") and DLB Oil & Gas, Inc. and Wexford Management LLC, on behalf of its affiliated investment funds (collectively "DLBW"), co-proponents, submit this Second Amended Disclosure Statement Under 11 U.S.C. Section 1125 in Support of Debtor's and DLBW's Second Amended Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code (the "Disclosure Statement") in connection with its solicitation of acceptances of the Debtor's and DLBW's Second Amended Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code (the "Plan") dated March 11, 1997. A copy of the Plan is attached hereto as Exhibit "A".

      This Disclosure Statement is being provided in order to disclose important and necessary information so as to enable a reasonably informed decision by Creditors and Equity Interest holders exercising their rights to vote on, or otherwise participate in, the Plan. The purpose of this Disclosure Statement is to answer questions which are most often asked by a party receiving a Disclosure Statement. Unless otherwise stated, the information contained herein is as of March 11, 1997. Terms which are used in this Disclosure Statement, but which are not otherwise defined herein, shall have the meaning assigned to them in the Plan or in the Bankruptcy Code.

                          SUMMARY INFORMATION RELATIVE
                        TO THE CHAPTER 11 REORGANIZATION

1.    WHO IS THE DEBTOR?

      WRT Energy Corporation, an oil and gas company which was incorporated under the laws of Texas on November 16, 1988.

2.    HOW LONG HAS THE DEBTOR BEEN IN CHAPTER 11?

      On February 14, 1996, the Debtor commenced a voluntary reorganization case under Chapter 11 of the Bankruptcy Code by filing a voluntary petition for bankruptcy relief with the United States Bankruptcy Court for the Western District of Louisiana, Lafayette-Opelousas Division (the "Bankruptcy Court"). The case is pending under Case No. 96BK-50212.

3.    HAS A TRUSTEE BEEN APPOINTED IN THIS CHAPTER 11 CASE?

      No. Since the filing of the bankruptcy case, the Debtor has remained in possession of its property and has continued to operate its business as a Debtor-in-Possession under the Bankruptcy Code.

4.    HAS A COMMITTEE OF UNSECURED CREDITORS BEEN APPOINTED IN THIS CHAPTER 11
      CASE?

      Yes. Pursuant to Section 1102(a) of the Bankruptcy Code, a Creditors' Committee was appointed on or about March 11, 1996, to represent the interests of the Unsecured Creditors of the Debtor.

5.    WHAT IS THE DEBTOR ATTEMPTING TO DO IN CHAPTER 11?

      Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Under Chapter 11, the Debtor has been reorganizing its business for the benefit of the Debtor, the Creditors of the Debtor and holders of Equity Interests. Formulation and confirmation of a plan of reorganization is the principal purpose of the Chapter 11 process. The plan of reorganization is the legal document which sets forth the means by which holders of claims and equity interests against a debtor will be treated.

6.    HAS THE DEBTOR PROPOSED A PLAN OF REORGANIZATION?

      Yes. Attached to this Disclosure Statement as Exhibit "A" is a copy of the Joint Plan proposed by the Debtor and DLBW.

7. IF THE PLAN OF REORGANIZATION IS THE DOCUMENT WHICH GOVERNS HOW A CLAIM WILL BE TREATED, WHY AM I RECEIVING THIS DISCLOSURE
      STATEMENT?

      In order to confirm a plan of reorganization, the Bankruptcy Code requires that a plan proponent solicit acceptances of the proposed plan. Before a proponent may solicit such acceptances, however, the Bankruptcy Court must approve the information which is to be sent to the creditors and equity interest holders along with the plan of reorganization, to ensure that sufficient information is disclosed to allow them to make informed judgments about the plan of reorganization. The purpose of this Disclosure Statement, then, is to provide that information to you about the Debtor's and DLBW's Plan as required by the Bankruptcy Code.

8.    HAS THIS DISCLOSURE STATEMENT BEEN APPROVED BY THE BANKRUPTCY COURT?

      The Bankruptcy Court approved this Disclosure Statement on March 11, 1997, as containing information of a kind, and in sufficient detail, adequate to enable a hypothetical, reasonable investor typical of each Class of Creditors or Equity Interests whose acceptance is being solicited to make an informed judgment whether to vote to accept or reject the Plan. THIS DISCLOSURE STATEMENT, TOGETHER WITH THE PLAN WHICH IS ATTACHED HERETO, SHOULD BE READ IN ITS ENTIRETY. FOR THE CONVENIENCE OF CREDITORS AND STOCKHOLDERS, THE TERMS OF THE PLAN ARE SUMMARIZED IN THIS DISCLOSURE STATEMENT, BUT THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE PLAN ITSELF, WHICH IS CONTROLLING IN THE EVENT OF ANY INCONSISTENCY.

9.    HOW DO I DETERMINE WHICH CLASS I AM IN?

      To determine the Class of your Claim or Equity Interest, you must first determine the nature of your Claim against (or Equity Interest in) the Debtor (i.e., unsecured, secured, holder of a Senior Note, holder of stock); then, turn to the Table of Contents, which will direct you to the discussion of the Class in which you are a participant and to the treatment provided to such Class. Section VI of the Disclosure Statement explains, among other things, who is in each Class, what you will receive if the Plan is confirmed, and when you will receive what the Plan has provided for you if the Plan is confirmed.

10.   WHY IS CONFIRMATION OF A PLAN OF REORGANIZATION IMPORTANT?

      Confirmation of a plan of reorganization is necessary for a debtor in Chapter 11 to permit the debtor to provide creditors and stockholders with the treatment proposed under the plan. Unless the plan of reorganization is confirmed, the debtor is legally prohibited from providing what it has proposed in its plan of reorganization. Therefore, confirmation of the Debtor's and DLBW's Plan is necessary to permit Distributions under the Plan to you, as provided therein.

11.   WHAT IS NECESSARY TO CONFIRM A PLAN OF REORGANIZATION?

      Confirmation of a plan requires, among other things, a vote in favor of the plan by at least two-thirds in total dollar amount and at least a majority in number of claims actually voting in each voting class of claims and a vote in favor of the Plan by two-thirds in total dollar amount of the equity interests actually voting in each voting class of stockholders. If the vote is insufficient, the Bankruptcy Court can still confirm the Plan, but only upon being provided additional proof regarding the ultimate fairness of the Plan to Creditors and holders of Equity Interests.

12.   AM I ENTITLED TO VOTE ON THE PLAN?

      Any Creditor or Equity Interest holder of the Debtor whose Claim or Equity Interest is impaired under the Plan is entitled to vote, if either (1) (in the case of a Claim) the Claim has been scheduled by the Debtor and such Claim is not scheduled as disputed, contingent or unliquidated, or, in the case of an Equity Interest, the Equity Interest holder has been listed by the Debtor on the list of equity security holders filed pursuant to Bankruptcy Rule 1007 or (2) the Creditor or Equity Interest holder has filed a proof of claim or interest, as appropriate, on or before the last date set by the Bankruptcy Court for such filing. Holders of Claims as to which objections have been filed (and as to which such objections are still pending at the time of confirmation) are not entitled to have their votes counted to the extent of the objections, unless the Bankruptcy Court temporarily allows such holder to vote its Claim upon motion by the Creditor. Such motion must be heard and determined by the Bankruptcy Court prior to the date established by the Bankruptcy Court to vote on the Plan.

13.   HOW DO I DETERMINE WHETHER I AM IN AN IMPAIRED CLASS?

      In Article 25 of the Plan, the Debtor has identified the Classes of Claims which are impaired under the Plan and the Classes of Equity Interests which are impaired under the Plan. In the event there are questions regarding whether a Claim or Equity Interest is in an impaired Class, the Creditor/Equity Interest holder should assume that his or her Claim/Interest is impaired and vote. If the Claim/Interest is determined to be impaired, the vote will be considered by the Bankruptcy Court.

14.   WHEN IS THE DEADLINE BY WHICH I NEED TO RETURN MY BALLOT?

      By order of the Bankruptcy Court dated March 11, 1997, the Bankruptcy Court approved certain procedures for balloting and established deadlines for the receipt of ballots.

      If you are a holder of an Equity Interest, you will receive a ballot specially sent to you which will clearly state that it is to be used by a holder of an Equity Interest to vote on the Plan. If you receive the wrong ballot, contact American Stock Transfer & Trust, Shareholder Services Department at (800) 937-5449. Ballots cast by holders of Equity Interests must be received by no later than 5:00 p.m., Eastern Standard Time, on April 16, 1997, at the following address:

                        AMERICAN STOCK TRANSFER & TRUST
                  Attention:  Shareholder Services Department
                           40 Wall Street, 46th Floor
                         New York, New York  10005-1303

      Except for those ballots cast by holders of Equity Interests, all ballots must be received by no later than 5:00 p.m., Central Standard Time, on April 16, 1997, at the following address:

                             KPMG Peat Marwick LLP
                            Attention:  Steven List
                         200 Crescent Court, Suite 300
                           Dallas, Texas  75201-1885

                          BASIC VOTING INFORMATION AND
                     INSTRUCTIONS FOR COMPLETING THE BALLOT

1. FOR YOUR VOTE TO BE COUNTED, YOU MUST COMPLETE THE BALLOT, INDICATE ACCEPTANCE OR REJECTION OF THE PLAN IN THE BOXES INDICATED ON THE BALLOT, MAKE THE APPROPRIATE ELECTIONS (IF APPLICABLE) AND SIGN AND RETURN THE BALLOT TO THE ADDRESS SET FORTH ON THE PRE-ADDRESSED ENVELOPE. IF A BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED. IF YOU RECEIVED A RETURN ENVELOPE ADDRESSED TO YOUR BANK OR BROKERAGE FIRM (OR ITS AGENT), YOU MUST RETURN YOUR BALLOT BY MAIL TO THAT ENTITY AND DO SO EARLY ENOUGH FOR YOUR VOTE TO BE PROCESSED AND THEN FORWARDED TO AND RECEIVED BY THE STOCK TRANSFER AGENT, AMERICAN STOCK TRANSFER & TRUST, PRIOR TO THE VOTING DEADLINE.

2. If you hold Claims in more than one Class under the Plan or if you hold more than one of the Equity Interests classified under the Plan, you may receive more than one ballot, color coded for different Classes of Claims and Equity Interests. Each ballot you receive can be voted only for your Claim or Equity Interest for that Class. Please complete and return each ballot you receive.

3. The ballot is for voting purposes only and does not constitute and shall not be deemed to be a proof of claim or interest, an assertion of a Claim or Equity Interest, or an acknowledgment by the Debtor of any Claim or Equity Interest or obligation.

                              OVERVIEW OF THE PLAN

      The following summary of the Plan is qualified in its entirety by the more detailed discussions provided in this Disclosure Statement and the Exhibits hereto (including the Plan itself).

      Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims and equity interests of a debtor's creditors and equity interest holders into classes that contain claims and interests that are substantially similar. The Plan divides Allowed Claims and Equity Interests against the Debtor into various Classes which the Debtor believes are in accordance with the classification requirements of the Bankruptcy Code. A summary of the classification and treatment of Allowed Claims and Equity Interests under the Plan is set forth below. The Debtor has made efforts to anticipate the amount of Allowed Claims in each Class.
However, the resolution of Disputed Claims involves many factual and legal issues which may or may not be resolved in the Debtor's favor. Accordingly, no assurances can be given that the anticipated amount of Allowed Claims in each Class will be achieved.

      The liabilities indicated herein have been derived from the Debtor's books and records and reconciled or otherwise compared against the proofs of claims which have been filed in the case. The dollar amounts contained in the following summary are the Debtor's estimates of valid claim amounts on a per class basis. The Debtor has received approximately 458 proofs of claims, aggregating approximately $272,553,829, which includes the Secured Claim of the Debtor's major lender, Internationale Nederlanden (U.S.) Capital Corporation, oil and gas lien Claimants, holders of WRT's 13 7/8% Senior Notes, and a "Class Proof of Claim" in excess of $100 million filed by counsel for the plaintiffs in the Securities Litigation on behalf of the yet-to-be certified class of plaintiffs. Of the approximately 458 proofs of claims filed, approximately 79 do not state a liquidated amount as owing, and therefore the $272,553,829 approximated total claims amount does not include an amount for such proofs of claims. The Debtor's preliminary analysis has also indicated that several Claims are duplicative or otherwise overlap other claims which have been filed. The total of all Claims asserted and undisputed, liquidated scheduled Claims is $276,400,868. Of the aggregate Claims asserted and scheduled, the Debtor has verified only $152,993,134 as duly owing; however, the Debtor is still in the process of reviewing and reconciling proof of claim amounts and priorities.

      The Debtor is confident that the liabilities will be resolved in a manner consistent with what its books and records have recorded and the aggregate claim amounts determined by actual studies based upon the claims asserted and the Debtor's historical claim experience. However, should the amount allowed by the Bankruptcy Court be in excess of amounts shown on the following table, in the case of Secured Claims, the amount to be paid by New WRT will exceed the amount shown on the table below, and in the case of General Unsecured Claims, the Claimants' pro rata share of New WRT Common Stock will be reduced. The table set forth on the following page details the anticipated allowable Claims held by Creditors of the Debtor and the anticipated recovery which Creditors and Equity Interest holders will obtain under the Plan.

      Creditors and Equity Interest holders under the Plan will receive Cash, New WRT Common Stock, New WRT Subscription Rights, New WRT Warrants and/or a restated note setting forth payment terms over time as partial or full payment of a Claim. The value of the New WRT Common Stock and New WRT Warrants will depend upon the conditions as they exist at the time such securities are issued and involves numerous risks and uncertainties, many of which cannot be verified at this time.

                                       I.

                                  INTRODUCTION

      The Debtor and DLBW submit this Disclosure Statement pursuant to 11 U.S.C. Section 1125 in connection with the solicitation of acceptances of the Plan. The Disclosure Statement, which contains the Plan as Exhibit "A", will be transmitted to all holders of Claims against and Equity Interests in the Debtor. However, the Debtor is seeking votes only from Creditors and holders of Equity Interests in impaired Classes.

      Capitalized terms used herein, if not separately defined, have the meanings assigned to them in the Plan or in the Bankruptcy Code. All persons receiving the Disclosure Statement and Plan are urged to review fully the provisions of the Plan and all Exhibits attached hereto, in addition to reviewing the text of this Disclosure Statement.

      The Debtor and DLBW have promulgated the Plan consistent with the provisions of the Bankruptcy Code. The purpose of the Plan is to provide the maximum recovery to each Class of Claims in light of the assets available for distribution to Creditors. The Debtor and DLBW believe that the Plan permits affected Creditors and Equity Interest holders to receive distributions not less than the amount such Creditors and Equity Interest holders would receive if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code.

      This Disclosure Statement is not intended to replace careful review and analysis of the Plan. Rather, it is submitted as an aid and supplement in your review of the Plan and in an effort to explain the terms and implications of the Plan. Every effort has been made to explain fully the various aspects of the Plan as it may affect all Creditors and holders of Equity Interests. If you have any questions, the Debtor urges you to contact Debtor's legal counsel and every effort will be made to assist you.

      On March 11, 1997, after notice and a hearing, the Bankruptcy Court, The Honorable Gerald H. Schiff presiding, entered an order approving the Disclosure Statement as containing information of a kind and in sufficient detail, adequate to enable Creditors and holders of Equity Interests whose votes on the Plan are being solicited to make an informed judgment whether to accept or reject the Plan.

      Creditors and holders of Equity Interests should read this Disclosure Statement in its entirety prior to voting on the Plan. No solicitation of votes on the Plan may be made, except pursuant to this

Disclosure Statement and Section 1125 of the Bankruptcy Code. No other party has been authorized to utilize any information concerning the Debtor or its business, other than the information contained in this Disclosure Statement, to solicit votes on the Plan. Creditors and holders of Equity Interests should not rely on any information relating to the Debtor or its business, other than that contained in this Disclosure Statement and the Exhibits attached hereto.

      On October 22, 1996, the Debtor accepted and signed the proposal submitted by DLBW on October 16, 1996 (the "DLBW Proposal") providing the terms of a proposed capital investment in, a plan of reorganization for the Debtor. The Debtor subsequently obtained Bankruptcy Court approval of the expense reimbursement provisions of the DLBW Proposal.

      Subsequent to the Debtor's execution of the DLBW Proposal, DLB commenced negotiations with Texaco and TEPI regarding, inter alia, (i) the claim asserted by Texaco and TEPI against the Debtor and its affiliates (the "Texaco Claim"),
(ii) the WCBB Assets and (iii) the CAOA. As a result of the negotiations, Texaco, TEPI and DLB reached an agreement pursuant to which, inter alia, DLB
(i) agreed to purchase the Texaco Claim, (ii) as required by Texaco and TEPI, agreed to purchase the WCBB Assets from TEPI, and (iii) will guarantee (the "P&A Guarantee") the performance of all plugging and abandonment obligations related to both the WCBB assets and the Debtor's interests in West Cote Blanche Bay Field ("WCBB") and, in order to implement the P&A Guarantee, will pay into a trust (the "P&A Trust") established for the benefit of the State of Louisiana, $1,000,000 on or before the Effective Date and certain other amounts. This transaction closed on March 11, 1997.

      On January 20, 1997, the Debtor and DLBW jointly filed the Plan, as more fully described in this Disclosure Statement. The Plan contemplates, inter alia, (i) the issuance to the Debtor's unsecured creditors, on account of their Allowed Claims, an aggregate of 10 million shares of New WRT Common Stock, (ii) the issuance to the Debtor's unsecured creditors, on account of their Allowed Claims, of the right to purchase an additional three million eight hundred thousand shares of New WRT Common Stock at a purchase price of $3.50 per share (the "Rights Offering"), (iii) the exercise by DLBW of its rights to purchase New WRT Common Stock pursuant to the Rights Offering on account of its Allowed Claims, (iv) the purchase by DLBW of all shares of New WRT Common Stock not otherwise purchased pursuant to the Rights Offering, and (v) pursuant to the Transfer and Exchange Agreement, as part of the Plan, (a) the transfer by DLB of the WCBB Assets to the Debtor, (b) as consideration for the transfer of the WCBB Assets, the issuance by DLB of the P&A Guarantee and the making by DLB of payments into the P&A Trust, (1) the delivery to DLB of (A) 5 million shares of New WRT Common Stock and (B) the number of shares of New WRT Common Stock obtained by dividing the net amount of capital expenditures incurred by DLB as of the Effective Date as owner of the WCBB Assets and/or operator of the Shallow Contract Area, to the extent not disapproved by the Bankruptcy Court, by a purchase price of $3.50 per share, (2) transfer by the Debtor to DLB of the Buyer's Leasehold and Facilities and (3) the assumption by DLB of the Assumed Obligations, and (c) the payment in full of the Texaco Claim by the Debtor.

      As a consequence of these transactions, upon the Effective Date of the Plan, the New WRT will own one hundred percent (100%) of the working interest in the shallow contract area at WCBB.

The proceeds from the Rights Offering will be utilized to provide the cash necessary to satisfy Administrative and Priority Claims, fund the Litigation Entity with $3 million and provide New WRT with working capital. The New WRT will continue to conduct business and own and operate the oil and gas properties. The Litigation Entity will pursue Causes of Action assigned to it under the Plan. The beneficiaries of the Litigation Entity will be unsecured creditors and New WRT which will own 12% of the Litigation Entity.

      EXCEPT AS SET FORTH IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS HERETO, NO REPRESENTATIONS CONCERNING THE DEBTOR, THE DEBTOR'S ASSETS, THE PAST OR FUTURE OPERATIONS OF THE DEBTOR, OR THE PLAN ARE AUTHORIZED, NOR ARE ANY SUCH REPRESENTATIONS TO BE RELIED UPON IN ARRIVING AT A DECISION WITH RESPECT TO THE PLAN. ANY REPRESENTATIONS MADE TO SECURE ACCEPTANCE OR REJECTION OF THE PLAN OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD BE REPORTED TO COUNSEL FOR THE DEBTOR AND COUNSEL FOR DLBW IMMEDIATELY.

      EXCEPT AS SPECIFICALLY NOTED, THERE HAS BEEN NO INDEPENDENT AUDIT OF THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTOR IS NOT ABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN IS WITHOUT ANY INACCURACY. THE FACTUAL INFORMATION REGARDING THE DEBTOR, INCLUDING THE ASSETS AND LIABILITIES OF THE DEBTOR, HAS BEEN DERIVED FROM NUMEROUS SOURCES INCLUDING, BUT NOT LIMITED TO, THE DEBTOR'S BOOKS AND RECORDS, THE DEBTOR'S SCHEDULES, AND DOCUMENTS SPECIFICALLY IDENTIFIED HEREIN. SUCH DOCUMENTS INCLUDE, BUT ARE NOT LIMITED TO, CLAIMS FILED, PLEADINGS AND REPORTS ON FILE WITH THE BANKRUPTCY COURT, LOAN AGREEMENTS AND BUSINESS RECORDS.

      ESTIMATION OF GAS AND OIL RESERVES AND THEIR ESTIMATED VALUES REQUIRE NUMEROUS ENGINEERING ASSUMPTIONS AS TO THE PRODUCTIVE CAPACITY AND PRODUCTION RATES OF EXISTING GEOLOGICAL FORMATIONS AND REQUIRE THE USE OF CERTAIN SECURITIES AND EXCHANGE COMMISSION ("SEC") GUIDELINES AS TO ASSUMPTIONS REGARDING COSTS TO BE INCURRED IN DEVELOPING AND PRODUCING RESERVES AND PRICES TO BE REALIZED FROM THE SALE OF FUTURE PRODUCTION. ACCORDINGLY, ESTIMATES OF RESERVES AND THEIR VALUE ARE INHERENTLY IMPRECISE AND ARE SUBJECT TO REVISION AND CHANGE AND, WHILE THEY ARE PERTINENT AND CRITICAL TO AN APPROXIMATION OF QUANTITY, CASH FLOW, AND VALUE, THEY SHOULD NOT BE CONSTRUED AS REPRESENTING THE ACTUAL QUANTITIES OF FUTURE PRODUCTION OR CASH FLOWS TO BE REALIZED FROM THE DEBTOR'S OIL AND GAS PROPERTIES OR THE ACTUAL FAIR MARKET VALUE OF SUCH PROPERTIES.

      THE APPROVAL BY THE BANKRUPTCY COURT OF THE DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE PLAN OR A GUARANTY OF THE ACCURACY AND COMPLETENESS OF THE INFORMATION CONTAINED HEREIN.

      THE SEC HAS NEITHER APPROVED NOR DISAPPROVED THE INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT. THE SEC HAS ALSO NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

      THE DEBTOR, COUNSEL FOR THE DEBTOR, DLBW, AND COUNSEL FOR DLBW CANNOT AND DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED IN THIS
DISCLOSURE STATEMENT IS WITHOUT INACCURACY.   NONE OF THE ABOVE-MENTIONED
PARTIES OR COUNSEL HAVE VERIFIED IN EVERY ASPECT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, ALTHOUGH THEY DO NOT HAVE ACTUAL KNOWLEDGE OF ANY INACCURACIES EITHER.

      HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH SUCH HOLDER SHOULD, THEREFORE, CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE SOLICITATION, THE PLAN, AND THE TRANSACTIONS CONTEMPLATED THEREBY.

                                      II.

                       VOTING PROCEDURES AND REQUIREMENTS

A.    BALLOTS AND VOTING DEADLINE

      A ballot to be used for voting to accept or reject the Plan is enclosed with this Disclosure Statement for Creditors and Equity Interest holders entitled to vote. Creditors and Equity Interest holders must (1) carefully review the ballot and the instructions thereon, (2) execute the ballot, and (3) return the executed ballot to the address indicated thereon by the deadline to enable the ballot to be considered for voting purposes.

      The Bankruptcy Court has directed that, in order for a particular ballot to be counted for voting purposes, ballots for the acceptance or rejection of the Plan must be received at the address specified below by no later than the deadline specified below for the Classes of Claims and Equity Interests identified:

    FOR CREDITORS IN CLASSES B-2, B-4, B-6, C-11, D-1 THROUGH D-4, E-2, AND CREDITORS IN CLASS E-3 HOLDING SECURITIES LITIGATION CLAIMS BASED UPON COMMON
                                STOCK OWNERSHIP
                                 GREEN BALLOTS

                                   -- AND --

        FOR CREDITORS IN CLASSES C-1 THROUGH C-10 AND C-12 THROUGH C-16
                                  PINK BALLOTS

        DEADLINE: Must Be Received By 5:00 p.m., Central Standard Time,
                               on April 16, 1997

                                 ADDRESSED TO:

                            KPMG Peat Marwick L.L.P.
                            Attention:  Steven List
                         200 Crescent Court, Suite 300
                           Dallas, Texas  75201-1885

                         FOR EQUITY INTEREST HOLDERS IN
                        CLASSES E-1 AND E-3 THROUGH E-5
                                 YELLOW BALLOTS

        DEADLINE:  Must Be Received By 5:00 p.m., Eastern Standard Time,
                               on April 16, 1997

                                 ADDRESSED TO:

                        AMERICAN STOCK TRANSFER & TRUST
                  Attention:  Shareholder Services Department
                           40 Wall Street, 46th Floor
                        New York, New York   10005-1303

      The Record Date for determining which holders of publicly-traded securities and Senior Notes are entitled to vote on the Plan is March 11, 1997. The Indenture Trustee for the Senior Notes may not and will not vote on behalf of the holders of these securities. Holders must submit their own ballots. Do not return your securities, notes, or warrants with your ballots.

      Bank and broker nominees will transmit a ballot with a copy of this Disclosure Statement to each beneficial owner of the Debtor's securities and Senior Notes held in the name of such nominees. Some customers of brokerage firms and banks will receive pre-validated ballots. The assumptions that will be made about these direct votes are that (i) each ballot is for a single account, and (ii) each vote is a separate vote and not duplicative of any other vote cast by other customers of that firm (unless specific evidence exists that indicates that one vote is for the identical account number and amount of another customer). Some customers of brokerage firms and banks will receive ballots that will be forwarded back to the brokerage firm or bank (or its agent) in order to be counted. Such brokerage firms and banks (or their agents) will, in turn, cast master ballots (the "Master Ballots") on behalf of any customers who have returned ballots to them. If your securities or Senior Notes are held in the name of your brokerage firm or bank, please return your ballot in the envelope provided by them. If you are directed to return your ballot to your bank or broker, please return your ballot to them in sufficient time for them to process it and return it to American Stock Transfer & Trust or KPMG, as applicable, by the voting deadline specified above.

      The Debtor intends to make a pre-solicitation inquiry to determine (a) the number of beneficial owners of the Debtor's securities and Senior Notes, and (b) the number of copies of the Disclosure Statement necessary to supply record or nominee holders with the solicitation materials in sufficient time to enable an informed decision by beneficial owners.

B.    CREDITORS SOLICITED TO VOTE

      All Creditors of the Debtor who have a Claim which is impaired under the Plan are being solicited to vote if either (i) the Claim has been scheduled by the Debtor and such Claim is not scheduled as disputed, contingent or unliquidated, or (ii) the Creditor has filed a proof of claim on or before the last date set by the Bankruptcy Court for such filing. As to any Claim for which a proof of claim has been filed and as to which an objection has been filed, however, if such objection is still pending on the voting date, the Creditor's vote associated with such Claim will not be counted to the extent of the objection, unless and to the extent that the Bankruptcy Court temporarily allows the Claim upon motion by such Creditor in an amount which the Bankruptcy Court deems proper for the purpose of voting on the Plan. Such motion must be heard and determined by the Bankruptcy Court prior to the date and time established by the Bankruptcy Court for determination of confirmation of the Plan. In addition, a Creditor's vote may be disregarded if the Bankruptcy Court determines that the Creditor's acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

C.    DEFINITION OF IMPAIRMENT

      Under Section 1124 of the Bankruptcy Code, a Class of Claims or Equity Interests is impaired under a plan of reorganization UNLESS, with respect to each Claim or Equity Interest of such Class, the Plan does at least one of the following two (2) things:

      1. leaves unaltered the legal, equitable, and contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest; or

      2. notwithstanding any contractual provision or applicable law that entitles the holder of a Claim or Interest to demand or receive accelerated payment of its Claim or Interest after the occurrence of a default:

            (a) cures any such default that occurred before or after the commencement of the case under the Bankruptcy Code, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code;

            (b) reinstates the maturity of such Claim or Interest as it existed before the default;

            (c) compensates the holder of such Claim or Interest for damages incurred as a result of reasonable reliance on such contractual provision or applicable law; and

            (d) does not otherwise alter the legal, equitable, or contractual rights to which such Claim or Equity Interest entitles the holder of such Claim or Interest.

D.    CLASSES IMPAIRED UNDER THE PLAN

      Creditors in Classes B-2, B-4, B-6, C-1 through C-16, D-1, D-2, D-3, D-4, E-1, E-2, E-3, E-4 and E-5 are impaired under the Plan, and, therefore, are being solicited to vote on the Plan, with the exception of Classes E-4 and E-5, which Classes are deemed to have rejected the Plan pursuant to 11 U.S.C.
Section  1126(g).

      The remaining Classes are unimpaired under the Plan and, therefore, are not being solicited to vote on the Plan pursuant to 11 U.S.C. Section 1126(f).

      With respect to the foregoing, the Debtor specifically reserves the right to determine and contest, if necessary, (1) the impaired or unimpaired status of a Class under the Plan; and (2) whether any ballots cast by such Class should be allowed to be counted for purposes of confirmation of the Plan.

E.    VOTE REQUIRED FOR CLASS ACCEPTANCE

      The Bankruptcy Code defines acceptance of a plan by a Class of Creditors as voted acceptances by holders of at least two-thirds (2/3) in dollar amount and more than one half (1/2) in number of the Claims of the Class entitled to be voted who have actually cast ballots for acceptance or rejection of the Plan.

      The Bankruptcy Code defines acceptance of a plan by a Class of equity interests as voted acceptances by holders of at least two-thirds (2/3) in amount of the interests of that Class entitled to be voted who have actually cast ballots for acceptance or rejection of the Plan.

F.    DISTRIBUTIONS ONLY TO HOLDERS OF ALLOWED CLAIMS

      A Claim will receive a Distribution under the Plan only if it is an "Allowed Claim". An "Allowed Claim" means a Claim against the Debtor to the extent proof of which was filed with the Bankruptcy Court on or before the Bar Date (July 1, 1996, unless ordered otherwise), or which has been listed by the Debtor as liquidated in amount and not disputed or contingent, and, in any of these cases, as to which no objection to the allowance thereof has been interposed within the period of limitation fixed by the Plan, or which has been determined by an order or judgment of any court of competent jurisdiction and such order or judgment is no longer subject to appeal. "Allowed Claim" shall not include interest on the principal amount of such Claim or professional fees from and after the Debtor's Petition Date, except in the case of Secured Claims for which the value of the Collateral therefor is sufficient to satisfy the entire Claim, and then only to the extent that such value exceeds the amount of such Claim.

                                      III.

                            CONFIRMATION OF THE PLAN

      Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

A.    CONFIRMATION HEARING

      Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan (the "Confirmation Hearing"). Section 1128(b) provides that any party in interest may object to confirmation of the Plan.

      By order of the Bankruptcy Court dated February 13, 1997, the Confirmation Hearing has been scheduled for April 28, 1997, at 9:00 a.m., in the United States Bankruptcy Court, Western District of Louisiana, Lafayette-Opelousas Division, Federal Building, Third Floor, Opelousas, Louisiana 70570. Any objection to confirmation must be made in writing and filed with the Bankruptcy Court with proof of service and served upon the following parties on or before April 16, 1997:

DEBTOR:

WRT ENERGY CORPORATION
Attention:  Raymond P. Landry
5718 Westheimer, Suite 1201
Houston, Texas  77057
Telephone:  (713) 706-3295
Telecopy:    (713) 706-4083

COUNSEL FOR THE DEBTOR:

SHEINFELD, MALEY & KAY, P.C.
Attention: Joel P. Kay, Esq.
1001 Fannin Street, Suite 3700
Houston, Texas  77002-6797
Telephone:  (713) 658-8881
Telecopy:    (713) 658-9756

COUNSEL FOR DLBW:

SCHULTE ROTH & ZABEL LLP
Attention:  Jeffrey S. Sabin, Esq.
900 Third Avenue
New York, New York  10002
Telephone:  (212) 756-2000
Telecopy:    (212) 593-5955

OFFICE OF THE UNITED STATES TRUSTEE:

UNITED STATES TRUSTEE
Attention: William E. O'Connor, Esq.
United States Courthouse
300 Fannin Street, Suite 3196
Shreveport, Louisiana  71101-3079
Telephone:  (318) 676-3456
Telecopy:    (318) 676-3212

COUNSEL FOR THE OFFICIAL COMMITTEE OF
UNSECURED CREDITORS:

STROOCK & STROOCK & LAVAN LLP
Attention: Daniel H. Golden, Esq.
180 Maiden Lane
New York, New York  10038
Telephone:  (212) 806-5400
Telecopy:    (212) 806-6006

- AND -

DRAPER & CULPEPPER
Attention: Douglas S. Draper, Esq.
LL&E Tower, Suite 2630
909 Poydras Street
New Orleans, Louisiana  70112-1033
Telephone:  (504) 581-9595
Telecopy:    (504) 525-3761

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.    REQUIREMENTS FOR CONFIRMATION OF THE PLAN

      At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements of Section 1129 of the Bankruptcy Code have been satisfied, and in the event that they have been, the Bankruptcy Court will enter an order confirming the Plan. The requirements are as follows:

      1.    The Plan complies with the applicable provisions of the Bankruptcy
            Code.

      2. The Plan proponents (Debtor and DLBW) comply with the applicable provisions of the Bankruptcy Code.

      3. The Plan has been proposed in good faith and not by any means forbidden by law.

      4. Any payment made or promised by the Plan proponents (Debtor and DLBW) or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the case, or in connection with the Plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

      5. The Plan proponents (Debtor and DLBW) have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Debtor, an affiliate of the Debtor participating in a joint plan with the Debtor, or a successor to the Debtor under the Plan, and the appointment to, or continuance in, such office of such individual, is consistent with the interests of creditors and equity security holders and with public policy, and the Debtor has disclosed the identity of any insider that will be employed or retained by the reorganized Debtor, and the nature of any compensation for such insider.

      6. Any governmental regulatory commission with jurisdiction, after confirmation of the Plan, over the rates of the Debtor has approved any rate change provided for in the Plan, or such rate is expressly conditioned on such approval.

      7. With respect to each class of impaired claims or interests, (1) either each holder of a claim or interest of such class has accepted the Plan, or will receive or retain under the Plan on account of such claim or interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtor were liquidated on such date under Chapter 7 of the Bankruptcy Code; or
            (2) if Section 1111(b)(2) of the Bankruptcy Code applies to the claims of such class, each holder of a claim of such class will receive or retain under the Plan an account of such claim property of a value, as of the Effective Date of the Plan, that is not less than the value of such holder's interest in the property that secures such claims.

      8. Each class of claims or interests has either accepted the Plan or is not impaired under the Plan.

      9. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that administrative expenses and priority claims (other than tax claims) will be paid in full in the allowed amount of such claims on the Effective Date of the Plan and that holders of priority tax claims will receive on account of such claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such claims.

      10. At least one class of claims that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a claim in such Class.

      11. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan.

      12. The Plan provides for the payment of all fees payable under 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the hearing on confirmation of the Plan, on the Effective Date of the Plan.

      13. The Plan provides for the continuation, after the Effective Date of the Plan, of the payment of all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (G) of Section
            1114 of the Bankruptcy Code, at any time prior to confirmation of the Plan, for the duration of the period the Debtor has obligated itself to provide such benefits.

      If a sufficient number of Creditors and amounts of Claims in the impaired Classes vote to accept the Plan, the Debtor believes that the Court will approve confirmation and that the Plan will satisfy all of the applicable statutory requirements of Bankruptcy Code Section 1129.

C.    CRAMDOWN

      The Bankruptcy Court can confirm the Plan at the request of the Debtor if all the requirements of Section 1129(a) of the Bankruptcy Code are met with the exception of Section 1129(a)(8), if at least one Class of Claims that is impaired under the Plan has accepted the Plan (excluding a Class of insiders), and, as to each impaired Class which has not accepted the Plan, the Plan "does not discriminate unfairly" and is "fair and equitable." A plan of reorganization does not discriminate unfairly within the meaning of the Bankruptcy Code if no class will receive more than it is legally entitled to receive for its claims or equity interests. "Fair and equitable" has different meanings for secured and unsecured claims and holders of equity interests.

      With respect to a class of secured claims which rejects the Plan, "fair and equitable" means either (i) the impaired secured creditors retain their lien securing their claims to the extent of their allowed claims and receive deferred cash payments at least equal to the allowed amount of their claims with a present value, as of the effective date of the Plan, at least equal to the value of each such creditor's interest in the estate's interest in the property securing their liens, (ii) if the property subject to the lien of the impaired secured creditor is sold free and clear of that lien, then the lien will attach to the proceeds of sale, and such lien must be treated in accordance with clauses (i) or (iii) hereof, or (iii) the impaired secured creditor realizes the "indubitable equivalent" of its claim under the Plan.

      With respect to a class of unsecured claims which rejects the Plan, "fair and equitable" means either (i) the impaired unsecured creditor receives or retains property of a value, as of the effective date of the Plan, equal to the amount of its allowed claim, or (ii) the holders of claims in interest that are junior to the claims of such class will not receive any property under the Plan.

      With respect to a class of equity interests which rejects the Plan, "fair and equitable" means either (i) each holder of an impaired equity interest receives or retains on account of such interest property of a value, as of the effective date of the Plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (ii) the holder of any interest that is junior to the interest of such class will not receive or retain under the Plan on account of such junior interest any property.

      In the event at least one impaired Class of Claims under the Plan accepts the Plan and one or more Classes of impaired Claims rejects the Plan, the Bankruptcy Court will determine at the Confirmation Hearing whether the Plan is fair and equitable and does not discriminate unfairly against any rejecting impaired Class of Claims.

                                      IV.

                     HISTORICAL AND BACKGROUND INFORMATION

A.    CORPORATE INFORMATION

      WRT Energy Corporation is a Texas corporation which was incorporated in November 1988. Until December 31, 1995, WRT owned 100% of the stock of two subsidiaries, Tesla Resources, Inc. ("Tesla") and Southern Petroleum, Inc ("SPI"). On that date, both Tesla and SPI were merged into WRT with WRT emerging as the sole surviving corporation. Through August 1993, WRT also owned a 20% investment in TesTech, Inc. ("TesTech"), for which it had funded 100% of the operations and had management control. In September 1993, WRT acquired the remaining 80% interest in TesTech and dissolved the company. In November 1995, WRT formed a wholly-owned subsidiary, WRT Technologies, Inc., which was established to own and operate WRT's proprietary radioactive cased hole logging technology. No assets or technologies have been transferred from WRT to WRT Technologies, Inc. during the course of WRT's Chapter 11 case.

B.    THE BUSINESS OF WRT AND ITS OPERATIONS

      1.    Introduction

      WRT owns and operates mature oil and gas properties primarily in the Louisiana Gulf Coast area. Prior to the filing of the Chapter 11 Case, WRT's intention was to increase both its production and total oil and gas recovery through the use of advanced technologies, including radioactive logging equipment and specialized fluid separation technologies.

      2.    Business Strategy

      Until the fourth quarter of 1995, WRT's stated business strategy was the acquisition of operated working interests in large, mature oil and gas fields in south Louisiana and the development of such properties utilizing its technology and experience along the Louisiana Gulf Coast. WRT sought to utilize its technologies to take advantage of certain characteristics common to most of the principal oil and gas fields on the Louisiana Gulf Coast, including their complex geology, the presence of large numbers of shut-in wells, the presence of potentially productive bypassed geological zones in these mature fields, and excessive water production from producing wells.

      WRT continued to evaluate potential oil and gas properties which met its specific acquisition criteria until liquidity concerns and availability of capital forced WRT to reevaluate its acquisition program. Pending confirmation of the Plan and completion of the Chapter 11 Case, WRT has suspended its property acquisition activities. However, the Financial Analysis contemplates exploration and development expenditures for the six months ending December 31, 1997 of $18.1 million, increasing each year thereafter, as more fully described in Exhibit "F" attached hereto.

      3.    Significant Oil and Gas Property Acquisitions

      In December 1994, WRT purchased from BSFI Western E&P, Inc. ("BSFI") a 100% working interest (approximately 75% average net revenue interest) in approximately 300 acres of leases within the Napoleonville Field in exchange for the issuance of 1,300,000 shares of its Common Stock. Three producing wells, two shut-in wells and one salt water disposal well are located within such lease acreage.

      In December 1994, WRT entered into a definitive agreement with LLOG Exploration Company ("LLOG") for the purchase of LLOG's working interest in the Bayou Penchant Field (the "Initial LLOG Property"). WRT concluded the acquisition of the Initial LLOG Property in late January 1995 for a purchase price of approximately $15.6 million plus a $5.0 million non-refundable deposit towards the purchase from LLOG of certain additional oil and gas properties, described below. The approximately $20.6 million paid to LLOG was financed by borrowings of $15.0 million under WRT's Credit Facility with INCC, and by the issuance to LLOG of a short-term, promissory note for approximately $5.6 million (the "Seller Financing Note"). In early February 1995, WRT refinanced the Seller Financing Note from the proceeds of a $7.5 million bridge loan (the "Bridge Loan") from Cargill Financial Services Corporation.

      In December 1994, WRT and LLOG also entered into a letter of intent for the purchase by WRT of a second group of oil and gas properties owned by LLOG (the "Remaining LLOG Properties"). Separate purchase contracts for each of the Remaining LLOG Properties were entered into in January 1995. WRT concluded the acquisition of the Remaining LLOG Properties in early March 1995 for an aggregate purchase price of approximately $46.4 million, less the $5.0 million non-refundable deposit previously paid to LLOG in connection with WRT's acquisition of the Initial

LLOG Property. The approximately $41.4 million paid to LLOG was financed through the Offering of Senior Notes in March 1995.

      The Remaining LLOG Properties consist of working interests in four south Louisiana oil and gas fields: the Bayou Pigeon Field, the Deer Island Field, the Abbeville Field, and the Golden Meadow Field. WRT owns a 100% working interest in substantially all acreage comprising the Initial and Remaining LLOG Properties, other than the Abbeville Field in which it owns approximately 70% of the working interest. WRT is the operator of the Initial LLOG Property and the Remaining LLOG Properties.

      In January 1995, Tesla entered into an agreement in principle with an affiliate of Benton Oil and Gas Company and two affiliates of Tenneco, Inc., to purchase an additional 43.75% working interest in a portion of the West Cote Blanche Bay Field, a property in which Tesla then owned a 6.25% working interest. Under the terms of the agreement, the sellers retained their interests in all depths below an average of approximately 10,500 feet. Texaco Inc. is the current operator of the field and is the owner of the remaining 50% working interest in the lease rights Tesla acquired. The purchase price for the additional interests in the West Cote Blanche Bay Field was $20.0 million and was financed from The Senior Note Offering. The purchase was completed in April 1995. WRT subsequently acquired Tesla's West Cote Blanche Bay Field interests as a result of Tesla's merger into WRT.

      4.    Technology

      WRT continued the development of its logging technologies during 1995, primarily in the area of logging tool development. WRT contracted for the construction of four additional logging tools during 1995, two of which were completed in 1995 and two of which were completed in 1996. WRT has maintained its wireline and logging assets, however, as discussed in "Events Leading to Chapter 11 Filing", WRT's recent reduction in workforce included substantially all of the employees involved in the wireline and logging operations.

      5.    Regulation

      Operations of WRT are subject to numerous federal, state, and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict or prohibit the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, prohibit drilling activities on certain lands lying within wetlands or other protected areas and impose substantial liabilities for pollution resulting from drilling and production operations. Moreover, state and federal environmental laws and regulations may become more stringent. These environmental laws and regulations may affect WRT's operations and costs as a result of their effect on oil and gas development, exploration, and production operations. For instance, legislation has been proposed in Congress from time to time that would amend the federal Resource Conservation and Recovery

Act of 1976 ("RCRA") to reclassify oil and gas production wastes as "hazardous waste." If such legislation were enacted, it could have a significant impact on WRT's operating costs, as well as the oil and gas industry in general. It is not anticipated that WRT will be required in the near future to expend amounts that are material in relation to its total capital expenditures program by reason of environmental laws and regulations, but inasmuch as such laws and regulations are frequently changed, WRT is unable to predict the ultimate cost of compliance. In addition, The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund") and certain state laws and regulations impose liability for cleanup of waste sites and in some cases attorney's fees, exemplary damages and/or trebling of damages.

      The Oil Pollution Act of 1990 (the "OPA") and regulations thereunder impose a variety of regulations on "responsible parties' related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. A "responsible party" includes the owner or operator of a facility or vessel, or the lessee or permittee of the area in which an offshore facility is located. The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If the party fails to report a spill or to cooperate fully in the cleanup, liability limits do not apply. Few defenses exist to the liability imposed by the OPA. The OPA also imposes ongoing requirements on a responsible party, including proof by owners and operators of offshore oil and gas facilities of establishment of $150 million in financial responsibility. Financial responsibility could be established by various means including insurance, guarantee, surety bond, letter of credit or qualification as a self-insurer. There is substantial uncertainty as to whether insurance companies or underwriters will be willing to provide coverage under the OPA. The financial tests or other criteria that will be used to judge self-insurance are also uncertain. WRT cannot predict the final resolution of these financial responsibility issues but such requirements have the potential to result in the imposition of substantial additional annual costs on WRT or otherwise materially adversely affect WRT. The impact of the rule should not be any more adverse to WRT than it will be to the other similarly situated or less well capitalized owners or operators.

      The Clean Water Act, together with the related National Pollution Discharge Elimination System ("NPDES"), and similar state environmental laws prohibit oil and gas producers from discharging produced water overboard into waters of the U.S. shoreward of the territorial seas ("Coastal Waters") . In June 1995, WRT began underground injection at its East Hackberry facility and discontinued overboard discharge. During 1996, WRT completed work on its surface facilities at the Tigre Lagoon Field, thereby eliminating the last location of overboard discharge within properties in which WRT holds an interest.

      WRT is licensed, regulated and subject to inspection by the LDEQ with respect to the ownership and operation of its radioactive well logging tools. Failure to comply with such licensing and regulatory requirements could cause WRT to lose its rights to operate its well logging tools. WRT has and will continue to comply with all such regulatory requirements.

      Complex regulations concerning all phases of energy development at the local, state and federal levels apply to WRT's operations and often require interpretation by WRT's professional staff or outside advisors. The federal government and various state governments have adopted numerous laws and regulations respecting the production, transportation, marketing and sale of oil and gas. Regulation by state and local governments usually covers matters such as the spacing of wells, allowable production rates, pooling and unitization, environmental protection, pollution control, pricing, taxation and other related matters. In Louisiana, the Commissioner of the Office of Conservation is empowered to create geographic or geological units for drilling and producing wells which units contain, in the Commissioner's sole judgment, the production acreage likely to be efficiently and economically drained by such wells. These units are created only after notice to interested parties and a hearing at which time the Commissioner will accept geological and engineering testimony from the interested parties. The creation of these units could have the result of combining WRT's leasehold interests with lease acreage held by competing producers and could have the effect of reducing WRT's interests in a drilling or producing well below the leasehold interest to which WRT would otherwise be entitled. Unitization of WRT's properties may force WRT to share production from its wells and leases with others and can occur after development or acquisition costs have been incurred by WRT. If WRT's leases are subjected to unitization, WRT may ultimately be entitled to a lesser share of production from its wells than it expected. Any federal leases acquired by WRT will be subject to various federal statutes and the rules and regulations of federal administrative agencies. Moreover, future changes in local, state or federal laws and regulations could adversely affect the operations of WRT.

      Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Numerous departments and agencies, both federal and state, are also authorized by statute to issue, and have issued, rules and regulations binding the oil and gas industry that often are costly to comply with and that carry substantial penalties for non-compliance. In addition, production operations are affected by changing tax and other laws relating to the petroleum industry, by constantly changing administrative regulations and possible interruption or termination by government authorities.

      The Federal Energy Regulatory Commission (the "FERC") regulates the transportation and sale for resale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938 (the "NGA") and the Natural Gas Policy Act of 1978 (the "NGPA"). In the past, the federal government has regulated the prices at which oil and gas could be sold. Currently, sales by producers of natural gas, and all sales of crude oil, condensate and natural gas liquids can be made at uncontrolled market prices, but Congress could reenact price controls at any time.

      Commencing in April 1992, the FERC issued a series of orders, Order No. 636, Order No. 636-A, and Order No. 636-B ("Order No. 636"), which require interstate pipelines to provide transportation separate, or "unbundled", from the pipelines' sales of gas. Also, Order No. 636 requires pipelines to provide open-access transportation on a basis that is equal for all gas shippers. Although Order No. 636 does not directly regulate WRT's activities, the FERC has stated that it intends for Order No. 636 to foster increased competition within all phases of the natural gas industry. It is unclear what impact, if any, increased competition within the natural gas industry under Order 636 will have on WRT's activities. Although Order 636, assuming it is upheld in its entirety, could provide WRT with additional market access and more fairly applied transportation service rates, Order No. 636 could also subject WRT to more restrictive pipeline imbalance tolerances and greater penalties for violation of those tolerances. The FERC has issued final orders of virtually all Order No. 636 pipeline restructuring proceedings. Order No. 636 was upheld in all principal respects by the D. C. Circuit Court of Appeals.

      FERC has recently announced its intention to reexamine certain of its transportation-related policies, including the appropriate manner for setting rates for new interstate pipeline construction and the manner in which interstate pipelines release transportation capacity under Order No. 636. While any resulting FERC action would affect WRT only indirectly, these inquiries are intended to further enhance competition in natural gas markets.

      WRT's natural gas gathering operations may be or become subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement, and management of facilities. Pipeline safety issues have recently become the subject of increasing focus in various political and administrative arenas at both the state and federal levels. WRT cannot predict what effect, if any, the adoption of additional pipeline safety legislation might have on its operations, but does not believe that any adverse effect will be material.

      Additional proposals and proceedings that might affect the oil and gas industry are pending before the Congress, FERC, and the courts. WRT cannot predict when or whether any such proposals may become effective. In the past, the natural gas industry has been very heavily regulated. There is no assurance that the current regulatory approach pursued by the FERC will continue indefinitely into the future.

      Notwithstanding the foregoing, it is not anticipated that compliance with existing federal, state and local laws, rules and regulations will have a material adverse effect upon the capital expenditures, earnings or competitive position of WRT.

C.    DESCRIPTION OF ASSETS OF WRT

      1.    Principal Oil and Gas Properties

      WRT owns interests in a number of producing oil and gas properties located along the Louisiana Gulf Coast and is serving as the operator on substantially all such properties with the exception of the West Cote Blanche Bay Field which is operated by Texaco, Inc. The following table presents certain information as of December 31, 1996, respecting WRT's net interests in its producing oil and gas properties, including those held through joint ventures:

                             Producing Wells   Shut-In Wells         Acreage          Proved Reserves (2)
                             ---------------   -------------         -------          -------------------
       Property (1)          Gross      Net    Gross      Net    Gross      Net      Gas      Oil    Total
       ------------          -----      ---    -----      ---    -----      ---    ------   -------  ------
                                                                                   (MMcf)   (MBbls)  (MBoe)
                                                                                   ------   -------  ------
Abbeville (3)                    2      1.4        0      0.0       60       42      249        3       45
Bayou Penchant (3)               7      7.0        5      5.0     1360     1360     5767       25      986
Bayou Pigeon                    11      9.9        2      2.0     1490     1490      831      317      456
Deer Island                      6      5.4        0      0.0      412      412     3541      171      761
East Hackberry                  22     11.8       63     32.8     3582     1791     2240     1661     2034
Golden Meadow                    1      1.0        0      0.0      171      171     1063       29      206
Lac Blanc                        3      0.2        6      4.0     4841     2887       90        0       15
Napoleonville                    3      3.0        2      2.0      278      278      137      326      348
Tigre Lagoon                     1      0.3        2      0.5      265       66        0        0        0
West Hackberry                   7      7.0       18     18.0      592      592        0       31       31
West Cote Blanche Bay (3)       56     26.0      336    168.0     5892     2946     1213    11360    11562
Other Wells                      1      0.4        6      3.8     1294      456        0        0        0
                            ------   ------   ------   ------   ------   ------   ------   ------   ------
Total at year-end              120     73.4      440    236.1   20,237   12,491   15,131   13,923   16,444

---------------
(1)   Substantially all properties are located in south Louisiana.

(2) Represents proved reserves attributable to properties as estimated by independent petroleum engineers, Netherland, Sewell & Associates, Inc. ("NSAI"). The proved reserves are shown at SEC PV10 values. These reserves are calculated using year-end prices at 12/31/96, which were $25.93/Bbl and $3.99/Mcf. "PV10" means estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with no price or cost escalation or de-escalation in accordance with guidelines promulgated by the Securities and Exchange Commission.

(3)   Acreage subject to depth limitations.

      a. Abbeville Field. The Abbeville Field, purchased in March 1995, situated on dry land near Abbeville in Vermilion Parish, Louisiana, was first discovered by Continental Oil Company (Conoco) in 1939. WRT acquired approximately 70% of the working interest before payout (approximately 67% after payout) with an average net revenue interest of approximately 54% before payout (51% after payout) in approximately 60 gross acres in the field. The three tracts acquired contain varying depth limitations. In one tract WRT acquired only the rights below 9,550 feet. Another tract is limited to depths from the surface down to 13,000 feet. The third tract contains both leases without depth limitations and leases with depth limited from the surface to 13,000 feet. The two wells in the Abbeville Field produce primarily gas. During 1995, WRT successfully recompleted one gas well in the Abbeville Field. During 1996, both of the wells were recompleted to new producing horizons but one of the wells produced only a minimal amount of gas before depleting.

      b. Bayou Penchant Field. The Bayou Penchant Field, purchased in January 1995, consists of approximately 1,360 gross acres of leases, and includes seven producing wells, five shut-in wells and one salt water disposal well in Terrebonne Parish, Louisiana. WRT's working interest is 100% (approximately 86% average net revenue interest) in all but one well, the CL&F No. 7 well where WRT's working interest is approximately 70% (59% net revenue interest). The Bayou Penchant Field is located in a marshy area with existing dredged canals and produces primarily gas from multiple productive zones, ranging in depth from 2,400 to 10,400 feet. During 1995, there were eight successful gas zone recompletion attempts in the Bayou Penchant Field and no failures. In addition, two development wells were drilled, one resulting in a dry hole and the other successfully completed as a producing gas well. During 1996, two wells were the subject of unsuccessful recompletion attempts. Both of these operations involved the use of relatively low cost "through-tubing" techniques utilizing wireline equipment to perform the operations. A third well was also targeted for the use of similar procedures but the intended operations were aborted when it was discovered that the well's production tubing is damaged. Preparations are currently being made to perform this recompletion utilizing a workover rig.

      c. Bayou Pigeon Field. The Bayou Pigeon Field, purchased in March 1995, consists of approximately 1,490 gross acres located in the marshy coastal waters on both sides of Little Bayou Pigeon in Iberia Parish, Louisiana. WRT's working interest is 100% (approximately 80% average net revenue interest). See
Section IV - "Historical and Background Information, Title to Oil and Gas Properties". Production from the Bayou Pigeon Field is predominately oil from multiple productive zones at depths ranging from 6,900 to 12,000 feet. During 1995, three successful gas zone and three successful oil zone recompletions were performed in the Bayou Pigeon Field with one attempt being unsuccessful. One new development well was successfully drilled for previously untapped reserves and completed as a producing oil well. During 1996, one well was successfully recompleted.

      d. Deer Island Field. The Deer Island Field, purchased in March 1995, is located in marshy, inland waters in Terrebonne Parish, Louisiana and is accessed by work boat through dredged canals. WRT acquired a 100% working interest (approximately 73% net revenue interest before payout and 66% thereafter) in approximately 412 acres, comprised of two non-contiguous lease blocks in the Deer Island Field. Current production from the southern lease block is primarily gas from multiple producing zones at depths ranging from 8,200 to 10,200 feet. The two wells in the northern lease block produce from an oil sand at a depth of approximately 10,350 feet. The interests in both tracts were originally acquired through two separate subleases from Exxon. In the southern lease block, the interest is composed of three tracts with varying depth limitations, with the greatest depth being approximately 10,500 feet. Exxon retained the rights below 10,500 feet and Exxon or other producers own the rights to the other outstanding depths. In the northern lease block, the interest is limited to depths between the surface and 10,720 feet. During 1996, LLOG Exploration Company completed a new well into a unit in which WRT holds an interest. Although not yet approved by the

State of Louisiana, WRT will ultimately hold a minimum working interest of approximately 38.9% (34% NRI) of production from this unit.

      e. East Hackberry Field. In February 1994, WRT purchased a 100% working interest (approximately 82% average net revenue interest) in certain producing oil and gas properties situated in the East Hackberry Field in Cameron Parish, Louisiana. The purchase included two separate lease blocks, the Erwin Heirs Block, originally developed by Gulf Oil Company and the Texaco State Lease ("S/L") 50 Block, originally developed by Texaco, Inc. The East Hackberry Field is located along the western shore of Lake Calcasieu in Cameron Parish, Louisiana approximately 80 miles west of Lafayette and 15 miles inland from the Gulf of Mexico. The properties cover approximately 3,582 acres of oil and gas leases, together with 22 productive wells and 63 shut-in wells that were originally drilled by Gulf Oil Company and Texaco.

      In September 1994, WRT and Southern Petroleum sold overriding royalty interests in certain leases in the East Hackberry Field to Milam Royalty Corporation ("Milam"). On an aggregate basis the overriding royalty interests provide for payment to Milam of 62.5% of 80% (equal to 50% on a 100% working interest basis) of the net profits attributable to the wells covered by the arrangement until Milam recovers 150% of its cash investment and 46.875% of 80% thereafter (equal to 37.5% on a 100% working interest basis). Related agreements further provide that for an additional royalty purchase price based on the then effective percentage described in the two preceding sentences of WRT's future cost of drilling new wells or recompleting existing wells in new reservoirs (and subject to certain limitations stated in such agreements), Milam may elect to retain an identical royalty interest in the new wells. WRT retains complete operational control over the East Hackberry Field. During 1995, WRT made 20 successful oil zone recompletions and one successful gas zone recompletion. Seven such recompletion attempts proved to be unsuccessful. In addition, WRT attempted three sidetracks, two of which were completed successfully as oil wells and one of which missed the geological objective resulting in a dry hole. During 1996, three wells were successfully recompleted. Additionally, operations were conducted to convert six wells in this field to gas-lift. Two wells were the subject of unsuccessful recompletion attempts.

      f. Golden Meadow Field. The Golden Meadow Field, purchased in March 1995, is located in marshy, inland waters in LaFourche Parish, Louisiana and was discovered by Texaco in 1961. The portion of the Golden Meadow Field in which WRT owns a 100% working interest (approximately 79% average net revenue interest) covers approximately 171 acres. The Golden Meadow Field is presently producing from a gas bearing sand at a depth of approximately 12,500 feet. During 1996, the sole producing well in Golden Meadow was reworked to repair a downhole mechanical failure. This work was successful and the well was restored to production.

      g. Lac Blanc Field. The Lac Blanc Field, purchased in July 1993, consists of 4,841 gross acres and underlies a marsh and shoreline near the community of Pecan Island in Vermilion Parish, Louisiana and was first discovered in 1975. WRT purchased a 91% average working interest (55% average net revenue interest) in acreage within the Lac Blanc Field from an affiliate of Freeport-McMoRan, Inc. The sellers retained a 20% back-in working interest in any new wells drilled in previously undeveloped fault blocks. The field has produced approximately 150 Bcf of gas and 1.1 MMBbls of oil since its discovery, but in recent years it has experienced substantial production declines, which were accompanied by substantial increases in water production rates. Three unsuccessful attempts were made during 1995 to restore production to this field and compensate for the reduced gas volumes caused by the unexpected onset of water production. Two workover attempts were made in the Exxon Fee No. 23 well. A split in the casing ultimately resulted in the loss of future utility of the well. During 1996, one "through-tubing" recompletion was attempted but this operation was aborted due to encountered obstructions in the well's production tubing. In connection with the purchase of the Lac Blanc Field, WRT established a plugging and abandonment escrow arrangement.

      h. Napoleonville Field. The Napoleonville Field is located in Assumption Parish, Louisiana on dry land and produces primarily oil from multiple pay zones which range in depth from 9,500 to 10,000 feet. WRT's interest in the Napoleonville Field was purchased in exchange for the issuance of 1,300,000 shares of its Common Stock. During 1995, three unsuccessful attempts were made to recomplete two shut-in wells in this field. At this time there are still three producing wells, two shut-in wells, and one salt water disposal well.

      During 1995, WRT purchased for approximately $1.2 million and $600,000, respectively, certain additional leasehold acreage in the Napoleonville Field and saltwater disposal facilities from BSFI. At the time of the purchase, BSFI, as a 5.5% shareholder of WRT, was a related party.

      i. West Hackberry Field. In November 1992, WRT purchased a 100% working interest (approximately 80% average net revenue interest) in acreage within the West Hackberry Field, in Cameron Parish, Louisiana. The field was discovered in 1928 and was developed by Superior Oil Company (now Mobil) between 1938 and 1988. In connection with its purchase of the East Hackberry Field properties, WRT purchased a 7.5% overriding royalty interest in its West Hackberry Field that was retained by the original seller of the property. As a result, WRT's net revenue interest in the West Hackberry Field increased from approximately 80% to approximately 87.5%, effective March 1, 1994.

      j. West Cote Blanche Bay Field. Texaco Exploration and Production, Inc. ("Texaco"), the current operator of the property, discovered the West Cote Blanche Bay Field in 1938 (State Lease 340). This field lies approximately five miles off the coast of Louisiana in St. Mary Parish in a shallow bay, with water depths averaging seven to eight feet, and overlies one of the largest salt dome structures on the Gulf Coast. Tesla, a wholly owned subsidiary of WRT which was subsequently merged into WRT, acquired from Texaco a 6.25% working interest in the West Cote Blanche Bay Field in July 1988. In April 1995, Tesla completed the purchase of an additional 43.75% working interest in the West Cote Blanche Bay Field from an affiliate of Benton Oil and Gas Company and two affiliates of Tenneco, Inc. whereby the sellers conveyed their interests in the shallow depths, but retained their interests in all depths below approximately 10,500 feet. Texaco is the owner of the remaining 50% working interest and continues to operate the field. During 1995, ten successful oil and three successful gas recompletions were made with two attempts being unsuccessful.

Additionally, five new development oil wells and one new development gas well were drilled. One development well was unsuccessful. During 1996, nine successful oil recompletions and one successful gas recompletion were made with two attempts being unsuccessful. One unsuccessful shallow attempt was made.

      2.    Acreage

      The following table sets forth WRT's developed acreage at December 31, 1996. WRT did not own any undeveloped acreage at December 31, 1996.

                                                                 Developed
                                                                 Acreage (1)
                                                           ---------------------
                                                            Gross            Net
                                                           ------         ------
Louisiana Onshore and State Waters                         19,856         12,396
Texas Onshore                                                 381             95
Total                                                      20,237         12,491

---------------
(1) Developed acreage is acreage assigned to producing wells for the spacing unit of the producing formation. Developed acreage in certain of WRT's properties that include multiple formations with different well spacing requirements may be considered undeveloped for certain formations but have only been included as developed acreage in the presentation above. Certain acreage is subject to depth limitations. See Section C - "Description of Assets of WRT."

      The oil and gas leases in which WRT has an interest are for varying primary terms and may require the payment of delay rentals to continue the primary terms. The leases may be surrendered by the operator at any time by notice to the lessors, by the cessation of production or by failure to make timely payment of delay rentals.

      3.    Drilling and Recompletion Activities

      The following table contains data respecting certain of WRT's field operations during the years ended December 31, 1996, 1995 and 1994. No exploratory wells were drilled by WRT during the periods presented.

                                                  Year Ended December 31
                                         ---------------------------------------
                                            1996          1995           1994
                                         -----------   -----------   -----------
                                         Gross   Net   Gross   Net   Gross   Net
                                         -----   ---   -----   ---   -----   ---
Recompletions, side-tracks
   and deepenings
        Oil                                12    5.7     35   19.5     23    9.9
        Gas                                 5    3.2     17   12.7      5    3.2
        Non-Productive                      7    4.7     18   13.1      8    6.7
                Total                      24   13.6     70   45.3     36   19.8

Development Wells
        Oil                                 0      0      6    3.5      1    1.0
        Gas                                 0      0      2    1.1      1    0.1
        Non-Productive                      1     .5      2    1.1     --     --
                Total                       1     .5     10    5.7      2    1.1

      4.    Title to Oil and Gas Properties

      It is customary in the oil and gas industry to make only a cursory review of title to undeveloped oil and gas leases at the time they are acquired and to obtain more extensive title examinations when acquiring producing properties. However, with respect to future undeveloped leasehold and producing property acquisitions, if any, WRT will conduct title examinations on material portions of such properties in a manner generally consistent with industry practice. Certain of WRT's oil and gas properties may be subject to title defects, encumbrances, easements, servitudes or other restrictions, none of which, except as noted below, in management's opinion, will in the aggregate materially restrict WRT's operations.

      During 1996, WRT received notice that a third party is claiming that WRT's title has failed as to approximately 43 acres in the Bayou Pigeon Field. Some or all of the acreage in dispute is considered to be productive in three separate production units. Under the assumption that WRT's title is flawed, WRT's working interest in three units may be reduced to approximately 7% (5%
NRI), 74% (63% NRI), and 95% (72% NRI). Financial statements as of and for the year ended December 31, 1995 and 1996, reflect operating results and proved reserves discounted for a substantial portion of this possible title failure. As the alleged title failure predates its ownership of the field, WRT is currently evaluating its recourse against the predecessors-in-title relative to this issue.

      5.    Reserves

      The oil and gas reserve information set forth below represents only estimates. Reserve engineering is a subjective process of estimating volumes of economically recoverable oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil and gas that are ultimately recovered. Estimates of economically recoverable oil and gas and of future net revenues are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices, and future production rates and costs. The following table sets forth estimates of the proved oil and gas reserves of WRT at December 31, 1996, as estimated by WRT's independent petroleum engineers.

                                                          Proved Reserves
                                                --------------------------------
                                                Developed   Undeveloped    Total
                                                ---------   -----------    -----
Oil (MBbls)                                        9,550       4,373      13,923
Gas (MMcf)                                        11,687       3,434      15,121
Equivalents (MBoe)                                11,498       4,945      16,443
Year-end present value of estimated
   future net revenues before income
   tax, discounted 10% per annum                  67,527      31,140      98,667
   ($000s)


      The estimated future net revenues set forth above were determined by using reserve quantities of proved reserves and the periods in which they are expected to be developed and produced based on economic conditions prevailing at December 31, 1996. The estimated future production is priced at December 31, 1996, ($25.93 per Bbl and $3.99 per Mcf) without escalation. Such pricing is required for SEC disclosure purposes. However, for the projections, the Debtor has utilized prices of $20.83 per Bbl and $2.04 per Mcf.

      In compliance with federal law, WRT files annual reports with the Energy Information Agency of the U.S. Department of Energy with respect to its production of oil and gas during each calendar year and its estimated oil and gas reserves at the end of each year. The reserve values set forth above and in WRT's Consolidated Financial Statements attached hereto may vary within five percent from the estimates previously provided to the Department of Energy by WRT due to WRT's practice of including in its report to the U.S. Department of Energy all oil and gas production and reserves attributable to wells for which WRT serves as operator.

      6.    Production, Prices and Cost

      WRT sells its oil and gas at the wellhead and does not refine petroleum products. Other than normal production facilities, WRT does not own an interest in any bulk storage facilities or pipelines. As is customary in the industry, WRT sells its production in any one area to relatively few purchasers, including transmission companies that have pipelines near WRT's producing wells. Gas purchase contracts are generally on a short-term 30-day "spot market" basis and usually contain provisions by which the prices and delivery quantities for future deliveries will be determined. Oil production is sold at prices based on postings plus a premium. The following table contains certain historical data respecting the average sales prices received and the average production costs incurred by WRT during the years ended December 31, 1996, 1995 and 1994.

                                                        Year Ended December 31
                                                        ----------------------
                                                        1996     1995     1994
                                                        ----     ----     ----
Production Volumes:
        Oil (MBbls)                                       615      778      270
        Gas (MMcf)                                      3,629    7,403    3,503
        Oil equivalents (MBoe)                          1,220    2,012      854

Average Prices:
        Oil (MBbls)                                    $21.36   $16.59   $16.44
        Gas (MMcf)                                     $ 2.62   $ 1.59   $ 1.88
        Oil equivalents (MBoe)                         $18.54   $12.25   $12.92

Average production costs (per MBoe)                    $ 6.97   $ 4.74   $ 3.60

      7.    Facilities and Equipment

      As part of management's plans to reduce operating costs and overhead, WRT relocated its principal offices to Lafayette, Louisiana in 1995, occupying approximately 12,000 square feet of leased premises. WRT moved its corporate offices from The Woodlands, Texas, where it occupied approximately 24,000 square feet, to Houston, Texas where it occupies approximately 7,000 square feet of leased space. In connection with the Chapter 11 Reorganization Case, the Court has approved WRT's rejection of the office lease in The Woodlands, Texas. WRT owns an industrial building located in Lafayette, Louisiana with approximately 12,500 square feet of office, warehouse and shop space. This space currently houses WRT's technology and well logging equipment.

      WRT's cased hole logging equipment includes two wireline logging trucks, two skid mounted wireline units, four sets of small diameter radioactive well logging tools, five sets of large diameter radioactive well logging tools, and all necessary wireline and pressure control equipment for onshore and offshore well logging.

      In December 1994, WRT sold four drilling and workover rigs, obtained in connection with certain oil and gas property acquisitions, to an oil field service contractor for a total consideration of $3.9 million. The purchaser gave a 6% secured promissory note in exchange. No gain or loss was recognized at the date of the sale and the $1.0 million gain on the sale was deferred and was being realized over the life of the note. Concerns about the ability of the purchaser to perform pursuant to the terms of the contract resulted in WRT reversing, in September 1995, the deferred gain. In addition, WRT negotiated the return of all but one drilling and workover rig and the cancellation of the related note receivable. The Debtor has employed legal counsel to compel turnover of such rig.

      In December 1994 and May 1995, WRT sold to an oil field service contractor marine and oil field service equipment for a total consideration of $5.2 million. The purchaser gave two 6% secured promissory notes in exchange. No gain or loss was recognized at the date of the sale and the $800,000 gain on the sale was deferred and was being realized over the life of the notes. Concerns about the ability of the purchaser to perform pursuant to the terms of the contracts resulted in WRT reversing, in September 1995, the deferred gain. Prior to filing the Chapter 11 Case, WRT was negotiating with the purchaser for the return of the equipment and cancellation of the related notes receivable. The Debtor has employed legal counsel to compel turnover of the equipment.

D.    EVENTS LEADING TO CHAPTER 11 FILING

      1.    Senior Note Offering and Credit Facility

      In February 1995, WRT offered 100,000 Units consisting of $100.0 million aggregate principal amount of 13 7/8% Senior Notes due 2002 and warrants to purchase an aggregate of 800,000 shares of WRT's Common Stock (the "Warrants") (collectively, the "Offering"). The net proceeds from the Offering were used to acquire the Remaining LLOG Properties, to repay both the Bridge Loan and substantially all borrowings under the Credit Facility (defined herein), to acquire an additional working interest in the West Cote Blanche Bay Field and for general corporate purposes.

      In December 1994, WRT entered into a $40.0 million credit facility (the "Credit Facility") with International Nederlanden (U.S.) Capital Corporation ("INCC") that is secured by substantially all of WRT's assets. WRT borrowed $15.0 million thereunder to purchase the Initial LLOG Property. In March 1995, $12.0 million of the outstanding borrowings under the then existing borrowing base of the Credit Facility was repaid from the proceeds of the Offering. During 1995, WRT borrowed an additional $12.0 million under the Credit Facility, bringing the outstanding borrowings to $15.0 million, the maximum amount of borrowings available under the borrowing base of the Credit Facility. On December 31, 1995, the Credit Facility converted to a term loan whereby quarterly principal payments of one-sixteenth of the outstanding indebtedness are due and payable.

      2.    1995 Development Plan

      Upon completion of the acquisitions, and commencing in May 1995, WRT initiated a significant capital expenditure program to increase oil and gas production levels in each of its fields. This program consisted of 70 workover, side track and recompletion projects and 10 new development wells. Funding was provided from operating cash flow, remaining proceeds from the Offering and borrowings under WRT's existing revolving Credit Facility. WRT's production levels increased on a gas equivalent (Mcfe) basis from and after March 1995, when the oil and gas property acquisitions were completed, through September 1995; however, the production increases were realized at a slower pace than expected earlier in the year and the peak levels ultimately achieved were less than anticipated.

      The lower than expected level of production resulted from various factors including a combination of ordinary production declines, unexpected losses of production from several key wells, mechanical difficulties in the Lac Blanc Field and significant production declines in the predominantly oil producing West Cote Blanche Bay Field, which is not operated by WRT. Contributing significantly to the shortfall in anticipated production rates were three major well projects which proved to be unsuccessful in September 1995, for which WRT expended a total of approximately $3.6 million. Also contributing to lower than expected net revenues and operating cash flow was a significant decline in oil and gas prices during the third and early fourth quarters of 1995. Average oil and gas prices received in the third quarter of 1995 were 9% and 18% lower, respectively, than those received during the corresponding quarter of the previous year. The lower than expected production rates, together with decreased oil and gas prices during the third quarter of 1995, had a significant negative effect on WRT's liquidity and cash flow from operations. Due to the lack of success in its exploitation program and the correspondingly lower level of operating cash flow, WRT fully utilized the $15 million borrowing base available under the revolving Credit Facility in the early fourth quarter of 1995.

      3.    Change in Strategy and Corporate Structure

      Based on operating results for the quarter ended September 30, 1995, WRT had not yet realized the oil and gas production levels required at then current prices and costs to support WRT's capital requirements, fund existing debt service on WRT's Senior Notes and pay dividends on its 9% Convertible Preferred Stock. In early October 1995, in response to liquidity and cash flow concerns, WRT changed its focus from acquisition and development of non-producing reserves, to conservation of cash resources and maintenance of existing producing properties. WRT curtailed its activities to the minimum level of maintenance necessary to operate prudently its producing oil and gas wells.
All other activities, including prospect acquisitions, new drilling, and development of WRT's proved, non-producing and undeveloped reserves ceased.

      In connection with this strategy, WRT made certain changes to its corporate structure and organization aimed at reducing costs and improving operations. On November 10, 1995, Steven S. McGuire resigned as a director, Chairman of the Board and Chief Executive Officer of WRT. Samuel C. Guy, WRT's Executive Vice President at the time, also resigned as a director. Mr. Guy's employment contract, which expired on February 29, 1996, was not renewed by WRT. The Board of Directors appointed Raymond P. Landry, previously President and Chief Operating Officer of WRT, to the position of Chairman of the Board and Chief Executive Officer. WRT also implemented a plan to reduce general and administrative expenses. WRT's oil and gas operations were consolidated in Lafayette, Louisiana and the remaining corporate offices were moved from The Woodlands, Texas to smaller offices located in Houston, Texas. WRT reduced its workforce from 76 in October 1995 to 35 in March 1996. These reductions, primarily from WRT's research and development activities and wireline/logging operations, were consistent with WRT's focus on conservation of cash and maintenance of existing producing properties.

      4.    Impairment of Long-Lived Assets

      Effective December 31, 1995, WRT adopted Statement of Financial Accounting Standards No. 121 ("SFAS No. 121") - "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of." WRT recorded a non-cash charge of $103.3 million in connection with the adoption of this new accounting standard.

      Based upon the preliminary oil and gas reserve data then available, WRT estimated that in October 1995 it would recognize in the fourth quarter a $60 to $65 million charge related to the adoption of SFAS No. 121. However, final year-end estimates of proved oil and gas reserves resulted in significant downward revisions from the amounts estimated in October 1995. These downward revisions were partially the result of differences in professional opinion between WRT's current and predecessor independent engineering firms. These differences, many of which relate to classification of reserves within the different oil and gas reserve categories (i.e. proved, probable and possible) are due to the numerous engineering, geological and operational assumptions that generally are derived from limited data. Additional downward revisions are attributed to field development activity and production data during the year. Drilling and recompletion activities, including the unsuccessful well projects in WRT's East Hackberry and Bayou Penchant fields and the mechanical failure of the Lac Blanc Exxon Fee #23 well resulted in significant reserve losses. These downward revisions resulted in WRT recognizing an impairment of oil and gas properties of approximately $95 million. Of this $95 million impairment, WRT believes that approximately 46% (or approximately $44 million) is attributable to the differences in professional opinion, the October 1995 preliminary estimates having been based on the prior professionals' reports.

      WRT also recorded a non-cash charge related to certain rig, marine and field equipment owned or securing notes receivable. WRT originally expected that this equipment would provide drilling and field services in WRT's oil and gas development program. Due to liquidity problems and the reduced level of development activity, WRT did not utilize these assets to the extent originally anticipated and accordingly, recovery of the related carrying cost was largely lost. As a result of the adoption of SFAS No. 121, WRT has recorded an impairment of $7.9 million related to this equipment.

      5.    Filing of Reorganization Case

      WRT experienced further decreases in oil and gas production and related cash flows in late 1995 and early 1996, which further deteriorated WRT's already weakened financial condition. As a result, WRT was not generating and did not expect to generate in the near term sufficient cash flow to meet its existing obligations, including: the $6.9 million interest payment on Senior Notes due March 1, 1996, trade payable obligations remaining from WRT's 1995 capital expenditure program, principal and interest due on the Credit Facility, dividends on the Preferred Stock and ongoing field operating and general and administrative expenses. As liquidity problems became more severe, WRT concluded that a comprehensive financial restructuring would provide the best result to the various stakeholders in WRT. Consequently, after discussions with WRT's financial and legal advisors, INCC and certain holders of the Senior Notes, WRT's Board of Directors determined it would be desirable to effectuate its financial restructuring through a Chapter 11 filing.

                                       V.

                 SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASE

      During the course of the Debtor's Chapter 11 case, numerous pleadings have been filed with the Bankruptcy Court and numerous hearings have been conducted. The following is a general description of the more significant events which have transpired during the pendency of the case. For a comprehensive listing of the pleadings which have been filed in the case, however, the docket for the Chapter 11 Case should be consulted and the relevant pleadings referenced thereby may be obtained and reviewed from the Bankruptcy Court.

A.    EMPLOYMENT OF KEY PROFESSIONALS

      1.    Bankruptcy Counsel

      On February 14, 1996, the Petition Date, the Debtor filed an Application of Debtor in Possession for an Order Authorizing the Retention of Sheinfeld, Maley & Kay, P.C. as Counsel for its bankruptcy reorganization. On February 15, 1996, the Bankruptcy Court approved such employment. On the Petition Date, the Debtor also filed an Application to Employ Attorney, requesting authority to retain the firm of DeBaillon & DeBaillon as local counsel for the case. On February 15, 1996, the Bankruptcy Court entered an Order Authorizing Retention of Attorney for the Debtor-in-Possession, approving DeBaillon & DeBaillon as local counsel.

      2. General Corporate and Oil and Gas Law Counsel; Special Counsel for Securities Litigation

      On or about March 4, 1996, the Debtor filed an Application to Employ Special Counsel for Chapter 11 Debtor in Possession, requesting authority to employ the firm of Porter & Hedges, LLP to assist the Debtor in defending against the Securities Litigation and advising the Debtor as to matters involving corporate, securities, and oil and gas law. On March 5, 1996, the Bankruptcy Court entered an Order Authorizing Employment of Special Counsel for Chapter 11 Trustee [sic.], approving the Debtor's retention of Porter & Hedges. Since such time, however, Porter & Hedges has withdrawn as counsel in both capacities.

      3.    Oil & Gas Engineers

      On or about March 13, 1996, the Debtor filed an Application to Retain Netherland, Sewell & Associates, Inc. as Engineering Consultants. Netherland, Sewell & Associates, Inc. ("NSAI") had been retained by the Debtor prior to bankruptcy to provide a valuation of the Debtor's oil and gas reserves, which valuation was not complete by the time of the Debtor's Chapter 11 bankruptcy filing. Therefore, the Debtor's Application sought approval to continue NSAI's retention to enable completion of NSAI's report. On March 18, 1996, the Bankruptcy Court entered an Order Authorizing Employment of Netherland, Sewell & Associates, Inc. as Petroleum Engineering Consultants.

      4.    Financial Advisors

      On or about February 26, 1996, the Debtor filed an Application for Retention of Jefferies & Company, Inc. as Financial Advisor, seeking authority to retain Jefferies & Company, Inc. to assist the Debtor in restructuring and/or soliciting third party bids for the merger, sale, or other substantial disposition of the Debtor's assets. On April 9, 1996, the Bankruptcy Court entered an Order Approving Retention of Jefferies & Company, Inc. as Financial Advisor.

      5.    Accountants

      On or about March 4, 1996, the Debtor filed an Application for Authority to Retain KPMG Peat Marwick LLP ("KPMG") as Accountants and Consultants to the Debtor, seeking authority to retain KPMG for the purpose of providing accounting and auditing services, tax guidance and return preparation, and general financial advice including assistance with the bankruptcy restructuring efforts. On March 5, 1996, the Bankruptcy Court entered an Order Authorizing the Employment and Retention of KPMG Peat Marwick LLP as Accountants and Consultants to the Debtor. KPMG commenced providing assistance with bankruptcy related issues, including development of the Plan and Disclosure Statement, on or about October 8, 1996.

B.    APPROVAL OF CASH MANAGEMENT SYSTEM

      On the Petition Date, the Debtor filed a Motion for Authority to Maintain and Use Existing Depository Accounts and Business Forms (the "Cash Management Motion"). The Cash Management Motion sought Court approval for maintenance of the Debtor's pre-petition operational bank accounts and authorization to continue use of its checks and other business forms without alteration or change. On or about February 16, 1996, the Bankruptcy Court entered an order granting such requests.

C.    OBTAINING AUTHORITY TO USE CASH COLLATERAL

      The Debtor also filed an Emergency Motion for Use of Cash Collateral on February 14, 1996, seeking authority to use proceeds from its oil and gas production to continue funding operations. Among other Creditors, Internationale Nederlanden (U.S.) Capital Corporation and Creditors holding oil and gas liens against the Debtor's properties asserted and continue to assert a security interest in cash generated from the Debtor's mineral production making it necessary to obtain authority from the Bankruptcy Court pursuant to Section 363 of the Bankruptcy Code. On February 21, 1996, after notice and a hearing, the Court entered a Preliminary Order authorizing Use of Proceeds from Oil and Gas Operations (the "Preliminary Order").

      Pursuant to the Preliminary Order, the Debtor was instructed to maintain a Revenue Receipts Account, an Operating Account, a Suspended Royalty Trust Account, and a Capital Distribution Account. All post-petition funds received by the Debtor are to be initially deposited into the Revenue Receipts Account. From there, production proceeds attributable to royalty owners, overriding royalty owners and working interest owners are to be distributed to such owners on a timely basis, at least monthly; provided, however, that any such distribution which is to be setoff against joint interest billings for lease operating expenses due from working interest holders is to be transferred to the Operating Account instead, and any such distribution which is undetermined by a division order is to be placed in the Suspended Royalty Trust Account. On the 28th day of each month, the remaining proceeds in the Revenue Receipts Account are to be disbursed to the Operating Account and Capital Distribution Account, in accordance with the Debtor's budgeted expenditures. Mechanically, the Debtor was preliminarily authorized to expend funds for general and administrative expenses from the Operating Account in accordance with the Budget attached to the motion, or as supplemented by written consent from INCC and the Committee. To the extent of the Debtor's use of cash, INCC obtained a post-petition lien and security interest against post-petition funds received by the Debtor, other than those attributable to royalties and overriding royalties, subject only to competing priority claims and lienholders.

      On March 5, 1996, the Bankruptcy Court entered a Final Order Authorizing Use of Proceeds from Oil and Gas Operations (the "Final Order"). Pursuant to the Final Order, the procedures set forth in the Preliminary Order were fully ratified and continued in force, with the substitution of a new initial budget. As to the time period following the initial budget, the Debtor has been submitting proposed monthly Budget Extensions to INCC and the Committee for approval. In addition to the post-petition security given to INCC in the Preliminary Order, the Final Order also provides that as to Creditors holding perfected liens or privileges on the Debtor's post-petition revenue, such Creditors shall have a post petition lien and security interest in funds belonging to the Debtor from its operations, second in priority to the post-petition lien granted to INCC, in the event that the Debtor's use of such revenue results in a diminution in the value of such Creditor's secured position. As of the filing of this Disclosure Statement, the Debtor is still operating under the terms of the Final Order.

D.    EMPLOYMENT STABILIZATION

      The following significant steps were taken by the Debtor to ensure continuing employment of the Debtor's necessary staff.

      1.    Executive Salaries Approved

      On the Petition Date, the Debtor filed a Verified Application for Authorization to Compensate Officers and Directors, seeking approval to continue payment of annual salaries to the Debtor's officers and directors, including its President/CEO, Vice-President of Finance/CFO, Vice-President of Engineering and Geology, Vice-President of Operations, and two other independent outside directors. On March 27, 1996, the Bankruptcy Court entered an Order Authorizing Debtor in Possession to Pay Compensation to Raymond P. Landry, Ronald E. Hale, Wayne A. Beninger, and Tom C. Stewart.

      2.    Reimbursement of Employee Expenses & Contributions to 401K Plan

      On or about March 26, 1996, the Debtor filed a Motion for Authority to Pay Pre-Petition Reimbursable Employee Expenses and Employer Matching Contributions to the 401K Plan, requesting that it be permitted to reimburse pre-petition employee expenses and to make matching 401K plan contributions which had fallen due pre-petition, collectively in amounts not to exceed $4,000 per person, the amount which would be allowable as a priority expense in bankruptcy. On April 30, 1996, the Bankruptcy Court entered an Order Authorizing Payment of Pre-Petition Reimbursable Employee Expenses and Employer Matching Contributions to the 401K Plan.

      3.    Stay Bonus

      Finally, on August 23, 1996, the Debtor filed an initial Motion for Authorization to Provide Employment "Stay Bonus" to Employees. The Motion was subsequently denied without prejudice to the filing of an amended motion, due to substantial changes which had occurred to the proposal, and on or about October 7, 1996, the Debtor filed a new Motion by WRT Energy Corporation for Authorization to Provide Employment "Stay Bonus" to Employees. As described in the Motion, prior to bankruptcy WRT's Board of Directors determined that it was necessary to provide a "stay bonus" to facilitate retention of employees during the Chapter 11 Case in view of the uncertainties of the future of the Company. The policy approved by the Board, and proposed in the Motion, was to provide
(1) certain designated "key" employees with a stay bonus of 50% of salary earned subsequent to the Petition Date, limited to a maximum of six months salary; and (2) non-"key" employees with a stay bonus of 25% of salary earned subsequent to the Petition Date, limited to maximum of three months' salary. A condition precedent to the receipt of such bonus is continued employment through confirmation or a sale of a substantial portion of the Debtor's properties, unless permitted otherwise by order of the Bankruptcy Court under extenuating circumstances. On November 6, 1996, the Bankruptcy Court entered an Order Authorizing Debtor to Provide Employment "Stay Bonus" to Employees. Thereafter, on December 17, 1996, the Debtor filed a motion requesting approval to pay the stay bonus to Kathleen Ruegsegger under such extenuating circumstances. On or about January 21, 1997, the Court entered an order authorizing such bonus.

E.    APPOINTMENT OF OFFICIAL COMMITTEE OF UNSECURED CREDITORS

      On or about March 11, 1996, the United States Trustee's Office appointed an official Committee of Unsecured Creditors to participate in the Chapter 11 Case. Upon consideration of the

Debtor's schedules and solicitation to the largest Creditors in the Case, the Committee was compiled by the U.S Trustee. Since the Committee's appointment, the Committee has retained professionals in the Case to assist its participation in the case including Stroock & Stroock & Lavan LLP as its bankruptcy counsel, along with Draper & Culpepper as local counsel, and Coopers & Lybrand L.L.P. as its financial advisors.

F.    DENIAL OF REQUEST FOR APPOINTMENT OF LIEN CREDITORS COMMITTEE

      On March 7, 1996, Halliburton Company and certain other lien creditors filed a motion for appointment of a Lien Creditor's Committee in the Case. After due consideration by the Court, such request was denied. An additional request was lodged by Halliburton in connection with the Debtor's request for authority to obtain post-petition financing, but such request has not been granted and no lien creditor's committee has been approved or appointed in the case to date. To accommodate certain concerns of the lien creditors in the case, however, Texaco, Inc. and Diamond Services, Inc. were placed on the Committee to act as a representative of all lien creditors in the case.

G.    ESTABLISHMENT OF CLAIMS BAR DATE

      On April 3, 1996, the Debtor filed a motion to establish deadline for the filing of Claims in the case, requesting that the deadline for the filing of proofs of claims be set as July 1, 1996. The establishment of a claims bar date was critical to the Debtor's ability to determine its outstanding liabilities, especially oil and gas lien Claimants. By order entered on April 8, 1996, the Bankruptcy Court granted the motion and established July 1, 1996, as the bar date. Thereafter, the Debtor provided direct notice to all known Creditors, and publication notice, via applicable regional newspapers, was provided to all unknown Creditors. On June 26, 1996, the Debtor filed a motion for establishment of a supplemental deadline requesting an extended deadline of August 23, 1996, for certain parties whose addresses were discovered subsequent to July 1, 1996 (listed on Exhibit "A" to the motion). The Bankruptcy Court granted the motion and established the supplemental bar date of August 23, 1996 as to such additional parties. Several Creditors have also independently filed motions for extension of the bar date, and the Bankruptcy Court has provided certain of the Creditors with an extended deadline in accordance with their requests. Finally, in connection with the denial of Continental Land & Fur Co.'s motion to compel release of certain escrowed production proceeds, the Bankruptcy Court established a new deadline of January 16, 1997, for the filing of proofs of claims by Claimants asserting Claims based upon unpaid royalties.

H.    COMPROMISE OF BEAR STEARNS LITIGATION

      Prior to the filing of the Debtor's Chapter 11 Case, on December 10, 1992, WRT, one of its executives, a former executive and others instituted a lawsuit against Bear, Stearns & Co., Inc. ("Bear Stearns"), Drake Capital Securities, Inc. ("Drake"), Seven Antebi ("Antebi") and Jerry Friedman ("Friedman") in the District Court of Harris County, Texas, 133rd Judicial District. After settling with Drake and Friedman, the plaintiffs commenced trial on February 28, 1995. On March 31, 1995, the jury returned a verdict in favor of the Debtor and five of its shareholders against Antebi for approximately $1.1 million. The Debtor, however, considered the jury verdict to be insufficient. Accordingly, the Debtor requested, and on August 4, 1995 was granted, a new trial. The new trial, originally docketed to begin on October 30, 1995, was postponed and was rescheduled for April 8, 1996. Prior to commencement of the new trial, the case went to mediation and was settled on February 16, 1996, for $600,000 plus court costs of approximately $69,000, subject to the approval of the Bankruptcy Court. Consequently on April 22, 1996, Debtor filed a Motion for Authority to Compromise the Bear Stearns Litigation, requesting that the settlement be approved and that the distribution of proceeds generated therefrom be authorized to the respective parties to the Litigation pursuant to the Settlement Agreement reached. Due to objections raised as to the distribution of the Bear Stearns Litigation Proceeds, the Bankruptcy Court approved the Settlement Agreement but instructed that a subsequent Motion be provided to resolve the issue of disposition of the proceeds. As a result on August 27, 1996, the Debtor filed a Motion for Authorization to finally settle distribution of the Bear Stearns Litigation Proceeds. On September 10, 1996, the Bankruptcy Court approved such Motion and the proceeds have since been distributed accordingly, including the distribution of approximately $152,000 to the Debtor.

I.    REJECTION OF TRI-DECK MARKETING AGREEMENT AND SUIT FOR TURNOVER OF
      PROCEEDS

      Prior to filing its Chapter 11 Case, WRT allegedly entered into a marketing agreement with Tri-Deck Oil & Gas Company ("Tri-Deck") pursuant to which Tri-Deck would market all of WRT's oil and gas production. Subsequent to the agreement, Tri-Deck's principal, James Florence (WRT's Director of Marketing) on behalf of WRT assigned to Plains Marketing its right to market WRT's oil production. During the early stages of the Debtor's Chapter 11 Case, Tri-Deck failed to make payments to WRT attributable to several months of WRT's gas production. Consequently, the Debtor responded in two ways. First, on May 20, 1996, the Debtor filed a Motion to Reject the Tri-Deck Marketing Agreement (Motion to Reject Oil and Gas Sales and Purchase Agreement with Tri-Deck by WRT Energy Corporation). Second, on May 29, 1996, the Debtor initiated an adversary proceeding against Tri-Deck and Perry Gas Companies, Inc. ("Perry Gas"), styled WRT Energy Corporation v. Tri-Deck Oil & Gas Company and Perry Gas Companies, Inc., Case No. 96-5028 (the "Adversary Proceeding"). Perry Gas was the party which ultimately purchased WRT's gas production for the months in question.

      With respect to the Motion to Reject, on June 11, 1996, the Bankruptcy Court entered an order authorizing the rejection, effective June 4, 1996. On June 20, 1996, the Debtor filed a motion requesting the Bankruptcy Court to amend the rejection order to reflect an earlier effective date for the rejection. On July 22, 1996, after receiving briefs from both the Debtor and Tri-Deck, the Bankruptcy Court entered its Reasons for Decision, finding that the effective date would not change, but directing Tri-Deck and the Debtor to determine the amount of production proceeds attributable to the Debtor's June gas production which are unquestionably payable to the Debtor, and to submit an order effectively directing Perry Gas to pay such amounts to the Debtor. Accordingly, on August 8, 1996, the Bankruptcy Court entered an Amended Order to that effect. Thereafter, however, Tri-Deck appealed the order, and requested a stay pending the appeal. On August 21, 1996, the Bankruptcy Court entered an order denying the request for a stay, and the appeal has since been dismissed. Consequently, Perry Gas thereafter made payment to WRT of the June gas proceeds less

$75,000 for a set-off claim by Perry Gas, which is subject to further consideration by the Bankruptcy Court.

      Next, with respect to the Adversary Proceeding, the Debtor sought turnover by Tri-Deck and/or Perry Gas of all unpaid production proceeds payable to the Debtor under the marketing agreement and the issuance of a temporary restraining order and preliminary injunction against both parties to prevent further disposition of such proceeds pending outcome of the adversary. On May 31, 1996, after conducting a hearing on notice, the Bankruptcy Court entered a consensual temporary restraining order against both Tri-Deck and Perry Gas.
The TRO was carried forward in a Preliminary Injunction entered by the Court on June 18, 1996. Pursuant to the terms of the Preliminary Injunction, Perry Gas was required to segregate into a separate depository account the funds due for the purchase of WRT's April and May 1996 gas production from Tri-Deck. Subsequently, upon Motion by WRT the Court ordered such funds to be placed into the Court's registry, as Perry had made certain withdrawals from the separate depository account without authorization by the Court. Currently, the funds remain in the registry of the Court; additionally, a dispute exists between Debtor and Perry Gas as to additional funds owed by Perry Gas for the purchase of Debtor's April and May production. Currently, the Adversary Proceeding remains pending as to the ultimate issue of turnover of proceeds. Tri-Deck has also filed an answer and counterclaim in which Tri- Deck is asserting, among other things, damages for tortious interference of its contractual relationships with others. The Debtor believes that Tri-Deck's counterclaim is without merit.

J.    OIL & GAS LEASE DISPUTE

      On or about April 3, 1996, the Debtor filed a Motion to Extend Time to Assume or Reject Certain Unexpired Leases. In the Motion, the Debtor expressed its uncertainty, at the time, as to whether mineral leases constitute executory contracts and/or unexpired leases, but moved for an extension of time to assume or reject such mineral leases under Section 365 of the Bankruptcy Code as a precautionary measure to prevent the possibility of automatic rejection of the leases under Subsection (d)(4) of Section 365 in the event the Court should find that Section 365 does apply. On April 30, 1996, the Court entered an order granting the extension, but required the Debtor to file pleadings with the Court on or before June 21, 1996 for the assumption or rejection of mineral leases under which the State of Louisiana is the lessor, and for the assumption or rejection a mineral lease and related agreements under which the LaFourche Parish School Board is the lessor. Consequently, the Debtor thereafter filed motions for the conditional assumption of the State and LaFourche Parish School Board mineral leases -- conditioned upon final, non-appealable orders determining that the mineral leases at issue constitute executory contracts and/or unexpired leases subject to the provisions of Section 365 of the Bankruptcy Code.

      Prior to the June 21, 1996 filing deadline, on May 20, 1996, Pigeon Land Company and several additional parties (co-movants) filed a motion, pursuant to
Section 365 of the Bankruptcy Code, to compel assumption or rejection of certain oil and gas leases and associated land agreements. Having had the chance to research Section 365's applicability to mineral leases, both the Debtor and the Committee opposed the motion based upon the assertion that Louisiana oil and gas leases do not constitute executory contracts or unexpired leases within the meaning of Section 365. On July 2, 1996, the Bankruptcy Court conducted a hearing to receive arguments at the conclusion of which the Pigeon Land Company et al motion was taken under advisement. Numerous additional parties stand to be affected by the Court's ruling and additional Creditors filed similar motions to compel, including Continental Land & Fur Co. On November 13, 1996, the Bankruptcy Court rendered its Reasons for Decision in which the Bankruptcy Court determined that Louisiana oil and gas leases do not constitute executory contracts or unexpired leases under Section 365 of the Bankruptcy Code. On the same date, the Bankruptcy Court entered a corresponding order denying both Pigeon Land Company's motion to compel and Continental Land & Fur's motion to compel (the "Pigeon & CLF Order"). Similarly, Exxon Corporation's motion to compel was subsequently denied by a supplemental order entered on December 18, 1996 (the "Exxon Order"). Timely appeals were filed as to the Pigeon & CLF Order by Pigeon Land Co. et al. and Continental Land & Fur. Jeanerette Lumber and Shingle later also filed an appeal. With respect to the Exxon Order, Exxon Corporation timely filed an appeal therefrom. Currently, the appeals as to both the Pigeon and CLF Order and the Exxon Order are pending determination by the District Court for the Western District of Louisiana.

      Certain creditors in the case have also asserted that WRT's mineral leases are terminable due to non-payment of royalties. While the Plan provides treatment for both pre- and post-petition royalties, a couple of landowners have nevertheless requested relief from the automatic stay to take actions under state law to dispossess WRT of such interests. WRT and DLBW do not believe that such relief is warranted, nor that the landowners would be successful under state law. However, to date, the issue has not been finally ruled upon by the Bankruptcy Court or any other court of competent jurisdiction.

K.    MOTION TO COMPEL RELEASE OF ESCROWED PRODUCTION PROCEEDS

      In connection with the Motion by the Debtor to obtain approval to use Cash collateral in funding operations, the Debtor agreed to segregate $170,000 representing an estimation of the oil and gas proceeds attributable to oil and gas royalties just prior to the Debtor's bankruptcy filing. On or about June 11, 1996, Continental Land & Fur ("CL&F") filed a motion to compel distribution of greater than $79,000 from such segregated account in satisfaction of certain oil and gas royalty payments it deemed due and owing to CL&F from such fund. Both the Debtor and the Committee filed objections to such distribution, claiming that such funds were not property of CL&F, as claimed, but instead represented commingled funds of the Debtor subject to the Debtor's use in funding continuing operations, and that CL&F would have a Claim for unpaid royalties in the nature of an Unsecured Claim. On November 15, 1996, the Bankruptcy Court entered an order denying CL&F's Motion, determining that such funds do not belong to CL&F but instead represent property of the estate and that unpaid prepetition royalties are unsecured claims. In conjunction with such ruling, the Bankruptcy Court instructed the Debtor to provide notice of the order to all known royalty Claimants along with a notice of an additional forty-five day bar date period in which to file Claims for unpaid prepetition royalties.

L. ADVERSARY PROCEEDING TO ENJOIN SECURITIES LITIGATION AGAINST OFFICERS AND DIRECTORS

      Prior to the filing of the Debtor's Chapter 11 Case, two class action securities litigation cases (collectively the "Securities Litigation") were filed against the Debtor and certain other Defendants, including several of WRT's current and former officers and directors, in the District Court for the Southern District Court of California. On or about April 22, 1996, the Debtor filed an action to enjoin further prosecution of the Securities Litigation as against such officers' and directors', claiming that if the litigation were permitted to proceed it would place the Debtor at risk for the possibility for certain issues being held against the Debtor under principles of collateral estoppel and rejudication, and that the officers and directors efforts in defending such litigation would divert attention from the reorganizational needs of the Debtor in its Chapter 11 Case. The suit was joined with a request for a preliminary injunction which became largely unnecessary due to the Defendants consent to a stand still arrangement during the period in which negotiations could take place. During such standstill period, the Securities Litigation was transferred to the District Court for the Southern District of New York where it remains pending. On September 16, 1996, the Bankruptcy Court entered an order denying the request for preliminary injunction and the case was subsequently dismissed.

M.    POST-PETITION FINANCING

      On May 10, 1996, the Debtor filed a motion for authority to obtain post-petition financing seeking authority to obtain additional financing from INCC pursuant to Section 364 of the Bankruptcy Code (the "INCC Financing Motion"). After several continuances of the hearing on the motion, on July 19, 1996, the Debtor filed a second motion for authority to obtain post-petition financing, this time from Wexford Management LLC (the "Wexford Financing Motion"). Thereafter the Debtor filed a motion to withdraw the INCC Financing Motion, which the Bankruptcy Court thereafter granted. The Wexford Financing Motion has been continued several times since such time, and remains pending as of the filing of this Disclosure Statement.

N.    SALE OF MINOR OIL AND GAS PROPERTIES

      1.    Sale of Rankin Field Interests

      On June 20, 1996, the Debtor filed a motion to sell and assign its oil and gas interests and related property interests in the Rankin Field, Harris County, Texas to American Energy Sources, Inc. free and clear of liens. The consideration proposed by American Energy in exchange for an assignment of all of the Rankin Field Interests was $5,000 plus American Energy's agreement to assume all plugging and abandonment liability and all post-sale environmental liabilities associated with the land. On July 2, 1996, the Bankruptcy Court approved the sale and entered an order to that effect. With respect to the cash proceeds received, the Court authorized the Debtor to pay the Secured Claims of Huffman Independent School District and Spanish Cove Public Utility District, and directed the Debtor to place the remaining funds into a segregated account pending allowance of all other Secured Claims associated with the Rankin Field. Correspondingly, all liens previously attached to the Rankin Field Interests were transferred to the funds held in the segregated account.

      2.    Sale of Bayou Henry Interests

      On or about September 30, 1996, the Debtor filed a motion requesting authority to consummate a sale of the Debtor's oil and gas interests (if any remaining) and associated property in the Bayou Henry Field, Iberia Parish, Louisiana to Hunter Oil & Gas. The consideration proposed by Hunter in exchange for an assignment of all such interests was $10.00 plus the assumption of all costs and liabilities associated with WRT's obligations to plug and abandon the wells and restore the surface. Previously, WRT had entered into a settlement agreement with ATC Realty Eight, Inc. and Gulf Coast Package Limited whereby WRT agreed to provide certain letters of credit to secure P&A costs. Two letters of credit remain in the amount of $50,000 each. Therefore, ATC Realty Eight and Gulf Coast Package Ltd. filed an objection to the proposed sale to the extent that the letters of credit would not remain in place. On October 29, 1996, the Bankruptcy Court approved the transaction, but subject to the Debtor's filing of supplemental information detailing the P&A security to be provided by Hunter.

O.    APPOINTMENT OF EXAMINER

      On July 15, 1996, Baker Hughes, Inc. filed a motion for appointment of an examiner in the Case pursuant to Section 1104 of the Bankruptcy Code. Thereafter, on August 8, 1996, Schlumberger Well Services, Double Eagle Marine, Inc., and Inland Marine Services, Inc. also filed a motion for appointment of
an examiner.   On August 13, 1996, the Bankruptcy Court granted the motion, establishing certain specified matters for the examiner to collect information for the purpose of reporting back to the Court and Creditors. On August 10, 1996, the U.S. Trustee filed a letter indicating the Trustee's selection of David J. Moore as the examiner. Baker Hughes objected to the appointment, and on August 27, 1996, the Court entered an order denying such appointment. Consequently, on September 3, 1996, the U.S. Trustee filed a new letter with the Court indicating the Trustee's selection of Jason R. Searcy as the examiner, and on September 10, 1996, the Court entered an order authorizing Mr. Searcy as the examiner. Pursuant to the original order appointing an examiner in the case, a report was to be filed by the examiner by no later than November 12, 1996, reflecting the examiner's findings to that point. On November 15, 1996, such preliminary report was filed by the Examiner, a copy of which is attached hereto as Exhibit "C". Subsequent to that time, on November 19, 1996, the Examiner filed a Supplement thereto making certain minor modifications, and such Supplement is attached hereto as Exhibit "C" as well. As of the filing of this Disclosure Statement, the Examiner has also conducted and will likely continue to conduct examinations of individuals and entities pursuant to Bankruptcy Rule 2004, and should be filing a final, or supplemental, report regarding his findings. The Plan provides that Causes of Action, other than the Marine Equipment Causes of Action and the Tri-Deck Causes of Action, shall be transferred into Litigation Equity, and such Causes of Action shall be prosecuted for the benefit of the holders of the Litigation Equity Interests.

P.    MOTION TO PROHIBIT USE OF PRODUCTION PROCEEDS FROM WEST COTE BLANCHE BAY
      FIELD

      On or about August 20, 1996, Texaco filed a motion pursuant to Section 363(e) of the Bankruptcy Code seeking to prohibit the Debtor's use of proceeds from production from the West Cote Blanche Bay Field until such time as Texaco has "recouped" sufficient funds to satisfy the Debtor's indebtedness to Texaco pursuant to the operating agreement in force as to such field. Both the Debtor and the Committee filed objections to the motion. On September 17, 1996, a hearing was conducted at which time the motion was taken under advisement, and to date, a decision has yet to be rendered. Furthermore, in connection with a transaction involving the West Cote Blanche Bay Field, Texaco has adjourned and agreed to ultimately dismiss such Motion. See Section VII.A.-- The Texaco West Cote Blanche Bay Transaction.

Q.    THE SEARCH FOR AN M&A CANDIDATE OR RESTRUCTURING PARTNER

      During the first quarter of 1995, the Debtor and its financial advisor, Jefferies & Company, Inc. ("Jefferies") commenced a process to systematically determine and assess the Debtor's strategic options including the potential sale of all or part of the Debtor's assets or stock by merger, tender offer, exchange offer, plan of reorganization or other acquisition of the Debtor's debt or securities (the "M&A/Restructuring Process"). Jefferies was authorized to undertake such an assignment pursuant to a Bankruptcy Court Order dated March 26, 1996.

      At the commencement of the M&A/Restructuring Process, the Debtor, through Jefferies, mailed over seventy Information Memoranda to potentially interested parties, with the majority of such memoranda having been mailed on June 22, 1996. Parties receiving the Information Memorandum were asked to submit preliminary indications of value by July 9, 1996. Indications of value were received from 13 parties with 9 invites to a data room for comprehensive due diligence activities extended to parties expressing significant values. The Data Room was open from August 1, 1996 through September 18, 1996.

      On or about October 1, 1996, the Debtor received five non-binding bids or restructuring proposals for the Debtor and/or its assets. After consultation with the Debtor's Board of Directors, Jefferies was directed to contact each bidder or restructuring candidate for an offer or proposal of higher value for the estate. Two asset bidders raised the aggregate amounts of their bids based upon these efforts. As each of the bids and proposals differed in certain respects, Jefferies performed financial analyses concerning the valuation of each bid. The Debtor's Board of Directors, after consultation with Jefferies, selected the DLBW Restructuring Proposal.

      At or about the same time Jefferies met with the Debtor's Board of Directors and to coordinate strategy and efforts concerning the bids and proposals, Jefferies initiated communications with the financial advisors to the Committee of Unsecured Creditors in an effort to apprise the Committee of the bid procedure undertaken and the preliminary results obtained.

      In mid-October 1996, Jefferies circulated an information book and met with members of the Committee and their advisors to summarize for the Committee members the terms and conditions of each bid along with preliminary financial analyses concerning the same. The Committee concurred with the Debtor that the DLBW Proposal was the most favorable option to both the Debtor and Creditors.

      On October 29, 1996, the Debtor filed a motion requesting approval of a break-up fee of $1,000,000.00, contained in the DLBW Proposal, and of the reimbursement of DLBW's attorneys' fees and expenses up to a maximum of $500,000.00. On December 16, 1996, the Court rendered its Reasons for Decision whereby it indicated that the reimbursement of expenses would be approved, but the break-up fee, as requested, would be denied. Accordingly, on December 24, 1996, an order was entered to that effect, without prejudice to DLBW's subsequent filing of an additional motion for approval of a break-up fee in alignment with the Court's ruling.

      On or about January 29, 1997, the Debtor and DLBW filed a Joint Motion for an Order (A) Approving the Commitment Agreement, (B) Authorizing and Directing WRT to Enter Into Commitment Agreement and (C) Approving a Break-Up Fee and an Increased Expense Reimbursement. By Order entered by the Court on or about February 18, 1997, the Joint Motion was granted authorizing the Debtor's entry into a Commitment Agreement with DLBW, approving a break-up fee of $700,000 to DLBW in the event that one or more contingencies arise under the terms of the Commitment Agreement, and expanding the maximum out-of-pocket expense reimbursement amount in favor of DLBW to $1,500,000 in connection with DLBW's participation in the development of the Plan and Disclosure Statement.
A true and correct copy of the Commitment Agreement is attached to this Disclosure Statement as Exhibit "H".

R.    TRICORE AVOIDANCE ACTION

      On January 14, 1997 the Debtor initiated an adversary proceeding to obtain a declaration of the invalidity of the security interests or liens allegedly securing Tricore Energy Venture, LP's ("Tricore's") asserted Secured Claim of "up to $9,223,741.00," or alternatively for avoidance of such security interests or liens pursuant to Sections 544 and 547 of the Bankruptcy Code. Such suit is pending as of the filing of this Disclosure Statement. On March 7, 1997, the Debtor also filed an objection to both the allowance and amount of Tricore's Claims.

                                      VI.

                             SUMMARY OF THE CLAIMS,
                  CLASSIFICATIONS AND TREATMENT UNDER THE PLAN

A.    INTRODUCTION

      A summary of the principal provisions of the Plan and the treatment of Classes of Allowed Claims and Equity Interests in the Plan is set out in this section VI.  The summary is qualified in its
entirety by reference to the Plan.

      THE AMOUNTS OF CLAIMS IN THE VARIOUS CLASSES AND THE NUMBER OF HOLDERS OF SUCH CLAIMS CANNOT NOW BE EXACTLY DETERMINED. WHILE THE DEBTOR HAS REFLECTED IN THE SCHEDULES, AS AMENDED, THE DEBTS AND CLAIMANTS KNOWN TO IT OR REFLECTED ON ITS BOOKS, ADDITIONAL CLAIMS ARISING FROM THE REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES MAY ALSO BE FILED AT A LATER DATE AND ROYALTY CLAIMS ARE CONTINUING TO BE RECEIVED BY THE DEBTOR DUE TO THE COURT'S EXTENDED FILING DEADLINE OF JANUARY 16, 1997 FOR SUCH CLAIMS. IN MOST INSTANCES, THEREFORE, THE AMOUNT OF CLAIMS IN THE VARIOUS CLASSES AND THE NUMBER OF HOLDERS OF SUCH CLAIMS SET FORTH HEREIN ARE ESTIMATES. HOWEVER, THE DEBTOR BELIEVES THE ESTIMATES TO BE REASONABLE.

      When reviewing Section VI of this Disclosure Statement, readers should keep in mind that:

      1. The projections assume that the Bankruptcy Court will confirm the Plan on or before April 30, 1997 (the "Confirmation Date") and that the Effective Date under the Plan will be on or before July 1, 1997. If the Effective Date were to occur prior to July 1, 1997, the Debtor believes that it will have sufficient Cash to consummate the Plan.

      2. The following statements relating to the Claims against the Debtor and the instruments evidencing the Claims are summaries of provisions contained therein and do not purport to be complete. The provisions of the specific instruments referred to in the summaries, whether to sections or defined terms, are incorporated herein by reference and the summaries are qualified in their entirety by reference to the applicable instruments evidencing the Claims against the Debtor.

B.    CLASSIFICATION OF CREDITORS

      As set out below, the Plan provides for the division of the Debtor's Creditors into Classes. All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of the Class and is classified in a different Class to the extent that the Claim or Interest qualifies within the description of that Class. A proof of claim or interest which asserts a Claim or an Interest which is properly includible in more than one Class is in the Class asserted only to the extent it qualifies within the description of such Class and is in a different Class to the extent it qualifies within a description of such different Class.

                              UNCLASSIFIED CLAIMS

      Allowed Administrative Claims
      Allowed Priority Tax Claims

                               CLASSIFIED CLAIMS

                                PRIORITY CLAIMS:

      Class A-1:   Allowed Priority Claims

                            SECURED CONTRACT CLAIMS:

      Class B-1:   Allowed Secured Claim of GMAC
      Class B-2:   Allowed Secured Claim of INCC
      Class B-3:   Allowed Secured Claim of MC Bank & Trust Company
      Class B-4:   Allowed Secured Claim of Tricore
      Class B-5:   Allowed Secured Claim of Woodforest National Bank
      Class B-6:   Allowed Secured Claim of The Woodlands Corporation

                        SECURED OIL AND GAS LIEN CLAIMS:

      Class C-1:   Abbeville Field Claims

      Class C-2:   Bayou Henry Field Claimants

      Class C-3:   Bayou Penchant Field Claims

                   Class C-3-A:  North Lease Claimants
                   Class C-3-B:  South Lease Claimants
                   Class C-3-C:  South/North Lease Claimants

      Class C-4:   Bayou Pigeon Field Claims

                   Class C-4-A:  Brownell Kidd 90 Lease Claimants
                   Class C-4-B: David R. McHugh Estate Lease Claimants Class C-4-C: Edward H. Peterman Lease Claimants
                   Class C-4-D: Lynch McHugh Heirs et al Lease Claimants Class C-4-E: VF Landry et al 52 Lease Claimants
                   Class C-4-F:  VF Landry et al 90 Lease Claimants
                   Class C-4-G:  Brownell Kidd Lease Claimants
                   Class C-4-H: Richard Lynch Heirs Lease Claimants Class C-4-I: VF Landry 11/66 Lease Claimants

      Class C-5:   Darrow Field Claims

      Class C-6:   Deer Island Field Claims

                   Class C-6-A:  CL&F 12/21/45 Lease Claimants
                   Class C-6-B:  CL&F 12/26/45 Lease Claimants
                   Class C-6-C:  CL&F SWD Well #1 Claimants

      Class C-7:   East Hackberry Field Claims

                   Class C-7-A:  M.P. Erwin Lease Claimants
                   Class C-7-B:  State Lease 50 Lease Claimants

      Class C-8:   Golden Meadow Field Claims

      Class C-9:   Lac Blanc Field Claims

      Class C-10:  Napoleonville Field Claims

                   Class C-10-A: Dugas & LeBlanc Ltd 2/94 Lease Claimants Class C-10-B: Dugas & LeBlanc Ltd 3/94 Lease Claimants Class C-10-C: Dugas & LeBlanc Ltd 93 Lease Claimants
                   Class C-10-D: E. Robert Sternfels et al 90 Lease Claimants Class C-10-E: Dougas LeBlanc A SWD Well Claimants

      Class C-11:  Rankin Field Claims

      Class C-12:  South Atchafalaya Bay Field Claims

      Class C-13:  Tigre Lagoon Field Claims

      Class C-14:  West Cote Blanche Bay Field Claims

      Class C-15:  West Hackberry Field Claims

                   Class C-15-A: R Vincent 1/18/38 Lease Claimants Class C-15-B: R Vincent 5/36 Lease Claimants

      Class C-16:  West Lake Pontchartrain Field Claims

                               UNSECURED CLAIMS:

      Class D-1:   Allowed Convenience Claims
      Class D-2:   Allowed Tort Claims
      Class D-3:   Allowed General Unsecured Claims
      Class D-4:   Allowed Securities Litigation Claims Based Upon Senior Note
                   Ownership

                               EQUITY INTERESTS:

      Class E-1:   Preferred Stock
      Class E-2:   Allowed Securities Litigation Claims Based Upon Preferred
                   Stock Ownership
      Class E-3:   Common Stock and Allowed Securities Litigation Claims Based
                   Upon Common Stock Ownership
      Class E-4:   WRT Warrants
      Class E-5:   WRT Stock Options

C.     TREATMENT OF CLASSES OF CLAIMS AND EQUITY INTERESTS

       1.     Treatment of Administrative Claims

       Pursuant to the Plan, each Allowed Administrative Claim will be paid in full by no later than the later of the Effective Date or fifteen days after allowance of the Claim by Final Order, unless the Claim was incurred by the Debtor in the ordinary course of the Debtor's business during the course of the Chapter 11 Case in which case the Claim will be paid in the ordinary course. Administrative Claims are Claims against the Debtor for any cost or expense of the Chapter 11 Case allowed under Section 503(b) of the Bankruptcy Code, including all actual and necessary expenses relating to the preservation of the Debtor's estate or the operation of WRT's business and allowance of compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Code.

       Allowed Administrative Expense Claims will include the Indenture Trustee Claim of approximately $170,000. The Indenture Trustee has agreed, upon the occurrence of the Effective Date and its receipt of Cash in the amount of the Indenture Trustee Claim, to waive any lien against, or that would otherwise affect, the Distributions provided in the Plan in respect of any Claim.

       Any person requesting compensation or expense reimbursement pursuant to Sections 328, 330, 503(b)(2) through (6) or 1103 of the Bankruptcy Code shall file Compensation Estimates (i) on or before three (3) calendar days before the first date set for the hearing or the confirmation of the Plan, and (ii) on or before five (5) calendar days before the first date scheduled for the Effective Date. Each holder of an Administrative Claim other than (i) an Allowed Administrative Claim or (ii) an Administrative Claim incurred in the ordinary course of the Debtor's business must file a proof of Administrative Claim (or an application for approval in the case of a Fee Claim) on or before the Administrative Claims Bar Date and serve a copy on counsel for New WRT.

       All payments to professionals for compensation and reimbursement of expenses are made in accordance with detailed procedures established by the Bankruptcy Code relating to the payment of interim and final fees. The Bankruptcy Court will review all requests for compensation and reimbursement of expenses. Attorneys and other professionals may make application to the Bankruptcy Court for payment of such compensation. In addition, the assumption that professionals will be paid or have been paid in the ordinary course assumes that there will be no material litigation involving any aspect of the Plan or any Claims thereunder and that the Plan will be confirmed without substantial controversy. If any events occur or if confirmation of the Plan is delayed for any reason, such assumptions may not prove to be reasonable and the estimated Administrative Claims may be much higher. Finally, the Plan proposes to treat unpaid post-petition oil and gas royalties as Administrative Claims. At this time all royalties have been paid on proceeds received by WRT from oil and gas production after the Petition Date.

       Additionally, as further described in Section V of the Disclosure Statement, the Debtor has commenced an adversary proceeding against Tri-Deck Oil & Gas and Perry Gas Companies, Inc. The amount in controversy in the Tri-Deck Litigation exceeds $4,000,000. As part of that litigation, Perry Gas has deposited $1,524,236 into the registry of the Court subject to further Order as to the fund's disposition. Perry Gas has asserted an Administrative Expense Claim in the amount of $120,467.88, as to the amount of which negotiations are continuing between the Debtor and Perry Gas.

       2.     Treatment of Allowed Priority Tax Claims

       Priority Tax Claims consist of Claims against the Debtor entitled to priority in accordance with Section 507(a)(8) of the Bankruptcy Code. These Claims consist of Claims asserted by governmental taxing authorities. The estimated amount of Allowed Priority Tax Claims is $1,200,000.

       Under Section 1129(a)(9)(C) of the Bankruptcy Code, Priority Tax Claims may be paid in deferred Cash payments over a period of six (6) years from the date of assessment. The Priority Tax Claims at issue in WRT's case were assessed in 1995 or later. Pursuant to the Plan, New WRT will pay Allowed Priority Tax Claims in full in deferred Cash payments in equal quarterly payments through the end of year 2001 with interest at a rate of LIBOR (London Inter-Bank Offered Rate), plus 2%. However, New WRT shall have the option to prepay (without penalty or premium) any or all of the Allowed Priority Tax Claims at any time up until December 31, 2001.

       3.     Treatment of Allowed Priority Claims (Class A-1).

       Allowed Priority Claims within Class A-1 consist of Claims entitled to priority in payment under Section 507(a)(3)-(a)(7) of the Bankruptcy Code. The Debtor estimates that the total amount of Allowed Priority Claims against the Debtor as of the Effective Date will be nominal. Such Claims will be paid in full by no later than the later of the Effective Date or fifteen days after allowance of the Claims by Final Order.

       4.     Treatment of Allowed Secured Claim of GMAC (Class B-1).

       Class B-1 is comprised of the Allowed Secured Claim of General Motors Acceptance Corporation ("GMAC"). GMAC has asserted two different Secured Claims in the Case in the aggregate amount of in excess of $21,908.07. One of the Claims (totaling in excess of $6,044.97) was filed after the Bar Date and will be opposed accordingly. The remaining Claim is based upon a truck loan which was made in 1994. The Plan proposes to cure all outstanding monetary defaults to GMAC, reinstate the obligations evidenced in the applicable loan documents supporting such Claim, and to resume payments thereafter in accordance with such loan documents.

       5.     Treatment of Allowed Secured Claim of INCC (Class B-2).

       Class B-2 is comprised of the Allowed Secured Claim of Internationale Nederlanden (U.S.) Capital Corporation ("INCC"). INCC has asserted a Secured Claim in the Case in the amount of $15,367,257.56, based upon financing which INCC provided to WRT prior to the Petition Date. The INCC indebtedness is secured by a blanket lien on virtually all of WRT's oil and gas properties, including, but not limited to, wells and equipment located on such properties and the production thereof. Based upon their review of the INCC financing transaction, however, the Debtor and DLBW believes that the lien asserted by INCC on the Debtor's interest in West Cote Blanche Bay is avoidable under Sections 544, 547 and 548 of the Bankruptcy Code.

       DLBW and ING (U.S.) Capital Corporation (successor to INCC) ("ING") have reached an agreement in principle providing for the consensual treatment of INCC's Claim and for availability of a new loan to New WRT. The agreement remains subject to the completion of definitive documentation, corporate approvals and certain other conditions. The basic terms and conditions of the agreement are set forth on Exhibit "I" hereto and may be summarized as follows:

       (a) INCC's Claim will be an Allowed Secured Claim in the approximate amount of $17.7 million which will be satisfied by a cash payment in full on the Effective Date. This Allowed Secured Claim consists of $15 million of principal outstanding as of the Petition Date, approximately $2.3 million of interest at the non-default contract rate (estimated as of a July 1, 1997 Effective
              Date), and approximately $475,000 of expenses (estimated as of January 1997) (allowable under Section 506(b) of the Bankruptcy
              Code) and represents the Debtor's belief that the value of INCC's interest in the Debtor's Assets (other than WCBB) exceeds the amount of INCC's Claim. INCC has asserted that it is entitled to be paid interest at the default rate, and that its allowable expenses are in excess of $400,000. Nonetheless, INCC has indicated that it will accept the Plan notwithstanding the lower payments set forth above.

       (b) ING's proposal to lend to New WRT (to be finalized shortly in a formal commitment to DLB) contemplates, among other things, a term loan to New WRT of a principal amount of $15 million which will (i) mature two (2) years after the Effective Date, (ii) require three (3) $1 million installments of principal to be paid at the end of September 1998, December 1998 and March 1999, respectively, (iii) bear interest at either LIBOR plus three percent (3%) or ING's fluctuating "reference rate" plus 1.25%, at the option of New WRT, (iv) be secured by a first lien covering substantially all of New WRT's Assets, and (v) such other terms consistent with Exhibit "I" hereto.

       6. Treatment of Allowed Secured Claim of MC Bank & Trust Company (Class B-3):

       Class B-3 is comprised of the Allowed Secured Claim of MC Bank & Trust Company ("MCBT"). The Debtor scheduled MCBT as having a non-disputed, non-contingent Secured Claim as of the Petition Date of $215,130. MCBT has not filed a proof of claim in the Case; therefore, taking into account payments which have been made by the Debtor for installments falling due post-petition, MCBT's Allowed Secured Claim as of the filing of this Disclosure Statement is approximately $200,000. MCBT's Claim is secured by Collateral in the form of an office complex located in Lafayette, Louisiana, such Collateral having a value sufficient to support the entire outstanding balance of the MCBT indebtedness as an Allowed Secured Claim. Accordingly, the Plan proposes to cure all outstanding monetary defaults under the applicable loan documents to MCBT, and to reinstate WRT's obligations to MCBT and continue to make payments to MCBT pursuant to such loan documents from and after the date of cure.

       7.     Treatment of Allowed Secured Claim of Tricore (Class B-4).

       Class B-4 is comprised of the Allowed Secured Claim of Tricore Energy Venture, L.P. ("Tricore"). Tricore has asserted a Secured Claim in the Case in an amount of "an amount not exceeding $9,223,741", based upon certain alleged defaults which occurred under a certain Joint Venture Agreement between Tricore, WRT, and Stagg Energy Corporation. The secured nature of such Claim is presumably premised upon certain Collateral Assignments made subject to the terms and provisions of the Joint Venture Agreement, which were provided by WRT as to certain oil and gas interests in the West Cote Blanche Bay Field. WRT has initiated an adversary proceeding against Tricore seeking a declaration that the security interests or liens pursuant to such Collateral Assignments are invalid and of no effect, or alternatively avoidance of such security interests or liens pursuant to Sections 544 and/or 547 of the Bankruptcy Code. Nevertheless, pursuant to the Plan, to the extent that Tricore obtains an Allowed Secured Claim, WRT proposes to pay such Claim in full by no later than the Effective Date or fifteen days after allowance of such Claim by a Final Order.

       8. Treatment of Allowed Secured Claim of Woodforest National Bank (Class B-5).

       Class B-5 is comprised of the Allowed Secured Claim of Woodforest National Bank ("WFNB"). WFNB has asserted a Secured Claim in the Case in the amount of $9,696, based upon certain truck loans. The vehicles supporting the secured nature of such Claim are of a value sufficient to support the total indebtedness to WFNB as an Allowed Secured Claim. Therefore, pursuant to the Plan, WRT proposes to cure all existing monetary defaults under the applicable loan documents supporting the WFNB Claim, to reinstate the obligations thereunder, and to continue making payments thereafter in accordance with such loan documents.

       9. Treatment of Allowed Secured Claim of The Woodlands Corporation (Class B-6).

       Class B-6 is comprised of the Allowed Secured Claim of The Woodlands Corporation ("TWC"). TWC has asserted a Secured Claim in the amount of $250,000, the portion of TWC's total Claim for rejection damages under Section 365 of the Bankruptcy Code attributable to rental obligations associated with WRT's lease of office space in The Woodlands, Texas, and allegedly secured by the value of certain office equipment and furniture pledged by WRT. The value of such Collateral is substantially less than the asserted Secured Claim; therefore, WRT will object to TWC's Secured Claim to the extent that such Claim amount exceeds the value of the Collateral. To the extent that the Claim is allowed as an Allowed Secured Claim, however, the Plan proposes to pay such Claim in full by no later than the later of the Effective Date or fifteen days after the allowance of such Claim by Final Order.

       10. Treatment of Allowed Secured Claims of Oil & Gas Lien Claimants (Classes C-1 through C-16).

       Classes C-1 through C-16 consist of Claimants who have asserted Secured Claims based upon statutory oil and gas Liens under the provisions of the Louisiana Oil Well Lien Act and/or the Texas Property Code.

       The purpose of the classification of oil and gas Liens in the foregoing manner is to assure that the Claim of each oil and gas lien holder is determined solely in the context of the Debtor's particular Asset as to which each Claim has been asserted. Therefore, based on proofs of claim filed in the Chapter 11 Case, public reports reflecting oil and gas liens filed in South Louisiana and recorded documents in the various Parishes in which the Debtor's assets are located, the Debtor has determined that the Creditors asserting Liens in each Class are as set forth in Exhibit "D."

       Exhibit "D" expressly excludes from the listing of Lien Claimants in each particular Class all those Lien Claimants which the Debtor, in its initial review, has determined do not hold validly perfected Liens in the particular oil and gas field in question. The Debtor has not completed its review of the Claims and Liens asserted by Lien Claimants who are listed on Exhibit "D", however, and the Debtor reserves the right to dispute in full or in part the Claims and/or Liens of such listed Lien Claimants.

       The Liens asserted by the holders of Claims in these Classes are, in the Debtor's opinion, junior in priority to the Lien asserted by INCC to the extent that such Lien is valid and perfected. As a result, each Claim in these Classes is secured only to the extent of the value of the Asset against which the Lien securing the Claim is asserted after taking into account the Lien asserted by INCC. The determination of whether the Lien asserted by INCC should be applied in whole or in part to each Asset against which such Lien is asserted and, if the Lien is to be applied in part, the method by which the Lien is to be allocated to such Assets, would require complicated, expensive and time-consuming litigation involving issues such as marshaling and the equitable power of the Bankruptcy Court. The results of such litigation cannot be predicted, but range from a determination that each Claim allegedly secured by an oil and gas Lien is fully secured, partially secured or fully unsecured.

       Based upon the Liquidation Analysis attached as Exhibit "B" hereto, the Debtor has arrived at a provisional determination of the amount of Collateral value that would be available to satisfy the holders of Secured Claims based upon statutory oil and gas Liens. However, that Liquidation Analysis makes certain assumptions in arriving at the value of the Debtor's oil and gas fields. For example, as more fully set forth in the Liquidation Analysis, it is assumed that the purchaser of those fields would make certain capital investments in order to maximize field production. Based upon that assumption, the Liquidation Analysis valued the "back-in" component at the highest cash bid made for those fields at $16.2 million, and the total bid at $36.2 million.
If, however, it is assumed instead that no such capital investments were made, the "back-in" component of the calculated value would be eliminated, and the value of those fields would decline to $20 million, resulting in little or no Collateral value available to satisfy the Allowed Secured Claims based upon statutory oil and gas Liens. The chart set forth on the following page reflects such valuation without capital investment.

       The Debtor has proposed under the Plan that, in consideration of the risks involved in potential litigation regarding Collateral value, and to spare the estate the costs of such litigation, each holder of an Allowed Secured Claim will be entitled to (i) in Class C-1, C-3, C-4, C-6, C-7-A, C-8 and C-10 a cash payment equal to the amount of such holder's Allowed Secured Claim (excluding therefrom all interests, fees and expenses included therein), (ii) in Class C-7-B a cash payment equal to 75% of the amount of such holder's Allowed Secured Claim (excluding therefrom all interests, fees and expenses included therein), and (iii) in Classes C-2, C-5, C-9, C-12, C-13, C-15 and Class C-16 a cash payment equal to 50% of the amount of such holder's Allowed Secured Claim (excluding therefrom all interests, fees and expenses included therein). In each case, each holder of an Allowed Secured Claim in Classes C-1 through C-10, C-12, C-13, C-15 and C-16 may elect on its Ballot to receive, in lieu of its cash payment, the number of shares of New WRT Common Stock obtained by dividing the amount of such cash payment by a purchase price of $3.50 per share. For Classes C-2, C-5, C-7-B, C-9, C-12, C-13, C-15 and C-16, "Allowed Secured Claim" should be determined as the allowable amount of such Secured Claim with the exception of a valuation analysis of the Secured Claimant's interest in the Debtor's interest in the underlying Collateral, which value is defined under the Plan to be 50% or 75%, as the case may be, of the otherwise allowable amount of the asserted Secured Claim.

       There are two Classes of oil and gas Lien Claimants excluded from the treatment described above. The first is Class C-14, the Class consisting of West Cote Blanche Bay Field Claims. The Debtor believes that the Lien of INCC on West Cote Blanche Bay is avoidable under Sections 544, 547 and 548 of the Bankruptcy Code. As a result, the Debtor believes that no part of the INCC Lien should be applied against that Asset. Therefore, the value of the Debtor's interest in West Cote Blanche Bay is sufficient to support the aggregate amount of allowable Claims in Class C-14. The plan proposes that each holder of an Allowed Claim in Class C-14 will, at such holder's election, either receive a cash payment equal to the amount of such holder's Allowed Secured Claim or the number of shares of New WRT Common Stock obtained by dividing such payment by a purchase price at $3.50 per share.

       The second exception is Class C-11. Class C-11 consists of oil and gas Lien Claims filed with respect to the Rankin Field in Harris County, Texas, which has been sold pursuant to an Order previously entered in the Chapter 11 Case. The Allowed Secured Claims in this Class will be paid from the sale proceeds currently held in a separate account.

       11.    Treatment of Allowed Convenience Claims (Class D-1).

       Class D-1 is comprised of Allowed Unsecured Claims in the amount of $2,500 or less. The Plan proposes to pay each holder of an Allowed Convenience Claim 50% of the allowed amount of such Claim. The estimated amount of all Class D-1 Claims is $257,000.

       12.    Treatment of Allowed Tort Claims (Class D-2).

       Class D-2 is comprised of Allowed Unsecured Claims premised upon certain legally defined tort causes of action including, but not limited to, Claims arising out of or related to personal injuries, wrongful death, physical damage to property and rights of contribution and indemnity arising therefrom, together with all resulting or related damages as to any such Claims which may be asserted pursuant to applicable laws. The aggregate amount of such Claims which have been asserted is $1,024,000. WRT has had, and continues to have, multiple insurance policies designed to protect against injuries sustained by WRT's employees and contractors and to damage to property. Accordingly, the Plan proposes to satisfy Allowed Claims in Class D-2 first out of any insurance proceeds which would be available to satisfy such Claims and second from WRT's estate. In this way, WRT will insure maximization of its rights under existing insurance policies in its favor while at the same time minimizing the total exposure from the estate for the ultimate benefit of all other Creditors. In order to provide distribution to holders of Allowed Class D-2 Claims on a timely basis, the Plan proposes to provide certain interim distributions throughout the course of the post-confirmation period until such time as all Allowed Claims in relation to a particular insurance policy are finally resolved at which time a final distribution to such Claimants shall occur.

       13.    Treatment of Allowed General Unsecured Claims (Class D-3).

       Class D-3 is comprised of Unsecured Claims in excess of $2,500 which are not otherwise treated within the Tort Claims Class (Class D-2) or the Shareholder Litigation Claims Classes (Classes D-4, E-2 and E-3). The aggregate amount of Claims estimated to be allowed in such Class is approximately $119,000,000. The Plan proposes to provide to each holder of an Allowed General Unsecured Claim (a) a Pro Rata Share of the 10,000,000 shares of New WRT Common Stock to be distributed to Class D-3 as a whole; (b) a certificate representing the holder's Pro Rata Percentage of the Litigation Entity Interests; and (c) the opportunity to participate in a Rights Offering for the purchase of 3,800,000 additional shares of New WRT Common Stock (subject to an affirmative vote in favor of the Plan by holders of no less than two-thirds (2/3) in amount of the Claims entitled to be voted and which actually vote within Class D-3).

       First, with respect to the aggregate distribution of the 10,000,000 shares of New WRT Common Stock, the Plan proposes to provide an initial distribution and interim distributions of such Stock during the course of the resolution of all Disputed Unsecured Claims, which Claims shall potentially consist of, among other things, Deficiency Claims of Secured Creditors, Claims obtained by Creditors against whom preference actions have been successfully litigated and Claims held by parties to executory contracts and unexpired leases which have been rejected by the Debtor. Once all Allowed General Unsecured Claims have been finally determined, a final distribution will occur at which time the balance of the 10,000,000 shares will be distributed accordingly.

       Next, with respect to the Litigation Entity Interests, Article 33.16 provides, in conjunction with the Litigation Agreement to be executed in accordance therewith, that the Litigation Entity will be established. New WRT shall hold twelve percent (12%) of the Litigation Entity Interests, and holders of Allowed Claims in Class D-3 shall hold the remaining eighty-eight percent (88%) of the Litigation Entity Interests. The Litigation Entity shall retain and preserve all of the Debtor's Causes of Action, with the exception of the Marine Equipment Causes of Action and the Tri-Deck Causes of Action. It shall be funded by a one-time capital contribution of $3.0 million (raised as part of the Rights Offering), and shall be empowered to take all actions deemed appropriate to prosecute such Causes of Action and to thereafter make distributions of any proceeds recovered to holders of the Litigation Entity Interests in accordance with the percentage interests reflected above. The Litigation Equity shall be managed by a litigation agent selected with the approval of the Committee. The Bankruptcy Court shall retain jurisdiction over the Litigation Entity and the Causes of Action prosecuted by it.

       Finally, provided that holders of no less than two-thirds (2/3) in dollar amount of Claims in Class D-3 entitled to vote and who actually vote, vote to accept the Plan, the holders of Allowed General Unsecured Claims will also receive the right to participate in an offering of 3,800,000 additional shares of New WRT Common Stock, such shares to be offered at a price of $3.50 per share. The Rights Offering shall take place in three segments. In the first segment, as soon as is practicable, but in no event greater than five (5) Business Days after the Subscription Rights Record Date, each holder of an Allowed Claim in Class D-3 or a Disputed Claim within or potentially within Class D-3 determined as of the Subscription Rights Record Date shall be sent a Subscription Rights Election Form which may be used by such holder to elect to participate in the Rights Offering by promising to purchase its Interim Pro Rata Share of New WRT Subscription Common Stock at $3.50 per share. To exercise the right to participate, the Claimant must: (i) return a duly completed Subscription Rights Election Form to the Disbursing Agent so that it is received by the Disbursing Agent by no later than the Subscription Rights Election Deadline, and (ii) pay to the Disbursing Agent on or before the Subscription Rights Election Deadline an amount equal to the Subscription Purchase Price, calculated as each Claimant's Interim Pro Rata Share of New WRT Subscription Common Stock times $3.50 per share. Payment may take the form of either a wire transfer to the

Subscription Rights Reserve Account in accordance with the wire instructions set forth on the Subscription Rights Election Form, or by bank or cashier's check drawn on a United States bank delivered to the Disbursing Agent along with the duly executed Subscription Rights Election Form.

       To ensure that the Rights Offering is fully subscribed, DLBW has committed, under the Plan and pursuant to its contractual commitment in the Commitment Agreement, to exercise all of its New WRT Subscription Rights, all Unexercised Subscription Rights, other than Unexercised Disputed Subscription Rights, and all Disputed New WRT Subscription Rights which are not otherwise subscribed to by holders of Allowed Class D-3 Claims pursuant to Article 29.6(b) of the Plan. DLBW shall thereafter pay to the Disbursing Agent by no later than the Effective Date the corresponding Subscription Purchase Price attributable to the exercise of all such Rights. All holders of Allowed Claims in Class D-3 as of the Subscription Rights Record Date shall have the option of oversubscribing to the Rights Offering with respect to Disputed New WRT Subscription Rights by (i) returning the duly completed Subscription Rights Election Form to the Disbursing Agent by the deadline identified above, which Form must indicate thereon the dollar amount of such oversubscription (the "Oversubscription Amount"), and (ii) paying to the Disbursing Agent on or before the Subscription Rights Election Deadline an amount equal to such holder's Oversubscription Amount (and in addition to such holder's Subscription Purchase Price), such payment to be made by one of the same methods specified above as to payment of the Subscription Purchase Price. In the event that the Unexercised Disputed Subscription Rights are oversubscribed by holders of Allowed Class D-3 Claims (the "Oversubscribing Creditors"), the Disbursing Agent shall return such Excess Oversubscription to Oversubscribing Creditors by paying to each such Creditor an amount of Cash equal to the Excess Oversubscription Amount.

       In the second segment, on the Effective Date of the Plan, or as soon thereafter as is reasonably practicable but in no event more than ten (10) Business Days after the Effective Date, the Disbursing Agent will distribute to the Claimants who have exercised their Subscription Rights ("Exercising Claimants") New WRT Common Stock purchased thereby to the extent of their Allowed Claims in Class D-3, and to Oversubscribing Creditors such Oversubscribing Creditor's Pro Rata Disputed Percentage of the Disputed New WRT Subscription Common Stock.

       Finally, in the third segment, to the extent that an Exercising Claimant's Class D-3 Claim has not been Allowed as of such distribution date, the Disbursing Agent shall retain in a Disputed Claims Reserve Account both the Disputed New WRT Common Stock otherwise distributable to the Exercising Claimant on account of the Disputed Claim and the Disputed Subscription Purchase Price paid by such Exercising Claimant. Pursuant to the Plan, the Disbursing Agent shall pay to New WRT on the Effective Date an amount equal to the aggregate amount of all Disputed Subscription Purchase Prices. Thereafter, the Disbursing Agent will periodically make additional interim distributions of New WRT Common Stock to account for the Disputed Claim of an Exercising Claimant that has subsequently become an Allowed Claim, in which case the Disputed Subscription Purchase Price paid by such Exercising Claimant will be released to all Oversubscribing Creditors on a pro rata basis determined with respect to the Oversubscription Amounts paid by such Creditors. If, instead, a Disputed Claim is disallowed, then the New WRT Common Stock reserved for such

Claim amount shall be distributed to the Oversubscribing Creditors on the same pro rata basis and the Disputed Subscription Purchase Price previously paid by such Exercising Claimant shall be returned to such Exercising Claimant.

       As stated previously, however, if holders of no less than two-thirds ( 2/3) in amount of Class D-3 Claims entitled to vote who actually vote on the Plan fail to accept the Plan, then the Rights Offering will not occur and instead DLBW will purchase the 3,800,000 shares of New WRT Subscription Common Stock at a price of $3.50 per share.

       14. Treatment of Allowed Securities Litigation Claims Based Upon Senior Note Ownership (Class D-4).

       Class D-4 Claims consist of Claims based on Senior Note ownership which have been asserted in the Securities Litigation. At this time there has been no certification of a class of plaintiffs in the Securities Litigation. Nevertheless, a "Class Proof of Claim" has been asserted by counsel for the existing plaintiffs on behalf of potential Plaintiffs. The Class Proof of Claim asserts a total claim of approximately $100,000,000, which would include Claims attributable to Classes E-2 and E-3 as well as Class D-4. WRT does not believe that any of these Claims are valid. Additionally, WRT has or will shortly be filing an objection to the Class Proof of Claim, based upon the non-existence of a certified class of plaintiffs to date. However, to the extent that any of the Class D-4 Claims become Allowed Claims, the Plan provides to holders of such Claims, on a pro rata basis, an aggregate distribution of New WRT Warrants equal to 2% of the New WRT Common Stock to be issued under the Plan, provided Classes D-1, D-2 and D-3 vote to accept the Plan. If any of the before-mentioned Classes rejects the Plan, though, then the holders of Claims within Class D-4 will receive no distribution under the Plan. As set forth in
Article 1.110 of the Plan, the New WRT Warrants shall have an exercise period of five (5) years from the Effective Date and shall provide to the holders thereof the right, per each New WRT Warrant, to purchase one share of New WRT Common Stock for a purchase price of $10.00.

       15.    Treatment of Interests of Holders of Preferred Stock (Class E-1)

       Class E-1 consists of holders of Preferred Stock. Provided that Classes D-1, D-2, D-3 and D-4 vote to accept the Plan, holders of Allowed Interests in Class E-1 shall receive on a pro rata basis an aggregate distribution of New WRT Warrants equal to 1% of the New WRT Common Stock to be issued pursuant to the Plan. However, if any one of the before-mentioned Classes rejects the Plan, the holders of Interests in Class E-1 will receive no distribution under the Plan. In either case, existing shares of WRT Preferred Stock will be canceled on the Effective Date.

       16. Treatment of Allowed Securities Litigation Claims Based Upon Preferred Stock Ownership (Class E-2)

       Class E-2 Claims consist of Claims based on Preferred Stock ownership which have been asserted in the Securities Litigation. At this time there has been no certification of a class of plaintiffs in the Securities Litigation. Nevertheless, a "Class Proof of Claim" has been asserted by counsel for the existing plaintiffs on behalf of potential plaintiffs. The Class Proof of Claim asserts a total Claim of approximately $100,000,000, which would include Claims attributable to Classes D-4 and E-3 as well as Class E-2. WRT does not believe that any of these Claims are valid. Additionally, WRT has or will shortly be filing an objection to the Class Proof of Claim, based upon the non-existence of a certified class of plaintiffs to date. However, to the extent that any of the Class E-2 Claims become Allowed Claims, the Plan provides to holders of such Claims, on a pro rata basis, an aggregate distribution of New WRT Warrants equal to 1% of the New WRT Common Stock to be issued pursuant to the Plan, but only if Classes D-1, D-2, D-3, D-4, and E-1 vote to accept the Plan. In the event that any one of the before-mentioned Classes should reject the Plan, however, then Claimants in Class E-2 will receive no distribution under the Plan.

       17. Treatment of Interests of Holders of Common Stock and Allowed Securities Litigation Claims Based Upon Common Stock Ownership (Class E-3)

       Class E-3 consists of holders of Common Stock and holders of Claims based on Common Stock ownership asserted in the Securities Litigation. With respect to the Securities Litigation Claims, while at this time there has been no certification of a class of plaintiffs, a "Class Proof of Claim" has been asserted by counsel for the existing Plaintiffs on behalf of potential
plaintiffs.   The Class Proof of Claim asserts a total Claim of approximately
$100,000,000, which would include Claims attributable to Classes D-4 and E-2 as well as Class E-3. WRT does not believe that any of the Class E-3 Securities Litigation Claims are valid. Additionally, WRT has or will shortly be filing an objection to the Class Proof of Claim, based upon the non-existence of a certified class of plaintiffs to date. With respect to all Allowed Interests and Claims which become Allowed Claims within Class E-3, however, the Plan provides to holders of such Interests and Claims, on a pro rata basis (based upon the number of shares of Common Stock currently owned or bought or sold), an aggregate distribution of New WRT Warrants equal to 1% of the New WRT Common Stock to be issued under the Plan, but only if Classes D-1, D-2, D-3, D-4, E-1, and E-2 vote to accept the Plan. In the event that any one of the before-mentioned Classes should reject the Plan, however, the Claimants in Class E-3 will receive no distribution under the Plan. In any event, on the Effective Date, all outstanding shares of WRT Common Stock shall be canceled.

       18.    Treatment of Interests of Holders of WRT Warrants (Class E-4)

       The holders of WRT Warrants in Class E-4 will receive no distribution under the Plan and their rights will be extinguished.

       19.    Treatment of Interest of Holders of WRT Stock Options (Class E-5)

       The holders of WRT Stock Options in Class E-5 will receive no distribution under the Plan and their rights will be extinguished.

D.     IMPAIRED CLASSES

       Classes B-2, B-4, B-6, C-1 through C-16, D-1 through D-4, and E-1 through E-5 consist of impaired Claims and Interests within the meaning of
Section 1126 of the Bankruptcy Code.

E.     DISPUTED AND UNLIQUIDATED CLAIMS

       1.     Disputed Secured Claims (Other than Oil & Gas Lien Claimants)

       Several Secured Claims have been filed in the case as to which the Debtor has or will shortly be filing objections and/or adversary proceedings, as appropriate, in opposition thereto. Of such Claims, with the exception of Secured Claims which have been asserted by Claimants alleging security in the form of oil and gas Liens (and as to which special provisions are contained within the Plan), the following are identified for discussion herein due to their magnitude and/or the fact that the Plan has not provided for their separate Class B classification:

       PLEASE TAKE NOTICE: ALL OF THE FOLLOWING IDENTIFIED CLAIMS HAVE BEEN FILED AS SECURED CLAIMS IN THE DEBTOR'S CHAPTER 11 CASE. ALL OF THE BELOW-MENTIONED SECURED CLAIMS HAVE BEEN OR WILL SHORTLY BE OBJECTED TO IN FULL AS SECURED CLAIMS AND, WITH THE EXCEPTION OF THE SECURED CLAIMS OF TRICORE ENERGY VENTURE, LP ("TRICORE") AND THE WOODLANDS CORPORATION, NO SEPARATE SECURED CLASSES HAVE BEEN ESTABLISHED FOR THEM IN THE PLAN. NOTWITHSTANDING THE ESTABLISHMENT OF A CLASS FOR THE SECURED CLAIM OF TRICORE, THE DEBTOR, AS DISCUSSED BELOW, DISPUTES THE VALIDITY OF TRICORE'S ASSERTED SECURED CLAIM. SUCH CLAIMS ARE TREATED IN THE PLAN AS UNSECURED CLAIMS AND SHALL ENTITLE THE HOLDERS THEREOF, IF AND TO THE EXTENT THAT SUCH CLAIMS ARE DETERMINED TO BE ALLOWED UNSECURED CLAIMS, TO DISTRIBUTIONS IN ACCORDANCE WITH CLASSES D-1 OR D-3, AS THE CASE MAY BE.

       a. AFCO Credit Corporation. AFCO Credit Corporation ("AFCO") filed a Secured Claim in the amount of $4,241.43 based upon gross unearned premiums, if any, under a premium financing agreement dated April 9, 1990. The Claim is allegedly secured by return premiums and coverage payments under the insurance policy financed. Such policy is no longer in existence, however, such that there is no basis for an Allowed Secured Claim. Furthermore, AFCO's Claim is barred by the relevant statute of limitations. Therefore, a separate Secured Class has not been designated for AFCO's Secured Claim in the Plan.

       b. Amerada Hess Corporation. Amerada Hess ("Amerada") filed a Secured Claim in the amount of $301,758.25 based upon certain alleged unpaid amounts associated with Amerada's asserted net profit interest in the Lac Blanc Field, asserted net profits and working interest in the Exxon Fee #23 well, and asserted production expenses associated with State Lease 8396. Amerada's proof of claim reflects no basis for its secured nature, and the Debtor is of the opinion that no such unavoidable basis exists. Therefore, the Debtor has or will shortly be objecting to Amerada's Secured Claim as a Secured Claim, among other things. Therefore, no separate Class has been provided for Amerada's Secured Claim in the Plan.

       c. Baker Hughes Process Systems. Baker Hughes Process Systems ("Baker Hughes") filed a Secured Claim in an amount in excess of $81,000 based upon certain equipment furnished to WRT under a lease agreement dated December 15, 1995. The Debtor's interest in such equipment is as a lessee; the Debtor has no present proprietary interest in such equipment (although the Debtor does have the option to purchase such equipment for additional consideration and has filed a motion to assume the lease agreement and to exercise such purchase option). Therefore, the Debtor has or will shortly be objecting to Baker Hughes Secured Claim as to both its amount and asserted secured nature in the event that Baker Hughes' Claim is not satisfied in the course of assumption and exercise of the option to purchase. Correspondingly, no separate Secured Class has been established in the Plan for Baker Hughes' Claim.

       d. Costilla Petroleum Corporation. Costilla Petroleum Corporation ("Costilla") filed a Secured Claim in the amount of $168,489.63 based upon certain unidentified joint interest billings and accounts receivable. Costilla's Claim is allegedly secured by a "contractual and/or statutory non-operators lien on sale of production." The Debtor has or will shortly be filing an objection to the secured nature of the Claim as no contractual lien was provided by WRT to Costilla and Costilla's statutory lien, if valid, is avoidable pursuant to Section 545 of the Bankruptcy Code. For the same reason, a separate Secured Class was not established for Costilla's Claim in the Plan.

       e. Floris Fay Forgey Driskill, et al. Floris Fay Forgey and several additional individuals (the "Driskill Group") collectively filed a Secured Claim in the case for $129,570.03. The Driskill Group's Secured Claim is allegedly based upon a statutory lessor's lien. Such lien, to the extent valid, is avoidable pursuant to Section 545 of the Bankruptcy Code. Therefore, the Debtor has or will shortly be objecting to the Driskill Group's Claim on such basis, among possible others, and no separate Secured Class has been designated in the Plan for it.

       f. Duck Lake Acquisition Partners. Duck Lake Acquisition Partners, LP ("Duck Lake") has filed a Secured Claim for $318,377.12 based upon certain alleged unpaid royalties associates with the Lac Blanc Field. Duck Lake's Claim is allegedly secured by a statutory lessor's lien. Such lien, if valid, is avoidable pursuant to Section 545 of the Bankruptcy Code. Accordingly, the Debtor will be objecting to such Claim on that basis, among possible others, and no separate Secured Class has been provided for Duck Lake's Claim in the Plan.

       g. First Premium Services, Inc. First Premium Services, Inc. ("First Premium") filed a Secured Claim in the amount of $69,857.20 based upon amounts allegedly owing by WRT under an insurance financing agreement related to insurance coverage between 1995 and 1996. The Claim is allegedly secured by return premiums and coverage payments under the insurance policy financed. WRT paid such amount in full during the course of the Chapter 11 Case, however, such that no further liability exists. Accordingly, a separate Secured Class has not been designated for First Premium's Secured Claim either.

       h. Ford Motor Credit Company. Ford Motor Credit Company ("FMCC") filed a Secured Claim in the amount of $25,316.92 based upon its alleged interest in a vehicle leased by

WRT prior to the Chapter 11 Case. During the course of the Chapter 11 Case, the FMCC lease was rejected and the automobile at issue was returned to FMCC. Therefore, there is no basis for an Allowed Secured Claim by FMCC, and a separate Secured Class for FMCC's Claim has not be designated.

       i. Freeport-McMoRan Oil & Gas Co. Freeport-McMoRan Oil & Gas Co. ("Freeport") filed a Secured Claim in the amount of $589,505.00 based upon certain alleged final adjustments due under a Purchase and Sale Agreement dated as of June 14, 1993. The Claim has been asserted as a Secured Claim based upon an alleged vendor's lien under Louisiana law. The Debtor has or will shortly be objecting to Freeport's Secured Claim for the following reasons, among possible others: (i) failure to timely assert a final settlement statement as required by the Purchase and Sale Agreement, (ii) Freeport's vendor's lien, to the extent valid, is avoidable pursuant to Section 545 of the Bankruptcy Code. Therefore, no separate Secured Class for Freeport's Secured Claim has been designated in the Plan.

       j. GE Capital Corporation. GE Capital Corporation ("GE") filed a Secured Claim in the amount of $48,017.06 based upon certain equipment leased to WRT beginning in 1993. The Debtor's interest in the equipment held under the GE leases is as a lessee; the Debtor has no propriety interest in such equipment to form the basis for an allowable Secured Claim in favor of GE. Furthermore, the Debtor assumed the GE leases during the course of the Chapter 11 case, all existing monetary defaults at that time, and has been current on lease payments to date. Therefore, the Debtor has or will be objecting to GE's Secured Claim as to both its amount and asserted secured nature. Correspondingly, no separate Secured Class has been established within the Plan for GE's Claim.

       k. Robert H. & Linda McGill Griffin. Robert H. Griffin and Linda McGill Griffin (the "Griffins") filed a Secured Claim in the amount of $133,698.51 based upon WRT's alleged failure to pay in full a purchase price for certain oil and gas interests in the Napoleonville Field. The Griffins' Claim is allegedly secured by a vendor's lien under applicable state law. The Debtor has or will shortly be filing an objection to the Griffins' Claim in full due to lack of any contractual obligation on the part of WRT to pay any amounts to the Griffins. Furthermore, to the extent that the Griffins may have obtained a statutory vendor's lien, such lien is avoidable pursuant to Section 545 of the Bankruptcy Code. Consequently, no separate Secured Class in the Plan is established for the Griffins' Claim.

       l. Milam Royalty Corporation. Milam Royalty Corporation ("Milam") filed an Unsecured Claim in the case for $1,204,513.00 based upon certain adjustments allegedly owing in connection with WRT's acquisition and operation of certain oil and gas interests in the East Hackberry Field. While the claim is identified as unsecured in the proof of claim, the proof of claim also asserts that it is to be considered a Secured Claim to the extent that Milam may have set-off rights against the Debtor, and Milam has also asserted rights of recoupment. The Debtor is unaware of any such set-off or recoupment rights and, therefore, has or will shortly be objecting to Milam's Claim as a Secured Claim, among possible other reasons. Correspondingly, no separate Secured

Class has been designated in the Plan for Milam's Claim. Notwithstanding the above, the Debtor acknowledges that nothing contained in this Disclosure Statement or the Plan shall result in a waiver by or a prohibition of Milam regarding the assertion of any setoff and/or recoupment rights it may possess or to the exercising of such rights, as permitted by law, if such rights exist.

       m. Mobil Oil Exploration & Production. Mobil Oil Exploration & Production ("Mobil") filed a Secured Claim in the amount of $13,100,000, plus certain allegedly unknown additional damages, based upon contingent liability which Mobil asserts will result if and when CXY Energy Inc. ("CXY") earns certain farmout acreage from WRT in the Lac Blanc Field (and as to which CXY has contractually obligated itself to assign to Mobil at such time). The largest components of such Claim consist of a contingent reimbursement piece of $12 million associated with the alleged cost of eliminating INCC's Lien on WRT's Lac Blanc Field interests and a contingent reimbursement piece of $1.1 million associated with certain allegedly unpaid oil and gas Lien Claim in the Field. Mobil's basis in asserting the Claim as secured in nature is an alleged right of recoupment under bankruptcy and Louisiana law. The Debtor has or will shortly be objecting to Mobil's Claim as secured for the following reasons, among possible others: (i) there is no contractual privity between the Debtor and Mobil to support its Claim; (ii) Mobil's Claim is contingent in nature, at best; (iii) Mobil's Claim, to the extent of $13.1 million, is duplicative of INCC's Secured Claim and the oil and gas Lien Claims associated with the Lac Blanc Field, all of which are already provided for within the Plan; and (iv) Mobil has asserted no valid, unavoidable basis for the secured nature of its
Claim.   As a result of the foregoing, no separate Secured Class is designated in the Plan for Mobil's Claim.

       n. NationsBank of Texas. NationsBank of Texas ("NationsBank") filed a Secured Claim in the amount of $400,000.00 based upon 4 outstanding letters of credit (the "LCs") which NationsBank issued on behalf of WRT to cover certain contingent plugging and abandonment liabilities. NationsBank obtained a pledge of certain of WRT's bank accounts to secure repayment of the LCs to NationsBank in the event of a call on the LCs by the beneficiaries thereto. NationsBank has recently informed the Debtor that it will not be renewing the LCs for an additional year after the end of January 1997. Therefore, the Debtor has obtained substitute LCs from another lending institution to replace the NationsBank LCs. Now that such replacements have been obtained, NationsBank's contingent liability has been eliminated such that NationsBank will have no basis for a Claim whether Secured or Unsecured.

       o. Eugene W. Russell. Eugene W. Russell ("Russell") filed a Secured Claim in this case for $28,790.15 based upon WRT's alleged failure to pay in full a purchase price associated with certain oil and gas interests in the Napoleonville Field. Russell has based the secured nature of his Claim on an alleged statutory vendor's lien. Such lien to the extent valid, is avoidable pursuant to Section 545 of the Bankruptcy Code. Therefore, the Debtor has or will shortly be objecting to Russell's Claim on such basis, among possible others, and no separate Secured Class is established for the Claim in the Plan.

       p. Russell Resources, Inc. Russell Resources, Inc. ("Russell Resources") filed a Secured Claim in the case for $135,040.74, based upon an alleged failure on the part of WRT to pay in full a purchase price for certain oil and gas interests in the Napoleonville Field (the "Napoleonville Piece"), plus $5,983.00, based upon certain alleged unpaid overriding royalties associated with the Debtor's oil and gas interests in the Abbeville Field (the "Abbeville Piece"). Russell Resources has asserted its Claim as secured as to the Napoleonville Piece based upon an alleged vendor's lien. Such lien, to the extent valid, is avoidable pursuant to Section 545 of the Bankruptcy Code. Russell Resources has presented no basis for the secured nature of the Abbeville Piece, and the Debtor and DLBW are aware of no such unavoidable basis. Therefore, the Debtor has or will shortly be objecting to the entirety of Russell Resource's Claim as secured, among possible other reasons, and a separate Secured Class for its Claim is not designated in the Plan.

       q. Tenneco Ventures Corporation. Tenneco Ventures Corporation ("Tenneco") has asserted two Secured Claims in the aggregate amount of $240,888.00. Both of the Claims are based upon WRT's alleged contractual obligation to pay for Tenneco's portion of certain joint interest billings ("JIBs") to Texaco in connection with operation of oil and gas properties in the West Cote Blanche Bay Field -- one of the Claims (in the amount of $100,888.00) asserting a right of reimbursement for payments actually made by Tenneco to Texaco; and the other (in the amount of $140,000.00) asserting an approximated, contingent claim for Tenneco's portion of certain unpaid JIBs to Texaco (which unpaid JIBs form a part of the claim asserted by Texaco in Class
C-14).   Both of the Claims also base their secured nature on a vendor's privilege and right of rescission under Louisiana law. With respect to the $140,000.00 contingent claim, the Debtor has or will be objecting to the Claim based upon its contingency and the fact that, as a result of the payment in full of the claims in Class C-14, Tenneco will no longer be obligated to Texaco for the unpaid JIBs. With respect to the $100,888.00 Secured Claim, Tenneco's Lien, if valid, is avoidable under Section 545 of the Bankruptcy Code. Accordingly, the Debtor will be objecting to such Claim on that basis, among possible others, and no separate Secured Class has been designated in the Plan for Tenneco's Claims.

       r. Tricore Energy Venture, L.P. Tricore Energy Venture, L.P. ("Tricore") has asserted a Secured Claim in an amount identified as "no greater than $9,223,741.00." On January 14, 1997, the Debtor initiated an adversary proceeding to obtain a declaration of the invalidity of the security interests or liens allegedly securing Tricore's Claim, or alternatively for avoidance of such security interests or liens pursuant to Sections 544 and 547 of the Bankruptcy Code. In addition, the Debtor has filed an objection to the asserted Claim of Tricore (i) under Section 502(d) of the Bankruptcy Code seeking to disallow such asserted Claim in full on the grounds that Tricore is the transferee of a transfer available under Sections 544 and 547 of the Bankruptcy Code, and (ii) under Section 502(c) of the Bankruptcy Code seeking to estimate such asserted Claim on the grounds that it is a contingent claim the liquidation of which would unduly delay the administration of the Chapter 11 Case. Nevertheless, to the extent that Tricore may obtain an Allowed Secured Claim, the Plan provides for specific treatment of the Claim in Class B-4.

       s. Woodlands Corporation. The Woodlands Corporation ("TWC") has asserted a Secured Claim in the amount of $250,000.00 based upon rejection damages from the Debtor's rejection of the TWC lease of certain office space in the Woodlands, Texas, which damages are allegedly secured by TWC's security interest in the Debtor's office furniture and equipment. The Debtor has reason to believe that the value of the Collateral securing TWC's Claim is considerably less than $250,000.00 and is in the process of analyzing such value. Pursuant to Section 506 of the Bankruptcy Code, TWC's Allowed Secured Claim will amount to only such value. Furthermore, the Debtor is in the process of determining whether, and to what extent, TWC has released the premises at issue, such that TWC's Claim might be reduced by mitigation. To the extent that TWC's Secured Claim becomes an Allowed Secured Claim, however, the Plan provides for specific treatment of it in Class B-6.

       2.     Disputed Unsecured Claims

       The Debtor has internally identified numerous objectionable Unsecured Claims, and will be filing objections to such Claims as merited. None of the Disputed Unsecured Claims, with the exception of the Class Proof of Claim described below, are specifically identified herein due to the fact that the outcome of litigation on such Claims will not materially affect the proposal set forth for satisfaction of Allowed Unsecured Claims, as a whole, under the Plan. With respect to General Unsecured Claims, to the extent such Claims are successfully challenged and disallowed, the other holders of the Allowed Unsecured Claims in Class D-3 obtain the benefit of such disallowance in the form of a proportionate allocation of the shares of New WRT Common Stock which would have otherwise been distributable to such Disputed Unsecured Claims to them.

              a. Class Proof of Claim - Securities Litigation. A Class Proof of Claim has been filed in the case, on behalf of a yet-to-be certified class of plaintiffs, by counsel for the existing plaintiffs in the Securities Litigation. The Debtor has or will shortly be filing an objection to such Claim based upon, among other things, the fact that no class certification has been obtained to date. Should such class certification be obtained, however, and the Class Proof of Claim is otherwise Allowed, the plaintiffs represented by such class Claim shall be entitled to the Distributions set forth in the Plan applicable to such Securities Litigation Claims.

       3.     Unliquidated Claims.

              Numerous Claims have been filed in the Case in an unliquidated amount. The Debtor has or will be filing an objection to all such Claims.

                                      VII.

                       OTHER SIGNIFICANT PLAN PROVISIONS

A.     THE TEXACO WEST COTE BLANCHE BAY TRANSACTION

       DLB has executed definitive documentation (the material terms of which are more particularly described in Exhibit "N" attached hereto, and available upon written request to counsel for the Debtor) with TEPI regarding, inter alia, (i) the Claim asserted by Texaco and TEPI against

WRT in Class C-14 (the "Texaco Claim"), (ii) the WCBB Assets and (iii) the CAOA. The essence of these agreements is that New WRT would obtain ultimate ownership of the WCBB Assets. Texaco and TEPI have insisted (and the documentation reflects) that because of concerns over WRT's financial status, certain time exigencies and other matters relating to that certain Global Settlement Agreement, DLB be in the chain of title of the WCBB Assets, and furthermore, that DLB, for TEPI's and Texaco's benefit, be jointly and severally (in solido under Louisiana law) liable with New WRT for the performance of those obligations with respect to the operation of WCBB Assets should New WRT fail to perform such obligations.

       The transaction will occur in two stages pursuant to that certain Purchase, Sale and Cooperation Agreement entered into by and between TEPI and DLB dated March 11, 1997 (the "PS&C Agreement"). At the first closing, which also occurred on March 11, 1997 (the "First Closing Date"), among other things,
(i) DLB acquired the Texaco Claim and the WCBB Assets, (ii) DLB assumed certain operational liabilities and executed certain agreements and subleases related thereto, including, an agreement (the "P&A Guaranty") pursuant to which (a) DLB assumed plugging and abandonment obligations related to the WCBB Assets, (b) DLB contributed $1,000,000 to an escrow account (the "P&A Trust") established to satisfy solely the costs of such plugging and abandonment obligations, (c) DLB will contribute to the P&A Trust approximately $18,000 per month for the next seven (7) years, and (d) DLB granted to TEPI a security interest in (1) 50% of the production, as well as the proceeds therefrom, arising from the WCBB Assets and (2) DLB's present and future interest in and to the P&A Trust, (iii) DLB transferred, for the benefit of TEPI, (y) $12,500,000 for the purchase of the WCBB Assets and (z) $5,960,825.30 for the Texaco Claim, and (iv) DLB obtained from TEPI certain operating services and shorebase facilities in connection with operations at the West Cote Blanche Bay Field.

       At the second closing, which will occur on the Effective Date of the Plan (the "Second Closing Date"), among other things, (i) DLB will transfer the WCBB Assets to New WRT, (ii) New WRT will transfer the Buyer's Leasehold and Facilities to DLB, which will in turn transfer them to TEPI pursuant to that certain Assignment, Conveyance and Bill of Sale by and between TEPI and DLB dated March 11, 1997, (iii) New WRT will issue to DLB five (5) million shares of New WRT Common Stock plus the additional number of shares of New WRT Common Stock obtained by dividing the amount of capital expenditures incurred by DLB as of the Effective Date as owner of the WCBB Assets and/or operator of the Shallow Contract Area, to the extent not disapproved by the Bankruptcy Court, by a purchase price of $3.50 per share, (iv) the Texaco Claim will be paid in accordance with the provisions of the Plan, and (v) New WRT will assume all liabilities, duties and obligations that arise, or may arise, under the PS&C Agreement and the agreements attached thereto, including, without limitation, the Assumed Obligations.

B.     TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

       Pursuant to the Plan, the Debtor shall file and serve on or before April 9, 1997, a listing of all executory contracts and unexpired leases which it intends to assume and which have not already been made the subject of a pending Motion or otherwise assumed or rejected prior to such time.

Such listing shall also identify the payment amount ("the Cure Payment") pursuant to Section 365 of the Bankruptcy Code. Consent to the assumption of such contracts or leases as listed, if required, shall be deemed to have been given unless any Person who is a party to such executory contract or unexpired lease objects by filing a written objection to the Plan with the Bankruptcy Court and serving the same on the Debtor and the Debtor's counsel not less than five days prior to the date set for the hearing on Confirmation. Thereafter, all executory contracts and unexpired leases which have not been listed by the Debtor or which have not previously been made the object of a Motion to Assume or Reject or otherwise assumed or rejected shall be deemed rejected as of Confirmation. All Claims arising from the rejection of executory contracts and unexpired leases shall be evidenced by properly filed proofs of claims which much be filed within any applicable deadline previously established by the Bankruptcy Court or, if no such deadline has been established, within fifteen
(15) days of the earlier of the Confirmation Date of the Plan or the date of entry of a Final Order authorizing rejection of the executory contract or unexpired lease. Such proofs of claims must also be served on counsel for the Debtor and counsel for DLBW. Failure to file a proof of claim on or before such deadline shall result in disallowance in full of such Claim.

C.     ROYALTY PROVISIONS

       All Allowed Claims for unpaid Royalties that are determined to have become payable on or after the Petition Date shall constitute Allowed Administrative Claims and shall be paid in full in accordance with Article 3.1 of the Plan.

       On November 13, 1996, the Bankruptcy Court rendered its Reasons for Decision and the Pigeon & CLF Order in which it determined that Louisiana oil and gas leases do not constitute executory contracts or unexpired leases under
Section 365 of the Bankruptcy Code. (See V. J., supra, Significant Events During the Chapter 11 Case - Oil & Gas Lease Dispute.) Consequently, all Allowed Claims for unpaid Royalties that are determined to have become payable prior to the Petition Date shall constitute Allowed Unsecured Claims and the holders of such Claims shall receive Distributions in accordance with Article 16 or Article 18 of the Plan, as the case may be.

       The Pigeon & CLF Order has subsequently been appealed by a number of Claimants asserting Claims for unpaid Royalties. While the Debtor believes that the Bankruptcy Court's order will be upheld on appeal, no assurances can be given. Should the Pigeon & CLF Order be reversed prior to the Confirmation Date, the Debtor and DLBW reserve the right to determine whether they will still seek confirmation of the Plan notwithstanding such reversal. Should the Pigeon & CLF Order be reversed after the Confirmation Date, the Debtor and DLBW believe that, under controlling case law, the holders of Claims for pre-petition Royalties will, unless they obtain appropriate relief from the Bankruptcy Court, be bound by the provisions in the Plan providing for the treatment of those Claims as Unsecured Claims in Class D-1 or D-3, as the case may be.

D.     STATE/LAFOURCHE SETTLEMENT

       Notwithstanding the entry of the Pigeon & CLF Order, the Debtor and DLBW believe that the State of Louisiana (the "State") and the LaFourche Parish School Board ("LaFourche"), as lessors, are situated differently from the other Claimants asserting Claims for unpaid pre-petition Royalties. This belief is based upon, inter alia, (a) the possibility that the State and LaFourche, as governmental units, have the ability under the police and regulatory powers exceptions to the automatic stay to terminate the leases under which they are lessors notwithstanding the automatic stay, (b) the requirement that the State, through the Louisiana State Mineral Board, approve the transfer of the WCBB Assets from TEPI to DLB and from DLB to New WRT and (c) disagreements between the Debtor and the State with respect to whether the Debtor is currently in compliance with its obligations under the Global Settlement Agreement, dated February 22, 1994, among the State, Texaco and the Louisiana Land and Exploration Company (the "Global Settlement Agreement") with respect to the properties known as East Hackberry and South Atchafalaya Bay.

       As a result of the foregoing, DLBW has reached a tentative agreement with the State and LaFourche pursuant to which DLBW and the Debtor will prepare one or more settlement agreements with the State and LaFourche (the "State/LaFourche Settlement") providing for payment in full of all Royalties owed to them, subject to an audit to determine the amount thereof.

       The preparation of the State/LaFourche Settlement, and its submission to the Bankruptcy Court for approval under Rule 9019 of the Bankruptcy Rules, will be conditioned on obtaining from the State, following meeting of the Louisiana State Mineral Board on April 8 and/or 9, 1997 of the following:

       (a) the consent to the transfer of the WCBB Assets by TEPI to DLB, and by DLB to New WRT, and to the transfer of the Buyer's Leasehold and Facilities from New WRT to DLB and from DLB to TEPI; and

       (b) the approval of the assignments of the lease related to South Atchafalaya Bay to the Debtor and the grant of certain relief from certain obligations of New WRT under the Global Settlement Agreement.

E.     CONDITIONS

       The Plan contains conditions both as to the confirmation of the Plan and as to the Effective Date of the Plan.

       The Plan provides that it may only be confirmed if the following conditions are met:

       (a) the Commitment Agreement shall be in full force and effect and shall not have been terminated by DLBW in accordance with its terms;

       (b) The Debtor shall have included the CAOA on its listing of executory contracts and unexpired leases to be assumed, filed with the Bankruptcy Court in accordance with Article 30.1 of this Plan;

       (c) The Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, permitting the Debtor to maintain in the Disputed Claims Reserve Accounts an amount of Cash on account of all Disputed Claims that shall not exceed $100,000; and

       (d) The closing under the Purchase, Sale and Cooperation Agreement with respect to the WCBB Assets and the claim of TEPI in Class C-14 shall have occurred.

       The Plan provides that the effectiveness of the plan will be subject to the satisfaction of the following conditions:

       (a) The Bankruptcy Court shall have made findings of fact and conclusions of law as to confirmation of the Plan and entered a Confirmation Order, in each case satisfactory to the Debtor and DLBW;

       (b) The Commitment Agreement shall be in full force and effect and shall not have been terminated in accordance with its terms;

       (c) Each of the conditions set forth in Articles VIII and IX of the Commitment Agreement has been satisfied; and

       (d) New WRT and INCC shall have agreed upon the terms of and executed definitive documentation with respect to New ING Term Sheet; and

       (e) The Louisiana State Mineral Board shall have executed a consent to the transfer of the WCBB Assets to DLB or its designee pursuant to the terms of the Purchase, Sale and Cooperation Agreement.

       The conditions to confirmation and to effectiveness may be waived jointly by DLBW and the Debtor.

F.     DISCHARGE OF THE DEBTOR

       The Debtor shall receive a full and complete discharge, pursuant to
Section 1141(d) of the Bankruptcy Code, of all Claims and other debts that have arisen prior to confirmation, including, but not limited to, a discharge of all Claims of the kind specified in Section 502(g), (h) and (i) of the Bankruptcy Code (including any fine, penalty, multiple or exemplary damages or forfeitures). Such discharge shall also eliminate any and all avoided or avoidable Liens and security interests, notwithstanding the provisions of Section 551 of the Bankruptcy Code. All Creditors and holders of Equity Interests will be precluded from asserting against New WRT or its Assets any other or further Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. All current officers and directors (which consist of Ray Landry, Dominic Lam, James Rash, Wayne Beninger and Thomas Stewart) will be released by Debtor from all claims and causes of action arising from their employment by the Debtor, other than actions based on gross negligence as willful misconduct, and New WRT shall indemnify such current officers and directors from any and all damages, costs (including reasonable attorneys' fees) and other liabilities arising from or relating to all claims and causes of action, excluding actions based on gross negligence or willful misconduct. The Debtor is unaware of any Causes of Action that will be released by such release and indemnification. The Committee, each member of the Committee and their respective current and former representatives, agents, advisors and professionals will also be released from all Causes of Action arising from or relating to the activities of the Committee.

G.     AMENDMENT AND MODIFICATION TO THE PLAN

       The Plan may be altered, amended or modified by the Debtor in the manner provided for by Section 1127 of the Bankruptcy Code or as otherwise permitted by law.

H.     RETENTION OF JURISDICTION

       Pursuant to the Plan, the Bankruptcy Court will retain jurisdiction over all matters arising under, or arising in, or relating to the Chapter 11 Case or this Plan to the fullest extent permitted by 28 U.S.C. Section 1334 to hear, and by 28 U.S.C. Section 157 to determine, all proceedings in respect thereof, including, but not limited to, proceedings for supervision of the Plan. Specifically, but without limitation, and if applicable law provides, the Bankruptcy Court will have jurisdiction:

       (a) to hear and determine any and all objections or other matters relating to the allowance of Claims, including, without limitation, Administrative Claims;

       (b) to hear and determine any and all applications for allowance and payment of fees and expenses made by attorneys and other professionals pursuant to Sections 330 or 503 of the Bankruptcy Code, or for payment of any other fees or expenses authorized to be paid or reimbursed by the Debtor pursuant to provisions within the Bankruptcy Code, and any objections thereto;

       (c) to hear and determine any and all pending applications for rejection, assumption or assumption and assignment, as the case may be, of unexpired leases and executory contracts to which the Debtor is a party or with respect to which it may be liable, and any and all Claims arising therefrom, and any other issue that may arise under Section 365 of the Bankruptcy Code;

       (d) to hear and determine any and all motions, applications, adversary proceedings and contested or litigated matters regarding Claims or interest, accrued prior to the Confirmation Date, as to assets revested pursuant to Section 1141 of the Bankruptcy Code;

       (e) to consider and approve modifications of or amendments to the Plan;

       (f) to hear and determine disputes regarding the implementation or consummation of the Plan;

       (g) to hear and determine all controversies, disputes, settlements, and suits which may arise in connection with the interpretation or enforcement of this Plan, or in connection with the enforcement of remedies under this Plan;

       (h) to hear and determine during the period in which the Chapter 11 Case remains open all controversies, disputes and issues relating to the discharge of the Debtor;

       (i) to consider and approve compromises, settlements and adjudications of any objections to Claims;

       (j) to estimate disputed, contingent and unliquidated Claims for purposes of distribution under the Plan;

       (k) to correct any defect, cure any omission or reconcile any inconsistency in the Plan;

       (l) to resolve any issues or disputes relating to the revesting of title, sale, or liquidation of Assets in accordance with provisions within the Plan;

       (m)    to enter a final decree closing the Chapter 11 Case;

       (n) to hear and determine such other matters as may arise in connection with the Plan or the Confirmation Order;

       (o) to hear and determine all adversary proceedings filed before or after the Confirmation Date seeking relief under Sections 542, 543, 544, 547, 548, 549 or 550 of the Bankruptcy Code;

       (p) over the Litigation Entity, and to hear and determine all Causes of Action filed after the Effective Date by the Litigation Entity;

       (q) to hear and determine any other matter not inconsistent with the Bankruptcy Code and Title 28 of the United States Code that may arise in connection with or related to the Plan; and

       (r) to hear and determine such other matters as may arise in connection with the Plan or the Confirmation Order.

                                     VIII.

                             MANAGEMENT OF NEW WRT

A.     ORGANIZATION AND MANAGEMENT OF NEW WRT

       The Plan proposes that New WRT will be organized under the laws of the State of Delaware and that the New WRT Certificate of Incorporation and the New WRT By-Laws will be in the form attached as Exhibits "K" and "J" hereto, respectively. Subject to the Bankruptcy Court's approval pursuant to Section 1129(a)(5) of the Bankruptcy Code, the Plan also proposes to provide for a Board of Directors for New WRT consisting of five members for the first three years following the Effective Date. Such directors shall consist of three individuals selected by DLBW and the remaining two selected by the Committee. Such initial Board of Directors shall take all actions necessary to implement the Plan and upon the Effective Date the operation of New WRT shall be and become the general responsibility of such Board of Directors who shall thereafter have the responsibility for the management, control, and operation of the company. Among the responsibilities which the new board shall take on are (i) selection of the officers of New WRT and (ii) the preparation, execution, and issuance of New WRT Common Stock, New WRT Warrants, the Rights Offering and such other notes, securities, and documents of New WRT as may be necessary to carry out the Plan. The Board shall also call the first shareholder meeting of New WRT within twelve months after the Effective Date. To effectuate the initial identification of directors, DLBW has set forth below its designation of initial Directors and Officers, and the Committee shall identify their selections for the board by no later than fifteen days prior to the Confirmation Date and shall notify Debtor's counsel of such selections within such period as well. In the event that any one or more nominations are not timely received by New WRT and/or its counsel, the existing directors of WRT shall be authorized to make such nominations in the place of the Committee, subject to the approval of DLBW and the Committee.

B.     IDENTIFICATION OF NEW WRT DIRECTORS AND OFFICERS

       The three directors of New WRT appointed by DLBW will be Charles E. Davidson, Mark Liddell and Mike Liddell. The remaining two directors will be appointed by the Committee on or before the Effective Date.

       The officers of New WRT will be: Gary C. Hanna, President; Raymond P. Landry, Executive Vice President; and Ronald Youtsey, Secretary and Treasurer.

C.     INFORMATION ABOUT NEW WRT DIRECTORS AND OFFICERS

       Charles E. Davidson has served as Chairman of the Board of Directors of DLB since July 1995. Prior to that, he was Chairman of the Board of Directors of Davidson Oil & Gas, Inc. ("Davidson Oil") since its incorporation in 1993, and from 1991 until such incorporation he managed the operations of its incorporated predecessor. Since 1994, Mr. Davidson has also served as managing partner of Wexford Capital Corporation, a private investment firm, and is Chairman of the Board of Directors of the Board of Resurgence Properties, Inc. and of Presido Capital, Inc., both of which are publicly-held real estate companies. Mr. Davidson received a B.A. degree in economics and an M.B.A. degree from the University of California at Los Angeles.

       Mike Liddell has served as Chief Executive Officer of DLB since October 1994, and as a director of DLB since 1991. From 1991 to 1994, Mr. Liddell was President of DLB. From 1979 to 1991, he was President and Chief Executive Officer of DLB Energy. He received a B.S. degree in education from Oklahoma State University. He is the brother of Mark Liddell.

       Mark Liddell has served as the President of DLB since October 1994, and since 1991 has been a director of Davidson Oil and DLB. From 1991 to 1994, Mr. Liddell was Vice President of DLB. From 1985 to 1991, he was Vice President of DLB Energy. From 1991 to May 1995, Mr. Liddell served as a director of TGX Corporation, a publicly-held oil and gas company, and, from 1989 to 1990, he served as a director of Kaneb Services, Inc., a publicly-held industrial services and pipeline transportation company. He received a B.S. degree in education and a J.D. degree from the University of Oklahoma. He is the brother of Mike Liddell.

       Gary C. Hanna has served as Executive Vice President and Chief Operating Officer of DLB since October 1994. From 1982 to October 1994, he was President and Chief Executive Officer of Hanna Oil Properties, Inc., an Oklahoma City-based petroleum consulting company. Beginning in 1991 and continuing until Mr. Hanna joined the Company, Hanna Oil Properties, Inc. performed most of the Company's acquisition and land services. He received a B.B.A. degree in economics from the University of Oklahoma. Mr. Hanna is on the Board of Directors of the Oklahoma Independent Producers Association.

       Ronald D. Youtsey has served as Senior Vice President and Chief Financial Officer of DLB since October 1994. Mr. Youtsey joined DLB as
Controller in 1991.   From 1979 to 1991, he was employed by French Petroleum
Corporation, an oil and gas exploration and production company, last serving as Vice President of Finance. Mr. Youtsey is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. He received a B.S. degree in accounting from the University of Central Oklahoma.

       Raymond P. Landry. Mr. Landry has served as WRT's President and Chief Operating Officer since April 1995 and as Chairman of the Board and Chief Executive Officer since November 10, 1995. Mr. Landry was elected by the shareholders in December 1994 to serve as a Class I Director for a three-year term. From June 1991 to April 1995, Mr. Landry served as the Executive Vice

President of Offshore Pipelines, Inc. Mr. Landry is a Certified Public Accountant and holds a B.S. degree in Accounting from Louisiana State University.

D.     EMPLOYMENT CONTRACT

       As part of the consummation of the Plan, New WRT will enter into an employment agreement with Raymond P. Landry. That employment agreement will, among other things, provide for (i) a two year term, (ii) a salary at $156,000 per year and (iii) stock options to purchase 60,000 shares of New WRT Common Stock at $3.50 per share.

E.     DLBW'S STAKE IN NEW WRT AND EXPERIENCE IN OPERATING MINERAL INTERESTS

       DLBW collectively owns $34,288,000 in principal face amount of Senior Notes. In addition, an entity related to Wexford has also purchased the following Lien Claims:

ORIGINAL CLAIMANT                  ASSERTED AMOUNT OF CLAIM
-----------------                  ------------------------
Apollo Services                           $  431,531.27
B.J. Services                             $  186,123.74
Ace Fishing & Rental Tools                $   72,273.87
Thomas Tools (1)                          $  160,888.44
Thomas Tools (2)                          $   17,414.03
Halliburton                               $  575,527.36
Anchor Drilling Fluids                    $  149,753.53
Charles Halston                           $    6,392.66
Newport Operators                         $   56,731.64
Mallard Bay Drilling                      $  936,966.78
Diamond Services (1)                      $1,763,892.24
Diamond Services (2)                      $  201,952.00
Wyco International                        $  148,143.27
                                          -------------

TOTAL CLAIMS:                             $4,707,590.83

As a result, it is contemplated by the Debtor and DLBW that by virtue of distributions to be made to DLBW under the Plan, DLBW will hold between approximately 56% and 68% of the New WRT Common Stock issued on the Effective Date. Therefore, the following information relative to Wexford Management LLC and to DLB and its experience in operating oil and gas interests is provided to Creditors and Equity Interest holders.

       Wexford is a full service asset management firm that currently has assets under management of over one billion dollars.

       DLB is an independent energy company engaged primarily in the exploration, development, and acquisition of oil and gas properties in the Mid-Continent Region and the coastal onshore and shallow offshore regions of south Louisiana, two of the most prolific oil and gas producing regions in the United States. Since its start in 1990, DLB has experienced rapid and profitable growth as a result of its exploration and development drilling programs and acquisitions. As of January 1, 1997, DLB has proved reserves of 32.2 MMBOE, as estimated by DLB's independent reservoir engineering consultants, which consisted of 18.9 MMBbls of oil and 80.4 Bcf of gas, with a present value of future net reserves of $270.2 million. On a BOE basis, 59% of DLB's estimated proved reserves as of January 1, 1997 were oil and 41% were natural gas. As a result of DLB's successful exploration and acquisition efforts, DLB's estimated proved reserves have increased annually from 1.8 MMBOE in 1991 to 32.2 MMBOE on January 1, 1997. Production has increased from 0.1 MMBOE in 1991 to 1.6 MMBOE in 1996. During the same period, revenues increased from $1.8 million to $28.4 million, and EBITDA increased from $0.8 million to $18.1 million.

       DLB's principal producing fields are presently concentrated in Oklahoma and Louisiana. In addition, through its wholly-owned subsidiaries Bonray Drilling Corporation ("Bonray") and Gathering Energy Marketing Company, LLC ("GEMCO"), the Company is engaged in the land contract drilling of oil and gas wells and in the gathering, processing, transportation and marketing of hydrocarbons.

       Since 1991, DLB has made 23 new field discoveries, drilling 71 gross exploration wells and 62 gross development wells with a success rate of 50% and 84%, respectively. Drilling efforts replaced 331% of production in 1996. DLB has budgeted approximately $27.0 million for exploration, exploitation and development activities in 1997.

       DLB seeks to acquire oil and gas properties that it believes offer potential for increases in reserves, production and cash flow. This element of DLB's strategy is illustrated by DLB's purchase, effective January 1, 1996, of substantially all of the Oklahoma oil and gas producing properties, mineral rights and leasehold acreage of Amerada Hess Corporation, including ownership interests in 44 fields containing approximately 1,200 wellbores. At the effective time of the Amerada Hess acquisition, the acquired assets had total estimated proved reserves of 7.1 MMBOE.

       DLB seeks to acquire large amounts of geological and geophysical data and apply advanced technology to analyze the data for potential target areas. The information acquired by DLB includes geographical studies and 3-D and high resolution 2-D seismic surveys. DLB currently owns approximately 385 square miles of 3-D seismic data focused primarily in the Mid-Continent Region and in south Louisiana. Additionally, DLB's proprietary database contains approximately 42,000 linear miles of conventional and high resolution 2-D seismic data, over 176,000 digitized well logs.

       In February 1997, DLB acquired Bonray in a negotiated $12.8 million transaction involving a cash tender offer and subsequent merger of Bonray with a wholly-owned subsidiary of DLB (the "Bonray Acquisition"). As a result of the Bonray Acquisition, DLB acquired 15 land drilling rigs having depth capabilities ranging from 7,000 to 25,000 feet. The drilling rigs are currently employed in the Mid-Continent Region.

                                      IX.

                            FEASIBILITY OF THE PLAN

A.     FEASIBILITY REQUIREMENTS AND REORGANIZATION VALUE

       The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtor and DLBW have analyzed the ability of the Debtor, upon and after the Effective Date, to meet its obligations under the Plan. As part of this analysis, the Debtor, on behalf of the Debtor and DLBW, has prepared projections of New WRT's financial performance for each of the fiscal years in the period ending December 31, 2000 (the "Projection Period"). These projections, and the assumptions on which they are based, are annexed hereto as Exhibit "F" (the "Financial Forecast"). See also Section XII(F) "Material Uncertainties and Risk Factors -- Financial Projections."

       In developing an estimate of the reorganization value of the Debtor, the Debtor has been advised by Jefferies & Company, Inc. (the "Financial Advisor"). The Financial Advisor developed a range of reorganization values by utilizing the Financial Forecast and examining comparable public companies to determine a range of appropriate multiples of EBITDA (earnings before interest, taxes, depreciation and amortization). The Financial Advisor believes this approach is considered by the financial community to be an appropriate valuation technique for estimating the going concern value of an oil and gas exploration and production business undergoing a chapter 11 plan of reorganization. The Financial Advisor's estimate of the range of the Debtor's reorganization value is based upon a number of assumptions, including a successful reorganization of the Debtor's business and finances in a timely manner in accordance with the Plan, the Debtor's and DLBW's estimates of the Debtor's future operations, and the Financial Forecast. Many of such assumptions are beyond the control of the Debtor, DLBW and the Financial Advisor. Actual events may vary from such assumptions and the variations may be material. See Section XII herein,
"Material Uncertainties and Risk Factors."   Based on the foregoing, and
assuming 21.4 million shares of New WRT Common Stock will be issued and outstanding on the Effective Date, the Financial Advisor estimates the reorganization value of the New WRT Common Stock to be from $3.00 to $5.77 per share. No assurance can be given that a liquid trading market will develop after the effectiveness of the Plan or that the New WRT Common Stock will trade in such price range. See Section XII - "Material Uncertainties and Risk
Factors -- Risks With Respect to New Securities".   The per share
reorganization value utilized by the Debtor and DLBW in calculating Distributions to Creditors is thus considered to be reasonable by the Financial Advisor based upon the methodologies employed and utilizing the

Financial Forecast and the Debtor's and DLBW's estimates of the reorganized Debtor's (New WRT's) future operations. The Financial Advisor will provide testimony at the Confirmation Hearing as to the reasonableness of the reorganization value utilized by the Debtor and DLBW, the valuation approaches undertaken and the assumptions underlying such valuation.

       Based upon the Financial Forecast, the Debtor and DLBW believe that New WRT will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. The Debtor and DLBW further believe that New WRT will be able to repay or refinance any and all of the then outstanding indebtedness under the Plan at or prior to the maturity of such indebtedness. Further, the Financial Forecasts contemplate that New WRT will in the ordinary course of business plug each well at the time that a determination is made to abandon the well.

B.     FUTURE BUSINESS PLAN OF OPERATIONS

       The Debtor and DLBW have set forth in Exhibit "F", attached to this Disclosure Statement a description of New WRT's future business plan and operations. Included within such exhibit are projections for New WRT's financial performance for each of the fiscal years in the period ending December 31, 2000.

                                       X.

                       COMPARISON OF PLAN TO ALTERNATIVES

       There are three likely possible consequences if the Plan is rejected or if the Court refuses to confirm the Plan: (1) the Bankruptcy Court could dismiss the Chapter 11 Case; (2) the Chapter 11 Case could be converted to a liquidation case under Chapter 7 of the Bankruptcy Code; or (3) the Bankruptcy Court could consider and confirm a plan of reorganization proposed by a party other than the Debtor and DLBW.

A.     DISMISSAL

       The most remote possibility is dismissal. If dismissal were to occur, the Debtor would no longer have the protection of the Bankruptcy Court and the applicable provisions of the Bankruptcy Code. Dismissal would force a race among Creditors to take over and dispose of the Debtor's available assets. Unsecured Creditors, on an aggregate basis, would likely fail to realize recovery on their Claims.

B.     CHAPTER 7 LIQUIDATION

       A straight liquidation bankruptcy or "Chapter 7 case" requires liquidation of each of the Debtor's assets by an impartial trustee. In a Chapter 7 case, the amount Unsecured Creditors receive depends upon the net estate available after all assets of the Debtor have been reduced to cash. The cash realized from liquidation of each of the Debtor's assets would be distributed in accordance with the order of distribution prescribed in Section 726 of the Bankruptcy Code. Whether a bankruptcy case is one under Chapter 7 or Chapter 11, allowed secured claims, administrative claims and priority claims are entitled to be paid in cash and in full before unsecured creditors receive any funds.

       If this Chapter 11 Case were to be converted to one under Chapter 7 of the Bankruptcy Code, the present Priority Claims may have a priority lower than Priority Claims generated by the Chapter 7 case, such as the Chapter 7 trustee's fee or the fees of attorneys, accountants and other professionals the trustee may engage. Conversion to Chapter 7, then, would create an additional layer of priority claims.

       In a Chapter 7 liquidation case, a secured creditor would be entitled to full payment, including interest, from the proceeds of sale of the secured creditor's collateral, provided the realized value of the collateral is sufficient to pay both the principal and interest. A secured creditor whose collateral is insufficient to pay its secured claim in full will be entitled to assert an unsecured claim for its deficiency and share with general unsecured creditors.

       In the event this case were converted to one under Chapter 7, the Bankruptcy Court would appoint a trustee to liquidate the assets of the Debtor and to distribute the proceeds as described immediately above.

       The Chapter 7 trustee would be entitled to receive compensation under
Section 326 of the Bankruptcy Code based upon distributions to creditors. The trustee's fee would not exceed 25% on the first $5,000 or less, 10% on any amount in excess of $5,000, but not in excess of $50,000, 5% on any amount in excess of $50,000, but not in excess of $1,000,000, and 3% on any amount in excess of $1,000,000 from all monies disbursed or turned over in the case to parties in interest, excluding the Debtor, but including holders of secured claims. The trustee's fees would be paid as a cost of administration and may be paid in full prior to the costs and expenses incurred in a Chapter 11 case and prior to any payment to unsecured creditors.

       It is also highly likely that the Chapter 7 trustee would retain his or her own attorneys and accountants, and perhaps other professionals such as appraisers, whose fees would also constitute priority claims in a Chapter 7 case, with a priority that may be higher than those claims arising under a Chapter 11 case.

       Liquidation under Chapter 7 of the Bankruptcy Code would also entail the appointment of a trustee having no experience or knowledge of the Debtor's business, its records or assets. Hence, a substantial amount of time would be required in order for any Chapter 7 trustee to wind the case up effectively. Also, in the event litigation proves necessary on multiple issues, the Chapter 7 trustee would likely be in an inferior position to prosecute such actions without prior knowledge regarding the Debtor's business.

       If the Debtor were to be liquidated under Chapter 7 of the Bankruptcy Code, the amount estimated to be available for distribution to Creditors would go first to Allowed Secured Claims, second to Chapter 7 Allowed Priority Claims, third to Chapter 11 Allowed Priority Claims, then to Allowed General Unsecured Claims. Annexed hereto as Exhibit "B" is the Debtor's Liquidation Analysis. The analysis provided is believed to be a reasonable estimate of value distributable in a hypothetical liquidation of the Company. Readers are urged to review both the exhibit and the assumptions underlying it.

C.     ALTERNATIVE PLANS

       To date, no other party besides the Debtor and DLBW has sought to file a plan of reorganization.

                                      XI.

              CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.     GENERAL

       1.     Statutory Overview

       Under the Internal Revenue Code of 1986, as amended (the "Tax Code") and income tax regulations (the "Regulations") promulgated thereunder, there are certain significant federal income tax consequences associated with the Plan described in this Disclosure Statement. Certain of these consequences are discussed below. Due to the unsettled nature of several of the tax issues presented by the Plan, including the changes made by the Bankruptcy Tax Act of 1980 ("BTA80"), the Tax Reform Act of 1984 ("TRA84"), the Tax Reform Act of 1986 ("TRA86"), the Omnibus Reconciliation Act of 1987 ("ORA87"), the Technical and Miscellaneous Revenue Act of 1988 ("TAMRA"), the Omnibus Budget Reconciliation Act of 1989 ("OBRA89"), the Revenue Reconciliation Act of 1990 ("RRA90") and the Revenue Reconciliation Act of 1993 ("RRA93"), the differences in the nature of the Claims of the various Claimants, their taxpayer status, residence and methods of accounting (including Claimants within the same Class of Claims) and prior actions taken by Claimants with respect to their Claims, as well as the possibility that events or legislation subsequent to the date hereof could change the federal tax consequences of the transactions, the federal tax consequences described herein are subject to significant uncertainties.

       No administrative rulings will be sought from the Internal Revenue Service ("IRS") with respect to any of the federal income tax aspects of the Plan. Consequently, there can be no assurance that the treatment described in this Disclosure Statement will be accepted by the IRS. No opinion of counsel has either been sought or obtained with respect to the federal income tax aspects of the Plan.

       THE DISCUSSION SET FORTH IN THIS DISCLOSURE STATEMENT IS INCLUDED FOR GENERAL INFORMATION ONLY. ALL CLAIMANTS AND STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES CONTEMPLATED UNDER OR IN CONNECTION WITH THE PLAN, INCLUDING STATE AND LOCAL TAX CONSEQUENCES.

       2.     Summary of Plan

       Pursuant to the Plan, 10,000,000 shares of New WRT Common Stock will be issued to Class D-3 Creditors. In addition, these same Creditors will be granted rights to purchase 3,800,000 shares of New WRT Common Stock at a price of $3.50 per share and will receive eighty-eight percent (88%) of the Litigation Entity Interests. These rights will be exercised by existing
Creditors and/or the DLBW.   The cash will be used to pay administrative,
priority, certain secured Claims, and a
portion of the Unsecured Claims. Other existing Creditors of the Debtor will exchange their Allowed Claims for New WRT Common Stock or New WRT Warrants. As part of the Plan, DLB will (or has) acquire(ed) from Texaco/TEPI certain oil and gas assets (the WCBB Assets) and the Claim of Texaco/TEPI against WRT, and will guarantee the performance by New WRT of certain plugging and abandonment obligations with respect to the WCBB Assets should New WRT fail to perform these obligations. DLB will then transfer the WCBB Assets to New WRT for 5,000,000 shares of New WRT Common Stock. DLB will also receive approximately
1.7 million shares of New WRT Common Stock in exchange for the Texaco Claim.

B.     TAX CONSEQUENCES TO DEBTOR

       1.     Existing Tax Attributes of Debtor

       For its fiscal year ending December 31, 1995, the Debtor had a net operating loss carry forward of approximately $30,000,000. Management anticipates that Debtor will realize additional operating losses during the 1996 fiscal year. The 1995 tax return of the Debtor reflects approximately $165,000,000 of basis in assets. This amount is in excess of the basis for financial reporting purposes. Most of these assets are depreciable or depletable properties. Such amounts of net operating losses and basis are subject to adjustment as a result of tax audits.

       2.     Treatment of Debt Forgiveness Income Under the Plan

       The satisfaction of debentures (Senior Notes) and trade Claims aggregating approximately $120,000,000 with stock having an estimated fair
market value of   $35,000,000 will give rise to approximately $85 million of debt forgiveness income. The satisfaction of the Section 10(b)(5) claims at less than their face amount should not give rise to debt forgiveness income since a payment of the claim would generate a current tax deduction. Since Debtor is in a Chapter 11 proceeding, the receipt of debt forgiveness income will not give rise to taxable income. However, pursuant to Tax Code Section 108(b), the Debtor is required to reduce its tax attributes to reflect the debt forgiveness income. The tax attributes, and the order in which they are required to be reduced, is set forth in Tax Code Section 108(b).

       Assuming that the normal ordering rule for attribute reduction is followed, the net operating loss carryovers would be reduced or eliminated and the balance would be applied to reduce tax basis. Tax Code Section 108(b)(5) allows taxpayers to elect to vary the normal ordering rule for attribute reduction. A taxpayer can elect to first reduce the basis of depreciable assets, as opposed to starting with the net operating loss carryover. If this election were made, the net operating loss carryover would remain intact, but the basis would be reduced by the entire amount of debt forgiveness income.

       3.     Effect of Section 382 - General Rules

       Under the Plan, there will be almost a complete change in ownership of the Debtor. Accordingly, an ownership change under Tax Code Section 382 will occur. When an ownership change occurs, a corporation is limited in its ability to utilize net operating losses incurred before such ownership change to offset taxable income generated after such ownership change. The Tax Code
Section 382 limitation is determined by multiplying the value of the loss corporation (immediately before the ownership change) by the appropriate Federal long term tax exempt rate. For ownership changes occurring during March, 1997, the applicable Federal long-term tax exempt rate was 5.50%. The value of the Debtor before the ownership change, and before giving effect to the debt forgiveness occurring under the Plan, is negligible. Accordingly, under the general Tax Code Section 382 limitation, New WRT would not be able to utilize any of its net operating losses.

       Moreover, the excess of the bases in assets over their fair market value will be treated as a built-in loss. This built-in loss, if triggered as a loss within the five year recognition period, would be added to the otherwise available net operating loss, and the total would be subject to the Tax Code
Section 382 annual limitation. Also, even if the built-in losses are not triggered, the annual depreciation or depletion deductions attributable to such built-in losses would themselves be subject to the Tax Code Section 382 limitation.

       4.     Special Rules for Chapter 11 Cases

       Tax Code Section 382(l)(5) provides a special rule for certain ownership changes occurring pursuant to a Chapter 11 Plan of Reorganization. Under this special rule, otherwise available net operating losses, after reduction by a toll change, are not subject to an annual limitation. This is true only, if former shareholders and "qualifying creditors" receive more than 50 per cent of the stock. Debtor does not believe that the requirements of Tax Code Section 382(l)(5) will be met but does believe that Tax Code Section 382(l)(6) will be beneficial.

       Tax Code Section 382(l)(6) also provides a special rule for ownership changes occurring pursuant to a Chapter 11 Plan of Reorganization. Under this special rule, the value of the loss corporation is determined by giving effect to the increase in value of the loss corporation resulting from any surrender or cancellation of Creditors' Claims.

       The Regulations provide that the value of the loss corporation is the lesser of --

       "(1) The value of the stock of the loss corporation immediately after the ownership change (determined under the rules of paragraph (k) of this section); or

       (2) The value of the loss corporation's pre-change assets (determined under the rules of paragraph (l) of this section)."

       The regulations provide various limitations and special rules to be applied in valuing a loss company for Section 382(l)(6). In general, however, the Debtor believes that the stock value of New WRT should be the total amount paid in as capital for the stock, including the indebtedness exchanged for stock. This should give a value of approximately $70 million which will equate to a Section 382 limitation of approximately $4 million of net operating losses.

       5.     Computation of Regular Tax and Alternative Minimum Tax  ("AMT")

       As a result of the reduced tax attributes discussed above, New WRT could incur regular income tax liability at the normal corporate rate of up to thirty-five percent (35%) in future years. Alternatively, to the extent NOLs are used to eliminate regular tax liability, New WRT may be subject to the AMT. AMT must be paid by a corporation when and to the extent that its liability for AMT is greater than its regular tax liability. AMT is equal to twenty percent (20%) of alternative minimum taxable income ("AMTI") less certain allowable credits. Under the Tax Code, AMT generally equals regular taxable income, increased or decreased by certain adjustments and preference items. However, only ninety percent (90%) of AMTI can be offset with net operating loss carryovers. AMT liability, regardless of the amount of available net operating loss carryovers, will be at least twenty percent (20%) of the ten percent (10%) of AMTI that cannot be offset with NOL carryovers.

C.     FEDERAL INCOME TAX CONSEQUENCES TO CLAIMANTS

       1.     General

       The tax consequences of the implementation of the Plan to a Claimant will depend in part on whether the Claimant's present debt constitutes a "security" for federal income tax purposes, the type of consideration received by the Claimant in exchange for its Allowed Claim, whether the Claimant reports income on the accrual basis, whether the Claimant receives consideration in more than one tax year of the Claimant, whether the Claimant is a resident of the United States, and whether all the consideration received by the Claimant is deemed to be received by that Claimant in an integrated transaction.

       2.     Claimants Receiving Cash

       A Claimant who receives Cash in full satisfaction of his Claim will be required to recognize gain or loss on the exchange. The Claimant will recognize gain or loss equal to the difference between the "amount of cash received" in respect of such Claim and the Claimant's tax basis in the Claim.

       3.     Claimants Receiving Stock and Warrants

       The receipt of shares of New WRT Common Stock by the Claimants for their existing Claims may generate Federal income tax consequences. The income tax consequences to the Claimants will depend in part on whether the Claims they are exchanging for the share constitute "tax securities" for federal income tax purposes.

       The determination as to whether a Claim of any particular Claimant constitutes a "tax security" for federal income tax purposes is based on the facts and circumstances surrounding the origin and nature of the Claim and its maturity date. Generally, Claims arising out of the extension of trade credit have been held not to be tax securities. Instruments with a five-year term or less also rarely qualify as tax securities. On the other hand, bonds or debentures with an original term in excess of ten years have generally been held to be tax securities.

       Tax Code Section 354 generally provides for nonrecognition of gain or loss by holders of stock or tax securities of a corporation who exchange such stock or tax securities solely for new stock or tax securities pursuant to a tax reorganization as defined in Tax Code Section 368. The Senior Notes (part of Class D-4) were originally issued in 1995 with a maturity of seven years. While the issue is not free from doubt, the Debtor believes that the Senior Notes will constitute tax securities. Under the Plan the Class D-4 claimants
will receive warrants to purchase WRT Stock in the future.   Under current law
the receipt of warrants in exchange for stock or tax securities would constitute a taxable event as opposed to a tax-free reorganization. However, the Treasury has proposed regulations which would likely cause warrants issued in a reorganization to be treated as stock or tax securities. If these regulations were adopted in their proposed form, Class D-4 creditors receiving warrants might be viewed as participating in a tax- free reorganization and would not be entitled to recognize any loss. The regulations will not be effective until sixty days after adopted.

       The Debtor does not believe that any of the other Claims will constitute tax securities; accordingly, such other Claimants (including Class D-3) will recognize gain or loss in an amount equal to the difference between the value of the consideration received and the adjusted tax basis of their Claims. In this regard, with respect to the Litigation Entity Interests provided to Claimants with Allowed Claims in Class D-3, the value of 100% of the Litigation Entity Interests (i.e. including New WRT's 12% interest in the Litigation Entity Interests) should be equal to the corresponding $3 million cash infusion to the Litigation Entity since the Debtor does not believe (and will report consistently for tax purposes) that any value can be ascribed to the Causes of Action that will be transferred to the Litigation Entity on the Effective Date, given the attendant litigation risks associated therewith.

       4.     Tax Basis and Holding Period

       If a Claimant's shares of New WRT Common Stock under the Plan are deemed to be acquired via an exchange under Tax Code Section 1001, such Claimant will take a basis in the shares equal to the "amount realized" for tax purposes with respect to such Claimant. The Claimant's holding period for the shares will begin on the day following the exchange. If no gain or loss is recognized because the exchange is governed by Tax Code Section 354, the Claimants will take a carryover tax basis and holding period.

       5.     Character of Gain or Loss

       The character of gain or loss recognized by a holder of a Claim as capital or ordinary gain or loss and, in the case of capital gain or loss, as short term or long term, will depend on a number of factors, including: (i) the nature of the origin of the Claims; (ii) the tax status of the holder of the Claims; (iii) whether the holder is a financial institution; (iv) whether the Claim is a capital asset in the hands of the holder; (v) whether the Claim has been held for more than one (1) year; and (vi) the extent to which the holder previously claims a loss, bad debt deduction or charge to a reserve for bad debts with respect to the Claim. CLAIMANTS ARE URGED TO CONSULT THEIR INDIVIDUAL TAX ADVISORS REGARDING THESE ISSUES.

       6.     Receipt of Interest

       The BTA80 reversed prior law by providing that consideration attributable to accrued but unpaid interest will be treated as ordinary income, regardless of whether the Claimant's existing Claims are capital assets in his hands and the exchange is pursuant to a tax reorganization. A Claimant, who, under his accounting method, was not previously required to include in income, accrued but unpaid interest attributable to his existing Claims, and who exchanges his interest Claim for Cash, other property, shares of New WRT Common Stock or a combination thereof, pursuant to the Plan, will be treated as receiving ordinary interest income to the extent of any consideration so received allocable to such interest, regardless of whether that Claimant realizes an overall gain or loss as a result of the exchange of his existing Claims.

       7.     Backup Withholding

       Under the Tax Code, interest, dividends and other "reportable payments" may, under certain circumstances, be subject to "backup withholding" at a thirty-one percent (31%) rate. Withholding generally applies if the holder (i) fails to furnish his social security number or other taxpayer identification number (hereinafter "TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding.

       8.     Federal Income Tax Consequences to Equity Interests

       Pursuant to the Plan, the existing Equity Interest holders may receive New WRT Warrants to buy stock in New WRT. Under current law this would be a taxable exchange and any realized gain or loss would be recognized. For purposes of computing gain or loss the amount realized will be the fair market value of the warrants. However, the Department of the Treasury has proposed regulations which would likely cause warrants issued in a reorganization to be treated as stock or securities. If these regulations were adopted in their proposed form, Equity Interest Holders receiving warrants would likely have a tax free exchange. The regulations will not be effective until sixty days after adopted.

D.     FEDERAL INCOME TAX TREATMENT OF THE LITIGATING ENTITY

       1.     In General

       Under the Plan, a Litigation Entity will be created. On the Effective Date, New WRT will transfer to the Litigation Entity various Causes of Action and will fund it with $3 million in cash. New WRT will hold 12% of the Litigation Entity Interests and holders of Allowed Claims in Class D-3 will hold 88% of the Litigation Entity Interests. For tax purposes the Debtor will treat the transfer of assets to the Litigation Entity as a transfer of assets to the D-3 Claimants to the extent they are beneficiaries followed by a deemed transfer by such beneficiaries to the Litigation Entity. Accordingly, such Creditors will be taxable on the fair market value of the Litigation Entity Interests they receive. The fair market value will equal the pro rata share of the $3 million cash contribution and the estimated value of the Causes of Action transferred thereto. The Creditors will be treated as the owners of a
grantor trust with respect to their 88% Interest.   New WRT will be treated as
the grantor of a grantor trust with respect to its 12% Interest. The Debtor does not believe that any value can be ascribed to the Causes of Action that will be transferred to the Litigation Entity, given the attendant litigation risks involved, and will not take a position on any tax return inconsistent with this belief.

       2.     Advance Ruling Criteria

       The Debtor has not requested any advance ruling from the Internal Revenue Service regarding the tax characterization of the Litigating Entity as a liquidating trust. However, to the extent possible, the Debtor is complying with the requirements or guidelines set forth in Rev. Proc. 94-45 which specifies conditions under which the Internal Revenue Service will consider issuing advance rulings, including the possibility that the Litigation Entity will pay taxes on income which is retained to maintain the value of its assets or to meet claims and contingent liabilities.

                                      XII.

                         SECURITIES LAW CONSIDERATIONS

       Section 1145 of the Bankruptcy Code provides that federal and state registration requirements do not apply to the issuance of securities by a debtor under a plan of reorganization to holders of claims or equity interests wholly or principally in exchange for those claims or interests. With certain exceptions discussed below, recipients of such securities may also resell them without restriction. Set forth below is a discussion of the securities law considerations to the Plan.

A.     ISSUANCE

       Section 1145 of the Bankruptcy Code exempts the original issuance of securities under a plan of reorganization from registration under the Securities Act of 1933, as amended ("Securities Act"), and state law. For the original issuance to be exempt, three principal requirements must be satisfied:
(i) the securities must be issued by the debtor or its successor under a plan of reorganization, (ii) each recipient of the securities must hold a claim against the debtor, equity interest in the debtor or a claim for an administrative expense against the debtor, and (iii) the securities must be issued entirely in exchange for the recipient's claim against or equity interest in the debtor or "principally" in such exchange and "partly" for cash or property. Under the Plan, New WRT will issue New WRT Common Stock in satisfaction of Claims in Class D-3. Class D-3 Claimants shall also obtain the right to participate in a Rights Offering for an additional three million eight hundred thousand (3,800,000) shares of New WRT Common Stock. Distributions of stock to Class D-3 Claimants pursuant to the Rights Offering shall occur on a staggered basis as Claims within Class D-3 are finally Allowed. Nevertheless, such shares shall be immediately transferable. The Debtor believes that the exemption from registration requirements provided by Section 1145 of the Bankruptcy Code applies with respect to the issuance of up to 3,800,000 shares of New Common Stock for the Rights Offering. The SEC has provided no action relief with respect to the principally/partly requirement of Section 1145 when the value of the claims exceeded the amount of cash or other property being contributed by the creditor receiving securities. The Debtor believes that the
Section 1145 exemption applies in part because the relative value of the claims is greater than the cash being tendered for purchase of the New WRT Common Stock included in the Rights Offering.

B.     RESALE

       Although Debtor believes that the subsequent distribution of New WRT Common Stock by its recipients would be exempt from registration and not subject to a holding period in most circumstances, certain recipients of the securities - i.e. those recipients who may be deemed "underwriters" as defined under Section 1145(b) of the Bankruptcy Code - may be unable to resell such securities absent registration of the securities under the Securities Act and applicable state law, or absent exemption therefrom. THE DEBTOR RECOMMENDS THAT CREDITORS AFFECTED BY THIS RISK CONSULT THEIR OWN COUNSEL.

       Section 1145(b) of the Bankruptcy Code defines four types of "underwriters": (i) a person who purchases a claim against, an equity interest in, or a claim for administrative expenses against the debtor with a view to distributing any security received in exchange for such a claim or equity interest; (ii) a person who offers to sell securities authorized under a plan of reorganization for the holders of such securities; (iii) a person who offers to buy such securities from the holders of such securities, if the offer is (a) with a view to distributing such securities, or (b) made under a distribution agreement; and (iv) a person who is an "issuer" with respect to the security, as the term "issuer" as defined in Section 2(11) of the Securities Act. An "issuer" includes any person directly or indirectly controlling or controlled by the debtor, or any person under direct or indirect common control with the debtor.

       Whether a person is an "issuer", and therefore an "underwriter" for purposes of Section 1145(b) of the Bankruptcy Code depends on a number of factors. Such factors include (i) the person's equity interest in a company;
(ii) the distribution and concentration of other equity interests in a company;
(iii) whether the person is an officer or director of the company; (iv) whether the person, either alone or acting in concert with others, has a contractual or other relationship giving that person power over management policies and decisions of the company; and (v) whether the person actually has such power notwithstanding the absence of formal indicia of control. An officer or director of the company may be deemed a controlling person, particularly if his position is coupled with ownership of a significant percentage of voting stock. In addition, the legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor with at least 20% of the securities of the debtor could be deemed a controlling person.

       To the extent that persons deemed "underwriters" receive securities pursuant to the Plan, resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act. Given the complex, subjective nature of the question whether a particular holder may be an underwriter, the Debtor makes no representation concerning the right of any person to trade in the New WRT Common Stock. The Debtor recommends that potential recipients of the New WRT Common Stock consult their own counsel concerning the impact of the Securities Act on the ability to trade securities.

       The New WRT Common Stock, absent underwriter status, should be freely transferable, although the Debtor recommends that potential recipients consult their own counsel with respect to their particular situation. New WRT shall use its best efforts to cause the New WRT Common Stock to be listed on a national securities exchange, or failing that, to be listed for quotation on the NASDAQ National Market System. The Debtor intends, on or prior to the Effective Date, to become current on all securities filings and/or to obtain relief from such requirements from the SEC. To that end, the Debtor has submitted to the SEC's Office of Chief Counsel of the Division of Corporate Finance a request for modification of the reporting requirements for the period in which the Debtor has been in bankruptcy.

C.     ATTRIBUTES OF NEW WRT COMMON STOCK

       Under the Plan, the existing Common Stock and Preferred Stock of WRT shall be canceled and New WRT Common Stock shall be issued to the holders of Allowed Claims in Class D-3. Creditors holding Allowed Claims in Class D-3 will receive a proportionate part of 10,000,000 shares of New WRT Common Stock, such shares to be distributed in potentially several interim distributions and a final distribution during the course of resolution of all potential D-3 Claims.

       The current Certificate of Incorporation of WRT does not, and the anticipated New WRT Certificate of Incorporation will not provide for any restrictions upon the power of the Board of Directors to authorize the issuance of additional authorized but unissued shares of stock. The current Certificate of Incorporation authorizes the issuance of 50,000,000 shares of Common Stock and no amendment to this provision is anticipated. At this time, the Debtor does not foresee any need or justification for the issuance of Common Stock other than as contemplated by the Plan, including those shares to be distributed pursuant to the Rights Offering in Article 29 of the Plan. The Debtor estimates that up to 16,000,000 shares of New WRT Common Stock will be issued to Creditors under the Plan including such Rights Offering shares.

D.     NEW WRT WARRANTS

       In addition to the issuance of actual New WRT Common Stock shares, the Plan contemplates the issuance of New WRT Warrants as well, such Warrants to be exercisable over a period of five years from the Effective Date for the purchase of one additional share of New WRT Common Stock per Warrant at $10.00 per share. Claimants holding Allowed Claims in Class D-4 shall obtain Warrants equal to 2% of the total number of shares to be issued pursuant to the Plan, provided that Classes D-1, D-2, and D-3 vote in favor of the Plan. Classes E-1 and E-2 Allowed Claims and Equity Interest holders shall similarly obtain Warrants equal to 1%, respectively, of the total number of shares to be issued pursuant to the Plan, provided that Classes D-1, D-2, D-3, and D-4 (and E-1, in the case of Equity Interests in Class E-2) vote in favor of the Plan. Finally, Creditors holding Claims and Equity Interests in Class E-3 shall obtain, collectively, Warrants equal to 1% of the total number of shares to be issued pursuant to the Plan, but only if Classes D-1, D-2, D-3, D-4, E-1 and E-2 vote in favor of the Plan. As with shares of New WRT Common Stock, the Debtor believes that such Warrants shall be freely transferable in the absence of a potential restriction as to "underwriters". Nevertheless, the Debtor advises all such holders of Claims and Equity Interests likely to receive New WRT Warrants pursuant to the Plan to consult their own respective counsel regarding such transferability.

                                     XIII.

                       EXISTING AND POTENTIAL LITIGATION

A.     PRE-PETITION LITIGATION

       1.     Employment Litigation

       On September 28, 1995, a lawsuit was served against the Debtor, Arnoult Equipment and Construction, Inc., Steven S. McGuire, Donald J. Arnoult and others in the 24th Judicial District Court for the Parish of Jefferson, State of Louisiana. The plaintiff Donald Muller, the former president, chief executive officer and stockholder in certain oilfield service companies used by the Debtor in its filed development activities, alleged that the Debtor and others interfered with his employment, ultimately resulting in his forced resignation from such companies. The plaintiff further alleged the Debtor and others acted in a manner which resulted in the devaluing of the services companies' assets and plaintiff's corresponding equity holdings in the companies. On November 9, 1995, the Debtor, et al. filed with the Court exceptions of no cause of action, no right of action, and vagueness. The plaintiff has taken no action since the filing of the case and no court date has been set. The Debtor's filing of the Chapter 11 Case has resulted in an automatic stay of this litigation.

The Debtor believes the case to be without merit and that the outcome of the litigation will not have a material effect on its financial condition or results of operations.

       2.     Securities Litigation

       On December 18 and 19, 1995, two class-action suits were filed in the United States District Court for the Southern District of California, seeking damages on behalf of a purported class of persons who purchased the publicly-traded securities of the Debtor between October 20, 1993 and October 27, 1995. In these complaints, the plaintiffs have sued the Debtor, certain of the members or past members of its Board of Directors, and others, alleging joint and several liability for violations of Section 12(2) and Section 15 of the Securities Act of 1933. The plaintiffs also complain that all defendants violated Section 10(b) of the Securities Exchange Act of 1934 and Rule 10(b)(5) of the Securities Exchange Commission. The individual defendants are alleged to be liable under Section 20(a) of the Securities Exchange Act of 1934. On February 23, 1996, a Notice of Stay by reason of the Debtor's bankruptcy was filed in both actions. On March 21, 1996, all parties entered into a Stipulation whereby the plaintiffs agreed to consolidate the two actions under an amended and consolidated complaint. Thereafter, on June 1, 1996, by agreement of all parties, the case was transferred to the Southern District of New York.

       3.     Tax Exemption Litigation

       In 1994, the Debtor received a certification from the Louisiana Department of Natural Resources ("DNR"), qualifying certain gas production under Section 107(c)(2) of the Natural Gas Policy Act of 1978 (the "NGPA") as gas produced from geopressured brine. As required under the NGPA, the DNR's determination was forwarded to the FERC for review. In April 1995, the FERC reversed the position of the DNR, rejecting the qualification of the wells under Section 107(c)(2) of the NGPA. The Debtor has appealed the FERC determination to the United States Court of Appeals for the Fifth Circuit, located in New Orleans, Louisiana. Oral arguments in the case took place on November 7, 1996, and the Debtor is awaiting a decision from the Court.

B.     POST-PETITION LITIGATION

       1.     Tri-Deck/Perry Gas Litigation

       On May 29, 1996, the Debtor initiated an adversary proceeding against Tri-Deck Oil & Gas Co. and Perry Gas Companies, Inc. to recover certain unpaid production proceeds and to otherwise enjoin any further disposition of such proceeds pending a final judgment in the suit. For a detailed discussion of such litigation, see Section V.I. of this Disclosure Statement. The Debtor is also reviewing other potentially assertable causes of action, such as actions pursuant to Sections 547 and 548 of the Bankruptcy Code, and other potential defendants who may be added to the suit. As of the filing of this Disclosure Statement, the suit remains pending.

       2.     E. C. Energy Production, Inc.

       In November of 1994, WRT sold certain drilling rigs to E.C. Energy Production, Inc. The payment price represented by the promissory note in the amount of $3.9 million was never paid and therefore to cancel the indebtedness, WRT and E. C. Energy Production, Inc. entered into a dation en paiement dated May 18, 1995 as a giving in payment to satisfy the indebtedness which at the execution of the dation amounted to $4,017,000.00. The property or assets transferred to WRT in satisfaction of the indebtedness was WRT Rig No. 1, WRT Rig No. 2, WRT Rig No. 3, WRT Rig No. 4 and WRT Rig No. 4-A.

       All but WRT Rig No. 4 were involved in the sale from WRT to E.C. Energy Production, Inc.; Rig No. 4-A, however, came from parts of a separate WRT rig which were cannibalized to comprise Rig No. 4-A. Rig No. 4-A is still in the possession of the E.C. Energy Production, Inc. and/or its related corporations. Suit was filed by the Debtor under adversary proceeding number 96-5036 for the turnover of Rig No. 4-A. The defendant alleges that Rig No. 4-A is not owned by E.C. Energy Production, Inc. or was not owned by E.C. Energy Production, Inc. at the time the dation was entered into with WRT, and therefore E.C. Energy Production, Inc. could not transfer title of the asset to the Debtor.

       The corporation alleged to be the owner by E.C. Energy Production, Inc. is Energy Workover and Drilling Services, Inc. which has intervened into the adversary proceeding. The defendants also assert that WRT Rig No. 4-A was not included in the original sale package from WRT to the defendant E.C. Energy Production, Inc. and therefore could not be transferred by means of a dation. To date, the adversary proceeding remains pending.

       3.     Tricore

       On January 14, 1997, the Debtor initiated an adversary proceeding against Tricore Energy Venture, L.P. to obtain a declaration of the invalidity of certain asserted security interests in WRT's interest in the West Cote Blanche Bay Field, or alternatively to obtain avoidance of such security interests or liens pursuant to Sections 544 and 547 of the Bankruptcy Code.
See Section V.R. of this Disclosure Statement for a detailed discussion of such litigation. As of the filing of this Disclosure Statement, the suit remains pending.

C.     POTENTIAL LITIGATION

       On the Effective Date, all of the Causes of Action (or potential Causes of Action) described herein will be assigned to the Litigation Entity, with the exception of the Marine Equipment Causes of Action and the Tri-Deck Causes of Action.

       1.     Examiner

       By orders entered on August 13, 1996 and September 10, 1996, the Bankruptcy Court appointed Jason R. Searcy as a Chapter 11 Examiner in the case pursuant to Section 1104 of the

Bankruptcy Code. Among other things, the Examiner has been instructed to review transactions between WRT and certain individuals and entities, and to otherwise review conduct undertaken by such individuals and entities which may have resulted in compensable damage to WRT. Those individuals and entities currently under review by the Examiner are listed below. In conjunction therewith, the Examiner has scheduled Bankruptcy Rule 2004 examinations for January 27 and 28, 1997 to obtain further insight into such possibilities. See also Exhibit "C" (Examiner's Preliminary Report). If the Examiner obtains evidence of wrongdoing by any such individual or entity, the Litigation Entity will pursue such actions as are reasonably likely to result in recovery by the Litigation Entity after payment of litigation expenses.

                       IDENTIFIED FOR REVIEW BY EXAMINER

o      Aftech and Affiliated Parties

o      Arnoult Equipment & Construction, Inc.
       o      A.E.C. and Affiliated Parties

o      Current and Former Officers and Directors

o      James Florence
       o      Tri-Deck
       o      Seqouia Marketing
       o      Oilfield Production Equipment Company and Affiliated Parties

o      John Peterson

o      Joseph Brantley

o      Mark Miller

o      Mayronne Energy Services and Affiliated Parties

o      Plains Marketing and Transportation

o      Stephen Edwards and Affiliated Parties

       2.     Avoidable Preferences

       Pursuant to the Bankruptcy Code, the Debtor, acting as Debtor-in-Possession, may recover certain transfers of property made while insolvent during the ninety (90) days, and in other instances one (1) year, prior to the filing of its bankruptcy petition in payment of antecedent debts to the extent the transferees thereof received more than they would have received as to such debts had the Debtor been liquidated under Chapter 7 of the Bankruptcy Code. If a transfer is recovered by a Debtor, the transferee obtains a general unsecured claim against the Debtor to the extent of the recovery.

       a. Trade Payables. Payments totaling $10,988,832 were made to Creditors (including Insiders who received non-payroll payments) during the ninety (90) day period prior to the Petition Date. The Debtor is analyzing all payments to creditors in instances where the creditor received aggregate payments of $25,000 or more during the ninety (90) days prior to the Petition Date. Subject to such analysis, the Litigation Entity will pursue all discovered preferential payments which are reasonably likely to result in
recovery by New WRT after payment of litigation expenses.   A Potential
Preference Actions listing is attached hereto as Exhibit "E."

       b. Insiders. Payments and other forms of transfers made to Insiders within a year prior to the Petition Date could potentially be preferential in nature. The Examiner appointed in the case is currently reviewing all insider transactions; accordingly, the Litigation Entity will pursue all discovered preferential payments which are reasonably likely to result in recovery by New WRT after payment of litigation expenses.

       3.     Avoidable Fraudulent Transfers

       Under the Bankruptcy Code and various state laws, the Debtor, acting as Debtor-in-Possession, may recover certain transfers of property, including the grant of a security interest in property, made while insolvent, or which rendered it insolvent, if and to the extent the Debtor received less than reasonably equivalent value for such property. At this time, the Debtor is reviewing all payments and other transfers of property made by the Debtor under the circumstances described above, but such analysis has not yet been completed.

       a. Oil and Gas Property Acquisitions. During the four-year period prior to the filing of WRT's Chapter 11 Case, WRT acquired virtually all of its existing oil and gas properties. The Debtor is currently reviewing such acquisitions to determine whether the consideration given by WRT in any particular transaction was fraudulently obtained, in whole or part, or whether it was not of a reasonably equivalent value of the property received by WRT in exchange for such consideration during a period of WRT's insolvency. All such acquisitions which are determined to be avoidable under the Bankruptcy Code and/or applicable state law shall be pursued by the Litigation Entity if likely to result in recovery by the Litigation Entity after payment of litigation expenses. A listing of the potential fraudulent property acquisitions currently under analysis by the Debtor as possible fraudulent transfers is set forth below:

-------------------------------------------------------------------------------
PARTY                                      PROPERTIES
-------------------------------------------------------------------------------
Benton Oil and Gas Company                 West Cote Blanche Bay
-------------------------------------------------------------------------------
BSFI, Southfork Investments and            Napoleonville Field
Affiliated Parties
-------------------------------------------------------------------------------
Buckingham and Affiliated Parties          South Hackberry Field
-------------------------------------------------------------------------------
Freeport McMoRan and Affiliated Parties    Lac Blanc Field
-------------------------------------------------------------------------------
LLOG Exploration and Affiliated Parties    Abbeville Field
                                           Bayou Penchant Field
                                           Bayou Pigeon Field
                                           Bayou Pigeon Field - Top Lease Issue
                                           Deer Island Field
                                           Deer Island Field - D-5 Well Stray
                                           Sand Issue
                                           Golden Meadow Field
-------------------------------------------------------------------------------
Tenneco Gas Production and Affiliated      West Cote Blanche Bay
Parties
-------------------------------------------------------------------------------
Texas American Resources and Affiliated    East Hackberry Field
Parties                                    Rankin Field
-------------------------------------------------------------------------------
Tico and Affiliated Parties                South Hackberry Field
-------------------------------------------------------------------------------


       b. INCC's Lien on West Cote Property. The indebtedness owing to INCC is secured by a blanket lien on virtually all of WRT's oil and gas properties. With respect to the West Cote Blanche Bay Field interests of WRT (the "WCBB Interests"), while WRT obtained the benefit of the INCC financing, WRT's wholly-owned subsidiary, Tesla Resources, Inc. ("Tesla"), was the record owner of the WCBB Interests and was the entity that actually granted a lien thereon to INCC in exchange for the provision of credit to WRT. Based upon the Debtor's and DLBW's review of such financing transaction, and the financial condition of Tesla at the time, the Debtor and DLBW believe that INCC's lien on the WCBB Interests is avoidable under Sections 544, 547 and 548 of the Bankruptcy Code. Accordingly, the Debtor and DLBW have structured the Plan in a manner consistent with such belief. Should there be resistance to such treatment in the Plan, it may become necessary for the Debtor to pursue one or more of the causes of action above.

       c. Preferred Stock Dividend Payments. During the one-year period prior to the filing of the Debtor's Chapter 11 case, the Debtor paid dividends to holders of Preferred Stock in the total aggregate amount of $2,134,687.44. Such payments may be avoidable as fraudulent transfers, and the Debtor is currently reviewing them and the likelihood of recovery and the Litigation Entity will pursue any such actions as it ultimately determines to be economical.

       d. Professionals and Others Involved in Securities Offering. The Debtor is also reviewing payments and other transfers of property which were made by WRT to professionals and other third parties associated with the Securities Offering, including, but not limited to, Triumph Securities and its affiliates, to determine whether such payments are avoidable as fraudulent transfers (e.g., less than reasonably equivalent value received for services performed at time of the Debtor's insolvency). The Litigation Entity will pursue recovery of such transfers if it is determined that there is a reasonable likelihood of recovery, taking into account litigation costs.

       4.     Other Potential Litigation

       a. Transactions Related to Reserve Reports. The Debtor is in the process of determining if there was negligence regarding reserve data provided by various engineering firms. The firms and affiliated parties being analyzed include Huddleston and Co., The Scotia Group, Inc. and Veazey & Associates. If the Debtor concludes that any or all of the above firms were negligent in providing reserve data, actions will be taken to recover damages, if provided such actions are likely to result in recovery by the Litigation Entity after payment of litigation expenses.

       b. Transactions Related to Securities Offerings. The Debtor is in the process of determining if there was negligence in transactions related to the public securities offering. The firms and affiliated parties being analyzed include Oppenheimer & Co. and Schroeder Wertheim. If the Litigation Entity concludes that either or both of the above firms were negligent in providing services related to the public securities offering, actions will be taken to recover damages, if such actions are likely to result in recovery by the Litigation Entity after payment of litigation expenses.

       c. Oil and Gas Property Acquisitions. The Debtor is in the process of determining if there was any fraudulent and/or negligent actions taken by third parties in the course of WRT's acquisition of its oil and gas properties. Various parties have been identified as being either directly or indirectly involved in purchase and sale transactions which may have resulted in over-payments by WRT. If the Litigation Entity concludes that any such fraudulent or negligent action was undertaken by any such third party, the Litigation Entity will take action to recover damages, provided such action is likely to result in recovery by the Litigation Entity after payment of litigation expenses.

                                      XIV.

                    MATERIAL UNCERTAINTIES AND RISK FACTORS

A.     COMPETITION AND MARKETS

       1.     Availability of Markets.

       The availability of a ready market for oil and gas produced by the Debtor depends on numerous factors beyond the control of management, including but not limited to, the extent of domestic production and imports of oil, the proximity and capacity of gas pipelines, the availability of skilled labor, materials and equipment, the effect of state and federal regulation of oil and gas production and federal regulation of gas sold in interstate commerce. Gas produced by the Debtor in Louisiana is sold to various purchasers who service the areas where the Debtor's wells are located. The Debtor's wells are not subject to any agreements that would prevent the Debtor from either selling its gas production on the spot market or committing such gas to a long-term contract; however, there can be no assurance the Debtor will continue to have ready access to suitable markets for its future oil and gas production.

       2.     Impact of Energy Price Changes

       Oil and gas prices can be extremely volatile and are subject to substantial seasonal, political, and other fluctuations. The prices at which oil and gas produced by the Debtor may be sold is uncertain and it is possible that under some market conditions the production and sale of oil and gas from some or all of the Debtor's properties may not be economical. The availability of a ready market for oil and gas, and the prices obtained for such oil and gas, depend upon numerous factors beyond the control of the Debtor, including competition from other oil and gas suppliers and national and international economic and political developments. Because of all the factors influencing the price of oil and gas, it is impossible to accurately predict future prices.

B.     ENVIRONMENTAL RISKS; GOVERNMENTAL ACTIONS

       The Debtor's operations are subject to numerous laws and regulations, including laws and regulations controlling the discharge of materials into the environment or requiring removal and cleanup of environmental damages under certain circumstances. Laws and regulations protecting the environment have generally become more stringent in recent years, and may in certain circumstances impose "strict liability," rendering a person liable for environmental damages without regard to negligence or fault on the part of such person. Such laws and regulations may expose the Debtor to liability for the conduct of operations or conditions caused by others, or for acts of the Debtor which were in compliance with all applicable laws at the time such acts were performed. The modification of existing laws or regulations or the adoption of new laws or regulations relating to environmental matters could have a material adverse effect on the Debtor's operations. In addition, the Debtor's existing and proposed operations could result in liability for fires, blowouts, oil spills, discharge of hazardous materials into surface and subsurface aquifers and other environmental damage, any one of which could result in personal injury, loss of life, property damage or destruction or suspension of operations.

       While the Debtor presently discharges produced water overboard from wells at one of its properties under exemptive orders from the Louisiana Department of Environmental Quality, applicable federal and state laws and regulations generally prohibit such overboard discharge and it is anticipated that such discharge will be prohibited in areas where the property is located. When the prohibition becomes effective, the Debtor will be required to install underground disposal facilities for its properties in such areas or abandon the portion of reserves in those properties where high levels of saltwater are produced.

C.     OPERATIONAL HAZARDS AND INSURANCE

       The Debtor's operations are subject to all of the risks normally incident to the production of oil and gas, including blowouts, cratering, pipe failure, casing collapse, oil spills and fires, each of which could result in severe damage to or destruction of oil and gas wells, production facilities or other property, or injury to persons. The energy business is also subject to environmental hazards, such as oil spills, gas leaks, and ruptures and discharge of toxic substances or gases that could expose the Debtor to substantial liability due to pollution and other environmental damage. Although the Debtor maintains insurance coverage considered to be customary in the industry, it is not fully insured against certain of these risks, either because such insurance is not available or because of high premium costs. The occurrence of a significant event that is not fully insured against could have a material adverse effect on the Debtor's financial position.

D.     REPLACEMENT OF RESERVES

       The Debtor's future success depends upon its ability to find, acquire and develop additional oil and gas reserves that are economically recoverable. The proved reserves of the Debtor will generally decline as they are produced, except to the extent that the Debtor conducts successful revitalization activities, or acquires properties containing proved reserves, or both. To increase reserves and production, the Debtor must continue its development drilling and recompletion programs, identify and produce previously overlooked or bypassed zones in shut-in wells, acquire additional properties or undertake other replacement activities. The Debtor's current strategy is to increase its reserve base, production and cash flow through the revitalization of its existing oil and gas fields and selective acquisitions of producing properties where the Debtor can utilize its technology. There can be no assurance, however, that the Debtor's planned revitalization, development and acquisition activities will result in significant additional reserves or that the Debtor will have continued success finding and producing reserves at low finding and development costs. Furthermore, while the Debtor's revenues may increase if prevailing oil and gas prices increase significantly, the Debtor's finding costs for additional reserves could also increase.

E.     UNCERTAINTY OF RESERVE ESTIMATES

       Oil and gas reserve estimates and the discounted present value estimates associated therewith are based on numerous engineering, geological and operational assumptions that generally are derived from limited data. Common assumptions include such matters as the areal extent and average thickness of a particular reservoir, the average porosity and permeability of the reservoir, the anticipated future production from existing and future wells, future development and production costs and the ultimate hydrocarbon recovery percentage. As a result, oil and gas reserve estimates and discounted present value estimates are frequently revised in subsequent periods to reflect production data obtained after the date of the original estimate. If reserve estimates are inaccurate, production rates may decline more rapidly than anticipated, and future production revenues may be less than estimated. Moreover, significant downward revisions of reserve estimates may adversely affect the Debtor's borrowing capacity or have an adverse impact on other financing arrangements.

       In addition, any estimates of future net revenue and the present value thereof are based on period ending prices and on cost assumptions made by the Debtor which only represent its best estimate. If these estimates of quantities, prices and costs prove inaccurate, the Debtor is unsuccessful in expanding its oil and gas reserves base, and/or declines in and instability of oil and gas prices occur, writedowns in the capitalized costs associated with the Debtor's oil and gas assets may be required. The Debtor will also rely to a substantial degree on reserve estimates in connection with the acquisition of producing properties. If the Debtor over-estimates the potential oil and gas reserves of a property to be acquired, or if its subsequent operations on the property are not successful, the acquisition of the property could result in substantial losses to the Debtor.

F.     FINANCIAL PROJECTIONS

       The Debtor with the assistance of DLBW has prepared the Financial Forecast based upon certain assumptions which it believes to be reasonable under the circumstances. Those assumptions considered to be significant are described in the Financial Forecast. The Financial Forecast has not been examined or compiled by independent accountants. The Debtor and DLBW make no representation as to the accuracy of the projections or their ability to achieve the projection results. Many of the assumptions on which the projections are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Financial Forecast is based in evaluating the Plan. See Section XII herein, "Material Uncertainties and Risk Factors." Additionally, the Financial Forecast, the Debtor and DLBW have made assumptions with respect to the terms of the restructured INCC loan and Texaco's ownership interest in West Cote Blanche Bay that are consistent with the ongoing discussions with INCC and Texaco. The Financial Forecast is also based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date under the Plan and the initial distributions thereunder will commence on July 1, 1997.

G.     RISKS WITH RESPECT TO THE NEW SECURITIES

       1.     Uncertainty With Respect to the Trading Prices of the New
Securities

       No trading market currently exists for the New WRT Common Stock or any of the New WRT Warrants. Because Creditors may have little, if any, ability to liquidate their Claims during the pendency of the Chapter 11 Case, the Debtor anticipates that upon the establishment of a trading market, there may initially be a large number of holders who wish to dispose of the New WRT Common Stock received pursuant to the Plan. As a result, the trading market for the New WRT Common Stock may be expected to be unstable for some period of time following Confirmation.

       2.     Possible Illiquidity of the New Securities

       If the Plan is confirmed, a substantial number of New WRT Warrants and shares of New WRT Common Stock will be concentrated in a relatively small number of Persons. Sales or offers to sell the substantial blocks of the New WRT Common Stock, or the New WRT Warrants issued pursuant to the Plan, or the perception by investors, investment professionals and securities analysts of the possibility that such sales may occur, could adversely affect the price of and market for such New WRT Common Stock. In addition, New WRT does not anticipate the payout of dividends on the New WRT Common Stock in the foreseeable future.

H.     NET OPERATING LOSS CARRYFORWARD

       As of December 31, 1995, the Debtor had a net operating loss carryforward. Management anticipates that the Debtor will realize an additional operating loss in 1996. The Debtor believes that such carryforwards are significant assets of the Debtor which may be available to offset future taxable income of the Debtor, if any, and thereby reduce the Debtor's tax obligation. The potential ability of the Debtor to have the benefit of such carryforwards may be restricted upon Confirmation of the Plan.

                                      XV.

                                   CONCLUSION

       The Debtor, DLBW and the Committee urge Creditors and holders of Equity Interests solicited by this Disclosure Statement to vote to accept the Plan and to evidence such acceptance by returning the ballot so that it is received by the Balloting Agent prior to the Voting Deadline.

       DATED:  March _____, 1997


                                      WRT ENERGY CORPORATION,
                                      DEBTOR AND DEBTOR IN POSSESSION



                                      By:
                                         ---------------------------------------
                                         RAYMOND P. LANDRY
                                         Chief Executive Officer and
                                         Chairman of Board of Directors

                                         Joel P. Kay, Esq.
                                         Edward Lee Morris, Esq.
                                         SHEINFELD, MALEY & KAY, P.C.
                                         1001 Fannin Street, Suite 3700
                                         Houston, Texas  77002-6796

                                      ATTORNEYS FOR WRT ENERGY
                                      CORPORATION

                                      DLB OIL & GAS, INC.,
                                      CO-PROPONENT



                                      By:
                                         ---------------------------------------
                                         MARK LIDDELL
                                         President


                                      WEXFORD MANAGEMENT LLC,
                                      CO-PROPONENT



                                      By:
                                         ---------------------------------------
                                         CHARLES E. DAVIDSON
                                         Chairman of Board of Directors

                                         Jeffrey S. Sabin, Esq.
                                         Mark A. Broude, Esq.
                                         SCHULTE ROTH & ZABEL LLP
                                         900 Third Avenue
                                         New York, New York  10022

                                      ATTORNEYS FOR DLB OIL & GAS, INC.
                                      AND WEXFORD MANAGEMENT LLC

                         UNITED STATES BANKRUPTCY COURT
                         WESTERN DISTRICT OF LOUISIANA
                          LAFAYETTE-OPELOUSAS DIVISION


IN RE:                                 )
                                       )
WRT ENERGY CORPORATION,                )          CASE NO. 96BK-50212
Taxpayer I.D. No. 71-1133320           )                  (CHAPTER 11)
                                       )
DEBTOR.                                )


================================================================================
                       DEBTOR'S AND DLBW'S SECOND AMENDED
                 JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11
                      OF THE UNITED STATES BANKRUPTCY CODE
================================================================================





Joel P. Kay, Esq.                 ---  AND ---    Jeffrey S. Sabin, Esq.
Edward Lee Morris, Esq.                           Mark A. Broude, Esq.
SHEINFELD, MALEY & KAY, P.C.                      SCHULTE ROTH & ZABEL LLP
1001 Fannin Street, Suite 3700                    900 Third Avenue
Houston, Texas  77002-6797                        New York, New York  10022
Telephone: (713) 658-8881                         Telephone: (212) 756-2000
Telecopy:  (713) 658-9756                         Telecopy:  (212) 593-5955

ATTORNEYS FOR DEBTOR,                             ATTORNEYS FOR DLB OIL &
WRT ENERGY CORPORATION                            GAS, INC. AND WEXFORD
                                                  MANAGEMENT LLC

DATED: March 11, 1997

                         UNITED STATES BANKRUPTCY COURT
                         WESTERN DISTRICT OF LOUISIANA
                          LAFAYETTE-OPELOUSAS DIVISION


IN RE:                                  )
                                        )
WRT ENERGY CORPORATION,                 )                    CASE NO. 96BK-50212
Taxpayer I.D. No. 71-1133320            )                         (CHAPTER 11)
                                        )
DEBTOR.                                 )


                       DEBTOR'S AND DLBW'S SECOND AMENDED
                 JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11
                      OF THE UNITED STATES BANKRUPTCY CODE


       This Second Amended Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code (the "Plan") is proposed by WRT Energy Corporation ("WRT", "Debtor" or "New WRT", as applicable) and DLB Oil & Gas, Inc. and Wexford Management LLC, on behalf of its affiliated investment funds (collectively "DLBW"), pursuant to Sections 1121(a) and 1127, Title 11, United States Code, as follows:

                                   ARTICLE 1

                                  DEFINITIONS

       Unless the context otherwise requires, the following capitalized terms shall have the following meanings in this Plan. Such meanings shall be equally applicable to both the singular and plural forms of such terms. The words "herein," "hereof," "hereunder" and other words of similar import refer to this Plan as a whole and not to any particular section, subsection or clause contained in this Plan unless the context requires otherwise. Whenever it appears appropriate from the context, each term stated in either the singular or the plural includes the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender include the masculine, feminine and neuter. Any capitalized term in this Plan which is not defined herein shall have the meaning assigned to such term by the Bankruptcy Code or the Bankruptcy Rules.

       1.1 ABBEVILLE FIELD CLAIMS: Allowed Secured Claims, the Collateral for which is in or on the Abbeville Field, Vermilion Parish, Louisiana.

       1.2 ADJUSTED AMOUNT: With respect to a Disputed Claim, (a) to the extent such Disputed Claim is a liquidated Claim, the maximum liquidated face amount of such Disputed Claim as asserted in the relevant proof of claim or such other amount as the Bankruptcy Court shall have determined on or prior to the Subscription Rights Record Date in accordance with the Bankruptcy

Code is adequate for determining the amount of Cash or number of shares of New WRT Common Stock to be deposited in the Disputed Claims Reserve Account on account of such Disputed Claim and the number of New WRT Subscription Rights that the holder of such Disputed Claim shall be entitled to exercise pursuant to the Rights Offering in accordance with Article 29 of the Plan, or (b) to the extent that such Disputed Claim is a contingent or unliquidated Claim, an amount that the Bankruptcy Court shall determine on or prior to the Subscription Rights Record Date in accordance with the Bankruptcy Code is adequate for determining the amount of Cash or number of shares of New WRT Common Stock to be deposited in the Disputed Claims Reserve Account on account of such Disputed Claim and the number of New WRT Subscription Rights that the holder of such Disputed Claim shall be entitled to exercise pursuant to the Rights Offering in accordance with Article 29 of the Plan; in each case, such amount shall be the maximum allowable amount of such Claim unless the Bankruptcy Court shall order otherwise.

       1.3 ADMINISTRATIVE CLAIM: A Claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and referred to in Sections 507(a)(1) and 1114 of the Bankruptcy Code, including, without limitation, the actual, necessary costs and expenses incurred after the commencement of the Chapter 11 Case for preserving the estate and operating the business of the Debtor including wages, salaries or commissions for services, compensation for legal and other services and reimbursement of expenses awarded under Sections 330(a) or 331 of the Bankruptcy Code, costs of providing notices and ballots in connection with the Plan and of making distributions hereunder, taxes incurred after the Petition Date, the Stay Bonus, Indenture Trustee Claim, the DLBW Expense Reimbursement, and all fees and charges assessed against the estate under Chapter 123, Title 28, United States Code.

       1.4 ADMINISTRATIVE CLAIMS BAR DATE: The last day for filing certain Administrative Claims in the Chapter 11 Case, to the extent fixed pursuant to an order of the Bankruptcy Court.

       1.5 ADMINISTRATIVE SERVICES AGREEMENT: That certain Administrative Services Agreement, dated as of the Effective Date, between DLB and New WRT, attached as Exhibit "G" to the Disclosure Statement.

       1.6 ALLOCATED OVERSUBSCRIPTION AMOUNT: For each Oversubscribing Creditor, the amount equal to (a) the fraction the numerator of which is such Oversubscribing Creditor's Oversubscription Amount and the denominator of which is the Total Oversubscription Amount times (b) the Disputed Exercise Price.

       1.7 ALLOWED ADMINISTRATIVE CLAIM: All or that portion of an Administrative Claim which (a) has become an Allowed Claim or (b) was incurred by the Debtor in the ordinary course of business during the Chapter 11 Case.

       1.8 ALLOWED CLAIM: All or that portion of a Claim, other than a Disputed Claim, as to which (a) on or by the Bar Date (i) no proof of claim was filed with the Bankruptcy Court to evidence such Claim and (ii) the liquidated and noncontingent amount is scheduled by the Debtor pursuant to the Bankruptcy Code as undisputed; (b) a proof of claim has been filed in a liquidated amount with the Court on or before the Bar Date or, in the case of an Administrative Claim subject to the




DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION          PAGE 2

Administrative Claims Bar Date, a proof of Administrative Claim has been filed on or before the Administrative Claims Bar Date, provided that (i) no objection to the allowance of such Claim or a motion to expunge such Claim has been interposed on or prior to the applicable Claims Objection Deadline or (ii) if such objection or motion has been filed, such Claim has been allowed in whole or in part by a Final Order; (c) a stipulation to the amount of such Claim has been signed by the Debtor and the respective Creditor and approved by a Final Order; or (d) is otherwise deemed allowed under this Plan.

       1.9 ALLOWED CONVENIENCE CLAIM: All or that portion of a Convenience Claim which has become an Allowed Claim.

       1.10 ALLOWED GENERAL UNSECURED CLAIM: All or that portion of a General Unsecured Claim that has become an Allowed Claim.

       1.11 ALLOWED INTEREST: Any Equity Interest exclusive of any shares of such stock held in treasury, which is registered as of the Record Date in such stock register as may be maintained by or on behalf of the Debtor and as to which no objection has been made or which has been allowed (and only to the extent allowed) by a Final Order.

       1.12 ALLOWED PRIORITY CLAIM: All or that portion of a Priority Claim that has become an Allowed Claim.

       1.13 ALLOWED PRIORITY TAX CLAIM: All or that portion of a Priority Tax Claim that has become an Allowed Claim.

       1.14 ALLOWED SECURED CLAIM: All or that portion of a Secured Claim that (a) has become an Allowed Claim and as to which the Lien securing same is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or other applicable non-bankruptcy law; (b) which is duly established in the Chapter 11 Case, but only to the extent of the value of the interest of the holder of such Secured Claim in the Debtor's interest in the Assets which the Bankruptcy Court finds to be valid Collateral for such Claim (except if the class of which such Claim is a part validly and timely makes the election provided for in Section 1111(b)(2) of the Bankruptcy Code, in which case the entire amount of the Allowed Claim shall be an Allowed Secured Claim); and (c) less all payments which have been made to the holder of such Claim on account of such Claim on or after the Petition Date. For the purposes of Articles 11, 12 and 15 of the Plan, "Allowed Secured Claim" shall have the meaning as set forth therein.

       1.15 ALLOWED SECURITIES LITIGATION CLAIM: All of that portion of a Securities Litigation Claim that has become an Allowed Claim.

       1.16 ALLOWED TORT CLAIM: All of that portion of a Tort Claim that has become an Allowed Claim.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION          PAGE 3

       1.17 ALLOWED UNSECURED CLAIM: All or that portion of an Unsecured Claim that has become an Allowed Claim. "Allowed Unsecured Claim" shall not include interest on the principal amount of such Claim or attorney's fees from and after the Petition Date.

       1.18 ASSETS: All right, title and interest in and to any and all property of every kind or nature, owned by the Debtor as of the Effective Date, including, but not limited to, property as defined in Section 541 of the Bankruptcy Code (each identified item of property being herein sometimes referred to as an "asset") including without limitation, Causes of Action and the Debtor's interest in D&O Policies.

       1.19 ASSUMED OBLIGATIONS: Certain obligations relating to the WCBB Assets as more completely defined in the Purchase, Sale and Cooperation Agreement.

       1.20 BALLOTING AGENT: The Person approved by the Bankruptcy Court to act as balloting agent with respect to the Plan.

       1.21 BANKRUPTCY CODE: The Bankruptcy Reform Act of 1978, as amended and codified in Title 11, United States Code.

       1.22 BANKRUPTCY COURT OR COURT: The unit of the United States District Court for the Western District of Louisiana, Lafayette-Opelousas Division, having jurisdiction over the Chapter 11 Case, or in the event such court ceases to exercise jurisdiction over the Chapter 11 Case, such court or adjunct thereof which exercises jurisdiction over the Chapter 11 Case in lieu of such unit of the United States District Court for the Western District of Louisiana.

       1.23 BANKRUPTCY RULES: The Federal Rules of Bankruptcy Procedure, as amended and prescribed under 28 U.S.C. Section 2075, as applicable to the Chapter 11 Case, together with the Local Rules of the Bankruptcy Court.

       1.24 BAR DATE: The final date for the filing of proofs of claims in the Chapter 11 Case, set by the Bankruptcy Court as July 1, 1996, or such other date as may apply to a particular Claim pursuant to a duly-entered order of the Bankruptcy Court.

       1.25 BAYOU HENRY FIELD CLAIMS: Allowed Secured Claims, the Collateral for which is in or on the Iberville Parish, Louisiana.

       1.26 BAYOU PENCHANT FIELD CLAIMS: Allowed Secured Claims, the Collateral for which is in or on the Bayou Penchant Field, Terrebonne Parish, Louisiana.

       1.27 BAYOU PIGEON FIELD CLAIMS: Allowed Secured Claims, the Collateral for which is in or on the Bayou Pigeon Field, Iberia Parish, Louisiana.

       1.28 BUSINESS DAY: Any day other than a Saturday, Sunday or "legal holiday" as defined in Bankruptcy Rule 9006(a).





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION          PAGE 4

       1.29 BUYER'S LEASEHOLD AND FACILITIES: WRT's interest in (a) the approximately 400 acres of non-producing land included within the Contract Area (as defined in the CAOA), as more completely described in Schedule 1 hereto and
(b) certain facilities related thereto, as more completely described in
Schedule 2 hereto.

       1.30 CAOA: Collectively, (a) the Contract Area Operating Agreement, dated as of July 1, 1987, among Texaco, Pelham Partners, Ltd., Breck Operating Corp., Fuller Petroleum, Inc., Chilicote Inc. and Tesla Resources, Inc. (as subsequently amended or modified), (b) the Sale and Assignment, dated July 22, 1988 but effective as of July 1, 1987, among Texaco, Inc., Pelham Partners, Ltd., Breck Operating Corp., Fuller Petroleum, Inc., Chilicote Inc., Tesla Resources, Inc. and Producing Property Management, Inc., (c) the Purchase and Sale Agreement, dated March 31, 1995, among Tenneco Gas Production Corporation, Tenneco Ventures Corporation and Tesla Resources, Inc., (d) the Purchase and Sale Agreement, dated March 31, 1995 between Benton Oil and Gas Company of Louisiana and Tesla Resources, Inc., (e) the Saltwater Disposal Letter Agreement, dated December 1, 1995, between TEPI and Tesla Resources, Inc., (f) the Compressor Facilities Letter Agreement, dated December 1, 1995, between TEPI and Tesla Resources, Inc. (g) the Dehydration Facilities Letter Agreement, dated December 1, 1995, between TEPI and Tesla Resources, Inc.; and (h) the Oil/Condensate Treating, Handling and Storage Facilities Letter Agreement, dated December 1, 1995, between TEPI and Tesla Resources, Inc.

       1.31 CASH: Cash and cash equivalents including without limitation, bank deposits, checks, government securities, and other similar items.

       1.32 CASUALTY INSURANCE POLICIES: All casualty insurance policies and all similar insurance policies that are property of the Debtor.

       1.33 CAUSES OF ACTION: Any and all causes of action, claims, rights of action, suits or proceedings, whether in law or equity, whether known or unknown, which have been or could be asserted, by the Debtor, including, without limitation, causes of action under Sections 542, 543, 544, 545, 546, 547, 548, 549, 550, or 553(b) of the Bankruptcy Code.

       1.34 CHAPTER 11 CASE: The case under Chapter 11 of the Bankruptcy Code in which WRT is the Debtor-in-Possession.

       1.35   CLAIM: As defined in Section 101(5) of the Bankruptcy Code.

       1.36   CLAIMANT OR CREDITOR: A Person asserting a Claim.

       1.37 CLAIMS OBJECTION DEADLINE: With respect to any Claim other than an Administrative Claim, the date established by the Bankruptcy Court as the last date for filing objections to, or motions contesting the allowance or seeking the estimation of, such Claim.

       1.38   CLASS: A group of Claims or Interests as classified by the Plan.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION          PAGE 5

       1.39 COLLATERAL: Any Asset subject to a valid and enforceable Lien securing the payment of a Claim.

       1.40 COMMITMENT AGREEMENT: That certain Commitment Agreement, dated as of January 20, 1997, among WRT, DLB and Wexford, attached as Exhibit "H" to the Disclosure Statement, as may be amended or modified and as approved by the Bankruptcy Court.

       1.41 COMMITTEE: The Official Committee of Unsecured Creditors appointed in the Chapter 11 Case of the Debtor.

       1.42 COMMON STOCK: The common stock of WRT authorized and issued prior to the Petition Date.

       1.43 COMPENSATION ESTIMATE: A good faith written estimate (a) to be filed on or before three (3) calendar days before the first date set for the hearing on the confirmation of the Plan of the maximum amount of compensation and reimbursement of expenses to be requested for any period prior to the Confirmation Date including, without limitation, any compensation for substantial contribution in the Chapter 11 Case and for any fees or premiums in addition to normal hourly charges or quoted fees and (b) to be filed on or before five (5) calendar days before the first date scheduled for the Effective Date of the maximum amount of compensation and reimbursement of expenses to be requested for any period subsequent to the Confirmation Date but prior to the Effective Date including, without limitation, any compensation for substantial contribution in the Chapter 11 Case and for any fees or premiums in addition to normal hourly charges or quoted fees.

       1.44 CONFIRMATION DATE: The date of entry by the Bankruptcy Court of the Confirmation Order on the docket of the Bankruptcy Court.

       1.45 CONFIRMATION ORDER: An order of the Bankruptcy Court and any amendment thereto confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code including Section 1129 of the Bankruptcy Code.

       1.46 CONVENIENCE CLAIM: Any Unsecured Claim, the face amount or, if lower, the allowed amount of which (whether upon filing, amendments, allowances or otherwise) prior to any subdivision or assignment of any portion or portions thereof, does not exceed $2,500.00 in amount.

       1.47 DARROW FIELD CLAIMS: Allowed Secured Claims, the Collateral for which is in or on the Darrow Field, Ascension Parish, Louisiana.

       1.48 DEBTOR: WRT Energy Corporation, as Debtor and Debtor in Possession in the Chapter 11 case.

       1.49 DEER ISLAND FIELD CLAIMS: Allowed Secured Claims, the Collateral for which is in or on the Deer Island Field, Terrebonne Parish, Louisiana.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION          PAGE 6

       1.50 DEFICIENCY CLAIM: A Claim of a Creditor asserting a Secured Claim equal to the amount by which the total Allowed Claim of such Creditor exceeds the sum of (a) any setoff rights of the Creditor permitted under Section 553 of the Bankruptcy Code as to such Claim, plus (b) the amount of the Claim which is determined to be an Allowed Secured Claim of such Creditor; provided, however, that if the holder of a Secured Claim or the Class of which such Claim is a member validly makes the election provided in Section 1111(b)(2) of the Bankruptcy Code, there shall be no Deficiency Claim with respect to such Claim.

       1.51 DISBURSING AGENT: The Person approved by the Bankruptcy Court to act as disbursing agent with respect to the Plan.

       1.52 DISBURSING AGENT AGREEMENT: The written agreement between the Disbursing Agent and New WRT, setting forth the duties and compensation of the Disbursing Agent.

       1.53 DISCLOSURE STATEMENT: The First Amended Disclosure Statement issued in connection with the Plan, and approved by the Bankruptcy Court, together with all supplements thereto approved by the Bankruptcy Court.

       1.54 DISPUTED CLAIM: A Claim against the Debtor as to which an objection or motion pursuant to Section 502 of the Bankruptcy Code has been timely filed, which objection or motion has not been withdrawn or resolved by entry of an order of the Bankruptcy Court. To the extent that such objection or motion relates to the allowance of any part of a Claim, such Claim shall be a Disputed Claim only to the extent of the objection or motion. Prior to the time that an objection has been or may be timely filed, for the purposes of the Plan, a Claim shall be considered a Disputed Claim to the extent that (a) the Debtor's Schedules do not list such Claim or list such Claim as contingent, unliquidated, or disputed, or (b) the amount of the Claim specified in the relevant proof of claim exceeds the amount that the Debtor's Schedules list as undisputed, liquidated and not contingent.

       1.55 DISPUTED CLAIMS RESERVE ACCOUNT: The escrow accounts maintained by the Disbursing Agent as described in Article 27.5 of this Plan.

       1.56 DISPUTED NEW WRT SUBSCRIPTION COMMON STOCK: New WRT Common Stock purchased as a result of the exercise of Disputed New WRT Subscription Rights pursuant to Articles 29.3 and 29.6 of this Plan.

       1.57 DISPUTED NEW WRT SUBSCRIPTION RIGHTS: New WRT Subscription Rights issued on account of Disputed Claims pursuant to Articles 18.2 and 29.2 of this Plan.

       1.58 DISPUTED EXERCISE PRICE: The product of (a) the number of shares of New WRT Common Stock available to be purchased on account of all Disputed New WRT Subscription Rights, times (b) $3.50.

       1.59   DISPUTED SUBSCRIPTION PURCHASE PRICE: The meaning set forth in
Article 29.6(d) of the Plan.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION          PAGE 7

       1.60 DISTRIBUTION RECORD DATE: The date established by the Bankruptcy Court as the record date for making Distributions under the Plan, which shall be no earlier than the Voting Deadline.

       1.61 DISTRIBUTIONS: The Cash, New WRT Common Stock (including New WRT Subscription Common Stock), Litigation Entity Interests or New WRT Warrants required by the Plan to be delivered to the holders of Allowed Claims and Allowed Equity Interests.

       1.62 DISTRICT COURT: The United States District Court for the Western District of Louisiana.

       1.63   DLB: DLB Oil & Gas, Inc.

       1.64 DLBW: DLB Oil & Gas, Inc. and Wexford Management LLC, on behalf of its affiliated investment funds, collectively as co-proponents of this Plan.

       1.65 DLBW EXPENSE REIMBURSEMENT: The expenses to be reimbursed by the Debtor to DLBW pursuant to the order of the Bankruptcy Court dated December 24, 1996 and February 18, 1997 permitting or authorizing the Debtor's reimbursement of expenses of DLBW.

       1.66 D&O POLICIES: All director and officer liability insurance policies and any interests or rights therein that are property of the Debtor.

       1.67 EAST HACKBERRY FIELD CLAIMS: Allowed Secured Claims, the Collateral for which is in or on the East Hackberry Field, Cameron Parish, Louisiana.

       1.68 EFFECTIVE DATE: The first date, no less than thirty (30) days and not more than ninety (90) days following the Confirmation Date on which (i) the Confirmation Order has not been stayed and (ii) the conditions to effectiveness have been satisfied.

       1.69 EQUITY INTERESTS OR INTERESTS: Rights of the owners of the issued and outstanding shares of the Preferred Stock and Common Stock, WRT Warrants, and WRT Stock Options.

       1.70 EXAMINER: Jason R. Searcy, Esq., heretofore appointed Examiner in the Chapter 11 Case.

       1.71 EXCESS OVERSUBSCRIPTION: The amount, if any, by which the Total Oversubscription Amount exceeds the Disputed Exercise Price.

       1.72 EXCESS OVERSUBSCRIPTION AMOUNT: For each Oversubscribing Creditor, the amount of Cash equal to the Oversubscription Amount minus the Allocated Oversubscription Amount.

       1.73 EXERCISING CLAIMANT: The holder of an Allowed Claim in Class D-3, a Disputed Claim within Class D-3 or a Disputed Claim potentially within Class D-3 that has exercised, pursuant





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION          PAGE 8
to Article 29 of this Plan, the New WRT Subscription Rights that such holder was entitled to exercise on account of such Claim.

       1.74 EXERCISED DISPUTED CLAIM: A Disputed Claim within Class D-3 or a Disputed Claim potentially within Class D-3 the holder of which has exercised, pursuant to Article 29 of this Plan, the Disputed New WRT Subscription Rights that such holder was entitled to exercise on account of such Disputed Claim.

       1.75 FEE CLAIM: A Claim under Sections 330 or 503 of the Bankruptcy Code for the allowance of compensation and reimbursement of expenses in the Chapter 11 Case.

       1.76 FINAL INSURANCE DISTRIBUTION: The meaning set forth in Article 17.1(a) of this Plan.

       1.77 FINAL ORDER: An order or judgment of the Bankruptcy Court (or any other Court of competent jurisdiction) which is conclusive of all matters adjudicated thereby and is in full force and effect and has not been reversed, stayed, modified or amended and as to which (a) any appeal that has been filed has been finally determined or dismissed, or (b) the time for appeal has expired and no notice of appeal has been filed.

       1.78 GENERAL UNSECURED CLAIMS: All Unsecured Claims other than Unsecured Claims in Classes D-1, D-2, D-4, E-2 and E-3.

       1.79   GMAC: The meaning set forth in Article 5.1 of this Plan.

       1.80 GMAC LOAN DOCUMENTS: The meaning set forth in Article 5.1 of this Plan.

       1.81 GOLDEN MEADOW FIELD CLAIMS: Allowed Secured Claims, the Collateral for which is in or on the Golden Meadow Field, LaFourche Parish, Louisiana.

       1.82 HOLDBACK PERCENTAGE: The meaning set forth in Article 17.1(c) of this Plan.

       1.83 INCC: Internationale Nederlanden (U.S.) Capital Corporation and its successors.

       1.84 INCC CREDIT AGREEMENT: That certain Credit Agreement between WRT Energy Corporation and Internationale Nederlanden (U.S.) Capital Corporation, dated December 30, 1994, as amended by that certain First Amendment to Credit Agreement, dated as of June 30, 1995, and that certain Second Amendment to Credit Agreement, dated as of August 18, 1995.

       1.85 INCC NOTE: That certain Promissory Note, dated December 30, 1994, executed by WRT Energy Corporation, as the Borrower, and Internationale Nederlanden (U.S.) Capital Corporation, as the Lender, in the principal amount of up to $40,000,000.00.

       1.86 INDENTURE AGREEMENT: The Indenture dated as of February 28, 1995, between WRT Energy Corporation, a Texas corporation and NationsBank of Texas, National Association, a national banking association.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION          PAGE 9

       1.87 INDENTURE TRUSTEE: The Bank of New York, a banking corporation organized under the laws of the State of New York, successor to NationsBank of Texas, National Association.

       1.88 INDENTURE TRUSTEE CLAIM: The Claim of the Indenture Trustee in its capacity as such in an amount to which the Debtor, DLBW and Indenture Trustee agree which Claim shall be treated as an Allowed Administrative Claim in exchange for the Indenture Trustee's agreement to waive, as of the Effective Date, any and all of its rights under the Indenture Agreement relating to the payment of fees, expenses, indemnification or other amounts, including, without limitation, any direct rights against the Debtor and any right to enforce a lien against or otherwise affect the Distributions provided in this Plan in respect of any Claim.

       1.89 INTERIM INSURANCE DISTRIBUTION: The meaning set forth in Article 17.1(c) of this Plan.

       1.90   INTERIM INSURANCE DISTRIBUTION AMOUNTS: The meaning set forth in
Article 17.1(c) of this Plan.

       1.91 INTERIM PRO RATA PERCENTAGE: For each holder of an Allowed Claim in Class D-3, the percentage, calculated as of the Effective Date, equal to the product of (a) eighty-eight percent (88%), times (b) a fraction the numerator of which is the aggregate number of shares of New WRT Common Stock to be received by such holder on the Effective Date pursuant to Article 18.1 of the Plan and purchased by such holder pursuant to the Rights Offering and the denominator of which is thirteen million eight hundred thousand (13,800,000).

       1.92 INTERIM PRO RATA SHARE: The proportion, calculated as of any given date, that a given Allowed Claim in a particular Class of Claims bears to the sum of (a) the amount of all Allowed Claims within such Class, (b) the Adjusted Amount of all Disputed Claims within such Class and (c) the Adjusted Amount of all Claims potentially within such Class which New WRT and the Committee, in their sole and absolute discretion, determine should be included in such calculation.

       1.93 LAC BLANC FIELD CLAIMS: Allowed Secured Claims, the Collateral for which is in or on the Lac Blanc Field, Vermilion Parish, Louisiana.

       1.94   LIEN: As defined in Section 101(37) of the Bankruptcy Code.

       1.95 LITIGATION AGREEMENT: The agreement governing the terms of the Litigation Entity, in form and substance satisfactory to the Debtor, DLBW and the Committee, to be filed with the Bankruptcy Court on or before the Confirmation Date.

       1.96   LITIGATION ENTITY: The entity to be created pursuant to Article
33.16 of the Plan.

       1.97 LITIGATION ENTITY INTERESTS: Ownership interests in the Litigation Entity.

       1.98 MARINE EQUIPMENT CAUSES OF ACTION: Any and all Causes of Action related to title to or rights to possession of the M/V AEC Energy II, M/V Latin Lady, M/V Cheryl Lynn, M/V





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 10

Energy IX, M/V Wiremaster, S/B Energy V, S/B Energy VI, M/V Energy Support I, M/V Miss Ashley, Crewboat My-O-My, Crewboat Skedaddle, M/V Energy X, M/V Energy VII, and WRT Rig No. 4A, and related equipment, together with any other Causes of Action which, pursuant to any applicable law, must be asserted or prosecuted in connection with such Causes of Action or counterclaims asserted with respect thereto.

       1.99   MCBT: The meaning set forth in Article 8.1 of this Plan.

       1.100 MCBT LOAN DOCUMENTS: The meaning set forth in Article 7.1 of this Plan.

       1.101 NAPOLEONVILLE FIELD CLAIMS: Allowed Secured Claims, the Collateral for which is in or on the Napoleonville Field, Assumption Parish, Louisiana.

       1.102 NEW ING TERM SHEET: That certain Summary of Terms and Conditions, setting forth the terms of a proposed loan from INCC to New WRT, attached as Exhibit "I" to the Disclosure Statement.

       1.103 NEW WRT: From and after the Effective Date, WRT as reorganized pursuant to this Plan.

       1.104 NEW WRT BY-LAWS: The by-laws for New WRT substantially in the form attached as Exhibit "J" to the Disclosure Statement.

       1.105 NEW WRT CERTIFICATE OF INCORPORATION: The certificate of incorporation for New WRT substantially in the form attached as Exhibit "K" to the Disclosure Statement.

       1.106 NEW WRT COMMON STOCK: 50,000,000 shares of common stock of New WRT, to be authorized and issued in part in accordance with the terms and conditions of this Plan.

       1.107 NEW WRT SUBSCRIPTION COMMON STOCK: The 3,800,000 shares of New WRT Common Stock purchased as a result of the exercise of New WRT Subscription Rights pursuant to, and in accordance with the terms of, Article 29 of this Plan and the terms of the New WRT Subscription Rights Agreement.

       1.108 NEW WRT SUBSCRIPTION RIGHTS: The right to subscribe to 3,800,000 shares of New WRT Common Stock to be given to Unsecured Creditors pursuant to Articles 18.2 and 29 of this Plan and pursuant to the New WRT Subscription Rights Agreement.

       1.109 NEW WRT SUBSCRIPTION RIGHTS AGREEMENT: That certain Subscription Rights Agreement, dated as of the Confirmation Date, between WRT and the Disbursing Agent, with respect to the New WRT Subscription Rights, attached as Exhibit "L" to the Disclosure Statement.

       1.110 NEW WRT WARRANTS: Warrants which shall be issued by New WRT on the Effective Date in accordance with the terms of this Plan and the New WRT Warrant Agreement. The aggregate amount of warrants issued shall be not more than five percent (5%) of the total New WRT





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 11

Common Stock that would be issued on the Effective Date if all New WRT Warrants were exercised on the Effective Date. Such New WRT Warrants shall have an exercise period of five (5) years from the Effective Date of the Plan and shall provide to the holders thereof the right, per each New WRT Warrant, to purchase one share of New WRT Common Stock for a purchase price of $10.00.

       1.111 NEW WRT WARRANT AGREEMENT: That certain Warrant Agreement, dated as of the Effective Date, between New WRT and the Disbursing Agent, with respect to the New WRT Warrants, attached as Exhibit "M" to the Disclosure Statement.

       1.112 OIL & GAS LIEN CLASS: The meaning set forth in Article 11.1 of this Plan.

       1.113 OIL & GAS LIEN NOTE: The meaning set forth in Articles 11.5(a), 12.5(a) and 15.5(a) of this Plan.

       1.114 OTHER OIL & GAS LIEN CLASS: The meaning set forth in Article 15.1 of the Plan.

       1.115 OVERSUBSCRIBING CREDITOR: The meaning set forth in Article 29.6(b) of the Plan.

       1.116 OVERSUBSCRIPTION AMOUNT: The meaning set forth in Article 29.6(b) of the Plan.

       1.117 PERSON: An individual, corporation, partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization or governmental entity or any particular subdivision thereof or other entity.

       1.118 PETITION DATE: February 14, 1996, the date of filing of the Chapter 11 Case by WRT.

       1.119 PLAN: This Second Amended Joint Plan of Reorganization and all exhibits and schedules annexed hereto or referred to herein, either in its or their present form(s) or as it or they may be altered, amended, or modified from time to time pursuant to Article 36 hereof.

       1.120 PREFERRED STOCK: 9% Convertible Preferred Stock of WRT authorized and issued prior to the Petition Date.

       1.121 PRIORITY CLAIM: Any Claim entitled to priority in payment under Sections 507(a)(3) through 507(a)(7) of the Bankruptcy Code.

       1.122 PRIORITY TAX CLAIM: Any Claim entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code.

       1.123 PRO RATA DISPUTED PERCENTAGE: For each Oversubscribing Creditor, the percentage, calculated as of the first Business Day after the Subscription Rights Election Deadline and after giving effect to the adjustments set forth in Article 29.6(b) of the Plan, equal to the product of (a) one hundred percent (100%), times (b) the fraction the numerator of which is such Oversubscribing Creditor's Oversubscription Amount and the denominator of which is the Disputed Exercise Price.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 12

       1.124 PRO RATA PERCENTAGE: For each holder of an Allowed Claim in Class D-3, the percentage, calculated after the date on which all Disputed Claims within or potentially within Class D-3 have been either allowed or disallowed by Final Order, equal to the product of (a) eighty-eight percent (88%), times
(b) the fraction the numerator of which is the aggregate number of shares of New WRT Common Stock received by such holder pursuant to Article 18.1 of the Plan and purchased by such holder pursuant to the Rights Offering and the denominator of which is thirteen million eight hundred thousand (13,800,000).

       1.125 PRO RATA SHARE: The proportion, calculated after the date on which all Disputed Claims within a particular Class and all other Disputed Claims potentially within such Class have been either allowed or disallowed by Final Order, that a given Allowed Claim in such Class bears to the amount of all Allowed Claims within such Class.

       1.126 PURCHASE, SALE AND COOPERATION AGREEMENT: The Purchase, Sale and Cooperation Agreement, dated March 11, 1997, between Texaco and DLB, as described in the Disclosure Statement.

       1.127 RANKIN FIELD CLAIMANTS: Creditors asserting Secured Claims supported by Liens attached to Rankin Field Proceeds.

       1.128 RANKIN FIELD PROCEEDS: The net sales proceeds generated from the sale of the Debtor's Assets located in or on the Rankin Field, Harris County, Texas to American Energy Sources, Inc., as authorized by the Bankruptcy Court by order entered on July 2, 1996.

       1.129 RECORD DATE: The date set by the Bankruptcy Court as the date for determining record holders of Claims against the Debtor, Common Stock and Preferred Stock for purposes of voting on the Plan.

       1.130 REGISTRATION RIGHTS AGREEMENT: That certain Registration Rights Agreement, dated as of the Effective Date, among New WRT, DLB and Wexford.

       1.131 REPURCHASED NEW WRT SUBSCRIPTION COMMON STOCK: The meaning set forth in Article 29.6(e) of this Plan.

       1.132 RESERVE AMOUNT: The number of shares of New WRT Common Stock and the amount of Cash required to be deposited in the appropriate Disputed Claims Reserve Account on account of a Disputed Claim or Claims, in each case determined on the basis of the Adjusted Amount of such Disputed Claim or Claims.

       1.133 RIGHTS OFFERING: The issuance to the holders of Allowed Claims in Class D-3, of the right to purchase shares of New WRT Subscription Common Stock pursuant to, and in accordance with the terms of, Article 29 of this Plan and the New WRT Subscription Rights Agreement.

       1.134 ROYALTY: Sums payable to the holder of a Royalty Interest out of the proceeds received from production of oil and gas.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 13

       1.135 ROYALTY INTEREST: an interest created in oil, gas or other hydrocarbons or minerals that entitles the owner of such interest to a share of production and/or the proceeds realized therefrom (a) if, as and when there is production of such oil, gas or other hydrocarbons or minerals, free of the costs of production, or (b) measured by net profits derived from the operation of the property from which the oil, gas or other hydrocarbons or minerals are produced.

       1.136 SCHEDULES: The Schedules and Statement of Affairs, as amended, filed by the Debtor with the Bankruptcy Court listing liabilities and assets.

       1.137 SECURED CLAIM: A Claim subject to setoff under Section 553 of the Bankruptcy Code or secured by a Lien on Assets of the Debtor which Lien is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law and which is duly established in the Chapter 11 Case, but only to the extent of the value of the Collateral that secures payment of the Claim or to the extent of the amount subject to setoff, as the case may be.

       1.138  SECURED CREDITOR: The holder of a Secured Claim.

       1.139 SECURITIES LITIGATION: That certain litigation which is pending in the United States District Court for the Southern District of New York, styled In re WRT Energy Securities Litigation, Case No. 96 Civ. 3610 (JFK), United States District Court, Southern District of New York.

       1.140 SECURITIES LITIGATION CLAIMS: Claims of Creditors and holders of Equity Interests asserted within the Securities Litigation.

       1.141 SENIOR NOTES: Notes evidencing 100,000 Units of 13-7/8% Senior Notes Due 2002, aggregating a principal amount of $100.0 million, and executed and issued by WRT prior to the Petition Date in accordance with the Indenture Agreement.

       1.142 SHALLOW CONTRACT AREA: The leasehold ownership in State Lease 340 located in St. Mary Parish in the western portion of West Cote Blanche Bay known as West Cote Blanche Bay Field limited to depths from the surface to the base of the Robb "C" marker found in the Texaco, WCBB #265 well at 10,575 feet.

       1.143 SOUTH ATCHAFALAYA FIELD CLAIMS: Allowed Secured Claims, the Collateral for which is assets in or on the South Atchafalaya Field, St. Mary Parish, Louisiana.

       1.144 STATE/LAFOURCHE SETTLEMENT: Any and all stipulations of settlement or settlement agreement between the Debtor and the State of Louisiana and/or the LaFourche Parish School Board approved by the Bankruptcy Court pursuant to Rule 9019 of the Bankruptcy Rules.

       1.145 STAY BONUS: Bonuses payable to the Debtor's employees pursuant to the bonus program as authorized by the Bankruptcy Court pursuant to its Order entered November 6, 1996.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 14

       1.146 STOCK TRANSFER AGENT: American Stock Transfer & Trust Company, a New York corporation

       1.147 SUBSCRIPTION PURCHASE PRICE: The purchase price that an Exercising Claimant must pay in order to exercise its Subscription Rights and purchase the New WRT Subscription Common Stock pursuant to such Subscription Rights in accordance with Article 29 of this Plan and the terms of the New WRT Subscription Rights Agreement, which price shall be equal to the product of (a) the number of shares of New WRT Subscription Common Stock being purchased pursuant to such Subscription Rights, times (b) $3.50.

       1.148 SUBSCRIPTION RIGHTS ELECTION DEADLINE: The date by which any Creditor entitled to exercise New WRT Subscription Rights must deliver such Creditor's Subscription Rights Election Form and pay the Subscription Purchase Price and any Oversubscription Amount to the Disbursing Agent in order to exercise such New WRT Subscription Rights, which date shall be on or about the forty-fifth (45th) day after the date of the hearing with respect to the confirmation of the Plan.

       1.149 SUBSCRIPTION RIGHTS ELECTION FORM: As defined in the New WRT Subscription Rights Agreement.

       1.150 SUBSCRIPTION RIGHTS RECORD DATE: The date established by the Bankruptcy Court as the record date for distributing the Subscription Rights Elections Forms to the Claimants entitled to receive New WRT Subscription Rights pursuant to Article 29 of this Plan.

       1.151 SUBSCRIPTION RIGHTS RESERVE ACCOUNT: The escrow account maintained by the Disbursing Agent as described in the New WRT Subscription Rights Agreement.

       1.152  TEPI: Texaco Exploration and Production Inc.

       1.153 TEXACO: Texaco Inc. and its subsidiaries and affiliates, as the particular context dictates.

       1.154 TIGRE LAGOON FIELD CLAIMS: Allowed Secured Clams, the Collateral for which is in or on the Tigre Lagoon Field, Vermilion Parish, Louisiana.

       1.155 TORT CLAIMS: All Unsecured Claims based on legally defined torts, including, but not limited to Claims arising out of or related to personal injuries, wrongful death, physical damage to property, and rights of contribution and indemnity arising therefrom, together with all resulting or related damages as to any such Claims which may be asserted pursuant to applicable laws.

       1.156 TOTAL OVERSUBSCRIPTION AMOUNT: The meaning set forth in Article 29.6(b) of the Plan.

       1.157 TRANSFER AND EXCHANGE AGREEMENT: The Transfer and Exchange Agreement, dated as of the Effective Date, between DLB and New WRT, providing for, inter alia, the transfer to New





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 15

WRT of the WCBB Assets and the transfer to DLB of the Buyer's Leasehold and Facilities, as described in the Disclosure Statement.

       1.158  TRICORE: Tricore Energy Venture, L.P.

       1.159 TRI-DECK CAUSES OF ACTION: Causes of Action of the Debtor against Tri-Deck Oil & Gas Company, related Persons and Perry Gas Companies, Inc. relating to the purchase and sale of oil, gas and other hydrocarbons produced by the Debtor and the proceeds therefrom.

       1.160 UNCLAIMED DISTRIBUTION: Any Distribution (together with any interest earned thereon) which is unclaimed six (6) months following the date on which the Disbursing Agent makes or attempts to make payment in respect of such Distribution. Unclaimed Distributions shall include (a) checks (and the funds represented thereby) that have been returned as undeliverable without a proper forwarding address, (b) funds for checks that have not cleared, (c) checks (and the funds represented thereby) that were not mailed or delivered because of the absence of a proper address to which to mail or deliver such property and (d) New WRT Common Stock and New WRT Warrants that the Disbursing Agent has been unable to deliver.

       1.161 UNEXERCISED DISPUTED SUBSCRIPTION RIGHTS: Any and all Disputed New WRT Subscription Rights that are Unexercised Subscription Rights.

       1.162 UNEXERCISED DISPUTED NEW WRT SUBSCRIPTION COMMON STOCK: All New WRT Subscription Common Stock related to Unexercised Disputed Subscription Rights.

       1.163 UNEXERCISED SUBSCRIPTION RIGHTS: Any and all New WRT Subscription Rights that, as of the Subscription Rights Election Deadline, have not been exercised or have been deemed not to have been exercised due to the failure of the holders thereof to meet the requirements of Article 29.3 of this Plan including, without limitation, all New WRT Subscription Rights that are not exercised as a result of the inability of the Disbursing Agent to distribute such New WRT Subscription Rights pursuant to Article 27.4 of this Plan.

       1.164 UNSECURED CLAIMS: Any and all Claims held by Creditors of the Debtor which Claims are not secured by Assets of the Debtor, including, but not limited to, Deficiency Claims, Claims arising from rejection of executory contracts and unexpired leases which are not otherwise secured by Liens, and Claims arising from litigation or suits against WRT. For purposes of the definition, "Unsecured Claims" do not include Administrative Claims, Priority Claims, Priority Tax Claims, or Secured Claims.

       1.165  UNSECURED CREDITOR: Any Creditor that holds an Unsecured Claim.

       1.166 VOTING DEADLINE: The date set by the Bankruptcy Court by which the Balloting Agent must receive ballots for accepting or rejecting the Plan.

       1.167 WCBB ASSETS: The interests of TEPI and Texaco in the producing area of the leasehold ownership in State Lease 340 located in St. Mary Parish in the western portion of West





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 16

Cote Blanche Bay known as West Cote Blanche Bay Field limited to depths from the surface to the base of the Robb "C" marker found in the Texaco, WCBB #265 well at 10,575 feet, together with certain facilities related thereto, as more completely described Schedule 3 hereto.

       1.168 WARRANT AGENT: American Stock Transfer & Trust Company, a New York corporation.

       1.169 WARRANT AGREEMENT: The Warrant Agreement dated as of February 28, 1995, between WRT Energy Corporation, a Texas corporation, and American Stock Transfer & Trust Company, a New York corporation.

       1.170 WEST COTE BLANCHE BAY FIELD CLAIMS: Allowed Secured Claims, the Collateral for which is in or on the West Cote Blanche Bay Field, St. Mary Parish, Louisiana.

       1.171 WEST HACKBERRY FIELD CLAIMS: Allowed Secured Claims, the Collateral for which is in or on the West Hackberry Field, Cameron Parish, Louisiana.

       1.172 WEST LAKE PONTCHARTRAIN FIELD CLAIMS: Allowed Secured Claims, the Collateral for which is in or on the West Lake Pontchartrain Field, Jefferson Parish, Louisiana.

       1.173 WEXFORD: Wexford Management LLC, on behalf of its affiliated investment funds.

       1.174  WFNB: The meaning set forth in Article 9.1 of this Plan.

       1.175 WFNB LOAN DOCUMENTS: The meaning set forth in Article 9.1 of this Plan.

       1.176 WRT: WRT Energy Corporation, a Texas corporation and the Debtor in the Chapter 11 Case.

       1.177 WRT STOCK OPTIONS: Options authorized and granted by WRT prior to the Petition Date, giving the holders thereof the right to purchase Common Stock of WRT.

       1.178 WRT WARRANTS: Warrant certificates and Senior Notes containing thereon the endorsement "Warrant Endorsement" representing beneficial ownership of warrants, issued by WRT in conjunction with the Warrant Agreement, and entitling the holders thereof to exercise the option to purchase one share of WRT Common Stock per each warrant for $10.00, or such other price as determined pursuant to provisions within the Warrant Agreement, and exercisable through March 1, 2000, which were authorized and issued prior to the Petition Date.

                                   ARTICLE 2

                     CLASSIFICATION OF CLAIMS AND INTERESTS

       2.1 CLASSIFICATION GENERALLY: All Claims and Equity Interests, except Administrative Claims and Priority Tax Claims are placed in the following Classes. A Claim or Equity Interest is





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 17
classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of the Class and is classified in a different Class to the extent that the Claim or Equity Interest qualifies within the description of that Class. A proof of Claim or Equity Interest which asserts a Claim or an Equity Interest which is properly includible in more than one Class is in the Class asserted only to the extent it qualifies within the description of such Class and is in a different Class to the extent it qualifies within a description of such different Class.

                              UNCLASSIFIED CLAIMS

                         Allowed Administrative Claims
                          Allowed Priority Tax Claims

                               CLASSIFIED CLAIMS

                                PRIORITY CLAIMS:

Class A-1:    Allowed Priority Claims

                            SECURED CONTRACT CLAIMS:

Class B-1:    Allowed Secured Claim of GMAC
Class B-2:    Allowed Secured Claim of INCC
Class B-3:    Allowed Secured Claim of MC Bank & Trust Company
Class B-4:    Allowed Secured Claim of Tricore
Class B-5:    Allowed Secured Claim of Woodforest National Bank
Class B-6:    Allowed Secured Claim of The Woodlands Corporation





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 18

                    ALLOWED SECURED OIL AND GAS LIEN CLAIMS:

Class C-1:    Abbeville Field Claims

Class C-2:    Bayou Henry Field Claims

Class C-3:    Bayou Penchant Field Claims

              Class C-3-A: North Lease Claimants
              Class C-3-B: South Lease Claimants
              Class C-3-C: South/North Lease Claimants

Class C-4:    Bayou Pigeon Field Claims

              Class C-4-A: Brownell Kidd 90 Lease Claimants
              Class C-4-B: David R. McHugh Estate Lease Claimants Class C-4-C: Edward H. Peterman Lease Claimants
              Class C-4-D: Lynch McHugh Heirs et al Lease Claimants Class C-4-E: VF Landry et al 52 Lease Claimants
              Class C-4-F: VF Landry et al 90 Lease Claimants
              Class C-4-G: Brownell Kidd 11/66 Lease Claimants Class C-4-H: Richard Lynch Heirs Lease Claimants Class C-4-I: VF Landry 11/66 Lease Claimants

Class C-5:    Darrow Field Claims

Class C-6:    Deer Island Field Claims

              Class C-6-A: CL&F 12/21/45 Lease Claimants
              Class C-6-B: CL&F 12/26/45 Lease Claimants
              Class C-6-C: CL&F SWD Well #1 Claimants

Class C-7:    East Hackberry Field Claims

              Class C-7-A: M.P. Erwin Lease Claimants
              Class C-7-B: State Lease 50 Lease Claimants

Class C-8:    Golden Meadow Field Claims

Class C-9:    Lac Blanc Field Claims





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 19

Class C-10:   Napoleonville Field Claims

              Class C-10-A: Dugas & LeBlanc Ltd 2/94 Lease Claimants Class C-10-B: Dugas & LeBlanc Ltd 3/94 Lease Claimants Class C-10-C: Dugas & LeBlanc Ltd 93 Lease Claimants
              Class C-10-D: E. Robert Sternfels et al 90 Lease Claimants Class C-10-E: Dougas LeBlanc A SWD Well Claimants

Class C-11:   Rankin Field Claims

Class C-12:   South Atchafalaya Bay Field Claims

Class C-13:   Tigre Lagoon Field Claims

Class C-14:   West Cote Blanche Bay Field Claims

Class C-15:   West Hackberry Field Claims

              Class C-15-A: R Vincent 1/18/38 Lease Claimants
              Class C-15-B: R Vincent 5/36 Lease Claimants

Class C-16:    West Lake Pontchartrain Field Claims

                                UNSECURED CLAIMS:

Class D-1:    Allowed Convenience Claims
Class D-2:    Allowed Tort Claims
Class D-3:    Allowed General Unsecured Claims
Class D-4:    Allowed Securities Litigation Claims Based Upon Senior Note
              Ownership

                                EQUITY INTERESTS:

Class E-1:    Preferred Stock
Class E-2:    Allowed Securities Litigation Claims Based Upon Preferred Stock
              Ownership
Class E-3:    Common Stock and Allowed Securities Litigation Claims Based Upon
              Common Stock Ownership
Class E-4:    WRT Warrants
Class E-5:    WRT Stock Options





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 20

                                   ARTICLE 3

                             PROVISIONS FOR PAYMENT
                             OF UNCLASSIFIED CLAIMS

       3.1 PAYMENT IN FULL TO ADMINISTRATIVE CLAIMANTS: Unless otherwise agreed, each Allowed Administrative Claim shall be paid in full in Cash by no later than the later of (a) the Effective Date or (b) fifteen (15) days after the Administrative Claim becomes an Allowed Administrative Claim; provided, however, that Administrative Claims that represent liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with any related agreements.

       3.2    BAR DATE FOR ADMINISTRATIVE CLAIMS:

       (a) Compensation Estimate. Any Person retained or requesting compensation or expense reimbursement pursuant to Sections 328, 330, 503(b)(2) through (6) or 1103 of the Bankruptcy Code shall file a Compensation Estimate (i) on or before three (3) calendar days before the first date set for the hearing on the confirmation of this Plan and (ii) on or before five (5) calendar days before the first date scheduled for the Effective Date, ten
              (10) calendar days notice of which shall be provided to all persons filing compensation estimates under clause (i) of this
              Article 3.2(a).

       (b) Filing and Allowance of Administrative Claims. The holder of an Administrative Claim other than (i) an Allowed Administrative Claim or (ii) an Administrative Claim that represents a liability incurred by the Debtor in the ordinary course of business, must
              (a) file a proof of Administrative Claim (or, in the case of a Fee Claim, an application seeking the Bankruptcy Court's approval of such Fee Claim) on or before the Administrative Claims Bar Date and (b) serve a copy of such proof of Administrative Claim or the application for the approval of such Fee Claim upon the parties set forth in the order of the Bankruptcy Court establishing the Administrative Claims Bar Date. Failure to timely file such proof of Administrative Claim (or application) shall result in the Administrative Claim being forever barred and discharged. An Administrative Claim other than a Fee Claim, proof of which has been timely filed, shall become an Allowed Administrative Claim if no objection thereto is filed within thirty (30) days after the later of the Confirmation Date and the date of filing and service of such proof of Administrative Claim or application, as the case may be . If an objection is filed within such thirty (30) day period, the Administrative Claim shall only become an Allowed Administrative Claim to the extent allowed by Final Order. A Fee Claim with respect to which an application is timely filed shall become an Allowed Administrative Claim only to the extent allowed by Final Order. Notwithstanding the foregoing, for reasonable services rendered after the Confirmation Date, the Debtor or New WRT, as applicable, shall promptly pay any professional person retained by





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 21
              the Debtor or the Committee, and any member of the Committee, upon submission of proper written invoices detailing the reasonable services rendered and expenses incurred for which compensation or reimbursement is sought.

       3.3 PAYMENT IN FULL TO PRIORITY TAX CLAIMANTS: Unless otherwise agreed, each Allowed Priority Tax Claim shall be paid in full in equal quarter-annual installments of principal during a period of time from the Effective Date to December 31, 2001, plus interest at the rate of LIBOR (London Inter-Bank Offered Rate) plus 2% per annum from and after the Effective Date which shall also be paid quarter-annually. The first such installment shall be paid on the first day of the calendar quarter (a) next following the Effective Date or (b) next following the Priority Tax Claim becoming an Allowed Claim, whichever occurs later; and subsequent installments shall be paid quarter-annually thereafter; provided, however, that New WRT shall have the option to prepay (without penalty or premium) any or all of the Allowed Priority Tax Claims at any time up until December 31, 2001.

                                   ARTICLE 4

                          PROVISIONS FOR TREATMENT OF
                      ALLOWED PRIORITY CLAIMS (CLASS A-1)

       4.1 PAYMENT IN FULL TO PRIORITY CLAIMANTS: Unless otherwise agreed, each Allowed Priority Claim shall be paid in full in Cash by no later than the later of (a) the Effective Date or (b) fifteen (15) days after the Priority Claim becomes an Allowed Priority Claim.

       4.2 STATUS OF CLASS: Class A-1 is unimpaired. Therefore, votes for acceptance or rejection of the Plan from members of such Class will not be solicited.

                                   ARTICLE 5

                          PROVISIONS FOR TREATMENT OF
                   ALLOWED SECURED CLAIM OF GMAC (CLASS B-1)

       5.1 CURE OF EXISTING DEFAULTS: Unless otherwise agreed, New WRT shall cure all existing monetary defaults under the documents evidencing the Allowed Secured Claim of General Motors Acceptance Corporation ("GMAC") (the "GMAC Loan Documents"), such cure to occur by no later than the later of (a) the Effective Date or (b) fifteen (15) days after the entry of a Final Order determining such cure amount in the event of a disagreement between GMAC and New WRT as to such amount.

       5.2 REINSTATEMENT OF OBLIGATIONS: Unless otherwise agreed, the obligations of WRT to GMAC with respect to the Allowed Secured Claim of GMAC shall be reinstated and New WRT shall make payments to GMAC pursuant to the GMAC Loan Documents from and after the date of cure of all monetary defaults as provided in Article 5.1 of the Plan.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 22

       5.3 RELEASE OF LIEN: Upon final payment to GMAC under the GMAC Loan Documents, GMAC, or its successor in interest if applicable, shall promptly provide to New WRT all such documentation as New WRT deems necessary to effectuate a release of all of GMAC's Liens against Collateral of New WRT.

       5.4 STATUS OF CLASS: Class B-1 is unimpaired. Therefore, a vote for acceptance or rejection of the Plan from the Claimant within such Class will not be solicited.

                                   ARTICLE 6

                          PROVISIONS FOR TREATMENT OF
                   ALLOWED SECURED CLAIM OF INCC (CLASS B-2)

       6.1 DETERMINATION OF ALLOWED SECURED CLAIM OF INCC: The Allowed Secured Claim of INCC shall be fixed and allowed as of the Effective Date as the sum of (a) the principal indebtedness under the INCC Note and INCC Credit Agreement, which indebtedness shall include all accrued interest, fees and costs as of the Petition Date; (b) accrued interest on the principal set forth in (a) above at the non-default rate of interest provided in the INCC Credit Agreement from and after the Petition Date and through the Effective Date, and
(c) any reasonable fees, costs or other charges provided for under the INCC Credit Agreement as agreed between INCC and DLBW and the Debtor.

       6.2 LOAN: The Allowed Secured Claim of INCC will be paid in full in cash on the Effective Date.

       6.3 STATUS OF CLASS: Class B-2 is impaired. Therefore, a vote for acceptance or rejection of the Plan will be solicited from the Claimant within such Class.

                                   ARTICLE 7

                          PROVISIONS FOR TREATMENT OF
          ALLOWED SECURED CLAIM OF MC BANK & TRUST COMPANY (CLASS B-3)

       7.1 CURE OF EXISTING DEFAULTS: Unless otherwise agreed, New WRT shall cure all existing monetary defaults under the documents evidencing the Allowed Secured Claim of MC Bank & Trust Company ("MCBT") (the "MCBT Loan Documents"), such cure to occur by no later than the later of (a) the Effective Date or (b) fifteen (15) days after the entry of a Final Order determining such cure amount in the event of a disagreement between MCBT and New WRT as to such amount.

       7.2 REINSTATEMENT OF OBLIGATIONS: Unless otherwise agreed, the obligations of WRT to MCBT with respect to the Allowed Secured Claim of MCBT shall be reinstated and New WRT shall make payments to MCBT pursuant to the MCBT Loan Documents from and after the date of cure of all monetary defaults as provided in Article 7.1 of the Plan.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 23

       7.3 RELEASE OF LIEN: Upon final payment to MCBT under the MCBT Loan Documents, MCBT, or its successor in interest if applicable, shall promptly provide to New WRT all such documentation as New WRT deems necessary to effectuate a release of all of MCBT's Liens against Collateral of New WRT.

       7.4 STATUS OF CLASS: Class B-3 is unimpaired. Therefore, a vote for acceptance or rejection of the Plan from the Claimant within such Class will not be solicited.

                                   ARTICLE 8

                          PROVISIONS FOR TREATMENT OF
                  ALLOWED SECURED CLAIM OF TRICORE (CLASS B-4)

       8.1 PAYMENT IN FULL: Unless otherwise agreed, the Allowed Secured Claim, if any, of Tricore shall be paid in full in Cash by no later than the later of (a) the Effective Date or (b) fifteen (15) days after such Secured Claim becomes an Allowed Secured Claim, provided the conditions set forth in
Article 8.2 below are met.

       8.2 RELEASE OF COLLATERAL: Contemporaneous with and as a condition to New WRT's payment of Tricore's Allowed Secured Claim pursuant to the terms of
Article 8.1 above, Tricore, or its successor in interest if applicable, shall execute and deliver to New WRT all such documentation which New WRT deems necessary to effectuate a release by Tricore of all Collateral securing Tricore's Claim.

       8.3 STATUS OF CLASS: Class B-4 is impaired. Therefore, a vote for acceptance or rejection of the Plan from the Claimant within such Class will be solicited.

                                   ARTICLE 9

                            PROVISIONS FOR TREATMENT
                          OF ALLOWED SECURED CLAIM OF
                      WOODFOREST NATIONAL BANK (CLASS B-5)

       9.1 CURE OF EXISTING DEFAULTS: Unless otherwise agreed, New WRT shall cure all existing monetary defaults under the documents evidencing the Allowed Secured Claim to Woodforest National Bank ("WFNB") (the "WFNB Loan Documents"), such cure to occur by no later than the later of (a) the Effective Date or (b) fifteen (15) days after the entry of a Final Order determining such cure amount in the event of a disagreement between WFNB and New WRT as to such amount.

       9.2 REINSTATEMENT OF OBLIGATIONS: Unless otherwise agreed, the obligations of WRT to WFNB with respect to the Allowed Secured Claim of WFNB shall be reinstated and New WRT shall make payments to WFNB pursuant to the WFNB Loan Documents from and after the date of cure of all monetary defaults as provided in Article 9.1 of the Plan.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 24

       9.3 RELEASE OF LIEN: Upon final payment to WFNB under the WFNB Loan Documents, WFNB, or its successor in interest if applicable, shall promptly provide to New WRT all such documentation as New WRT deems necessary to effectuate a release all of WFNB's Liens against Collateral of New WRT.

       9.4 STATUS OF CLASS: Class B-5 is unimpaired. Therefore, a vote for acceptance or rejection of the Plan from the Claimant within such Class will not be solicited.

                                   ARTICLE 10

                            PROVISIONS FOR TREATMENT
                          OF ALLOWED SECURED CLAIM OF
                     THE WOODLANDS CORPORATION (CLASS B-6)

       10.1 PAYMENT IN FULL: Unless otherwise agreed, the Allowed Secured Claim of The Woodlands Corporation shall be paid in full in Cash by no later than the later of (a) the Effective Date or (b) fifteen (15) days after such Secured Claim becomes an Allowed Secured Claim, provided the conditions set forth in Article 10.2 below are met.

       10.2 RELEASE OF LIEN: Contemporaneous with and as a condition to New WRT's payment of The Woodlands Corporation's Allowed Secured Claim pursuant to the terms of Article 10.1 above, The Woodlands Corporation, or its successor in interest if applicable, shall execute and deliver to New WRT all such documentation which New WRT deems necessary to effectuate a release of all of The Woodlands Corporation's Liens against Collateral of New WRT.

       10.3 STATUS OF CLASS: Class B-6 is impaired. Therefore, a vote for acceptance or rejection of the Plan from the Claimant within such Class will be solicited.

                                   ARTICLE 11

                          PROVISIONS FOR TREATMENT OF
            ALLOWED SECURED CLAIMS OF OIL & GAS LIEN CLASS CLAIMANTS
               (CLASSES C-1, C-3, C-4, C-6,  C-7-A, C-8 AND C-10)

       11.1 APPLICABILITY OF PROVISIONS: The provisions of this Article 11 shall apply independently to each of the following Classes: C-1, C-3 and C-4, C-6, C-7-A, C-8 and C-10 (each respective Class referred to as "Oil & Gas Lien Class" herein).

       11.2   PAYMENT OF ALLOWED SECURED CLAIMS:

       (a)    Unless a particular Oil & Gas Lien Class elects treatment under
              Section 1111(b)(2) of the Bankruptcy Code, in full and final satisfaction of its Claim, each holder of an Allowed Secured Claim in such Class shall, at the option of such holder, either
              (i) be paid in Cash in an amount equal to the amount of such holder's Allowed Secured Claim (excluding therefrom all interest, fees





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 25
              or expenses, all which accrued post-petition, included in such Allowed Secured Claim) or (ii) receive the number of shares of New WRT Common Stock obtained by dividing the amount of such holder's Allowed Secured Claim (excluding therefrom all interest, fees or expenses, all which accrued post-petition, included in such Allowed Secured Claim) by a purchase price of $3.50 per share, in either case by no later than the later of (i) the Effective Date or (ii) fifteen (15) days after its Secured Claim has become an Allowed Secured Claim, provided that the conditions set forth in Article 11.3 are met.

       (b) For the purpose of Article 11.2(a) hereof, the amount of the Allowed Secured Claim of each Claimant in an Oil & Gas Lien Class will be determined on the basis of the assumption that the value of such Claimant's interest in the Debtor's interest in the applicable Collateral is equal to one hundred percent (100%) of the principal amount of such Claimant's Secured Claim as allowed.

       11.3 RELEASE OF COLLATERAL: Contemporaneous with and as a condition to New WRT's payment of Allowed Secured Claims in the Oil and Gas Lien Classes pursuant to the terms of Article 11.2 above, holders of Allowed Secured Claims in the Oil and Gas Lien Classes, or their successors in interest if applicable, shall execute and deliver to New WRT all such documentation which New WRT deems necessary to effectuate a release of the applicable Liens against Collateral of New WRT.

       11.4 ELECTION OF SECTION 1111(b)(2) TREATMENT: On or before the conclusion of the hearing on the Disclosure Statement, each Oil & Gas Lien Class shall have the option to elect treatment under Section 1111(b)(2) of the Bankruptcy Code in accordance with Bankruptcy Rule 3014. An Oil & Gas Lien Class shall have made such election if at least 2/3 in amount and more than 1/2 in number of the Claims in such Class make such election.

       11.5   PROVISIONS FOR TREATMENT OF CLASSES ELECTING 1111(b)(2)
TREATMENT: Each Oil & Gas Lien Class electing treatment under Section 1111(b)(2) of the Bankruptcy, as provided in Article 11.4 above, shall receive the following treatment:

       (a) Payment: Each holder of an Allowed Secured Claim in such Class shall receive, in equal monthly installments over a period of seven (7) years, deferred Cash payments totaling at least the amount of the Allowed Secured Claim, with a value as of the Effective Date, of at least the holder's interest in the estate's interest in the Collateral securing such Claim. By no later than the later of (a) the Effective Date or (b) fifteen (15) days after the Claim becomes an Allowed Secured Claim, New WRT shall execute and deliver to the holder of such Allowed Secured Claim a non-recourse promissory note (the "Oil & Gas Lien Note") evidencing such payment terms.

       (b) Retention of Liens: Each holder of an Allowed Secured Claim who is in a Class which has elected treatment under Section 1111(b)(2) shall retain its Liens to secure repayment of the Oil & Gas Lien Note until such Oil & Gas Lien Note is fully paid or until the holder otherwise agrees.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 26

       (c) Release of Liens: Upon satisfaction of the Oil & Gas Lien Note, the holder thereof shall promptly execute and deliver to New WRT all such documentation which New WRT deems necessary to effectuate a release of the holder's Liens against Collateral of New WRT.

       (d) Prepayment: Each Oil & Gas Lien Note may be prepaid by New WRT or on behalf of New WRT at any time without penalty, provided that such payment include any accrued interest through the date of such prepayment.

       (e) No Recourse Against New WRT: Holders of Allowed Secured Claims who are in Classes which have elected treatment under Section 1111(b)(2) of the Bankruptcy Code shall have no recourse against New WRT. In the event of a default under the Oil & Gas Lien Note provided by Article 11.5(a), such Creditor's recourse shall be limited to the Collateral to which such Creditor's Liens are attached.

       11.6 STATUS OF CREDITORS: The Oil & Gas Lien Classes are impaired. Therefore, votes for acceptance or rejection of the Plan will be solicited from Claimants within each Oil & Gas Lien Class.

                                   ARTICLE 12

                      PROVISIONS FOR TREATMENT OF ALLOWED
           SECURED EAST HACKBERRY STATE LEASE 50 CLAIMS (CLASS C-7-B)

       12.1 APPLICABILITY OF PROVISIONS: The provisions of this Article 12 shall apply to Class C-7-B.

       12.2   PAYMENT OF ALLOWED SECURED CLAIMS:

       (a) Unless Class C-7-B elects treatment under Section 1111(b)(2) of the Bankruptcy Code, in full and final satisfaction of its Claim, each holder of an Allowed Secured Claim in such Class shall, at the option of such holder, either (i) be paid in Cash in an amount equal to 75% of the amount of such holder's Allowed Secured Claim (as determined by Section 12.2(b)) or (ii) receive the number of shares of New WRT Common Stock obtained by dividing the 75% of amount of such holder's Allowed Secured Claim (as determined by Section 12.2(b)) by a purchase price of $3.50 per share, in either case by no later than the later of (i) the Effective Date or (ii) fifteen (15) days after its Secured Claim has become an Allowed Secured Claim, provided that the conditions set forth in Article 12.3 are met.

       (b) For the purpose of Article 12.2(a) hereof, the amount of the Allowed Secured Claim of each Claimant in Class C-7-B will be determined on the basis of the assumption that the value of such Claimant's interest in the Debtor's interest





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 27
              in the applicable Collateral is equal to seventy-five percent (75%) of the principal amount of such Claimant's Secured Claim as allowed.

       12.3 RELEASE OF COLLATERAL: Contemporaneous with and as a condition to New WRT's payment of Allowed Secured Claims in Class C-7-B pursuant to the terms of Article 12.2 above, holders of Allowed Secured Claims in Class C-7-B, or their successors in interest if applicable, shall execute and deliver to New WRT all such documentation which New WRT deems necessary to effectuate a release of the applicable Liens against Collateral of New WRT.

       12.4 ELECTION OF SECTION 1111(b)(2) TREATMENT: On or before the conclusion of the hearing on the Disclosure Statement, Class C-7-B shall have the option to elect treatment under Section 1111(b)(2) of the Bankruptcy Code in accordance with Bankruptcy Rule 3014. Class C-7-B shall have made such election if at least 2/3 in amount and more than 1/2 in number of the Claims in the Class make such election.

       12.5   PROVISIONS FOR TREATMENT OF CLASS IF ELECTING 1111(b)(2)
TREATMENT: If Class C-7-B elects treatment under Section 1111(b)(2) of the Bankruptcy, as provided in Article 12.4 above, shall receive the following treatment:

       (a) Payment: Each holder of an Allowed Secured Claim in Class C-7-B shall receive, in equal monthly installments over a period of seven (7) years, deferred Cash payments totaling at least the amount of the Allowed Secured Claim, with a value as of the Effective Date, of at least the holder's interest in the estate's interest in the Collateral securing such Claim. By no later than the later of (a) the Effective Date or (b) fifteen (15) days after the Claim becomes an Allowed Secured Claim, New WRT shall execute and deliver to the holder of such Allowed Secured Claim a non-recourse promissory note (the "Oil & Gas Lien Note") evidencing such payment terms.

       (b) Retention of Liens: Each holder of an Allowed Secured Claim in a Class C-7-B shall retain its Liens to secure repayment of the Oil & Gas Lien Note until such Oil & Gas Lien Note is fully paid or until the holder otherwise agrees.

       (c) Release of Liens: Upon satisfaction of the Oil & Gas Lien Note, the holder thereof shall promptly execute and deliver to New WRT all such documentation which New WRT deems necessary to effectuate a release of the holder's Liens against Collateral of New WRT.

       (d) Prepayment: Each Oil & Gas Lien Note may be prepaid by New WRT or on behalf of New WRT at any time without penalty, provided that such payment include any accrued interest through the date of such prepayment.

       (e) No Recourse Against New WRT: Holders of Allowed Secured Claims in Class C-7-B shall have no recourse against New WRT. In the event of a default under the Oil & Gas Lien Note provided by Article 12.5(a), such Creditor's





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 28
       recourse shall be limited to the Collateral to which such Creditor's Liens are attached.

       12.6 STATUS OF CREDITORS: Class C-7-B is impaired. Therefore, votes for acceptance or rejection of the Plan will be solicited from Claimants within such Class.

                                   ARTICLE 13

                          PROVISIONS FOR TREATMENT OF
         ALLOWED SECURED CLAIMS OF RANKIN FIELD CLAIMANTS (CLASS C-11)

       13.1 PAYMENT IN FULL: Unless otherwise agreed, the Allowed Secured Claims of Rankin Field Claimants shall be paid in full in Cash out of the Rankin Field Proceeds by no later than the later of (a) the Effective Date or
(b) fifteen (15) days after all such Secured Claims held by Rankin Field Claimants become Allowed Secured Claims or are disallowed.

       13.2 STATUS OF CREDITOR: Class C-11 is impaired. Therefore, votes for acceptance or rejection of the Plan by Claimants within Class C-11 will be solicited.

                                   ARTICLE 14

                  PROVISIONS FOR TREATMENT OF ALLOWED SECURED
                WEST COTE BLANCHE BAY FIELD CLAIMS (CLASS C-14)

       14.1 PAYMENT IN FULL: Unless otherwise agreed, each holder of a West Cote Blanche Bay Field Claim that is an Allowed Secured Claim shall, at such holder's option, either (i) be paid in full in Cash or (ii) receive the number of shares of New WRT Common Stock obtained by dividing the liquidated amount of such holder's Allowed Secured Claim by a purchase price of $3.50 per share, in either case by no later than the later of (a) the Effective Date or (b) fifteen
(15) days after the date on which such Claim becomes an Allowed Secured Claim, provided that the conditions set forth in Article 14.2 are met.

       14.2 RELEASE OF COLLATERAL: Contemporaneous with and as a condition to New WRT's payment of an Allowed Secured Claim within Class C-14 pursuant to the terms of Article 14.1, the holder of such Allowed Secured Claim shall execute and deliver to New WRT all such documentation as New WRT deems necessary to effectuate the release by such holders of Liens against Collateral of New WRT.

       14.3 STATUS OF CLASS: Class C-14 is impaired. Therefore, votes for acceptance or rejection of the Plan from Claimants within such Class will be solicited.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 29

                                   ARTICLE 15

              PROVISIONS FOR TREATMENT OF ALLOWED OTHER OIL & GAS
    LIEN CLASS CLAIMANTS (CLASSES C-2, C-5, C-9, C-12, C-13, C-15 AND C-16)

       15.1 APPLICABILITY OF PROVISIONS: The provisions of this Article 15 shall apply independently to each of the following Classes: C-2, C-5, C-9, C-12, C-13, C-15 and C-16 (each respective Class referred to as "Other Oil & Gas Lien Class" herein).

       15.2   PAYMENT OF ALLOWED SECURED CLAIMS:

       (a) Unless a particular Other Oil & Gas Lien Class elects treatment under Section 1111(b)(2) of the Bankruptcy Code, in full and final satisfaction of its Claim, each holder of an Allowed Secured Claim in such Class shall, at the option of such holder, either (i) be paid in Cash in an amount equal to 50% of the amount of such holder's Allowed Secured Claim (as determined by Section 15.2(b)) or (ii) receive the number of shares of New WRT Common Stock obtained by dividing the 50% of amount of such holder's Allowed Secured Claim (as determined by Section 15.2(b)) by a purchase price of $3.50 per share, in either case by no later than the later of (i) the Effective Date or (ii) fifteen
              (15) days after its Secured Claim becomes an Allowed Secured Claim, provided that the conditions set forth in Article 15.3 are met.

       (b) For the purpose of Article 15.2(a) hereof the amount of the Allowed Secured Claim of each Claimant in an Other Oil & Gas Lien Class will be determined on the basis of the assumption that the value of such Claimant's interest in the Debtor's interest in the applicable Collateral is equal to fifty percent (50%) of the principal amount of such Claimant's Secured Claim as allowed.

       15.3 RELEASE OF COLLATERAL: Contemporaneous with and as a condition to New WRT's payment of Allowed Secured Claims in the Other Oil & Gas Lien Classes pursuant to the terms of Article 15.2 above, holders of Allowed Secured Claims in the Other Oil & Gas Lien Classes, or their successors in interest if applicable, shall execute and deliver to New WRT all such documentation which New WRT deems necessary to effectuate a release of the applicable Liens against Collateral of New WRT.

       15.4 ELECTION OF SECTION 1111(B)(2) TREATMENT: On or before the conclusion of the hearing on the Disclosure Statement, each Other Oil & Gas Lien Class shall have the option to elect treatment under Section 1111(b)(2) of the Bankruptcy Code in accordance with Bankruptcy Rule 3014. An Other Oil & Gas Lien Class shall have made such election if at least 2/3 in amount and more than 1/2 in number of the Claims in such Class make such election.

       15.5   PROVISIONS FOR TREATMENT OF CLASSES ELECTING 1111(B)(2)
TREATMENT: Each Other Oil & Gas Lien Class electing treatment under Section 1111(b)(2) of the Bankruptcy, as provided in Article 15.4 above, shall receive the following treatment:





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 30

       (a) Payment: Each holder of an Allowed Secured Claim in such Class shall receive, in equal monthly installments over a period of seven (7) years, deferred Cash payments totaling at least the amount of the Allowed Secured Claim, with a value as of the Effective Date, of at least the holder's interest in the estate's interest in the Collateral securing such Claim. By no later than the later of (a) the Effective Date or (b) fifteen (15) days after the Claim becomes an Allowed Secured Claim, New WRT shall execute and deliver to the holder of such Allowed Secured Claim a non-recourse promissory note (the "Oil & Gas Lien Note") evidencing such payment terms.

       (b) Retention of Liens: Each holder of an Allowed Secured Claim who is in a Class which has elected treatment under Section 1111(b)(2) shall retain its Liens to secure repayment of the Oil & Gas Lien Note until such Oil & Gas Lien Note is fully paid or until the holder otherwise agrees.

       (c) Release of Liens: Upon satisfaction of the Oil & Gas Lien Note, the holder thereof shall promptly execute and deliver to New WRT all such documentation which New WRT deems necessary to effectuate a release of the holder's Liens against Collateral of New WRT.

       (d) Prepayment: Each Oil & Gas Lien Note may be prepaid by New WRT or on behalf of New WRT at any time without penalty, provided that such payment include any accrued interest through the date of such prepayment.

       (e) No Recourse Against New WRT: Holders of Allowed Secured Claims who are in Classes which have elected treatment under Section 1111(b)(2) of the Bankruptcy Code shall have no recourse against New WRT. In the event of a default under the Oil & Gas Lien Note provided by Article 15.5(a), such Creditor's recourse shall be limited to the Collateral to which such Creditor's Liens are attached.

       15.6 STATUS OF CREDITORS: The Other Oil & Gas Lien Classes are impaired. Therefore, votes for acceptance or rejection of the Plan will be solicited from Claimants within each Other Oil & Gas Lien Class.

                                   ARTICLE 16

                          PROVISIONS FOR TREATMENT OF
                     ALLOWED CONVENIENCE CLAIMS (CLASS D-1)

       16.1 PARTIAL PAYMENT IN CASH: Unless otherwise agreed, in full and final satisfaction of its Claim, each holder of an Allowed Convenience Claim shall be paid 50% of such Allowed Claim in Cash by no later than the later of
(a) the Effective Date, or (b) fifteen (15) days after the Unsecured Claim becomes an Allowed Convenience Claim.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 31

       16.2 STATUS OF CREDITORS: Class D-1 is impaired. Therefore, votes for acceptance or rejection of the Plan will be solicited from Claimants within such Class.

                                   ARTICLE 17

                          PROVISIONS FOR TREATMENT OF
                        ALLOWED TORT CLAIMS (CLASS D-2)

       17.1 PAYMENT OF ALLOWED TORT CLAIMS: In full and final satisfaction of Allowed Tort Claims, all such Claims shall be satisfied and discharged in the following manner:

       (a) Insurance Proceeds: If and when a Claim in Class D-2 becomes an Allowed Claim, proceeds from Casualty Insurance Policies which become payable as a consequence of such allowance shall be disbursed by the insurer obligated to pay such proceeds as part of an Interim Insurance Distribution (as hereinafter defined), or shall be held by the insurer until such time as all Claims in Class D-2 payable from proceeds of a particular Casualty Insurance Policy are either allowed or disallowed pursuant to Final Order (the time of "Final Insurance Distribution"). The insurer under the particular policy involved may submit to the Bankruptcy Court an affidavit attesting that it is aware of no further Claims being asserted against the Debtor against such Casualty Insurance Policy and thereupon seek an order of the Bankruptcy Court determining that all Claims in Class D-2 payable from proceeds of such Casualty Insurance Policy have either become Allowed Claims or have been disallowed pursuant to Final Order. The insurer under a particular Casualty Insurance Policy may apply insurance proceeds for payment of the insurer's fees and expenses without further order of the Bankruptcy Court. Any insurance proceeds held by an insurer until such time as all Claims in Class D-2 payable from proceeds of a particular Casualty Insurance Policy are either Allowed Claims or disallowed pursuant to Final Order, and any amounts for fees and expenses incurred by insurers shall reduce the remaining insurance policy limits by the amounts of such held proceeds or expenditures.

       (b) Disbursements: At such time as all Claims in Class D-2 payable from proceeds of a particular Casualty Insurance Policy for which proceeds are being held as set forth above either (i) become Allowed Claims or (ii) are disallowed pursuant to Final Order, the insurer shall disburse to the holders of such Allowed Claims the insurance proceeds then being held, and in the event that there are insufficient proceeds being held to pay in full each said Allowed Claim, then and in such event the distribution shall be made on a pro-rata basis as follows: Each holder of an Allowed Claim in Class D-2 payable from proceeds of a particular Casualty Insurance Policy for which funds are being held shall receive an amount equal to the product of all proceeds from such Casualty Insurance Policy held or previously distributed by the insurer, multiplied by a fraction, the numerator of which is the holder's Allowed Claim





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 32
              in Class D-2, and the denominator of which is the total amount of all Allowed Claims in Class D-2 to the holders of which such held proceeds are payable, less any Interim Insurance Distribution Amount (as hereinafter defined) previously distributed to such Class D-2 Claimant pursuant to the provisions of Article 17.1(c) hereof.

       (c) Interim Insurance Distributions: Notwithstanding the provisions of Article 17.1(a) and 17.1(b) above, an insurer may make a distribution (an "Interim Insurance Distribution") of proceeds of a particular Casualty Insurance Policy (the "Interim Insurance Distribution Amounts") for an Allowed Claim in Class D-2 at any time, upon the following conditions:

              (i) the Claimant to receive such Interim Insurance Distribution Amount is the holder of an Allowed Claim in Class D-2;

              (ii) the Interim Insurance Distribution Amount to be distributed to the holder of such Allowed Claim does not exceed the Holdback Percentage (as hereinafter defined) times the total amount of such Allowed Claim; and

              (iii) the holder of such Allowed Claim has complied with all other provisions of this Plan.

              As used herein, the "Holdback Percentage" shall mean a fraction, the numerator of which is the stated policy limits of coverage provided by a particular policy and the denominator of which is the sum, for such Casualty Insurance Policy, of the amounts listed on timely filed proofs of claim of those Claimants asserting Tort Claims asserted to be covered by such Casualty Insurance Policy. The Holdback Percentage and the Interim Insurance Distribution Amounts may be recalculated to reflect reductions, if any, in available insurance proceeds and/or outstanding Claims. All Claims in Class D-2 shall be deemed objected to until allowed.

              In no event shall any holder of a Claim in Class D-2, or affiliate thereof, or the Debtor assert any action related to a policy or the Debtor against any insurer of the Debtor except as provided herein, and any order confirming this Plan shall function as an injunction under 11 U.S.C. Section 105 enjoining such action.

       (d) Effect of Retention Provisions: Notwithstanding any provision herein to the contrary, if insurance proceeds become payable as a consequence of the allowance of a Claim in Class D-2 and the relevant Casualty Insurance Policy contains a retention (deductible) provision that has not been previously paid by the Debtor, then and in such event (i) the amount of proceeds to be paid by the insurer shall be reduced by the unpaid retention and
              (ii) the holder of





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 33
              the Allowed Claim in Class D-2 shall be deemed to hold an Allowed Claim in Class D-3 in the amount of such unpaid retention.

       17.2 RESERVATION OF RIGHTS IN INSURERS: Except as specifically above set forth herein with respect to Articles 17.1(b) and 17.1(c), the insurers under all Casualty Insurance Policies shall retain all rights (including, but not limited to, rights to defend claims, settle claims, and retain and pay defense counsel), remedies, defenses, discretions and corresponding obligations as provided in each such Casualty Insurance Policy and any related agreements. No insurer shall be required to make a disbursement to the holder of an Allowed Claim in Class D-2, as provided above, unless the holder of such Allowed Claim executes and delivers to the insurer a release of all Claims and Causes of Action in such form and containing such provisions as may be required by the insurer.

       17.3 DUTY OF COOPERATION: New WRT shall have a continuing duty to cooperate with and assist the insurers issuing or having issued Casualty Insurance Policies to the Debtor in defense of Claims against the Debtor. New WRT shall, inter alia, provide the insurers, upon request, with all relevant documentation and witnesses (both fact and expert) for the defense, trial and resolution of Claims against the Debtor, provided that the documentation is in the custody of New WRT and the witnesses (both fact and expert) are in the employ or subject to the control of New WRT.

       17.4 STATUS OF CREDITORS: Class D-2 is impaired. Therefore, votes for acceptance or rejection of the Plan will be solicited from Claimants within such Class.

                                   ARTICLE 18

                          PROVISIONS FOR TREATMENT OF
                  ALLOWED GENERAL UNSECURED CLAIMS (CLASS D-3)

       18.1 DISTRIBUTIONS OF STOCK AND LITIGATION ENTITY INTERESTS: In full and final satisfaction of its Claim, each holder of an Allowed Claim within Class D-3 shall receive (a) its Pro Rata Share of an aggregate distribution of ten million (10,000,000) shares of New WRT Common Stock, (b) a certificate representing its Pro Rata Percentage of the Litigation Entity Interests, and
(c) the option to participate in the Rights Offering as provided in Articles
18.2 and 29 of the Plan.

       18.2 OPTION TO PARTICIPATE IN RIGHTS OFFERING: Each holder of an Allowed Claim within Class D-3 shall also receive its Interim Pro Rata Share, calculated as of the Subscription Rights Record Date, of the New WRT Subscription Rights provided for in Article 29 of the Plan, entitling such holder to participate in the Rights Offering described in and under the terms of such Article; provided, however, that if holders of at least two-thirds ( 2/3) in dollar amount of Claims entitled to vote held by Class D-3 Claimants voting on the Plan do not vote to accept the Plan, the Rights Offering will not occur and the holders of Allowed Claims in Class D-3 will receive no New WRT Subscription Rights.

       18.3 STATUS OF CREDITORS: Class D-3 is impaired. Therefore, votes for acceptance or rejection of the Plan will be solicited from Claimants within such Class.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 34

                                   ARTICLE 19

                 PROVISIONS FOR TREATMENT OF ALLOWED SECURITIES
         LITIGATION CLAIMS BASED UPON SENIOR NOTE OWNERSHIP (CLASS D-4)

       19.1 CONTINGENT DISTRIBUTION: If Classes D-1, D-2, and D-3 accept the Plan, in full and final satisfaction of its Claim, each holder of an Allowed Claim in Class D-4 shall receive its Pro Rata Share of an aggregate distribution of New WRT Warrants equal to 2% of the total New WRT Common Stock that would be issued pursuant to the Plan on the Effective Date if all New WRT Warrants were exercised on the Effective Date.

       19.2 REJECTION BY CLASSES D-1, D-2, OR CLASS D-3: If Class D-1, D-2, or D-3 rejects the Plan, then holders of Allowed Claims in Class D-4 shall receive no Distribution under the Plan.

       19.3 STATUS OF CREDITORS: Class D-4 is impaired. Therefore, votes for acceptance or rejection of the Plan will be solicited from Claimants within such Class.

                                   ARTICLE 20

                     PROVISIONS FOR TREATMENT OF INTERESTS
                    OF HOLDERS OF PREFERRED STOCK(CLASS E-1)

       20.1 CONTINGENT DISTRIBUTION: If Classes D-1, D-2, D-3, and D-4 accept the Plan, in full and final satisfaction of their Interests, each holder of an Allowed Interest in Class E-1 as of the Distribution Record Date shall receive its Pro Rata Share of an aggregate distribution of New WRT Warrants equal to 1% of the total New WRT Common Stock that would be issued pursuant to the Plan on the Effective Date if all New WRT Warrants were exercised on the Effective Date. The New WRT Warrants will be issued pro rata to each holder of an Allowed Interest in Class E-1 based upon its respective number of shares of Preferred Stock.

       20.2 REJECTION BY CLASSES D-1, D-2, D-3, OR D-4: If Class D-1, D-2, D-3 or D-4 rejects the Plan, the New WRT Warrants otherwise distributable to Class E-1 shall not be so distributed and holders of Allowed Interests in Class E-1 shall receive no Distribution.

       20.3 STATUS OF CLASS: Class E-1 is impaired. Therefore, votes for acceptance or rejection of the Plan will be solicited from holders with Equity Interests in such Class.

                                   ARTICLE 21

  PROVISIONS FOR TREATMENT OF ALLOWED SECURITIES LITIGATION CLAIMS BASED UPON
                     PREFERRED STOCK OWNERSHIP (CLASS E-2)

       21.1 CONTINGENT DISTRIBUTION: If Classes D-1, D-2, D-3, D-4 and E-1 accept the Plan, in full and final satisfaction of its Claim each holder of an Allowed Claim in Class E-2 shall receive its Pro Rata Share of an aggregate distribution of New WRT Warrants equal to 1% of the total New





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 35

WRT Common Stock that would be issued pursuant to the Plan on the Effective Date if all New WRT Warrants were exercised on the Effective Date.

       21.2 REJECTION BY CLASSES D-1, D-2, D-3, D-4 OR E-1: If Class D-1, D-2, D-3, D-4 or E-1 rejects the Plan, the New WRT Warrants otherwise distributable to holders of Allowed Claims in Class E-2 shall not be so distributed and holders of Allowed Claims in Class E-2 shall receive no distribution.

       21.3 STATUS OF CLASS: Class E-2 is impaired. Therefore, votes for acceptance or rejection of the Plan will be solicited from holders of Claims in such Class.

                                   ARTICLE 22

                PROVISIONS FOR TREATMENT OF INTERESTS OF HOLDERS
               OF COMMON STOCK AND ALLOWED SECURITIES LITIGATION
              CLAIMS BASED UPON COMMON STOCK OWNERSHIP (CLASS E-3)

       22.1 CONTINGENT DISTRIBUTION: If Classes D-1, D-2, D-3, D-4, E-1 and E-2 accept the Plan, in full and final satisfaction of their Claims and Interests, each holder of an Allowed Claim or Allowed Interest in Class E-3 as of the Distribution Record Date shall receive its Pro Rata Share (based upon the number of shares of Common Stock currently owned, or bought or sold) of an aggregate distribution of New WRT Warrants equal to 1% of the total New WRT Stock that would be issued pursuant to the Plan on the Effective Date if all New WRT Warrants were exercised on the Effective Date. The New WRT Warrants will be issued pro rata to each holder of an Allowed Claim or Allowed Interest in Class E-3 based upon its respective number of shares of Common Stock or, in the case of Claims, the number of shares of Common Stock upon which the holder's Securities Litigation Claim is premised.

       22.2 REJECTION BY CLASSES D-1, D-2, D-3, D-4, E-1 OR E-2: If Class D-1, D-2, D-3, D-4, E-1 or E-2 rejects the Plan, the New WRT Warrants otherwise distributable to Class E-3 shall not be so distributed, and holders of Allowed Claims and Allowed Interests in Class E-3 shall receive no Distribution.

       22.3 STATUS OF CLASS: Class E-3 is impaired. Therefore, votes for acceptance or rejection of the Plan from holders of Claims and Equity Interests in such Class will be solicited.

                                   ARTICLE 23

                          PROVISIONS FOR TREATMENT OF
                INTERESTS OF HOLDERS OF WRT WARRANTS (CLASS E-4)

       23.1 NO DISTRIBUTION: Holders of WRT Warrants shall receive no Distribution under the Plan.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 36

       23.2 STATUS OF CLASS: Class E-4 is impaired. Because holders of Equity Interests in Class E-4 are deemed to have rejected the Plan by virtue of
Section 1126(g) of the Bankruptcy Code, their votes for acceptance or rejection of the Plan will not be solicited.

                                   ARTICLE 24

                          PROVISIONS FOR TREATMENT OF
             INTERESTS OF HOLDERS OF WRT STOCK OPTIONS (CLASS E-5)

       24.1 NO DISTRIBUTION: Holders of WRT Stock Options shall receive no Distribution under the Plan.

       24.2 STATUS OF CLASS: Class E-5 is impaired. Because holders of Equity Interests in Class E-5 Interest Holders are deemed to have rejected the Plan by virtue of Section 1126(g) of the Bankruptcy Code, their votes for acceptance or rejection of the Plan will not be solicited.

                                   ARTICLE 25

                          IDENTIFICATION OF CLAIMS AND
                       INTERESTS NOT IMPAIRED BY THE PLAN

       25.1 UNIMPAIRED CLASSES: Classes A-1, B-1, B-3, and B-5 are not impaired under the Plan and, therefore, votes for the Plan by the holders of Claims in such Classes will not be solicited due to the presumed acceptance of the Plan by such holders pursuant to Section 1126(f) of the Bankruptcy Code, unless otherwise indicated in this Plan.

       25.2 IMPAIRED CLASSES ENTITLED TO VOTE ON PLAN: Classes B-2, B-4, B-6, C-1 through C-16, D-1, D-2, D-3, D-4, E-1, E-2, E-3, E-4 and E-5 are
impaired and holders of Claims or Equity Interests in such Classes are, therefore, entitled to vote for acceptance or rejection of the Plan, and their votes will be solicited, with the exception of Classes E-4 and E-5, unless otherwise indicated in this Plan.

       25.3 DEEMED REJECTIONS BY HOLDERS OF EQUITY INTERESTS: Notwithstanding votes which are actually cast by holders of Equity Interests and Claims within Classes D-4, E-1, E-2 and E-3, if Class D-1, D-2 or D-3 rejects the Plan, then Classes D-4, E-1, E-2 and E-3 shall be deemed to have rejected the Plan in accordance with Section 1126(g) of the Bankruptcy Code. Similarly, (a) if Class D-4 rejects the Plan, then Classes E-1 through E-3 shall be deemed to have rejected the Plan; (b) if Class E-1 rejects the Plan, then Classes E-2 and E-3 shall be deemed to have rejected the Plan; and (c) if Class E-2 rejects the
Plan, then Class E-3 shall be deemed to have rejected the Plan.   Classes E-4
and E-5 are deemed to have rejected the Plan.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 37

                                   ARTICLE 26

                      ACCEPTANCE OR REJECTION OF THE PLAN;
          EFFECT OF REJECTION BY ONE OR MORE CLASSES OF IMPAIRED CLAIMS

       26.1 ACCEPTANCE OF PLAN BY CLASS OF CREDITORS: A Class of Creditors shall have accepted the Plan if the Plan is accepted by holders of Claims of at least 2/3 in amount and more than 1/2 in number in such Class who vote to accept or reject the Plan.

       26.2 ACCEPTANCE OF PLAN BY CLASS OF EQUITY INTERESTS: A Class of Equity Interests shall have accepted the Plan if the Plan is accepted by holders of Equity Interests of at least 2/3 in amount who vote to accept or reject the Plan.

       26.3 CRAMDOWN: In the event that one or more Classes of Creditors or Equity Interests rejects the Plan, as long as at least one impaired Class of Creditors votes to accept the Plan (disregarding the votes of insiders), the Debtor shall request the Bankruptcy Court to confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code.

                                   ARTICLE 27

                          DISTRIBUTIONS UNDER THE PLAN

       27.1 DELIVERY OF DISTRIBUTIONS TO DISBURSING AGENT: On the Effective Date, New WRT shall (a) issue shares of New WRT Common Stock in an amount sufficient to make all Distributions under the Plan constituting New WRT Common Stock and (b) issue New WRT Warrants and (c) deliver to the Disbursing Agent such New WRT Common Stock, such New WRT Warrants and an amount of Cash sufficient to make all Distributions constituting Cash required under this Plan, in each case for distribution to the holders of Allowed Claims and Allowed Interests in accordance with the terms of this Plan.

       27.2 INITIAL DISTRIBUTIONS: All Distributions under this Plan shall be made to (or in the case of Disputed Claims, reserved on behalf of) holders of Claims and Equity Interests determined as of the Distribution Record Date. On the Effective Date, or as soon thereafter as is reasonably practicable, but in no event more than ten (10) Business Days after the Effective Date, the Disbursing Agent shall make all Distributions and payments required under this Plan, and shall deposit the Reserve Amounts in the Disputed Claims Reserve Accounts to the extent required by this Plan or the Bankruptcy Court in respect of Disputed Claims. The Disbursing Agent shall distribute to each holder of an Allowed Claim in Class D-3 determined as of the Distribution Record Date (a) the number of shares of New WRT Common Stock equal to the sum of (i) such holder's Interim Pro Rata Share of ten million shares of New WRT Common Stock plus (ii) the shares of New WRT Subscription Common Stock, if any, purchased by such holder pursuant to the Rights Offering, and (b) a certificate representing such holder's Interim Pro Rata Percentage of the Litigation Entity Interests.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 38

       27.3 INTERIM AND FINAL DISTRIBUTIONS TO CLASS D-3: The Disbursing Agent may, from time to time, make additional distributions to holders of Allowed Claims in Class D-3, by distributing to each such holder shares of New WRT Common Stock equal to the recalculation, at the time, of such holder's Interim Pro Rata Share of ten million shares of New WRT Common Stock less the number of shares of New WRT Common Stock previously received by such holder (excluding any shares of New WRT Subscription Common Stock purchased pursuant to the Rights Offering). The Disbursing Agent shall make such an interim distribution at any time that at least fifty thousand (50,000) shares of New WRT Common Stock would be distributed as a result of such interim distribution. The Disbursing Agent shall make such interim distributions until such time as all Disputed Claims within or potentially within Class D-3 have been allowed or disallowed by Final Order. As soon as practicable, but in any event with ten
(10) Business Days after the first date on which all Disputed Claims within or potentially within Class D-3 have been allowed or disallowed by Final Order, the Disbursing Agent shall (a) make a final distribution to holders of Allowed Claims in Class D-3, by distributing the each such holder such holder's Pro Rata Share of ten million shares of New WRT Common Stock less the number of shares of New WRT Common Stock previously received by such holder (excluding any shares of New WRT Subscription Common Stock purchased pursuant to the Rights Offering), and (b) issue to each holder of an Allowed Claim in Class D-3, in exchange for the certificate, if any, issued to such holder pursuant to clause (b) of the last sentence of Article 27.2 of the Plan, a certificate representing such holder's Pro Rata Percentage of the Litigation Entity Interests.

       27.4 DELIVERY OF DISTRIBUTIONS BY DISBURSING AGENT: Subject to Bankruptcy Rule 9010, distributions to holders of Allowed Claims or Allowed Interests shall be made at the address of each such holder as set forth in the proofs of Claim or proofs of Equity Interest filed by such holders (or at the last known address of such a holder if no proof of Claim or proof of Equity Interest is filed or if the Debtor has been notified in writing of a change of address) or, in the case of holders of Claims based upon the Senior Notes, may be made at the addresses contained in the records of the Indenture Trustee. If any holder's Distribution is returned as undeliverable, no further distribution to such holder shall be made unless and until New WRT, the Disbursing Agent or the Indenture Trustee is notified of such holder's then current address, at which time all undelivered Distributions shall be made to such holder without interest. If any Claimant holding an Allowed Claim in Class D-3 advises the Disbursing Agent in writing that it is prohibited by applicable law from holding New WRT Common Stock, then in such event the Disbursing Agent shall hold the stock otherwise distributable to such Claimant, sell the stock in an commercially reasonable transaction as determined by the Disbursing Agent, and then remit the net proceeds to such Claimant.

       27.5   RESERVES FOR DISPUTED CLAIMS:

       (a) Amount of Reserves: Except to the extent that the Bankruptcy Court shall determine that a lesser amount is adequate, the Disbursing Agent shall deposit in segregated interest bearing (in the case of deposits of Cash) escrow accounts for each Class or category of Claims in which there are Disputed Claims (the "Disputed Claims Reserve Accounts") Cash, Litigation Entity Interests or shares of New WRT Common Stock equal to the Distributions that would have been made to the holders of Disputed Claims in such Class





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 39
              or category if such Claims were allowed in the Adjusted Amount. The Disbursing Agent shall also maintain in the Disputed Claims Reserve Account shares of Disputed New WRT Subscription Common Stock purchased by the holder of a Disputed Claim on account of such Disputed Claim in accordance with Article 29.6 of this Plan.

       (b) Held in Trust: All earnings on funds deposited in the Disputed Claims Reserve Account, and all dividends or distributions on account of shares of New WRT Common Stock or Litigation Entity Interests held in the Disputed Claims Reserve Account, shall be held in trust in the Disputed Claims Reserve Account and shall be distributed only in the manner described in this Plan.

       (c) Release of Reserves from Disputed Claims Reserve Accounts: At such time as all or any portion of a Disputed Claim becomes an Allowed Claim, the Distributions reserved for such Disputed Claim or portion (including any interest thereon or dividends received with respect thereto) shall be released from the appropriate Disputed Claims Reserve Account and paid or distributed by the Disbursing Agent to the holder of such Allowed Claim, net of any taxes or other applicable charges required to be paid by the Disbursing Agent in respect thereof. At such time as all or any portion of a Disputed Claim is determined not to be an Allowed Claim, the Distributions reserved for such Disputed Claim or portion (including any interest thereon or dividends received with respect thereto) shall be (i) in the case of Cash, released from the appropriate Disputed Claims Reserve Account and paid to New WRT, (ii) in the case of New WRT Common Stock other than Disputed New WRT Subscription Common Stock, released from the appropriate Disputed Claims Reserve Account and distributed to holders of Allowed Claims in Class D-3 in accordance with Article
              27.3 of this Plan, and (iii) in the case of Disputed New WRT Subscription Common Stock, purchased by Oversubscribing Creditors or DLBW, as the case may be, and the proceeds distributed to the holder of such Disputed Claim or portion in accordance with
              Article 29.6(c) of this Plan, in each case net of any taxes or other applicable charges required to be paid by the Disbursing Agent in respect thereof.

       27.6   UNCLAIMED DISTRIBUTIONS:

       (a) Safeguarding of Unclaimed Distributions: For a period of six (6) months following the Effective Date, Distributions, including any interest as may have been earned thereon and dividends as may have been received with respect thereto, as have not been claimed shall be held by the Disbursing Agent in the Disputed Claims Reserve Accounts, solely for the benefit of the holders of Allowed Claims and Allowed Administrative Claims that have failed to claim such Distributions and shall be released from the Disputed Claims Reserve Accounts and delivered to such holder, net of any taxes or other applicable





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 40
              charges required to be paid by the Disbursing Agent in respect thereof, upon presentation of proper proof by such holder of its entitlement thereto.

       (b) Release of Unclaimed Distributions: On the date on which all or any portion of any Distribution becomes an Unclaimed Distribution (including interest thereon and dividends with respect thereto), such Unclaimed Distribution shall be released by the Disbursing Agent from the appropriate Disputed Claims Reserve Account and paid or reallocated to holders of Allowed Claims in Class D-3, which shall thereupon cancel all New WRT Common Stock contained in any such Unclaimed Distribution.

       27.7 FORM OF DISTRIBUTIONS: Any Cash payment to be made pursuant to the Plan may be made by a check or wire transfer or as otherwise required by an order of the Bankruptcy Court.

       27.8 ROUNDING: Whenever a payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction down to the nearest whole cent.

       27.9 FRACTIONAL SHARES: Fractional shares of New WRT Common Stock and fractional New WRT Warrants shall not be issued or distributed. Whenever the issuance or distribution of a fractional share of New WRT Common Stock or New WRT Warrant would otherwise be called for, the actual Distribution of shares of New WRT Common Stock or New WRT Warrants shall reflect a rounding down to the nearest whole share or warrant.

       27.10 DISPUTED PAYMENT: In the event that any dispute arises as to the right of a holder of an Allowed Claim to receive any Distribution to be made under this Plan, the Disbursing Agent may, in lieu of making such Distribution to such holder, make such Distribution into an escrow account or hold such Distribution until the disposition thereof shall be determined by the Bankruptcy Court or by written agreement among the interested parties to such dispute.

       27.11 CONDITIONS TO DISTRIBUTIONS: As a condition to receiving distributions provided for in the Plan in respect of Claims based upon the ownership of Senior Notes or in respect of Equity Interests, the holder thereof must surrender such security to New WRT, the Indenture Trustee (in the case of Senior Notes) or the Stock Transfer Agent (in the case of Equity interests or submit an affidavit of loss together with an indemnity reasonably acceptable to the Disbursing Agent). In the case of securities delivered to the Indenture Trustee or Stock Transfer Agent, the delivered securities shall be marked canceled and promptly delivered to New WRT. Whether or not actually surrendered or delivered to New WRT, on the Effective Date all outstanding certificates, notes, debentures, stock, warrants and other instruments shall be canceled on the books of the Debtor and become settled and compromised solely as provided in this Plan.

       27.12 DE MINIMUS DISTRIBUTIONS: No Distribution of less than five dollars ($5) or fewer than five (5) shares of New WRT Common Stock or New WRT Warrants shall be made to any holder of an Allowed Claim or Allowed Interest. Such undistributed amount shall be retained by New WRT and such undistributed shares of New WRT Common Stock and New WRT Warrants shall be canceled.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 41

                                   ARTICLE 28

                               ROYALTY PROVISIONS

       28.1 TREATMENT OF POST-PETITION ROYALTY CLAIMS: All Allowed Claims for unpaid Royalties which are determined to have become payable on or after the Petition Date shall constitute Allowed Administrative Claims and shall be paid in accordance with Article 3.1 of the Plan.

       28.2 TREATMENT OF PRE-PETITION ROYALTY CLAIMS: All Allowed Claims for unpaid Royalties which are determined to have become payable prior to the Petition Date shall constitute Allowed Unsecured Claims and the holders of such Claims shall receive Distributions in accordance with Article 16 or Article 18 of the Plan, as the case may be.

                                   ARTICLE 29

                              THE RIGHTS OFFERING

       29.1 ISSUANCE OF STOCK: On the Effective Date of the Plan, New WRT shall issue three million eight hundred thousand (3,800,000) shares of New WRT Common Stock (the "New WRT Subscription Common Stock") for use in the Rights Offering.

       29.2 DISTRIBUTION OF NEW WRT SUBSCRIPTION RIGHTS: Each holder of an Allowed Claim in Class D-3 or a Disputed Claim within or potentially within Class D-3 on the Subscription Rights Record Date shall be entitled to receive New WRT Subscription Rights entitling each such holder to purchase its Interim Pro Rata Share of the New WRT Subscription Common Stock. As soon as practicable, but in no event more than five (5) Business Days after the Subscription Rights Record Date, the Debtor shall distribute to each such holder a Subscription Rights Election Form with respect to the New WRT Subscription Rights to which such holder is entitled.

       29.3 EXERCISE OF NEW WRT SUBSCRIPTION RIGHTS: In order to exercise the New WRT Subscription Rights effectively, each Claimant that receives New WRT Subscription Rights must (i) return a duly completed Subscription Rights Election Form to the Disbursing Agent so that it is received by the Disbursing Agent on or before the Subscription Rights Election Deadline and (ii) pay to the Disbursing Agent on or before the Subscription Rights Election Deadline, an amount equal to such holder's Subscription Purchase Price, such payment to be made either by wire transfer to the Subscription Rights Reserve Account in accordance with the wire instructions set forth on the Subscription Rights Election Form or by bank or cashier's check drawn on a United States bank delivered to the Disbursing Agent along with the Subscription Rights Election Form in accordance with the instructions contained therein. If, on or prior to the Subscription Rights Election Deadline, the Disbursing Agent for any reason does not receive from a given Claimant both a duly completed Subscription Rights Election Form and in an amount equal to such Claimant's Subscription Purchase Price such Claimant shall be deemed to have not exercised its New WRT Subscription Rights and to have relinquished and waived its right to participate in the Rights Offering.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 42

       29.4 DLBW BACKSTOP: Pursuant to the terms of the Commitment Agreement, DLBW shall be deemed to have exercised all New WRT Subscription Rights that it is entitled to receive pursuant to the terms of this Plan as an Unsecured Creditor. In addition, pursuant to the terms of the Commitment Agreement, DLBW shall be entitled to, and shall, exercise all Unexercised Subscription Rights other than Unexercised Disputed Subscription Rights and shall purchase all New WRT Subscription Common Stock related thereto at the Subscription Purchase Price for such New WRT Subscription Common Stock. Pursuant to the terms of the Commitment Agreement, DLBW shall pay to the Disbursing Agent on or before the Effective Date, immediately available funds in an amount equal to the Subscription Purchase Price for all New WRT Subscription Common Stock to be purchased by DLBW pursuant to the terms hereof and of the Commitment Agreement. On the Effective Date, in accordance with the terms of the Commitment Agreement, the Disbursing Agent shall distribute to DLBW all New WRT Common Stock (including all New WRT Subscription Common Stock) purchased by DLBW pursuant to the terms hereof and the Commitment Agreement and otherwise purchased or to be received by DLBW pursuant to the terms of the Commitment Agreement.

       29.5 RELEASE FROM SUBSCRIPTION RIGHTS RESERVE ACCOUNT: On the Effective Date, the Disbursing Agent shall release from the Subscription Rights Reserve Account and pay to New WRT all funds received by the Disbursing Agent pursuant to the exercise of New WRT Subscription Rights and the payment of the Subscription Purchase Price by each Exercising Claimant, subject to the provisions of Article 29.6(b) and (c) with respect to funds received pursuant to the exercise of Disputed New WRT Subscription Rights. The Disbursing Agent shall, pursuant to Article 27.2 of this Plan, distribute the New WRT Subscription Common Stock (other than Disputed New WRT Subscription Common Stock) purchased by each Exercising Claimant to such Exercising Claimant.

       29.6   PROCEDURES WITH RESPECT TO DISPUTED CLAIMS:

       (a) Exercise of Disputed New WRT Subscription Rights: Each holder of a Disputed Claim within or potentially in Class D-3 on the Subscription Rights Record Date shall be entitled to exercise its Disputed New WRT Subscription Rights in accordance with Article
              29.3 of this Plan. Each such holder must comply with the terms of Article 29.3 or such holder shall be deemed to have not exercised its Disputed New WRT Subscription Rights and to have relinquished and waived its right to participate in the Rights Offering.

       (b) Oversubscription Rights: Each holder on the Subscription Rights Record Date of an Allowed Claim in Class D-3 shall have the option of oversubscribing to the Rights Offering in an amount not to exceed the Disputed Exercise Price by (i) returning a duly completed Subscription Rights Election Form to the Disbursing Agent so that it is received by the Disbursing Agent on or before the Subscription Rights Election Deadline and so that it specifies thereon the dollar amount of such oversubscription (such amount being such holder's "Oversubscription Amount") and (ii) paying to the Disbursing Agent on or before the Subscription Rights Election Deadline, in addition to such holder's Subscription Purchase Price, an amount equal to





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 43
              such holder's Oversubscription Amount, such payment to be made either by wire transfer to the Subscription Rights Reserve Account in accordance with the wire instructions set forth on the Subscription Rights Election Form or by bank or cashier's check drawn on a United States bank delivered to the Disbursing Agent with the Subscription Rights Election Form (each holder who oversubscribes in compliance with this sentence being an "Oversubscribing Creditor" and the aggregate of all Oversubscribing Amounts received by the Disbursing Agent on or before the Subscription Rights Election Deadline being the "Total Oversubscription Amount"). If, on the first Business Day after the Subscription Rights Election Deadline, the Total Oversubscription Amount is less than the Disputed Exercise Price, on or before the Effective Date, in accordance with the terms of the Commitment Agreement, DLBW shall increase its Oversubscription Amount by paying to New WRT an amount of Cash equal to the amount by which the Disputed Exercise Price exceeds the Total Oversubscription Amount. If, on the first Business Day after the Subscription Rights Election Deadline, the Total Oversubscription Amount exceeds the Disputed Exercise Price, the Disbursing Agent shall promptly return to each Oversubscribing Creditor an amount of Cash equal to the Excess Oversubscription Amount, and shall reduce the Oversubscription Amount of such Oversubscribing Creditor by the amount so returned.

       (c) Distribution of Unexercised Disputed New WRT Subscription Common Stock: On the Effective Date or as soon thereafter as is reasonably practicable, but in no event more than ten (10) Business Days after the Effective Date, the Disbursing Agent shall distribute to each Oversubscribing Creditor such Oversubscribing Creditor's Pro Rata Disputed Percentage of the Unexercised Disputed New WRT Subscription Common Stock.

       (d)    Retention of Disputed New WRT Subscription Common Stock:

              (i)    The Disbursing Agent, notwithstanding anything in Articles
                     27.2 and 29.5 to the contrary, shall not deliver the Disputed New WRT Subscription Common Stock to the holders of Exercised Disputed Claims and shall not deliver to New WRT the Subscription Purchase Price paid by such holders on account of the Disputed New WRT Subscription Common Stock (such aggregate Subscription Purchase Price being the "Disputed Subscription Purchase Price"), but shall instead deposit into the Disputed Claims Reserve Accounts all Disputed New WRT Subscription Common Stock and funds in the amount of the Disputed Subscription Purchase Price. All dividends or distributions on account of shares of Disputed New WRT Subscription Common Stock held in the Disputed Claims Reserve Account shall be held in trust in the Disputed





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 44

                     Claims Reserve Account and shall be distributed only in the manner described in this Plan.

              (ii) On the Effective Date, the Disbursing Agent shall pay to New WRT an amount of Cash from the Total Oversubscription Amount received by the Disbursing Agent equal to the Disputed Subscription Purchase Price.

       (e) Release of Disputed New WRT Subscription Common Stock: At such time as all or any portion of an Exercised Disputed Claim becomes an Allowed Claim, (i) the Disputed New WRT Subscription Common Stock purchased by the holder of such Exercised Disputed Claim on account of such Exercised Disputed Claim or portion thereof (including any dividends received with respect thereto) shall be released from the appropriate Disputed Claims Reserve Account and distributed by the Disbursing Agent to the holder of such Allowed Claim, net of any taxes or other applicable charges required to be paid by the Disbursing Agent in respect thereof and (ii) the Disbursing Agent shall release from the appropriate Disputed Claims Reserve Account and pay to each Oversubscribing Creditor that portion of the Disputed Subscription Purchase Price equal to such Oversubscribing Creditor's Pro Rata Disputed Percentage of the Subscription Purchase Price for the Disputed New WRT Subscription Common Stock so released and distributed. At such time as all or any portion of an Exercised Disputed Claim is determined by Final Order not to be an Allowed Claim, (i) the Disbursing Agent shall release from the appropriate Disputed Claims Reserve Account and distribute to each Oversubscribing Creditor such Oversubscribing Creditor's Pro Rata Disputed Percentage of the Disputed New WRT Subscription Common Stock (the "Repurchased New WRT Subscription Common Stock") purchased by the holder of such Exercised Disputed Claim on account of such Exercised Disputed Claim or portion thereof (including any dividends received with respect thereto), and (ii) that portion of the Disputed Subscription Purchase Price equal to the Subscription Purchase Price for such Repurchased New WRT Subscription Common Stock shall be released from the appropriate Disputed Claims Reserve Account and paid by the Disbursing Agent to the holder of such Exercised Disputed Claim or portion thereof.

       29.7 CLASS D-3 REJECTION: If holders of at least two-thirds ( 2/3) in dollar amount of Claims entitled to vote held by Class D-3 Claimants voting on the Plan do not vote to accept the Plan, the Rights Offering will not occur and the Disbursing Agent shall return all Subscription Purchase Prices theretofore received. In such instance, in accordance with the terms of the Commitment Agreement, DLBW shall purchase all of the New WRT Subscription Common Stock at the Subscription Purchase Price therefor.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 45

                                   ARTICLE 30

                            EXECUTORY CONTRACTS AND
                        UNEXPIRED LEASES UNDER THE PLAN

       30.1 REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES: All contracts and leases constituting executory contracts or unexpired leases under the provisions of Section 365 of the Bankruptcy Code which have not already been assumed or rejected, not made the subject of a pending motion to assume or reject, and which are not otherwise included in a list of executory contracts and unexpired leases to be assumed, such listing to be filed with the Bankruptcy Court and served on the affected Person not less than twenty (20) days before the first date set for the hearing on confirmation of the Plan, shall be deemed to have been rejected by the Debtor as of the Confirmation Date in accordance with Section 365 of the Bankruptcy Code. The list of executory contracts to be assumed which is filed and served by the Debtor shall also specify the amount of cash to be paid pursuant to Bankruptcy Code Section
365(b)(1)(A) and (B) (the "Cure Payment").   The Confirmation Order will
approve such assumptions and rejections. Consent to the assumption, if required, of each executory contract and unexpired lease set forth on the list and the adequacy of the Cure Payment also set forth on the list shall be deemed to have been given, unless any Person who is a party to such executory contract objects by filing with the Court a written objection to the Plan and serving the same on the Debtor and Debtor's Counsel not less than five (5) days prior to the first date set for the hearing on confirmation of the Plan.

       30.2 FILING OF CLAIMS FOR REJECTION DAMAGES: All Claims arising from the rejection of executory contracts and unexpired leases under Section 365 of the Bankruptcy Code must be evidenced by properly filed proofs of claims. Such proofs of claims must be filed with the Clerk's Office of the Bankruptcy Court within any applicable deadlines previously established by the Bankruptcy Court or, if no previously established deadline is applicable, within fifteen (15) days of the earlier of the Confirmation Date of the Plan or the date of the entry of a Final Order authorizing rejection of the executory contract or unexpired lease. Such proofs of claims must also be served on counsel for the Debtor and counsel for DLBW. Failure to file a proof of claim on or before the deadline established in this Article shall result in disallowance in full of the Claim. Objections to Claims filed pursuant to this provision shall be governed by the procedures set forth in Article 34 of the Plan. Unsecured Claims resulting from the rejection of executory contracts shall be treated as Class D-1 or Class D-3 Claims hereunder as appropriate.

                                   ARTICLE 31

                             PROVISIONS FOR NEW WRT

       31.1 CORPORATE GOVERNANCE: On the Effective Date, the Debtor shall be deemed merged with and into New WRT. The New WRT Certificate of Incorporation and the New WRT By-Laws shall be effective on the Effective Date, and on or prior to the Effective Date, New WRT shall file the New WRT Certificate of Incorporation with the Secretary of State of the State of Delaware pursuant to the applicable provisions of Delaware Law.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 46

       31.2 NEW WRT COMMON STOCK: The provisions of New WRT Common Stock to be issued pursuant to the Plan are as follows:

       (a) Authorization: The New WRT Certificate of Incorporation shall authorize the issuance of fifty (50) million shares of New WRT Common Stock. Of such authorized shares, up to twenty-five (25) million shares shall be issued on the Effective Date to make the distributions contemplated by this Plan. Except as provided by this Plan, no additional shares of New WRT Common Stock may be issued other than as directed by the board of directors of New WRT after the Effective Date.

       (b) Listing: New WRT shall use its best efforts to cause the New WRT Common Stock to be listed on a national securities exchange or, failing that, to be listed for quotation on the NASDAQ National Market System.

       (c) Employee Shares: On the Effective Date, New WRT shall reserve 300,000 authorized shares of New WRT Common Stock for issuance pursuant to an employee stock option plan. The date of issuance of such shares and the vesting period under, and other terms with respect to, such employee stock option plan shall be determined by the board of directors of New WRT after the Effective Date.

       31.3 NEW WRT WARRANTS: The New WRT Warrants shall represent the right, in the aggregate, to purchase shares of New WRT Common Stock in an aggregate amount of not more than five percent (5%) of the total New WRT Common Stock that would be issued on the Effective Date if all New WRT Warrants were exercised on the Effective Date. The exercise price of the New WRT Warrants shall be $10.00 per share. Each New WRT Warrant may be exercised at any time commencing after the Effective Date until the fifth anniversary thereof unless the expiration thereof has been accelerated pursuant to its terms.

       31.4 DIRECTORS: As of the Effective Date, the board of directors for New WRT shall consist of five (5) members for the first three (3) years following the Effective Date. Three (3) such directors shall be selected by DLBW and the remaining two (2) directors shall be selected by the Committee. Within five (5) days before the Confirmation Date, DLBW and the Committee shall nominate the initial directors and immediately notify New WRT and its attorneys of such selections. In the event that any one or more nominations are not received by New WRT by twenty (20) days from the Confirmation Date, then New WRT shall be authorized to make such nominations, subject to the approval of DLBW and the Committee. The tenure and manner of selection of directors of New WRT thereafter shall be governed by Certificate of Incorporation and the New WRT By-Laws.

       31.5 EXECUTION OF DOCUMENTS: On the Effective Date, New WRT shall execute and enter into (a) the Administrative Services Agreement, (b) the Registration Rights Agreement and (c) the New WRT Warrant Agreement.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 47

                                   ARTICLE 32

                              CONDITIONS PRECEDENT

       32.1   CONDITIONS TO CONFIRMATION: The Plan may only be confirmed if:

       (a) The Commitment Agreement shall be in full force and effect and shall not have been terminated in accordance with its terms;

       (b) The Debtor shall have included the CAOA on its listing of executory contracts and unexpired leases to be assumed, filed with the Bankruptcy Court in accordance with Article 30.1 of this Plan on the terms set forth in Article 33.13 of the Plan which assumption shall, among other things, require the Debtor to execute the Transfer and Exchange Agreement and to release any claims against Texaco under or related to the CAOA;

       (c) The Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, permitting the Debtor to maintain in the Disputed Claims Reserve Accounts an amount of Cash on account of all Disputed Claims that shall not exceed $100,000; and

       (d) The closing under the Purchase, Sale and Cooperation Agreement with respect to the WCBB Assets and the Claim of TEPI in Class C-14 shall have occurred.

       32.2 CONDITIONS TO EFFECTIVE DATE: The following shall be conditions precedent to the effectiveness of the Plan:

       (a) The Bankruptcy Court shall have made findings of fact and conclusions of law as to confirmation of the Plan and entered a Confirmation Order, in each case satisfactory to the Debtor and DLBW;

       (b) The Commitment Agreement shall be in full force and effect and shall not have been terminated in accordance with its terms;

       (c) Each of the conditions set forth in Articles VIII and IX of the Commitment Agreement has been satisfied;

       (d) New WRT and INCC shall have agreed upon the terms of and executed definitive documentation with respect to New ING Term Sheet; and

       (e) The Louisiana State Mineral Board shall have executed a consent to the transfer of the WCBB Assets to DLB and its designee pursuant to the terms of the Purchase, Sale and Cooperation Agreement.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 48

       32.3 WAIVER OF CONDITIONS: The conditions set forth in this Article 32 may only be waived jointly by both the Debtor and DLBW.

                                   ARTICLE 33

                        MEANS FOR IMPLEMENTATION OF PLAN

       33.1 COMMITMENT AGREEMENT: The Commitment Agreement shall be executed on or before the conclusion of the hearing on the Disclosure Statement.

       33.2 WRT TECHNOLOGY DISSOLUTION: On or before the Effective Date, WRT Technology Corporation shall be dissolved.

       33.3   THE DISBURSING AGENT:

       (a) Appointment: On or prior to the Confirmation Date, the Bankruptcy Court shall enter an order approving the Disbursing Agent Agreement and appointing the Disbursing Agent, which shall serve from and after the Effective Date until the completion of its responsibilities or its resignation or discharge and the appointment of a subsequent Disbursing Agent. From and after the Effective Date, the Disbursing Agent and New WRT shall have the right to amend or modify the Disbursing Agent Agreement without further order of the Bankruptcy Court but subject to the Disbursing Agent's obligations provided for in this Plan.

       (b) Powers: The rights, powers and duties of the Disbursing Agent shall include the following:

              (i) The investment of amounts held for distribution to creditors or deposited in the Disputed Claims Reserve Accounts pursuant to Section 345 of the Bankruptcy Code;

              (ii) The making of all Distributions and the making of all other payments required under this Plan;

              (iii) The maintenance and oversight of the Disputed Claims Reserve Accounts;

              (iv) The maintenance of Unclaimed Distributions and the transfer to New WRT of any Unclaimed Distributions;

              (v) Making annual and other periodic reports regarding the making of Distributions; and





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 49

              (vi) Any and all other actions necessary or appropriate to implement or consummate this Plan.

       (c) Stock Powers: The Disbursing Agent shall not be entitled to vote or exercise any other right of ownership with respect to any shares of New WRT Common Stock held in the Disputed Claims Reserve Accounts.

       (d) Compensation: The Disbursing Agent shall be compensated by New WRT pursuant to the Disbursing Agent Agreement

       (e) Appointment of Successor: In the event of the death, resignation or discharge of the Disbursing Agent, New WRT shall appoint a successor to the Disbursing Agent. Any such successor to the Disbursing Agent shall be bound by the provisions of the Plan, the Disbursing Agent Agreement and the order appointing the Disbursing Agent.

       (f) Termination of Disbursing Agent: After the Effective Date and upon the final resolution of all Disputed Claims, the release from the Disputed Claims Reserve Accounts of all Distributions including all Unclaimed Distributions, if any, the Disbursing Agent shall so inform New WRT and shall be relieved of further responsibilities under this Plan.

       33.4 CANCELLATION OF SECURITIES AND ISSUANCE OF NEW WRT COMMON STOCK AND NEW WRT WARRANTS: On the Effective Date, all existing Common Stock and Preferred Stock of WRT, and all options, warrants, or other rights to acquire such stock, shall be canceled, annulled and extinguished, and new certificates representing shares of New WRT Common Stock and new certificates representing ownership of New WRT Warrants will be issued in accordance with the Plan.

       33.5 CANCELLATION OF INDENTURE: The Indenture Agreement between WRT and the Indenture Trustee shall be deemed canceled pursuant to Section 1123(a)(5)(F) of the Bankruptcy Code as of the Effective Date, provided, however, that the Indenture Trustee thereunder shall be responsible for the distribution of New WRT Common Stock to the Creditors for whom they act and shall be permitted to assert their liens for their fees against such distributions as allowed by the Indenture and applicable law.

       33.6 CANCELLATION OF WARRANT AGREEMENT: The Warrant Agreement between WRT and the Warrant Agent shall be deemed canceled pursuant to Section 1123(a)(5)(F) of the Bankruptcy Code as of the Effective Date, provided, however, that the Warrant Agent thereunder shall be responsible for the distribution of New WRT Warrants to the warrant holders for whom they act, if applicable.

       33.7 EXECUTION OF NEW NOTES AND INSTRUMENTS: On or before the Effective Date, New WRT shall execute and deliver such instruments, trust agreements, and other documents as are necessary to evidence its obligations to all Classes of Creditors under the Plan.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 50

       33.8 COMMITTEE: The Committee shall be dissolved as of the Effective Date and the duties of the Committee and its professionals shall terminate, except with respect to (a) any appeal of the Confirmation Order, (b) any Fee Claim and (c) such other matters as may be necessary for the Committee to carry out its fiduciary duties.

       33.9 PRESERVATION OF ACTIONS: Except as otherwise provided in this Plan, the Confirmation Order or in any contract, instrument, release or other agreement entered into in connection with this Plan, the Litigation Entity shall retain and may enforce or prosecute all Causes of Action.

       33.10 DISCHARGE OF INDENTURE TRUSTEE: Subsequent to the performance by the Indenture Trustee or its agents of its obligations required under the provisions of the Plan and the Confirmation Order and under the terms of the Indenture Agreement, the Indenture Trustee and its agents, successors and assigns shall be discharged of all of its obligations under the Indenture Agreement and released from all claims and causes of action arising in the Chapter 11 Case and, as of the Effective Date, the Indenture Agreement shall be deemed terminated, except that such termination shall not impair the rights of holders of Claims based upon the Senior Notes to receive Distributions in respect of such Claims.

       33.11 NEW ING LOAN AGREEMENT: On the Effective Date, New WRT will execute definitive documentation containing the terms set forth in the New ING Term Sheet and shall borrow $15,000,000 in accordance with the terms thereof.

       33.12 EXAMINER: The Examiner shall be dismissed as of, and shall have no authority or duties on and after, the Effective Date except that the Examiner shall cooperate with the Litigation Entity in the prosecution of the Causes of Action.

       33.13 ASSUMPTION OF CAOA: As of the Effective Date, the Debtor will assume the CAOA pursuant to Section 365 of the Bankruptcy Code. The Debtor shall cure existing defaults under the CAOA by virtue of the payments to the holders of Claims in Class C-14 pursuant to Article 14 of this Plan, and shall make adequate assurance of future performance under the CAOA in accordance with the terms of the Commitment Agreement and the Transfer and Exchange Agreement. New WRT shall be the operator of the Shallow Contract Area under the CAOA.

       33.14 TRANSFER AND EXCHANGE OF WCBB ASSETS: In accordance with the terms and subject to the conditions of the Transfer and Exchange Agreement and the Commitment Agreement, on the Effective Date (a) DLB shall transfer the WCBB Assets to New WRT, (b) New WRT shall (i) deliver to DLB (x) 5 million shares of New WRT Common Stock, and (y) the number of shares of New WRT Common Stock obtained by dividing the net amount of capital expenditures incurred by DLB as of the Effective Date as owner of the WCBB Assets and/or operator of the Shallow Contract Area, to the extent not disapproved by the Bankruptcy Court, by a purchase price of $3.50 per share, (ii) transfer to DLB the Buyer's Leasehold and Facilities and (iii) assume the Assumed Obligations, and (c) New WRT shall become the operator of the WCBB Assets pursuant to the CAOA.

       33.15 ASSIGNMENT OF CAUSES OF ACTION: All Causes of Action other than the Marine Equipment Causes of Action and the Tri-Deck Causes of Action (which Causes of Action will remain





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 51
property of New WRT; provided, however, that if any equipment title to which is obtained by New WRT as a result of the Marine Equipment Causes of Action is sold by New WRT within six (6) months of obtaining such title, New WRT shall promptly pay the net proceeds of such sale to the Litigation Entity) shall be assigned by New WRT to the Litigation Entity, which may pursue such Causes of Action, as appropriate, in accordance with the Litigation Agreement. The Litigation Entity shall have the power to settle or otherwise litigate each Cause of Action for the benefit of the holders of Litigation Entity Interests consistent with the best interests of such holders.

       33.16  LITIGATION ENTITY: The Litigation Entity will be formed as of the
Effective Date.   New WRT will hold twelve percent (12%) of the Litigation
Entity Interests, and the holders of Allowed Claims in Class D-3 will hold eighty-eight percent (88%) of the Litigation Entity Interests, which Litigation Entity Interests will be allocated in accordance with the provisions of Article
18.1 of the Plan. The Litigation Entity will be governed by the terms of the Litigation Agreement. The Litigation Entity will retain and preserve the Causes of Action (other than the Marine Equipment Causes of Action and the Tri-Deck Causes of Action), as the representative of and successor to New WRT, in accordance with sections 1123(b)(3)(B) and 1145(a)(1) of the Bankruptcy Code. The Litigation Entity shall be empowered to make distributions to holders of Litigation Entity Interests from time to time out of net recoveries on Causes of Action. The costs of the Litigation Entity shall be funded by a one-time capital contribution of three million dollars ($3,000,000) to be made by New WRT on the Effective Date from the proceeds of the Rights Offering. The Bankruptcy Court will retain jurisdiction over the Litigation Entity and to hear and determine all Causes of Action filed by the Litigation Entity.

       33.17 STATE/LAFOURCHE SETTLEMENT: On the Effective Date, New WRT shall pay to the State of Louisiana and the LaFourche Parish School Board the payments required to be made under the terms of the State/LaFourche Settlement.

                                   ARTICLE 34

                            PROCEDURES FOR RESOLVING
                         DISPUTED CLAIMS UNDER THE PLAN

       34.1 BAR DATE FOR OBJECTIONS TO CLAIMS: Except as otherwise set forth in the Plan, objections to Claims shall be made and filed by New WRT and/or any other party in interest and shall be served upon the holders of such Claims, if any, to which objections are made and filed with the Bankruptcy Court as soon as practicable. Objections shall be filed on or prior to the Claims Objection Deadline.

       34.2 PROSECUTION OF OBJECTIONS TO CLAIMS: New WRT shall use its best efforts to object to, compromise and/or settle all Claims at amounts accurately reflecting the amount of each respective Creditor's allowable Claim, subject to reasonable litigation expense limits. New WRT shall litigate to judgment, settlement or withdrawal all objections that it may file. Any other party filing an objection shall be responsible for prosecuting to judgment, settlement or withdrawal its objections. New WRT shall be permitted to settle any Disputed Claims as to which objections are not timely filed by parties in interest other than New WRT without further notice or Court approval. Any stipulations





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 52
regarding a Claim filed by a Claimant and New WRT shall be deemed an amendment to any previously filed proof of claim and shall be deemed an amendment by the Debtor to its Schedules, and any modifications or supplements thereto. Any proposed settlement of an objection filed by a party in interest other than New WRT shall be consented to by New WRT in writing or shall be approved by the Court before becoming effective.

                                   ARTICLE 35

               DISCHARGE OF DEBTOR; INJUNCTION; VESTING OF ASSETS

       35.1 DISCHARGE OF DEBTOR: Except as otherwise provided in this Plan or in the Confirmation Order, entry of the Confirmation Order acts as a discharge effective as of the Effective Date of any and all Claims against and Equity Interests in the Debtor or any of its assets or properties, including any rights to set-off or recoupment, that arose at any time before the entry of the Confirmation Order. In addition, pursuant to the Confirmation Order the substantial consummation of the Plan on the Effective Date acts as a discharge effective as of the Effective Date of all Claims and Equity Interests of any holder of a Claim against or Equity Interest in the Debtor that is classified under this Plan and any direct or indirect right or Claim such Person had or may have had against the Debtor. The discharge of the Debtor shall be effective as to each Claim or Interest except as otherwise expressly provided for in the Confirmation Order, regardless of whether a proof of Claim or Equity Interest therefore was filed, whether the Claim or Equity Interest is a Disputed Claim or Equity Interest or an Allowed Claim, Allowed Interest or Allowed Administrative Claim, or whether the holder thereof votes to accept or reject the Plan.

       35.2 INJUNCTION: Except as provided in the Plan or Confirmation Order, on and as of the Confirmation Date all entities that have transferred by sale or otherwise, currently hold or may come to hold a Claim or other debt or liability that is discharged or an Equity Interest or other right of an equity security holder that is canceled pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Equity Interests:
(a) asserting commencing or continuing in any manner any action or other proceeding against New WRT or its property; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against New WRT or its property; (c) creating, perfecting or enforcing any lien or encumbrance against New WRT or its property; (d) asserting a setoff, right of subrogation or recoupment right of any kind against any debt, liability or obligation due to New WRT or in connection with its property; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

       35.3 VESTING OF ASSETS: Except as otherwise provided by the Plan, on the Confirmation Date of the Plan, all of the Assets of the Debtor's Estate (other than the Causes of Action, but including the Marine Equipment Causes of Action and the Tri-Deck Causes of Action; provided, however, that if any equipment title to which is obtained by New WRT as a result of the Marine Equipment Causes of Action is sold by New WRT within six (6) months of obtaining title, New WRT shall promptly pay the net proceeds of such sale to the Litigation Entity), shall vest in New WRT in accordance with Section 1141 of the Bankruptcy Code, free and clear of all Liens, Claims and





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 53

Encumbrances of any kind or nature (including liens that may otherwise be preserved for the benefit of the Debtor's Estate under Section 551 of the Bankruptcy Code), and the Confirmation Order shall constitute a judicial determination of discharge of the Debtor's liabilities, except as provided in the Plan.

       35.4 RELEASE OF OFFICERS AND DIRECTORS; INDEMNIFICATION: On the Effective Date current officers and directors of the Debtor shall be released of any and all of Debtor's Causes of Action arising from or relating to their employment by the Debtor, excluding actions based on gross negligence or willful misconduct. In order to effectuate such release, New WRT shall indemnify such current officers and directors from any and all damages, costs (including reasonable attorneys' fees) and other liabilities arising from or relating to such Causes of Action, excluding actions based on gross negligence or willful misconduct.

       35.5 RELEASES. On the Effective Date, except as otherwise expressly contemplated by this Plan, each holder (and trustees and agents on behalf of each holder) of a Claim or Equity Interest, including each holder of Notes, and the Debtor, in consideration of the obligations of the Debtor under this Plan, shall be deemed to have forever waived, released and discharged the Committee, each member of the Committee, and each of their respective present and former agents, advisors and professionals from any and all rights, claims and liabilities arising prior to the Effective Date, on the Effective Date, out of or relating to such Claim or Equity Interest of any such holder or otherwise relating to the activities of the Committee. Persons deemed to have released Claims pursuant to this Section 35.5 shall be forever precluded from asserting any such Claim against any released Person.

                                   ARTICLE 36

                        MODIFICATIONS AND INTERPRETATION
                        OF THE PLAN; GENERAL PROVISIONS

       36.1 MODIFICATION: This Plan may be altered, amended or modified by the Debtor and DLBW jointly in the manner provided for by Section 1127 of the Bankruptcy Code or as otherwise permitted by law.

       36.2 HEADINGS: The headings used in this Plan are inserted for convenience only and neither constitute a portion of this Plan nor in any manner affect the provisions or interpretations of this Plan.

       36.3 SEVERABILITY: Should the Bankruptcy Court determine that any provision in this Plan be determined to be unenforceable, either on its face or as applied to any Claim or Equity Interest or transaction, the Debtor and DLBW jointly may modify this Plan in accordance with Article 36.1 of this Plan so that such provision shall not be applicable to the holder of any Claim or Equity interest. Such determination shall in no way limit or affect the enforceability and operative effect of any other provision within this Plan.





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 54

       36.4 SUCCESSORS AND ASSIGNS; TRANSFERABILITY: The rights and obligations of any Person named or referred to in this Plan shall inure to the benefit of, and shall be binding upon, as the case may be, the successors and assigns of such Person.

       36.5 GOVERNING LAW: Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, the rights, obligations and provisions of this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas without giving effect to the conflicts of laws principles thereof.

       36.6 REVOCATION: The Debtor and DLBW, acting jointly, reserve the right to revoke and withdraw this Plan prior to the Effective Date. If the Debtor and DLBW revoke or withdraw this Plan or if the Effective Date does not occur, then this Plan shall be deemed null and void and in such event nothing herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtor or any Persons in any further proceeding involving the Debtor.

       36.7 COMPLIANCE WITH TAX REQUIREMENTS: In connection with the Plan, the Disbursing Agent shall comply with all withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities and all distributions hereunder shall be subject to such withholding and reporting requirements.

       36.8 COMPLIANCE WITH APPLICABLE LAWS: If notified by any governmental authority that it is in violation of any applicable law, rule, regulation or order of such governmental authority relating to its business, New WRT shall comply with such law, rule, regulation or order; provided, however, that nothing contained herein shall require such compliance by New WRT where the legality or applicability of such law, rule, regulation or order is being contested in good faith in appropriate proceedings by New WRT and, if appropriate, for which an adequate reserve has been set aside on the books of New WRT.

       36.9 BUSINESS DAYS: In the event that any payment or distribution to be made hereunder would otherwise be required to be made on a day that is not a Business Day, such payment or distribution shall instead be made on the next succeeding Business Day.

       36.10  PAYMENT OF STATUTORY FEES: All fees payable pursuant to 28 U.S.C.
Section 1930, as determined by the Bankruptcy Court at the Confirmation hearing, shall be paid on or before the Effective Date.

       36.11 CONFLICT: In the event that there is any conflict or inconsistency between this plan, the Commitment Agreement, the New WRT Subscription Rights Agreement and/or the Disclosure Statement, the terms and provisions of this Plan shall govern.

       36.12 NOTICES: Except as otherwise specified in the Plan, all notices and requests hereunder shall be given by any written means, including, but not limited to, telex, telecopy, telegram, first class mail, express mail or similar overnight delivery service and hand-delivered letter; and any such notice or request shall be deemed to have been given when received. Notices shall be given as follows:

                     TO DEBTOR:

                     WRT Energy Corporation
                     Attention: Mr. Raymond P. Landry
                     5718 Westheimer, Suite 1201
                     Houston, Texas  77057

                             --- AND ---





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 55

                     DLB Oil & Gas, Inc.
                     Attention: Mr. Mark Liddell
                     1601 N. W. Expressway, Suite 700
                     Oklahoma City, Oklahoma  73118-1101

                     WITH COPIES TO:

                     Sheinfeld, Maley & Kay, P.C.
                     Attention: Joel P. Kay, Esq.
                     1001 Fannin Street, Suite 3700
                     Houston, Texas  77002-6797

                                 ---AND---

                     Schulte Roth & Zabel LLP
                     Attention: Jeffrey S. Sabin, Esq
                     900 Third Avenue
                     New York, New York  10022

       36.13 COMPUTATION OF TIME: In computing any time prescribed by this Plan, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, a Sunday, or a "legal holiday" as defined in Bankruptcy Rule 9006(a), in which event the period runs until the end of the next day which is not one of the aforementioned days.

                                   ARTICLE 37

                PROVISIONS FOR RETENTION OF JURISDICTION BY THE
                BANKRUPTCY COURT FOR SUPERVISION OF CONSUMMATION

       The Bankruptcy Court shall retain jurisdiction over all matters arising under, or arising in, or relating to the Chapter 11 Case or this Plan to the fullest extent permitted by 28 U.S.C. Section 1334 to hear, and by 28 U.S.C.
Section 157 to determine, all proceedings in respect thereof, including, but not limited to, proceedings for supervision of the Plan. Specifically, but without limitation, and if applicable law provides, the Bankruptcy Court shall have jurisdiction:

       (a) to hear and determine any and all objections or other matters relating to the allowance of Claims including, without limitation, Administrative Claims;

       (b) to hear and determine any and all applications for allowance and payment of fees and expenses made by attorneys and other professionals pursuant to Sections 330 or 503 of the Bankruptcy Code, or for payment of any other fees or expenses authorized to be paid or reimbursed by the Debtor pursuant to provisions within the Bankruptcy Code, and any objections thereto;





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 56

       (c) to hear and determine any and all pending applications for rejection, assumption or assumption and assignment, as the case may be, of unexpired leases and executory contracts to which the Debtor is a party or with respect to which it may be liable, any and all Claims arising therefrom; and any other issue that may arise under Section 365 of the Bankruptcy Code.

       (d) to hear and determine any and all motions, applications, adversary proceedings and contested or litigated matters regarding Claims or interest, accrued prior to the Confirmation Date, as to assets revested pursuant to Section 1141 of the Bankruptcy Code;

       (e) to consider and approve modifications of or amendments to the Plan;

       (f) to hear and determine disputes regarding the implementation or consummation of the Plan;

       (g) to hear and determine all controversies, disputes, settlements, and suits which may arise in connection with the interpretation or enforcement of this Plan, or in connection with the enforcement of remedies under this Plan;

       (h) to hear and determine during the period in which the Chapter 11 Case remains open all controversies, disputes and issues relating to the discharge of the Debtor;

       (i) to consider and approve compromises, settlements and adjudications of any objections to Claims;

       (j) to estimate disputed, contingent and unliquidated Claims for purposes of distribution under the Plan;

       (k) to correct any defect, cure any omission or reconcile any inconsistency in the Plan;

       (l) to resolve any issues or disputes relating to the revesting of title, sale, or liquidation of Assets in accordance with provisions within the Plan;

       (m)    to enter a final decree closing the Chapter 11 Case;

       (n) to hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

       (o) to hear and determine all adversary proceedings filed before or after the Confirmation Date seeking relief under Sections 542, 543, 544, 547, 548, 549 or 550 of the Bankruptcy Code;





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 57

       (p) over the Litigation Entity, and to hear and determine all Causes of Action filed after the Effective Date by the Litigation Entity;

       (q) to hear and determine any other matter not inconsistent with the Bankruptcy Code and title 28 of the United States Code that may arise in connection with or related to this Plan; and

       (r) to hear and determine such other matters as may arise in connection with the Plan or the Confirmation Order.


DATED: March ___, 1997                WRT ENERGY CORPORATION,
                                      DEBTOR AND DEBTOR IN POSSESSION



                                      By:
                                         ---------------------------------------
                                         RAYMOND P. LANDRY
                                         Chief Executive Officer and
                                         Chairman of Board of Directors

                                         Joel P. Kay, Esq.
                                         Edward Lee Morris, Esq.
                                         SHEINFELD, MALEY & KAY, P.C.
                                         1001 Fannin Street, Suite 3700
                                         Houston, Texas  77002-6796

                                      ATTORNEYS FOR WRT ENERGY
                                      CORPORATION


                                      DLB OIL & GAS, INC.
                                      CO-PROPONENT



                                      By:
                                         ---------------------------------------
                                         MARK LIDDELL
                                         President





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 58

                                      WEXFORD MANAGEMENT LLC
                                      CO-PROPONENT



                                      By:
                                         ---------------------------------------
                                         CHARLES E. DAVIDSON
                                         Chairman of Board of Directors

                                         Jeffrey S. Sabin, Esq.
                                         Mark A. Broude, Esq.
                                         SCHULTE ROTH & ZABEL LLP
                                         900 Third Avenue
                                         New York, New York  10022

                                      ATTORNEYS FOR DLB OIL & GAS, INC.
                                      AND WEXFORD MANAGEMENT LLC





DEBTOR'S AND DLBW'S SECOND AMENDED JOINT PLAN OF REORGANIZATION         PAGE 59